As filed with the Securities and Exchange Commission on March 20, 2014

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

COMCAST CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania	4841	27-0000798
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

One Comcast Center

Philadelphia, Pennsylvania

19103-2838

(215) 286-1700

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Arthur R. Block, Esq.

Senior Vice President,

General Counsel and Secretary

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania

19103-2838

(215) 286-1700

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent For Service)

Copies to:
David L. Caplan, Esq. William J. Chudd, Esq. Bruce K. Dallas, Esq. Davis Polk & Wardwell LLP 450 Lexington Ave. New York, New York 10017 (212) 450-4000	Marc Lawrence-Apfelbaum, Esq. Executive Vice President, General Counsel and Secretary Time Warner Cable Inc. 60 Columbus Circle New York, New York 10023 (212) 364-8200	Robert B. Schumer, Esq. Ariel J. Deckelbaum, Esq. Ross A. Fieldston, Esq. Paul, Weiss, Rifkind, Wharton & Garrison LLP 1285 Avenue of the Americas New York, New York 10019 (212) 373-3000

Approximate date of commencement of proposed sale to the public: From time to time after this Registration Statement becomes effective and upon completion of the merger of Tango Acquisition Sub, Inc., a wholly owned subsidiary of Comcast Corporation (“Comcast”), with and into Time Warner Cable Inc. (“TWC”).

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Securities Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Securities Exchange Act Rule 14d-l(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount Of Registration Fee
Comcast Class A Common Stock, par value $0.01 per share	810,732,069 shares(1)	N/A	$39,061,776,050.76(2)	$5,031,156.76 (3)

(1)	Represents the maximum number of shares of Class A common stock, par value $0.01 per share, of Comcast estimated to be issued upon the completion of the merger of Tango Acquisition Sub, Inc., a wholly owned subsidiary of Comcast, with and into TWC based on the product of (x) the sum of (i) 278,363,115 (the number of shares of common stock, $0.01 par value, of TWC outstanding as of March 17, 2014) and (ii) 3,630,648 (the number of shares of common stock, $0.01 par value, of TWC issuable upon the exercise or settlement of TWC options and restricted stock units outstanding as of March 17, 2014 that are or may become exercisable or issuable upon settlement prior to completion of the merger) and (y) an exchange ratio of 2.875 (which represents the number of shares of Comcast Class A common stock to be issued for each share of TWC common stock).
(2)	Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated in accordance with Rule 457(f)(1), Rule 457(f)(3) and Rule 457(c) of the Securities Act as follows: the product of (1) $138.52, the average of the high and low sales prices per share of TWC common stock on March 17, 2014 as quoted on the New York Stock Exchange, multiplied by (2) 281,993,763, the sum of the aggregate number of shares of TWC common stock outstanding as of March 17, 2014 and the aggregate number of shares of TWC common stock issuable upon the exercise or settlement of TWC options and restricted stock units that are or may become exercisable or issuable upon settlement prior to completion of the merger.
(3)	Calculated in accordance with Section 6(b) of the Securities Act and SEC Fee Advisory #1 for Fiscal Year 2014 at a rate equal to 0.0001288 multiplied by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This joint proxy statement/prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any jurisdiction in which such offer, solicitation or sale would be unlawful.

PRELIMINARY—SUBJECT TO COMPLETION—DATED MARCH 20, 2014

[—], 2014

MERGER PROPOSAL—YOUR VOTE IS VERY IMPORTANT

Dear Comcast Corporation Shareholders and Time Warner Cable Inc. Stockholders:

Comcast Corporation, or Comcast, and Time Warner Cable Inc., or TWC, have entered into an Agreement and Plan of Merger, dated as of February 12, 2014, which is referred to as the merger agreement, under which TWC will become a wholly owned subsidiary of Comcast. If the merger is completed, TWC stockholders will receive, in exchange for each share of TWC common stock owned immediately prior to the merger, 2.875 shares of Comcast Class A common stock. Based on the number of shares of TWC common stock outstanding as of [—], 2014, and the number of shares of Comcast Class A common stock outstanding as of [—], 2014, it is expected that, immediately after completion of the merger, former TWC stockholders will own approximately [—]% of the outstanding shares of Comcast Class A common stock. The shares of TWC common stock are traded on the New York Stock Exchange under the symbol “TWC” and the shares of Comcast Class A common stock are traded on the NASDAQ Global Select Market under the symbol “CMCSA.”

Each of TWC and Comcast will be holding a special meeting for TWC stockholders and Comcast shareholders, respectively, to vote on certain matters in connection with the proposed merger.

TWC stockholders are cordially invited to attend a special meeting of TWC stockholders to be held on [—], 2014 at [—]. At the TWC special meeting, TWC stockholders will be asked to adopt the merger agreement. Comcast shareholders are cordially invited to attend a special meeting of Comcast shareholders to be held on [—], 2014 at [—]. At the Comcast special meeting, Comcast shareholders will be asked to approve the issuance of shares of Comcast Class A common stock to TWC stockholders in the merger, which is referred to as the stock issuance.

We cannot complete the merger unless TWC stockholders adopt the merger agreement and Comcast shareholders approve the stock issuance. Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the TWC special meeting or the Comcast special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the TWC special meeting or the Comcast special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

In addition, at the TWC special meeting, TWC stockholders will be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger. At the Comcast special meeting, Comcast shareholders also will be asked to approve the adjournment of the Comcast special meeting under certain circumstances.

The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement and “FOR” the “golden parachute” compensation proposal.

The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance and “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

The accompanying joint proxy statement/prospectus provides important information regarding the special meetings and a detailed description of the merger agreement, the merger and the matters to be presented at the special meetings. We urge you to read the accompanying joint proxy statement/prospectus (and any documents incorporated by reference into the accompanying joint proxy statement/prospectus) carefully. Please pay particular attention to the section entitled “Risk Factors” beginning on page 51.

We hope to see you at the special meetings and look forward to the successful completion of the merger.

Sincerely,

Brian L. Roberts	Robert D. Marcus
Chairman and Chief Executive Officer	Chairman and Chief Executive Officer
Comcast Corporation	Time Warner Cable Inc.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the accompanying joint proxy statement/prospectus or determined that the accompanying joint proxy statement/prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The accompanying joint proxy statement/prospectus is dated [—], 2014, and is first being mailed to Comcast shareholders and TWC stockholders on or about [—], 2014.

ADDITIONAL INFORMATION

The accompanying document is the joint proxy statement of TWC and Comcast for the special meetings of TWC stockholders and Comcast shareholders and the prospectus of Comcast for its shares of Comcast Class A common stock to be issued to TWC stockholders as consideration in the merger. The accompanying joint proxy statement/prospectus incorporates important business and financial information about Comcast and TWC from documents that are not included in or delivered with the accompanying joint proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference into the accompanying joint proxy statement/prospectus (other than certain exhibits or schedules to these documents) by requesting them in writing or by telephone from Comcast or TWC at the following addresses and telephone numbers:

Comcast Corporation One Comcast Center Philadelphia, Pennsylvania 19103-2838 Attention: Investor Relations Telephone: (866) 281-2100	Time Warner Cable Inc. 60 Columbus Circle New York, New York 10023 Attention: Investor Relations Telephone: (877) 446-3689

In addition, if you have questions about the merger or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need to obtain proxy cards or other information related to the proxy solicitation, please contact MacKenzie Partners, Inc., the proxy solicitor for TWC, toll-free at (800) 322-2885 or collect at (212) 929-5500, or D.F. King & Co., Inc., the proxy solicitor for Comcast, toll-free at (800) 488-8035 or collect at (212) 269-5550. You will not be charged for any of these documents that you request.

If you would like to request documents, please do so no later than five business days before the date of Comcast’s special meeting of shareholders (which is [—], 2014) or five business days before the date of TWC’s special meeting of stockholders (which is [—], 2014), as applicable.

See “Where You Can Find More Information” beginning on page [—] of the accompanying joint proxy statement/prospectus for further information.

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS OF

COMCAST CORPORATION

TO BE HELD ON [—], 2014

To the Shareholders of Comcast Corporation:

A special meeting of shareholders of Comcast Corporation, a Pennsylvania corporation, will be held on [—], 2014, at [—], located at [—], at [—], local time, for the following purposes:

•	to consider and vote on a proposal to approve the issuance of Comcast Class A common stock, par value $0.01 per share, to Time Warner Cable Inc. stockholders as consideration in the merger contemplated by the Agreement and Plan of Merger, dated as of February 12, 2014, as may be amended, among Comcast, Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Comcast, and Time Warner Cable Inc., a Delaware corporation (we refer to this proposal as the stock issuance); and

•	to consider and vote on a proposal to approve the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

The Comcast board of directors has fixed the close of business on [—], 2014 as the record date for determination of the shareholders entitled to vote at the Comcast special meeting or any adjournment or postponement of the Comcast special meeting. Only shareholders of record at the record date are entitled to notice of, and to vote at, the Comcast special meeting or any adjournment or postponement of the Comcast special meeting. A complete list of shareholders entitled to vote at the Comcast special meeting will be available at the Comcast special meeting for inspection by any shareholder.

If you hold shares of Comcast common stock in your name at the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Comcast special meeting.

If you are a beneficial owner of shares of Comcast common stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, at the record date, in addition to proper identification, you will also need to provide proof of ownership at the record date to be admitted to the Comcast special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Comcast common stock held in “street name” in person at the Comcast special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Approval of the stock issuance requires the affirmative vote of a majority of votes cast at the Comcast special meeting by holders of the outstanding shares of Comcast Class A common stock and Comcast Class B common stock, voting as a single class, along with the affirmative vote of (i) a majority of the votes cast at the Comcast special meeting by holders of the outstanding shares of Comcast Class B common stock, or (ii) holders of a majority of the outstanding shares of Comcast Class B common stock, acting by written consent, which written consent has previously been obtained from certain Comcast shareholders who entered into a voting agreement with TWC. Those Comcast shareholders have also agreed to vote their shares of Comcast Class A common stock and Comcast Class B common stock in favor of the stock issuance for purposes of the single class vote referred to above. Approval of the adjournment proposal requires the affirmative vote of a majority of the votes cast at the Comcast special meeting by holders of shares of Comcast Class A common stock and Comcast Class B common stock, voting as a single class. Pursuant to Pennsylvania law and Comcast’s by-laws, those shareholders entitled to vote at the special meeting, who attend a meeting that has been previously adjourned for one or more periods aggregating at least 15 days because of an absence of a quorum, shall constitute a quorum for acting upon any matter set forth in this notice even though the number of holders present at such adjourned meeting constitutes less than a quorum as fixed in Comcast’s by-laws. As of the record date, each holder of Comcast Class A common stock is entitled to [—] votes per share and each holder of Comcast Class B common stock is entitled to 15 votes per share. Holders of shares of Comcast Class A Special common stock are not entitled to vote at the meeting. After consideration and consultation with its advisors, the members of the Comcast board of directors present at the Comcast board meeting unanimously determined that the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Comcast and unanimously approved and declared advisable the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement. The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance and “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

By order of the Board of Directors,

Arthur R. Block

Senior Vice President, General Counsel and Secretary

Philadelphia, Pennsylvania

[—], 2014

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE COMCAST SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING, DATING AND MARKING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE COMCAST SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE THE COMCAST SPECIAL MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, NOMINEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM FURNISHED TO YOU BY SUCH RECORD HOLDER.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger, the merger agreement, the stock issuance, the adjournment vote, the Comcast special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of Comcast common stock, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll-Free: (800) 488-8035

Telephone Call Collect: (212) 269-5550

Email: comcast@dfking.com

or

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Attention: Investor Relations

Telephone: (866) 281-2100

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS OF

TIME WARNER CABLE INC.

TO BE HELD ON [—], 2014

To the Stockholders of Time Warner Cable Inc.:

A special meeting of stockholders of Time Warner Cable Inc., a Delaware corporation, will be held on [—], 2014, at [—] located at [—], at [—], local time, for the following purposes:

•	to consider and vote on a proposal to adopt the Agreement and Plan of Merger, dated as of February 12, 2014, as may be amended, among Comcast Corporation, a Pennsylvania corporation, Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Comcast Corporation, and TWC, pursuant to which Tango Acquisition Sub, Inc. will be merged with and into TWC, and TWC will continue as the surviving corporation and a wholly owned subsidiary of Comcast Corporation (a copy of the merger agreement is attached as Annex A to the joint proxy statement/prospectus accompanying this notice); and

•	to consider and vote on a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

The TWC board of directors has fixed the close of business on [—], 2014 as the record date for determination of the stockholders entitled to vote at the TWC special meeting or any adjournment or postponement of the TWC special meeting. Only stockholders of record at the record date are entitled to notice of, and to vote at, the TWC special meeting or any adjournment or postponement of the TWC special meeting. A complete list of stockholders entitled to vote at the TWC special meeting will be available for a period of ten days prior to the TWC special meeting at the offices of TWC, located at 60 Columbus Circle, New York, New York 10023 for inspection by any stockholder, for any purpose germane to the TWC special meeting, during usual business hours. The stockholder list also will be available at the TWC special meeting for examination by any stockholder present at the TWC special meeting. In accordance with TWC’s by-laws, the TWC special meeting may be adjourned by the Chairman of the meeting.

If you would like to attend the TWC special meeting, because of security procedures, you will need to register in advance to gain admission to the TWC special meeting. You can register by calling (866) 892-8925 toll-free or sending an email with your name and address to: ir@twcable.com by [—], 2014. In addition to registering in advance, you will be required to present government issued identification (e.g., driver’s license or passport) to enter the meeting. The meeting also will be audiocast live on the Internet at www.twc.com/investors. You may not appoint more than three persons to act as your proxy at the meeting.

If you are a beneficial owner of TWC common stock held in “street name,” meaning that your shares are held by a broker, bank, nominee or other holder of record, at the record date, in addition to proper identification, you will also need to provide proof of ownership at the record date to be admitted to the TWC special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of TWC common stock held in “street name” in person at the TWC special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote. Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the TWC special meeting by holders of shares of TWC common stock. After consideration and consultation with its advisors, the TWC board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TWC’s stockholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement and “FOR” the “golden parachute” compensation proposal.

By order of the Board of Directors,

Marc Lawrence-Apfelbaum

Executive Vice President, General Counsel and Secretary

New York, New York

[—], 2014

YOUR VOTE IS IMPORTANT!

WHETHER OR NOT YOU EXPECT TO ATTEND THE TWC SPECIAL MEETING IN PERSON, IT IS IMPORTANT THAT YOUR SHARES BE REPRESENTED. WE URGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) VIA THE INTERNET, (2) BY TELEPHONE OR (3) BY SIGNING, DATING AND MARKING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED. IF YOU ATTEND THE TWC SPECIAL MEETING AND WISH TO VOTE YOUR SHARES IN PERSON, YOU MAY DO SO AT ANY TIME PRIOR TO YOUR PROXY BEING EXERCISED. YOU MAY REVOKE YOUR PROXY OR CHANGE YOUR VOTE AT ANY TIME BEFORE THE TWC SPECIAL MEETING. IF YOUR SHARES ARE HELD IN THE NAME OF A BANK, BROKER, NOMINEE OR OTHER RECORD HOLDER, PLEASE FOLLOW THE INSTRUCTIONS ON THE VOTING INSTRUCTION FORM FURNISHED TO YOU BY SUCH RECORD HOLDER.

We urge you to read the accompanying joint proxy statement/prospectus, including all documents incorporated by reference into the accompanying joint proxy statement/prospectus, and its annexes carefully and in their entirety. If you have any questions concerning the merger agreement, the merger, the advisory (non-binding) vote on the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger, the TWC special meeting or the accompanying joint proxy statement/prospectus, would like additional copies of the accompanying joint proxy statement/prospectus or need help voting your shares of TWC common stock, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

or

Time Warner Cable Inc.

60 Columbus Circle

New York, New York 10023

Attention: Investor Relations

Telephone: (877) 446-3689

Email: ir@twcable.com

i

ii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE MATTERS TO BE ADDRESSED AT THE SPECIAL MEETINGS

The following questions and answers are intended to address briefly some commonly asked questions regarding the merger and the matters to be addressed at the special meetings. These questions and answers may not address all questions that may be important to TWC stockholders or Comcast shareholders. To better understand these matters, and for a description of the legal terms governing the merger, you should carefully read this entire joint proxy statement/prospectus, including the attached annexes, as well as the documents that have been incorporated by reference into this joint proxy statement/prospectus. See “Where You Can Find More Information” in this joint proxy statement/prospectus. All references in this joint proxy statement/prospectus to TWC refer to Time Warner Cable Inc., a Delaware corporation; all references in this joint proxy statement/prospectus to Comcast refer to Comcast Corporation, a Pennsylvania corporation; all references in this joint proxy statement/prospectus to Merger Sub refer to Tango Acquisition Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Comcast; and all references in this joint proxy statement/prospectus to the merger agreement refer to the Agreement and Plan of Merger, dated as of February 12, 2014, as may be amended, by and among TWC, Comcast and Merger Sub, a copy of which is attached as Annex A to this joint proxy statement/prospectus.

Q:	Why am I receiving this document?

A:	Comcast and TWC have agreed to a merger, pursuant to which TWC will become a wholly owned subsidiary of Comcast and will no longer be a publicly held corporation in a transaction that is referred to in this joint proxy statement/prospectus as the merger. If the merger is completed, each outstanding share of TWC common stock will be cancelled and converted into the right to receive 2.875 shares of Comcast Class A common stock, par value $0.01 per share. In order to complete the merger, TWC stockholders must vote to adopt the merger agreement and Comcast shareholders must vote to approve the issuance of shares of Comcast Class A common stock to TWC stockholders in the merger, which is referred to in this joint proxy statement/prospectus as the stock issuance.

TWC is holding a special meeting of stockholders, which is referred to in this joint proxy statement/prospectus as the TWC special meeting, in order to obtain the stockholder approval necessary to adopt the merger agreement. TWC stockholders will also be asked to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

Comcast is holding a special meeting of shareholders, which is referred to in this joint proxy statement/prospectus as the Comcast special meeting, in order to obtain the shareholder approval necessary to approve the stock issuance. Comcast shareholders will also be asked to approve the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

This document is being delivered to you as both a joint proxy statement of TWC and Comcast and a prospectus of Comcast in connection with the merger. It is the proxy statement by which the TWC board of directors is soliciting proxies from TWC stockholders to vote at the TWC special meeting, or at any adjournment or postponement of the TWC special meeting, on the adoption of the merger agreement and the approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger. It is also the proxy statement by which the Comcast board of directors is soliciting proxies from Comcast shareholders to vote at the Comcast special meeting, or at any adjournment or postponement of the Comcast special meeting, on the approval of the stock issuance and the adjournment of the Comcast special meeting under certain circumstances. In addition, this document is the prospectus by which Comcast will issue shares of Comcast Class A common stock to TWC stockholders in the merger.

Your vote is important. We encourage you to vote as soon as possible.

Q:	What will TWC stockholders receive in the merger?

A:	If the merger is completed, each share of TWC common stock automatically will be cancelled and converted into the right to receive 2.875 shares of Comcast Class A common stock. Each TWC stockholder will receive cash for any fractional share of Comcast Class A common stock that the stockholder would otherwise receive in the merger (after aggregating the total number of shares of Comcast Class A common stock to be received by such stockholder in the merger). The shares of Comcast Class A common stock and cash for any fractional shares of Comcast Class A common stock to be received by TWC stockholders in the merger are collectively referred to in this joint proxy statement/prospectus as the merger consideration.

Based on the closing price of a share of Comcast Class A common stock on the NASDAQ Global Select Market, which is referred to in this joint proxy statement/prospectus as NASDAQ, on February 12, 2014, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $158.82 in value for each share of TWC common stock. Based on the closing price of a share of Comcast Class A common stock on NASDAQ on [—], 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $[—] in value for each share of TWC common stock. Because Comcast will issue a fixed number of shares of Comcast Class A common stock in exchange for each share of TWC common stock, the value of the merger consideration that TWC stockholders will receive in the merger will depend on the market price of shares of Comcast Class A common stock at the time the merger is completed. The market price of shares of Comcast Class A common stock when TWC stockholders receive those shares after the merger is completed could be greater than, less than or the same as the market price of shares of Comcast Class A common stock on the date of this joint proxy statement/prospectus or at the time of the TWC special meeting.

Q:	What happens if the merger is not completed?

A:	If the merger is not completed for any reason, TWC stockholders will not receive any consideration for their shares of TWC common stock. Instead, TWC will remain an independent public company and its common stock will continue to be listed and traded on the New York Stock Exchange.

Q:	What are TWC stockholders being asked to vote on?

A:	TWC stockholders are being asked to vote on the following proposals:

•	to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into TWC, with TWC continuing as the surviving corporation and a wholly owned subsidiary of Comcast; and

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

The adoption of the merger agreement by TWC stockholders is a condition to the obligations of TWC and Comcast to complete the merger. The approval of the “golden parachute” compensation proposal is not a condition to the obligations of TWC or Comcast to complete the merger.

Q:	What are Comcast shareholders being asked to vote on?

A:	Comcast shareholders are being asked to vote on the following proposals:

•	to approve the stock issuance; and

•	to approve the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

The approval of the stock issuance by Comcast shareholders is a condition to the obligations of TWC and Comcast to complete the merger. The approval of the proposal to adjourn the Comcast special meeting under certain circumstances is not a condition to the obligations of TWC or Comcast to complete the merger.

Q:	Does the TWC board of directors recommend that TWC stockholders adopt the merger agreement?

A:	Yes. The TWC board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TWC’s stockholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement at the TWC special meeting. See “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—TWC’s Reasons for the Merger; Recommendation of the Merger by the TWC Board of Directors” beginning on page [—] of this joint proxy statement/prospectus.

Q:	What is “golden parachute” compensation and why am I being asked to vote on it?

A:	The Securities and Exchange Commission, which is referred to in this joint proxy statement/prospectus as the SEC, has adopted rules that require TWC to seek an advisory (non-binding) vote on “golden parachute” compensation. “Golden parachute” compensation is certain compensation that is tied to or based on the merger and that will or may be paid by TWC to its named executive officers in connection with the merger. This proposal is referred to in this joint proxy statement/prospectus as the “golden parachute” compensation proposal.

Q:	Does the TWC board of directors recommend that TWC stockholders approve the “golden parachute” compensation proposal?

A:	Yes. The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the proposal to approve the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger. See “TWC Proposal II: Advisory Vote On Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus.

Q:	What happens if the “golden parachute” compensation proposal is not approved?

A:	Approval of the “golden parachute” compensation proposal is not a condition to completion of the merger. The vote is an advisory (non-binding) vote. If the merger is completed, TWC may pay “golden parachute” compensation to its named executive officers in connection with the merger even if TWC stockholders fail to approve the “golden parachute” compensation proposal.

Q:	Does the Comcast board of directors recommend that Comcast shareholders approve the stock issuance?

A:	Yes. The members of the Comcast board of directors present at the Comcast board meeting unanimously determined that the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Comcast and unanimously approved and declared advisable the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement. The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance at the Comcast special meeting. See “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors” beginning on page [—] of this joint proxy statement/prospectus.

Q:	Does the Comcast board of directors recommend that Comcast shareholders approve the adjournment of the Comcast special meeting, if necessary?

A:	Yes. The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the proposal to adjourn the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting. See “Comcast Proposal II: Adjournment of the Comcast Special Meeting” beginning on page [—] of this joint proxy statement/prospectus.

Q:	What TWC stockholder vote is required for the approval of each proposal at the TWC special meeting, and what happens if I abstain?

A:	The following are the vote requirements for the proposals:

•	Adoption of the Merger Agreement: The affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote is required to adopt the merger agreement. Accordingly, a TWC stockholder’s abstention from voting, the failure of a TWC stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TWC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the proposal.

•	Approval of Golden Parachute Compensation: The affirmative vote of a majority of the votes cast at the TWC special meeting by holders of shares of TWC common stock is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a TWC stockholder’s abstention from voting, the failure of a TWC stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TWC stockholder’s other failure to vote will have no effect on the proposal.

Q:	What Comcast shareholder vote is required for the approval of each proposal at the Comcast special meeting, and what happens if I abstain?

A:	The following are the vote requirements for the proposals:

•	Stock Issuance: There are two vote requirements required to approve the stock issuance:

(i)	the affirmative vote of a majority of the votes cast at the Comcast special meeting by holders of the outstanding shares of Comcast Class A common stock, who are referred to in this joint proxy statement/prospectus as Comcast Class A shareholders, and holders of the outstanding shares of Comcast Class B common stock, who are referred to in this joint proxy statement/prospectus as Comcast Class B shareholders and who, together with Comcast Class A shareholders, are referred to in this joint proxy statement/prospectus as Comcast shareholders, voting together as a single class, which is referred to in this joint proxy statement/prospectus as the single class vote; and

(ii)	(x) the affirmative vote of a majority of votes cast at the Comcast special meeting by Comcast Class B shareholders or (y) holders of a majority of the outstanding shares of Comcast Class B common stock, acting by written consent, which is referred to in this joint proxy statement/prospectus as the separate Class B vote.

As described below, certain Comcast shareholders have entered into a voting agreement with TWC, which is referred to in this joint proxy statement/prospectus as the voting agreement, pursuant to which they have agreed to vote their shares of Comcast Class A common stock and Comcast Class B common stock in favor of the stock issuance. As of the record date, these shares represent an aggregate of approximately [0.02]% of the outstanding shares of Comcast Class A common stock and 100% of the outstanding shares of Comcast Class B common stock, which together represent approximately [33.35]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock for purposes of the single class vote. The voting agreement may be terminated under certain circumstances.

Following entry into the merger agreement, pursuant to the voting agreement, all Comcast Class B shareholders delivered a written consent, which is referred to in this joint proxy statement/prospectus as the written consent, approving the stock issuance for purposes of the separate Class B vote. The written consent may be revoked by the Comcast Class B shareholders under certain circumstances. See “The Voting Agreement” beginning on page [—] of this joint proxy statement/prospectus.

The written consent is sufficient to approve the stock issuance for purposes of the separate Class B vote. Accordingly, the only vote being sought at the Comcast special meeting on the proposal to approve the stock issuance is the single class vote. For purposes of the single class vote, an abstention is not considered a vote cast. Accordingly, with respect to the single class vote, assuming a quorum is present, a Comcast shareholder’s abstention from voting, the failure of a Comcast shareholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Comcast shareholder’s other failure to vote will have no effect on the proposal.

•	Adjournment (if necessary): Whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting together as a single class, is required to approve the adjournment proposal. An abstention is not considered a vote cast. Accordingly, a Comcast shareholder’s abstention from voting, the failure of a Comcast shareholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Comcast shareholder’s other failure to vote will have no effect on the proposal.

Q:	What constitutes a quorum for the TWC special meeting?

A:	A majority of the votes entitled to be cast for each proposal being present in person or represented by proxy constitutes a quorum for such proposal at the TWC special meeting. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Shares of TWC common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the TWC special meeting for the purpose of determining the presence of a quorum.

Q:	What constitutes a quorum for the Comcast special meeting?

A:	A majority of the votes entitled to be cast for each proposal being present in person or represented by proxy constitutes a quorum for such proposal at the Comcast special meeting. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Shares of Comcast common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the Comcast special meeting for the purpose of determining the presence of a quorum.

If the Comcast special meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, Comcast shareholders who are entitled to vote and who attend (including by proxy) the adjourned meeting, even though they do not constitute a quorum as described in the preceding paragraph, will constitute a quorum for the purpose of acting on any matter described in this joint proxy statement/prospectus.

Q:	Who is entitled to vote at the TWC special meeting, and how many votes does each holder of TWC common stock have?

A:	All holders of TWC common stock who held shares at the record date for the TWC special meeting (the close of business on [—], 2014) are entitled to receive notice of, and to vote at, the TWC special meeting, provided that those shares remain outstanding on the date of the TWC special meeting. As of the close of business on [—], 2014, there were [—] shares of TWC common stock outstanding. Each holder of TWC common stock is entitled to one vote for each share of TWC common stock owned at the record date.

Q:	Who is entitled to vote at the Comcast special meeting?

A:

Comcast Class A shareholders and Comcast Class B shareholders who held shares at the record date for the Comcast special meeting (the close of business on [—], 2014) are entitled to receive notice of, and to vote at, the Comcast special meeting, provided that those shares remain outstanding on the date of the Comcast special meeting. Holders of shares of Comcast Class A Special common stock are not entitled to vote at the Comcast special meeting, and this joint proxy statement/prospectus is made available to holders of shares of Comcast Class A Special common stock for informational purposes only.

As of the close of business on [—], 2014, there were [—] shares of Comcast Class A common stock outstanding and 9,444,375 shares of Comcast Class B common stock outstanding.

Q:	How many votes does each Comcast shareholder have?

A:	For all matters to be voted on by the holders of shares of Comcast Class A common stock and Comcast Class B common stock as a single class, Comcast Class B common stock has a nondilutable 33 1⁄3% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock. The number of votes per share to which a Comcast Class A shareholder is entitled is determined based on a formula set forth in Comcast’s Amended and Restated Articles of Incorporation, which is referred to in this joint proxy statement/prospectus as Comcast’s articles, which gives effect to the nondilutable voting power of the Comcast Class B common stock at any time. As of the record date, (i) each Comcast Class A shareholder is entitled to [—] votes for each share of Comcast Class A common stock owned by such shareholder and (ii) each Comcast Class B shareholder is entitled to 15 votes per share for each share of Comcast Class B common stock owned by such shareholder.

Q:	What if I hold shares in both TWC and Comcast?

A:	If you are both a TWC stockholder and a Comcast shareholder, you will receive separate packages of proxy materials from each company. A vote as a TWC stockholder for the adoption of the merger agreement will not constitute a vote as a Comcast shareholder to approve the stock issuance, or vice versa. Therefore, please sign, date, mark and return all proxy cards and/or voting instructions that you receive from TWC or Comcast, or submit them over the Internet or by telephone.

Q:	When and where is the TWC special meeting?

A:	The TWC special meeting will be held on [—], 2014, at [—], located at [—], at [—], local time.

Q:	When and where is the Comcast special meeting?

A:	The Comcast special meeting will be held on [—], 2014, at [—], located at [—], at [—], local time.

Q:	How do I vote my shares at the TWC special meeting?

A:	Via the Internet or by Telephone

If you hold TWC shares directly in your name as a stockholder of record (that is, if your shares of TWC common stock are registered in your name with Computershare Shareowner Services, TWC’s transfer agent), you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2014.

If you hold TWC shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold TWC shares directly in your name as a stockholder of record (that is, if your shares of TWC common stock are registered in your name with Computershare Shareowner Services, TWC’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on [—], 2014.

If you hold TWC shares in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold TWC shares directly in your name as a stockholder of record (that is, if your shares of TWC common stock are registered in your name with Computershare Shareowner Services, TWC’s transfer agent), you may vote in person at the TWC special meeting. Stockholders of record also may be represented by another person at the TWC special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the TWC special meeting.

If you hold TWC shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the TWC special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

Shares held in TWC’s 401(k) Plan

Under the provisions of the Trust relating to the TWC Savings Plan, Fidelity Management Trust Company, as Trustee, is required to request your confidential instructions as to how your proportionate interests in the shares of TWC common stock held in the TWC Stock Fund under the TWC Savings Plan is to be voted at the TWC special meeting. Your instructions to Fidelity Management Trust Company will not be divulged or revealed to anyone at TWC. If Fidelity Management Trust Company does not receive your instructions on or prior to 5:00 PM (Eastern Time) via a voting instruction card or 11:59 PM (Eastern Time) via the Internet or by telephone on [—], 2014, your interest will be voted at the TWC special meeting in the same proportion as other participants’ interests in the TWC Savings Plan for which Fidelity Management Trust Company has received voting instructions.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the TWC special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the TWC special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the TWC special meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the TWC special meeting. To vote in person at the TWC special meeting, beneficial owners who hold shares in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the TWC special meeting, your shares will be voted at the TWC special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 PM (Eastern Time) on [—], 2014, or TWC’s agent must receive your paper proxy card by mail no later than the close of business on [—], 2014.

Q:	If my shares of TWC common stock are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?

A:	No. If your shares of TWC common stock are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the TWC special meeting, and what will happen if I return my proxy card without indicating how to vote?

A:	If you submit your proxy via the Internet, by telephone or by mail, the officers named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on any particular proposal, the shares of TWC common stock represented by your proxy will be voted in favor of that proposal.

Q:	How do I vote my shares at the Comcast special meeting?

A:	Via the Internet or by Telephone

If you hold Comcast shares directly in your name as a shareholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903 toll-free. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2014.

If you hold Comcast shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold Comcast shares directly in your name as a shareholder of record, you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on [—], 2014.

If you hold Comcast shares in “street name,” meaning through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record with these materials and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Comcast shares directly in your name as a shareholder of record, you may vote in person at the Comcast special meeting. Shareholders of record also may be represented by another person at the Comcast special meeting by executing a proper proxy designating that person and having that proper proxy be presented to the inspector of election with the applicable ballot at the Comcast special meeting.

If you hold Comcast shares in “street name,” meaning through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of election with your ballot to be able to vote in person at the Comcast special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

Shares held in Comcast Corporation Retirement-Investment Plan and Comcast Spectacor 401(k) Plan

Participants in the Comcast Corporation Retirement-Investment Plan or the Comcast Spectacor 401(k) Plan, which are collectively referred to in this joint proxy statement/prospectus as the Comcast retirement plans, are entitled to vote the shares of Comcast Class A common stock held under the applicable Comcast retirement plan in their name. To do so, you must sign and timely return the voting instruction form you received with this joint proxy statement/prospectus, or submit voting instructions via the Internet or by telephone. By doing either of the above, you direct the trustee of the applicable Comcast retirement plan to vote your Comcast retirement plan shares at the Comcast special meeting, in person or by proxy, as designated in your instructions. The voting results for the shares held in each Comcast retirement plan will be tabulated by Comcast’s transfer agent for all such plan’s participants and reported to the trustee of each Comcast retirement plan on an aggregate basis. The overall vote tallies will not show how individual participants voted. The trustee of each Comcast retirement plan will vote the shares at the Comcast special meeting through the custodian holding the shares. If a Comcast retirement plan participant’s voting instructions are not received by Comcast’s transfer agent before the Comcast special meeting, or if the voting instructions are revoked by the participant before the Comcast special meeting, the shares held by that participant will be considered unvoted. All unvoted shares in each Comcast retirement plan will be voted at the Comcast special meeting by the trustee of the applicable Comcast retirement plan in proportion to the voting results of such Comcast retirement plan shares for which voting instructions are received. To allow sufficient time for voting by the trustee of each Comcast retirement plan, your voting instructions for any Comcast retirement plan must be received by [—], 2014.

Please carefully consider the information contained in this joint proxy statement/prospectus and, whether or not you plan to attend the Comcast special meeting, vote via the Internet, by telephone or by mail so that your shares will be voted in accordance with your wishes even if you later decide not to attend the Comcast special meeting.

We encourage you to register your vote via the Internet or by telephone. If you attend the Comcast special meeting, you may also submit your vote in person, in which case any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by the vote that you cast at the Comcast special meeting. To vote in person at the Comcast special meeting, beneficial owners who hold shares in “street name” through a broker, bank, nominee or other holder of record will need to contact the broker, bank, nominee or other holder of record to obtain a legal proxy to bring to the meeting. Whether your proxy is submitted via the Internet, by telephone or by mail, if it is properly completed and submitted, and if you do not revoke it prior to or at the Comcast special meeting, your shares will be voted at the Comcast special meeting in the manner set forth in this joint proxy statement/prospectus or as otherwise specified by you. Again, you may vote via the Internet or by telephone until 11:59 PM (Eastern Time) on [—], 2014, or Comcast’s agent must receive your paper proxy card by mail no later than the close of business on [—], 2014.

Q:	If my Comcast shares are held in “street name,” will my broker, bank, nominee or other holder of record automatically vote my shares for me?

A:	No. If your Comcast shares are held in “street name,” you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

Q:	How will my shares be represented at the Comcast special meeting, and what will happen if I return my proxy card without indicating how to vote?

A:	If you submit your proxy via the Internet, by telephone or by mail, the officers named on your proxy card will vote your shares in the manner you requested if you correctly submitted your proxy. If you sign your proxy card and return it without indicating how to vote on any particular proposal, the shares of Comcast common stock represented by your proxy will be voted in favor of that proposal.

Q:	Who may attend the TWC special meeting?

A:	TWC stockholders at the record date (the close of business on [—], 2014), or their authorized representatives, may attend the TWC special meeting. If you would like to attend the meeting, because of security procedures, you will need to register in advance to gain admission to the TWC special meeting. You can register by calling (866) 892-8925 toll-free or sending an email with your name and address to: ir@twcable.com by [—], 2014. In addition to registering in advance, you will be required to present government issued identification (e.g., driver’s license or passport) to enter the meeting. The meeting also will be audiocast live on the Internet at www.twc.com/investors. You may not appoint more than three persons to act as your proxy at the meeting.

If you are a beneficial owner of shares of TWC common stock held in “street name” by a broker, bank, nominee or other holder of record at the record date (the close of business on [—], 2014), in addition to proper identification, you will also need proof of ownership at the record date to be admitted to the TWC special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of TWC common stock held in “street name” in person at the TWC special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

TWC stockholders may contact TWC’s Investor Relations Department toll-free at (877) 446-3689 to obtain directions to the location of the TWC special meeting.

Q:	Who may attend the Comcast special meeting?

A:	Comcast shareholders at the record date (the close of business on [—], 2014), or their authorized representatives, may attend the Comcast special meeting. If you hold shares in your name at the record date, please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Comcast special meeting.

If you are a beneficial owner of shares of Comcast common stock held in “street name” by a broker, bank, nominee or other holder of record at the record date (the close of business on [—], 2014), in addition to proper identification, you will also need proof of ownership at the record date to be admitted to the Comcast special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Comcast common stock held in “street name” in person at the Comcast special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record who holds your shares.

Comcast shareholders may contact Comcast’s Investor Relations Department toll-free at (866) 281-2100 to obtain directions to the location of the Comcast special meeting.

Q:	Is my vote important?

A:	Yes, your vote is very important. The merger cannot be completed unless TWC stockholders adopt the merger agreement and Comcast shareholders approve the stock issuance.

For TWC stockholders, an abstention or failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement. In addition, if a TWC stockholder holds shares of TWC common stock in “street name” through a broker, bank, nominee or other holder of record and the stockholder does not give voting instructions to that broker, bank, nominee or other holder of record, that broker, bank, nominee or other holder of record will not be able to vote the shares on the adoption of the merger agreement, and such failure to give those instructions will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement, and the Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance.

Q.	Can I revoke my proxy or change my voting instructions?

A:	Yes. You may revoke your proxy or change your vote at any time before your proxy is voted at the applicable special meeting.

If you are a stockholder of record at the record date (the close of business on [—], 2014), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy:

•	if you are a TWC stockholder, to the General Counsel of TWC, at TWC’s offices at 60 Columbus Circle, New York, New York 10023, Attention: General Counsel; or,

•	if you are a Comcast shareholder, to the Secretary of Comcast, at Comcast’s offices at One Comcast Center, Philadelphia, Pennsylvania 19103-2838, Attention: Secretary;

in each case, that bears a date later than the date of the proxy you want to revoke and is received prior to the applicable special meeting;

•	submitting a valid, later-dated proxy via the Internet or by telephone before 11:59 PM (Eastern Time) on [—], 2014, or by mail that is received prior to the applicable special meeting; or

•	attending the applicable special meeting (or, if the applicable special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your brokerage firm, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the applicable special meeting.

Q:	What happens if I sell my TWC shares after the record date but before the TWC special meeting?

A:	The record date for the TWC special meeting (the close of business on [—], 2014) is earlier than the date of the TWC special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of TWC common stock after the record date but before the date of the TWC special meeting, you will retain your right to vote at the TWC special meeting. However, you will not have the right to receive the merger consideration to be received by TWC stockholders in the merger. In order to receive the merger consideration, you must hold your shares through completion of the merger.

Q:	What happens if I sell my Comcast shares after the record date but before the Comcast special meeting?

A:	The record date for the Comcast special meeting (the close of business on [—], 2014) is earlier than the date of the Comcast special meeting and earlier than the date that the merger is expected to be completed. If you sell or otherwise transfer your shares of Comcast Class A common stock after the record date but before the date of the Comcast special meeting, you will retain your right to vote at the Comcast special meeting.

Q:	What do I do if I receive more than one set of voting materials?

A:	You may receive more than one set of voting materials, including multiple copies of this joint proxy statement/prospectus, the proxy card or the voting instruction form. This can occur if you hold your shares in more than one brokerage account, if you hold shares directly as a record holder and also in “street name,” or otherwise through another holder of record, and in certain other circumstances. In addition, if you are a holder of shares of both TWC common stock and Comcast common stock, you will receive one or more separate proxy cards or voting instruction cards for each company. If you receive more than one set of voting materials, please vote or return each set separately in order to ensure that all of your shares are voted.

Q:	Is completion of the merger subject to any conditions?

A:

Yes. Comcast and TWC are not required to complete the merger unless a number of conditions are satisfied (or, to the extent permitted by applicable law, waived). These conditions include the adoption of the merger agreement by TWC stockholders, the approval of the stock issuance by Comcast shareholders, termination or expiration of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which is referred to in this joint proxy statement/prospectus as the HSR Act, approval of the Federal Communications Commission, which is referred to in this joint proxy statement/prospectus as the FCC, and approval of certain state-level and local franchising authorities with jurisdiction over TWC’s cable television franchises, which are referred to in this joint proxy statement/prospectus as LFAs, such that the sum of the aggregate number of video subscribers of TWC belonging to franchise areas for which either (x) no LFA consent is required or (y) if LFA consent is required, such consent shall have been obtained, shall be no less than 85% of the aggregate number of video subscribers of TWC. Comcast’s obligation to complete the merger is further subject to the relevant governmental approvals having been received without the imposition of a burdensome condition. For a more complete summary of the conditions that must be satisfied (or, to the extent permitted by applicable law, waived) prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] of this joint proxy statement/prospectus.

Q:	When do you expect to complete the merger?

A:	As of the date of this joint proxy statement/prospectus, TWC and Comcast expect to complete the merger by the end of 2014, subject to satisfaction (or, to the extent permitted by applicable law, waiver) of the conditions to the parties’ obligations to complete the merger. However, no assurance can be given as to when, or if, the merger will be completed.

Q:	Is the transaction expected to be taxable to TWC stockholders?

A:	No. U.S. holders of shares of TWC common stock will generally not be subject to U.S. federal income tax as a result of the exchange of their shares of TWC common stock for shares of Comcast Class A common stock (except in connection with cash received in lieu of a fractional share of Comcast Class A common stock) in the merger. See “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page [—] of this joint proxy statement/prospectus.

Q:	What do I need to do now?

A:	Carefully read and consider the information contained in and incorporated by reference into this joint proxy statement/prospectus, including its annexes. Then, please vote your shares of TWC common stock or Comcast common stock, as applicable, which you may do by:

•	signing, dating, marking and returning the enclosed proxy card in the accompanying postage-paid return envelope;

•	submitting your proxy via the Internet or by telephone by following the instructions included on your proxy card; or

•	attending the applicable special meeting and voting by ballot in person.

If you hold shares in “street name” through a broker, bank, nominee or other holder of record, please instruct your broker, bank, nominee or other holder of record to vote your shares by following the instructions that the broker, bank, nominee or other holder of record provides to you with these materials.

See “—How will my shares be represented at the TWC special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page [—] of this joint proxy statement/prospectus and “—How will my shares be represented at the Comcast special meeting, and what will happen if I return my proxy card without indicating how to vote?” beginning on page [—] of this joint proxy statement/prospectus.

Q:	Should I send in my TWC stock certificates now?

A:	No. TWC stockholders should not send in their stock certificates at this time. After completion of the merger, Comcast’s exchange agent will send you a letter of transmittal and instructions for exchanging your shares of TWC common stock for the merger consideration. The shares of Comcast Class A common stock you receive in the merger will be issued in book-entry form and physical certificates will not be issued. See “The Merger Agreement—Procedures for Surrendering TWC Stock Certificates” beginning on page [—] of this joint proxy statement/prospectus.

Q:	As a current employee and holder of options issued by TWC to purchase shares of TWC common stock, or a holder of TWC restricted stock units, what will I receive in the merger?

A:	Upon the completion of the merger, each outstanding option to purchase shares of TWC common stock held by any then-current TWC employee, whether or not exercisable or vested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the completion of the merger, the number of shares of Comcast Class A common stock equal to the product of (x) the number of shares of TWC common stock subject to such option immediately prior to the completion of the merger multiplied by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock. The exercise price per share of Comcast Class A common stock subject to such converted option will be an amount equal to the quotient of (i) the exercise price per share of TWC common stock subject to such option immediately prior to the completion of the merger divided by (ii) 2.875, with any fractional cents rounded up to the next higher number of whole cents.

Upon the completion of the merger, each outstanding TWC restricted stock unit award held by any then-current TWC employee, whether or not vested, will be converted into a restricted stock unit award to acquire, on the same terms and conditions as were applicable to such restricted stock unit award immediately prior to the completion of the merger, the number of shares of Comcast Class A common stock equal to the product of (x) the number of shares of TWC common stock subject to such award immediately prior to the completion of the merger multiplied by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock.

See “The Merger Agreement—Treatment of TWC Equity Awards” beginning on page [—] of this joint proxy statement/prospectus.

Q:	As a former employee and holder of options issued by TWC to purchase shares of TWC common stock or TWC restricted stock units, or as a non-employee director and holder of TWC deferred stock units, what will I receive in the merger?

A:	Upon the completion of the merger, each outstanding option to purchase shares of TWC common stock held by a former employee of TWC, whether or not exercisable or vested, will be cancelled, and TWC will pay each such former employee an amount in cash computed by first determining the number of shares of Comcast Class A common stock to which such former employee would have been entitled if his or her options had been converted into options as described immediately above, and multiplying such number by the excess of (i) the closing price of a share of Comcast Class A common stock on NASDAQ on the trading day immediately preceding the completion of the merger, which is referred to in this joint proxy statement/prospectus as the Comcast closing price, over (ii) the adjusted exercise price per share of such option. See “—As a current employee and holder of options issued by TWC to purchase shares of TWC common stock, or a holder of TWC restricted stock units, what will I receive in the merger?” above for a description of the methodology used to convert TWC options held by a former employee.

Upon the completion of the merger, each TWC restricted stock unit (which includes deferred stock units held by non-employee directors) held by a former employee or a current or former non-employee director, whether or not vested, will be cancelled, and TWC will pay each holder an amount in cash determined by multiplying (x) the number of shares of TWC common stock subject to such unit immediately prior to completion of the merger by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock, and then multiplying the product of (x) and (y) by the Comcast closing price.

See “The Merger Agreement—Treatment of TWC Equity Awards” beginning on page [—] of this joint proxy statement/prospectus.

Q:	If I am a TWC stockholder, whom should I call with questions?

A:	If you have any questions about the merger or the TWC special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

or

Time Warner Cable Inc.

60 Columbus Circle

New York, New York 10023

Attention: Investor Relations

Telephone: (877) 446-3689

Email: ir@twcable.com

Q:	If I am a Comcast shareholder, whom should I call with questions?

A:	If you have any questions about the merger or the Comcast special meeting, or desire additional copies of this joint proxy statement/prospectus, proxy cards or voting instruction forms, you should contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll Free: (800) 488-8035

Telephone Call Collect: (212) 269-5550

Email: comcast@dfking.com

or

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Attention: Investor Relations

Telephone: (866) 281-2100

Q:	Where can I find more information about TWC and Comcast?

A:	You can find more information about TWC and Comcast from the various sources described under the heading “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

SUMMARY

This summary highlights selected information from this joint proxy statement/prospectus. It may not contain all of the information that is important to you. You are urged to read carefully the entire joint proxy statement/prospectus and the other documents referred to or incorporated by reference into this joint proxy statement/prospectus in order to fully understand the merger agreement and the proposed merger. See “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus. Each item in this summary refers to the page of this joint proxy statement/prospectus on which that subject is discussed in more detail.

The Companies (See Page [—])

Comcast Corporation

Comcast is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal Media, LLC, which is referred to in this joint proxy statement/prospectus as NBCUniversal. Comcast was incorporated under the laws of Pennsylvania in 2001 and, through its predecessors, has developed, managed and operated cable systems since 1963. In 2011, Comcast closed the NBCUniversal transaction in which it acquired control of the businesses of NBCUniversal, and in 2013, Comcast acquired the remaining 49% common equity interest in NBCUniversal that it did not already own. Comcast presents its operations for Comcast Cable in one reportable business segment, which is referred to in this joint proxy statement/prospectus as Cable Communications, and its operations for NBCUniversal in four reportable business segments.

•	Cable Communications: Consists of the operations of Comcast Cable, which is the nation’s largest provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand and also provides similar services to businesses and sells advertising.

•	Cable Networks: Consists primarily of Comcast’s national cable networks, its regional sports and news networks, its international cable networks, and its cable television production operations.

•	Broadcast Television: Consists primarily of the NBC and Telemundo broadcast networks, Comcast’s 10 NBC and 17 Telemundo owned local broadcast television stations, and Comcast’s broadcast television production operations.

•	Filmed Entertainment: Consists primarily of the studio operations of Universal Pictures, which produces, acquires, markets and distributes filmed entertainment worldwide.

•	Theme Parks: Consists primarily of Comcast’s Universal theme parks in Orlando and Hollywood.

The Cable Networks, Broadcast Television, Filmed Entertainment and Theme Parks segments comprise the NBCUniversal businesses.

In 2013, Comcast’s Cable Communications segment generated 65% of Comcast’s consolidated revenue and 80% of its operating income before depreciation and amortization.

Comcast’s other business interests primarily include Comcast-Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia and operates arena management-related businesses.

The principal trading market for shares of Comcast Class A common stock (NASDAQ: CMCSA) and shares of Comcast Class A Special common stock (NASDAQ: CMCSK) is NASDAQ. There is no established public trading market for shares of Comcast Class B common stock. The principal executive offices of Comcast are located at One Comcast Center, Philadelphia, Pennsylvania 19103-2838; its telephone number is (215) 286-1700; and its website is www.comcastcorporation.com.

This joint proxy statement/prospectus incorporates important business and financial information about Comcast from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

Time Warner Cable Inc.

TWC is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas—New York State (including New York City), the Carolinas, the Midwest (including Ohio, Kentucky and Wisconsin), Southern California (including Los Angeles) and Texas. TWC’s mission is to connect its customers to the world—simply, reliably and with superior service. As of December 31, 2013, TWC served approximately 14.4 million residential customers and 624,000 business customers who subscribed to one or more of its video, high-speed data and voice services. TWC’s business services also include networking and transport services (including cell tower backhaul services) and enterprise-class, cloud-enabled hosting, managed applications and services. TWC also sells video and online advertising inventory to a variety of local, regional and national customers.

TWC was incorporated as a Delaware corporation on March 21, 2003, and TWC and its predecessors have been in the cable business for over 40 years in various legal forms. The principal trading market for TWC common stock (NYSE: TWC) is the New York Stock Exchange. TWC’s principal executive offices are located at 60 Columbus Circle, New York, New York 10023; its telephone number is (212) 364-8200; and its website is www.twc.com.

This joint proxy statement/prospectus incorporates important business and financial information about TWC from other documents that are not included in or delivered with this joint proxy statement/prospectus. For a list of the documents that are incorporated by reference, see “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

Tango Acquisition Sub, Inc.

Merger Sub was incorporated in the State of Delaware on February 11, 2014, and is a wholly owned subsidiary of Comcast. Merger Sub was formed solely for the purpose of completing a merger with TWC. Merger Sub has not carried on any activities to date, except for activities incidental to its formation and activities undertaken in connection with the merger.

The principal executive offices of Merger Sub are located at One Comcast Center, Philadelphia, Pennsylvania 19103-2838; and its telephone number is (215) 286-1700.

The Merger (See Page [—])

Comcast, Merger Sub and TWC have entered into the merger agreement. Subject to the terms and conditions of the merger agreement and in accordance with applicable law, Merger Sub will be merged with and into TWC, with TWC continuing as the surviving corporation. Upon completion of the merger, TWC will be a wholly owned subsidiary of Comcast, and TWC common stock will be delisted from the New York Stock Exchange and deregistered under the Securities Exchange Act of 1934, as amended, which is referred to in this joint proxy statement/prospectus as the Exchange Act.

A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You should read the merger agreement carefully because it is the legal document that governs the merger.

Special Meeting of Stockholders of TWC (See Page [—])

Meeting. The TWC special meeting will be held on [—], 2014, at [—], located at [—], at [—], local time. At the TWC special meeting, TWC stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into TWC, with TWC continuing as the surviving corporation and a wholly owned subsidiary of Comcast; and

•	to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

Record Date. The TWC board of directors has fixed the close of business on [—], 2014, as the record date for determination of the stockholders entitled to vote at the TWC special meeting or any adjournment or postponement of the TWC special meeting. Only TWC stockholders of record at the record date are entitled to receive notice of, and to vote at, the TWC special meeting or any adjournment or postponement of the TWC special meeting. As of the close of business on [—], 2014, there were [—] shares of TWC common stock outstanding. Each holder of TWC common stock is entitled to one vote for each share of TWC common stock owned at the record date.

Quorum. The presence at the TWC special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for each proposal at the record date (the close of business on [—], 2014) will constitute a quorum for such proposal. Abstentions will be deemed present at the TWC special meeting for the purpose of determining the presence of a quorum. Shares of TWC common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present at the TWC special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the TWC special meeting. Failure of a quorum to be represented at the TWC special meeting will necessitate an adjournment or postponement and will subject TWC to additional expense.

Adjournment. In accordance with TWC’s by-laws, the TWC special meeting may be adjourned by the Chairman of the meeting. If the TWC special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Required Vote. To adopt the merger agreement, the affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote is required. TWC cannot complete the merger unless its stockholders adopt the merger agreement. Because adoption requires the affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote, a TWC stockholder’s abstention from voting, the failure of a TWC stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TWC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

To approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger, the affirmative vote of a majority of the votes cast at the TWC special meeting by holders of shares of TWC common stock is required. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a TWC stockholder’s abstention from voting, the failure of a TWC stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TWC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

Stock Ownership of and Voting by TWC Directors and Executive Officers. At the record date for the TWC special meeting (the close of business on [—], 2014), TWC’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of TWC common stock at the TWC special meeting, which represents approximately [—]% of the shares of TWC common stock entitled to vote at the TWC special meeting.

It is expected that TWC’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement and “FOR” the “golden parachute” compensation proposal, although none of them has entered into any agreement requiring them to do so.

Special Meeting of Shareholders of Comcast (See Page [—])

Meeting. The Comcast special meeting will be held on [—], 2014, at [—], located at [—], at [—], local time. At the Comcast special meeting, Comcast shareholders will be asked to consider and vote on the following proposals:

•	to approve the stock issuance; and

•	to approve the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

Record Date. The Comcast board of directors has fixed the close of business on [—], 2014, as the record date for determination of the shareholders entitled to vote at the Comcast special meeting or any adjournment or postponement thereof. Only Comcast Class A shareholders and Comcast Class B shareholders who held shares at the record date are entitled to receive notice of, and to vote at, the Comcast special meeting or any adjournment or postponement of the Comcast special meeting. Holders of shares of Comcast Class A Special common stock are not entitled to vote at the Comcast special meeting. As of the close of business on [—], 2014, there were [—] shares of Comcast Class A common stock outstanding and 9,444,375 shares of Comcast Class B common stock outstanding. For all matters to be voted on by Comcast Class A shareholders and Comcast Class B shareholders as a single class, Comcast Class B common stock has a nondilutable 33 1⁄3% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock. The number of votes per share to which a Comcast Class A shareholder is entitled is determined based on a formula set forth in Comcast’s articles, which gives effect to the nondilutable voting power of the Comcast Class B common stock at any time. As of the record date, (i) each Comcast Class A shareholder is entitled to [—] votes for each share of Comcast Class A common stock owned by such shareholder and (ii) each Comcast Class B shareholder is entitled to 15 votes per share for each share of Comcast Class B common stock owned by such shareholder.

Quorum. The presence at the Comcast special meeting, in person or by proxy, of the holders of a majority of votes entitled to be cast for each proposal at the record date (the close of business on [—], 2014) will constitute a quorum for such proposal. Abstentions will be deemed present for the purpose of determining the presence of a quorum. Shares of Comcast common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be deemed present for the purpose of determining the presence of a quorum. There must be a quorum for the proposal to approve the stock issuance to be voted on at the Comcast special meeting. Failure of a quorum will necessitate an adjournment or postponement of the Comcast special meeting and will subject Comcast to additional expense. If the Comcast special meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, Comcast shareholders who are entitled to vote and who attend (including by proxy) the adjourned meeting, even though they do not constitute a quorum as described above, will constitute a quorum for the purpose of acting on the stock issuance.

Required Vote. To approve the stock issuance, the affirmative vote of a majority of the votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting together as a single class, is required. Comcast cannot complete the merger unless its shareholders approve the stock issuance. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a Comcast shareholder’s abstention from voting, the failure of a Comcast shareholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Comcast shareholder’s other failure to vote will have no effect on the outcome of any vote to approve the stock issuance.

The separate Class B vote is also required to approve the stock issuance. Following entry into the merger agreement, pursuant to the voting agreement, holders of all the outstanding shares of Comcast Class B common stock delivered the written consent, which is sufficient to approve the stock issuance for purposes of the separate Class B vote.

To approve the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting, whether or not a quorum is present, the affirmative vote of a majority of the votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting together as a single class, is required. An abstention is not considered a vote cast. Accordingly, a Comcast shareholder’s abstention from voting, the failure of a Comcast shareholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Comcast shareholder’s other failure to vote will have no effect on the outcome of any vote to adjourn the Comcast special meeting.

Stock Ownership of and Voting by Comcast Directors and Executive Officers. At the record date for the Comcast special meeting (the close of business on [—], 2014), Comcast’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Comcast Class A common stock at the Comcast special meeting, which represents approximately [—]% of the shares of Comcast Class A common stock entitled to vote at the Comcast special meeting, and beneficially owned and had the right to vote 9,444,375 shares of Comcast Class B common stock at the Comcast special meeting, which represents 100% of the shares of Comcast Class B common stock entitled to vote at the Comcast special meeting.

Brian L. Roberts, Chairman and Chief Executive Officer of Comcast, and certain of his family trusts and investment vehicles, have entered into the voting agreement described below, pursuant to which they have agreed to vote all of their shares in favor of the stock issuance. It is expected that the other Comcast directors and executive officers will vote their shares “FOR” the stock issuance and “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting, although none of these other Comcast directors and executive officers has entered into any agreement requiring them to do so.

The Voting Agreement (See Page [—])

Concurrently with the execution of the merger agreement, TWC entered into a voting agreement with Brian L. Roberts, BRCC Holdings LLC, Irrevocable Deed of Trust of Brian L. Roberts for Children and Other Issue dated June 10, 1998 and Irrevocable Deed of Trust of Ralph J. Roberts for Brian L. Roberts and Other Beneficiaries dated May 11, 1993.

Following entry into the merger agreement and pursuant to the voting agreement, these Comcast shareholders delivered the written consent, which is sufficient to approve the stock issuance for purposes of the separate Class B vote. The written consent will automatically be revoked upon a termination of the voting agreement.

In addition, the Comcast shareholders who are parties to the voting agreement have agreed to vote all of their shares of Comcast Class A common stock and Comcast Class B common stock (i) in favor of the stock issuance for purposes of the single class vote, (ii) in favor of any proposal to adjourn any meeting of Comcast shareholders to solicit additional proxies if there are not sufficient votes for the approval of the stock issuance and (iii) against any corporate action that would frustrate the purposes or impede the consummation of the merger. The voting agreement imposes certain restrictions on these Comcast shareholders’ right to transfer shares of Comcast Class B common stock, as described under “The Voting Agreement,” beginning on page [—] of this joint proxy statement/prospectus. The voting agreement will terminate upon the earliest to occur of: (i) the completion of the merger, (ii) the date of termination of the merger agreement in accordance with its terms, and (iii) the date of any amendment, modification, supplement or waiver to any provision of the merger agreement that has not been consented to by Brian L. Roberts or holders of a majority of the outstanding shares of Comcast Class B common stock and that would increase the 2.875 exchange ratio, change the form of merger consideration or amend provisions of the merger agreement relating to regulatory matters in a manner materially adverse to investors. If the voting agreement is terminated prior to the completion of the merger, the written consent will be revoked. The voting agreement provides that no provisions contained therein limit the discretion of Brian L. Roberts to take or not take any action in his fiduciary capacity as an officer or director of Comcast.

As of February 12, 2014, the Comcast shareholders who are parties to the voting agreement held in the aggregate 471,435.749 shares of Comcast Class A common stock (representing approximately 0.02% of the outstanding shares of Comcast Class A common stock) and 9,444,375 shares of Comcast Class B common stock (representing 100% of the outstanding shares of Comcast Class B common stock). As of the record date for the Comcast special meeting, the Comcast shareholders who are parties to the voting agreement held in the aggregate [—] shares of Comcast Class A common stock (representing [—]% of the outstanding shares of Comcast Class A common stock) and 9,444,375 shares of Comcast Class B common stock (representing 100% of the outstanding shares of Comcast Class B common stock), which together represent approximately [33.35]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock. Based on [—] outstanding shares of Comcast Class A common stock and 9,444,375 outstanding shares of Comcast Class B common stock on the record date for the Comcast special meeting, and after taking into account the expected votes of the directors and executive officers of Comcast and the Comcast shareholders who are parties to the voting agreement, approval of the proposal for the stock issuance will require the affirmative vote of the holders of an additional [—] outstanding shares of Comcast Class A common stock at the Comcast special meeting (representing approximately [—]% of the outstanding shares of Comcast Class A common stock that are not owned by the directors and executive officers of Comcast or the Comcast shareholders who are parties to the voting agreement).

A copy of the voting agreement is attached as Annex B to this joint proxy statement/prospectus.

What TWC Stockholders Will Receive in the Merger (See Page [—])

If the merger is completed, TWC stockholders will be entitled to receive, in exchange for each share of TWC common stock that they own immediately prior to the merger, 2.875 shares of Comcast Class A common stock, and cash payable in lieu of any fractional shares as described below.

Comcast will not issue any fractional shares in the merger. Instead, the total number of shares of Comcast Class A common stock that each TWC stockholder will receive in the merger will be rounded down to the nearest whole number, and each TWC stockholder will receive cash, without interest, for any fractional share of Comcast Class A common stock that he or she would otherwise receive in the merger. The amount of cash for fractional shares will be calculated by multiplying the fraction of a share of Comcast Class A common stock that the TWC stockholder would otherwise be entitled to receive in the merger by the Comcast closing price.

Example: If you own 100 shares of TWC common stock at the time the merger is completed, you will be entitled to receive 287 shares of Comcast Class A common stock. In addition, you will be entitled to receive an amount of cash equal to 0.5 of a share of Comcast Class A common stock multiplied by the Comcast closing price.

The ratio of 2.875 shares of Comcast Class A common stock for each share of TWC common stock, which is referred to in this joint proxy statement/prospectus as the exchange ratio, is fixed, which means that it will not change between now and the date of the merger, regardless of whether the market price of shares of either Comcast Class A common stock or TWC common stock changes. Therefore, the value of the merger consideration will depend on the market price of shares of Comcast Class A common stock at the time TWC stockholders receive shares of Comcast Class A common stock in the merger. Based on the closing price of a share of Comcast Class A common stock on NASDAQ on February 12, 2014, the last trading day before the public announcement of the merger agreement, the merger consideration represented approximately $158.82 in value for each share of TWC common stock. Based on the closing price of a share of Comcast Class A common stock on NASDAQ on [—], 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus, the merger consideration represented approximately $[—] in value for each share of TWC common stock. The market price of shares of Comcast Class A common stock has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the TWC special meeting and the date the merger is completed and thereafter. The market price of shares of Comcast Class A common stock when received by TWC stockholders upon completion of the merger could be greater than, less than or the same as the market price of shares of Comcast Class A common stock on the date of this joint proxy statement/prospectus or at the time of the TWC special meeting.

No Dissenters’ or Appraisal Rights (See Page [—])

Neither TWC stockholders nor Comcast shareholders have dissenters’ or appraisal rights with respect to the merger.

Treatment of TWC Equity Awards (See Page [—])

At completion of the merger, each option to purchase shares of TWC common stock (whether or not exercisable or vested) and each restricted stock unit that is settleable in shares of TWC common stock (whether or not vested) that is outstanding immediately prior to completion of the merger and held by a then-current employee of TWC will be converted into an option or restricted stock unit, as applicable, with respect to Comcast Class A common stock, after giving effect to the exchange ratio. In the case of options, the aggregate option exercise price of each TWC option will be divided by the exchange ratio to determine the exercise price of each new award. Such converted options and restricted stock units will otherwise be subject to the same terms and conditions as were applicable immediately prior to completion of the merger.

However, in the case of (i) any restricted stock units (which will include deferred stock units held by non-employee directors) held by current or former non-employee directors of TWC or former employees of TWC (in each case, whether or not vested); and (ii) any options (whether or not exercisable or vested) held by former employees of TWC, such options or restricted stock units will be cancelled, and TWC will pay the holder cash, less applicable withholding taxes, at or promptly following the merger. All options held by a former employee of TWC that have a per share exercise price (as adjusted to give effect to the exchange ratio) equal to or exceeding the Comcast closing price will be immediately cancelled without any right to consideration.

For options, the cash amount will be computed by first determining the number of shares of Comcast Class A common stock to which such former employee would be entitled if his or her options were converted into options as described in the paragraph above, and multiplying such number by the excess of (i) the Comcast closing price over (ii) the adjusted exercise price per share of such option (also determined in accordance with the above paragraph).

For restricted stock units, the cash amount will be determined by multiplying (x) the number of shares of TWC common stock subject to such unit immediately prior to completion of the merger by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock, and then multiplying the product of (x) and (y) by the Comcast closing price.

Recommendations of the TWC Board of Directors (See Page [—])

After consideration and consultation with its advisors, the TWC board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TWC’s stockholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement. For the factors considered by the TWC board of directors in reaching this decision, see “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—TWC’s Reasons for the Merger; Recommendation of the Merger by the TWC Board of Directors” beginning on page [—] of this joint proxy statement/prospectus.

In addition, the TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the “golden parachute” compensation proposal. See “TWC Proposal II: Advisory Vote On Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus.

Recommendations of the Comcast Board of Directors (See Page [—])

After consideration and consultation with its advisors, the members of the Comcast board of directors present at the Comcast board meeting unanimously determined that the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Comcast and unanimously approved and declared advisable the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement. The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance. For the factors considered by the Comcast board of directors in reaching this decision, see “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors” beginning on page [—] of this joint proxy statement/prospectus.

The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting. See “Comcast Proposal II: Adjournment of the Comcast Special Meeting” beginning on page [—] of this joint proxy statement/prospectus.

Opinions of TWC’s Financial Advisors (See Page [—])

Opinion of Allen & Company LLC

TWC has engaged Allen & Company LLC, which is referred to in this joint proxy statement/prospectus as Allen & Company, as a financial advisor in connection with the proposed merger. In connection with this engagement, TWC requested that Allen & Company evaluate and render an opinion to the TWC board of directors regarding the fairness, from a financial point of view, to holders of TWC common stock of the exchange ratio provided for in the merger. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Allen & Company rendered to the TWC board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of TWC common stock.

The full text of Allen & Company’s written opinion, dated February 12, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C. Allen & Company’s opinion was intended for the benefit and use of the TWC board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio provided for in the merger from a financial point of view and did not address any other term, aspect or implication of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that the TWC board of directors or TWC should pursue in connection with the merger, or otherwise address the merits of the underlying decision by TWC to engage in the merger, including in comparison to other strategies or transactions that might be available to TWC or in which TWC might engage. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or otherwise.

Opinion of Citigroup Global Markets Inc.

TWC also has retained Citigroup Global Markets Inc., which is referred to in this joint proxy statement/prospectus as Citi, as a financial advisor in connection with the proposed merger. In connection with this engagement, TWC requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio provided for in the merger to holders of TWC common stock. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Citi delivered to the TWC board of directors an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of TWC common stock.

The full text of Citi’s written opinion, dated February 12, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the TWC board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio provided for in the merger from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of TWC to effect the merger, the relative merits of the merger as compared to any alternative business strategies or opportunities that might exist for TWC or the effect of any other transaction in which TWC might engage. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matters relating to the proposed merger or otherwise.

Opinion of Morgan Stanley & Co. LLC

TWC also has retained Morgan Stanley & Co. LLC, which is referred to in this joint proxy statement/prospectus as Morgan Stanley, as a financial advisor in connection with the proposed merger. As part of that engagement, TWC requested that Morgan Stanley evaluate the fairness, from a financial point of view, to holders of TWC common stock of the exchange ratio pursuant to the merger agreement. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Morgan Stanley rendered its oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the TWC board of directors to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of TWC common stock.

The full text of Morgan Stanley’s written opinion, dated February 12, 2014, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex E to, and is incorporated by reference into, this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the TWC board of directors and addressed only the fairness from a financial point of view to holders of TWC common stock of the exchange ratio provided for pursuant to the merger agreement as of the date of the opinion and did not address any other term or aspect of the merger agreement or merger. Morgan Stanley’s opinion did not address TWC’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of TWC or Comcast should vote at the stockholders’ meetings to be held in connection with the merger or otherwise.

Opinion of Financial Advisor to the TWC Independent Directors (See Page [—])

Opinion of Centerview Partners LLC

Centerview Partners LLC, which is referred to in this joint proxy statement/prospectus as Centerview, was retained as financial advisor to the independent members of the TWC board of directors, who are referred to in this joint proxy statement/prospectus as the TWC independent directors, in connection with the proposed merger. In connection with this engagement, Centerview was requested to evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement to holders of TWC common stock. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Centerview delivered to the TWC board of directors an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of TWC common stock (other than shares held by TWC as treasury stock or owned by Comcast prior to the effective time of the merger, which are referred to in this joint proxy statement/prospectus as excluded shares).

The full text of Centerview’s written opinion, dated February 12, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex F and is incorporated herein by reference. The description of Centerview’s opinion set forth below is qualified in its entirety by reference to the full text of Centerview’s opinion. Centerview’s opinion was provided for the information and assistance of the TWC board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its evaluation of the exchange ratio provided for pursuant to the merger agreement from a financial point of view and did not address any other term or aspect of the merger agreement or the merger. Centerview expressed no view as to, and its opinion did not address, TWC’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to TWC or in which TWC might engage. Centerview’s opinion does not constitute a recommendation to any stockholder of TWC or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.

Opinion of Comcast’s Financial Advisor (See Page [—])

Opinion of J.P. Morgan Securities LLC

On February 12, 2014, at the meeting of the Comcast board of directors at which the proposed merger was approved, J.P. Morgan Securities LLC, which is referred to in this joint proxy statement/prospectus as

J.P. Morgan, Comcast’s financial advisor in connection with the proposed merger, rendered to the Comcast board of directors an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its written opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Comcast.

The full text of J.P. Morgan’s written opinion, dated February 12, 2014, is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. The full text of the opinion contains a discussion of, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion. Comcast shareholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Comcast board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to Comcast of the exchange ratio in the proposed merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Comcast or as to the underlying decision by Comcast to engage in the proposed merger. The opinion does not constitute a recommendation to any shareholder of Comcast as to how such shareholder should vote with respect to the proposed merger or any other matter.

For further information, see “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Opinion of Comcast’s Financial Advisor” beginning on page [—] of this joint proxy statement/prospectus.

Ownership of Shares of Comcast Class A Common Stock After the Merger (See Page [—])

Based on the number of shares of TWC common stock and TWC options and restricted stock units outstanding as of [—], 2014, Comcast expects to issue approximately [—] shares of Comcast Class A common stock to TWC stockholders pursuant to the merger and reserve for issuance approximately [—] additional shares of Comcast Class A common stock in connection with the conversion, exercise or settlement of outstanding TWC options and restricted stock units. The actual number of shares of Comcast Class A common stock to be issued and reserved for issuance pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of TWC common stock and TWC options and restricted stock units outstanding at that time. Based on the number of shares of TWC common stock outstanding as of [—], 2014, and the number of shares of Comcast Class A common stock outstanding as of [—], 2014, it is expected that, immediately after completion of the merger, former TWC stockholders will own approximately [—]% of the outstanding shares of Comcast common stock (including Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock), representing [—]% of the outstanding shares of Comcast Class A common stock and [—]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock.

Interests of Directors and Executive Officers of TWC in the Merger (See Page [—])

When considering the recommendation of the TWC board of directors that TWC stockholders vote in favor of the adoption of the merger agreement and the recommendation of the Comcast board of directors that the Comcast shareholders approve the stock issuance, TWC stockholders and Comcast shareholders should be aware that directors and executive officers of TWC have certain interests in the merger that may be different from or in addition to the interests of TWC stockholders and Comcast shareholders generally. The TWC board of directors and the Comcast board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that TWC stockholders adopt the merger agreement and Comcast shareholders approve the stock issuance.

These interests include the following:

•	Upon the completion of the merger, all TWC restricted stock unit and stock option awards covering the issuance of shares of TWC common stock, including the retention grant (described below), held by active employees will convert into Comcast restricted stock unit and option awards covering the issuance of shares of Comcast Class A common stock in accordance with the methodology set forth in the merger agreement that is designed to preserve the value of such awards and that will use the same exchange ratio that applies to all TWC stockholders in the merger.

•	If a TWC executive officer is involuntarily terminated or resigns for “good reason” following the completion of the merger, all restricted stock units and unvested options held by the officer at that time, including the retention grant described below, will become 100% vested.

•	All employees of TWC who were eligible to receive equity awards as part of the regularly-scheduled 2014 annual grant (over 1,800 employees), including the executive officers, received a retention grant as a replacement for the annual equity awards such employees would have received in 2015 and 2016. This grant is referred to in this joint proxy statement/prospectus as the retention grant. The value and vesting of the retention grant were designed to mirror what they would have been in respect of the regularly-scheduled 2015 and 2016 annual grants, but without any performance vesting conditions. The value of each employee’s aggregate retention grant equals twice the value of the employee’s regularly-scheduled 2014 equity awards. The employment period required for full or partial vesting is the same as it would have been if the regularly-scheduled 2015 and 2016 grants had been made instead (subject to potential acceleration of vesting upon certain terminations of employment after completion of the merger). Pursuant to the merger agreement, before the completion of the merger, TWC may not make equity grants other than in the ordinary course of business consistent with past practice and subject to the limitation that, in all cases, the aggregate value of (i) the regularly scheduled annual equity awards made in February 2014, (ii) the retention grants and (iii) other permitted equity awards made prior to the closing of the merger (less certain awards forfeited prior to such time) cannot exceed $550 million at the time of grant. TWC does not intend to make annual equity grants in 2015 and 2016, regardless of whether the merger is completed or the merger agreement is terminated.

•	TWC’s executive officers are parties to employment agreements that provide for cash severance payments and benefits in the event of certain terminations of employment. For certain of these officers, the severance is enhanced if such termination occurs in connection with a change in control, such as the merger. Pursuant to the terms of the merger agreement, following the completion of the merger, Comcast is required to honor the severance arrangements of TWC’s executive officers in accordance with their terms.

•	TWC has awarded a supplemental bonus opportunity to all employees, including its executive officers, who participate in TWC’s regular 2014 annual cash incentive plan (over 15,000 employees). The supplemental bonus opportunity consists of a 50% increase to the target opportunity under the existing 2014 annual cash incentive plan. While the 2014 annual cash incentive plan bonuses will be paid subject to performance and when such bonuses would normally be paid, the supplemental opportunity will generally be paid out (if at all) upon the completion of the merger or any termination of the merger agreement. The supplemental bonus opportunity is generally not payable if the 2014 performance conditions are not met. Under the merger agreement, TWC is permitted to pay out these supplemental bonuses in an amount up to $100 million in the aggregate.

•

Under the terms of the merger agreement, Comcast is required, for the period beginning on the completion of the merger and ending on the first anniversary of the completion of the merger, to provide all non-union TWC employees, including the executive officers, with base pay, commission opportunities and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than those provided to such employees immediately prior to the completion of the merger. The retention equity grant and supplement to the 2014 annual bonus are not taken into account in determining whether such compensation is not less favorable than it was before the completion of the merger.

•	Upon the completion of the merger, all equity awards held by TWC’s non-employee directors will be cancelled, and TWC will pay such directors a cash amount calculated using the same exchange ratio that applies to all TWC stockholders in the merger.

•	TWC’s executive officers and directors hold shares of TWC common stock, which will be treated like all other shares of TWC common stock in the merger. See “Certain Beneficial Owners of TWC Common Stock—Security Ownership by the TWC Board of Directors and Executive Officers” beginning on page [—] of this joint proxy statement/prospectus for further details.

•	Certain former directors and officers of TWC will have rights to indemnification from Comcast. See “The Merger Agreement—Indemnification and Insurance” beginning on page [—] of this joint proxy statement/prospectus for further details.

These interests are described in further detail under “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of TWC in the Merger” and “The Merger Agreement—Indemnification and Insurance” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus.

Listing of Shares of Comcast Class A Common Stock and Delisting and Deregistration of TWC Common Stock (See Page [—])

Comcast will apply for listing on NASDAQ, where shares of Comcast Class A common stock are currently traded, of the shares of Comcast Class A common stock to be issued in the merger. If the merger is completed, the shares of Comcast Class A common stock to be issued in the merger will be listed on NASDAQ, and TWC shares will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Completion of the Merger Is Subject to Certain Conditions (See Page [—])

As more fully described in this joint proxy statement/prospectus and in the merger agreement, the obligation of each of Comcast and Merger Sub, on the one hand, and TWC, on the other hand, to complete the merger is subject to the satisfaction or waiver of a number of conditions, including the following:

•	adoption of the merger agreement by the affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote;

•	approval of the stock issuance by the affirmative vote of (x) a majority of votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting together as a single class, and (y) (i) a majority of the votes cast at the Comcast special meeting by Comcast Class B shareholders, or (ii) holders of a majority of the outstanding shares of Comcast Class B common stock, acting by written consent, which written consent has previously been obtained;

•	expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act (solely with respect to the obligations of each of Comcast and Merger Sub to complete the merger, without the imposition of any burdensome condition (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this joint proxy statement/prospectus for a definition of burdensome condition));

•

(i) adoption of an order, and release of the full text thereof, by the FCC granting its consent to the transfer of control or assignment of the licenses issued by the FCC to TWC or any of its subsidiaries or affiliates and (ii) approval of certain LFAs, such that the sum of the aggregate number of video subscribers of TWC belonging to franchise areas for which either (x) no LFA consent is required or (y) if LFA consent is required, such consent shall have been obtained, shall be no less than 85% of the aggregate number of video subscribers of TWC (solely with respect to the obligations of each of Comcast and Merger Sub to complete the merger, in each case without the imposition of any burdensome condition) (these requirements are described in more detail under “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance— Regulatory Approvals Required for the Merger,” beginning on page [—] of this joint proxy statement/prospectus);

•	absence of (x) any applicable law, order or injunction of a governmental authority of competent jurisdiction in a jurisdiction in which any of TWC, Comcast or their respective subsidiaries has substantial operations and (y) any order or injunction (whether temporary, preliminary or permanent) of a governmental authority of competent jurisdiction that, in each case, (1) prohibits completion of the merger or (2) solely with respect to the obligations of each of Comcast and Merger Sub to complete the merger, imposes any burdensome condition;

•	effectiveness of the registration statement for the shares of Comcast Class A common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC;

•	approval for the listing on NASDAQ of the shares of Comcast Class A common stock to be issued in the merger, subject only to official notice of issuance;

•	accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds;

•	performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the merger;

•	the absence of a material adverse effect on the other party (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page [—] of this joint proxy statement/prospectus for the definition of material adverse effect);

•	receipt of a certificate executed by an executive officer of the other party as to the satisfaction of the conditions described in the preceding three bullets with respect to such other party; and

•	delivery of opinions of Davis Polk & Wardwell LLP, in the case of Comcast, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, in the case of TWC, that the merger will qualify as a reorganization for U.S. federal income tax purposes.

Comcast and TWC cannot be certain when, or if, the conditions to the merger will be satisfied or waived, or that the merger will be completed.

The Merger May Not Be Completed Without All Required Regulatory Approvals (See Page [—])

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including, but not limited to, the expiration or termination of the waiting period relating to the merger under the HSR Act, approval of the FCC and certain other governmental consents and approvals from state regulators and franchise authorities.

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the Federal Trade Commission, which is referred to in this joint proxy statement/

prospectus as the FTC, and the Antitrust Division of the Department of Justice, which is referred to in this joint proxy statement/prospectus as the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

Both Comcast and TWC are subject to regulation by the FCC under the Communications Act of 1934, as amended, which is referred to in this joint proxy statement/prospectus as the Communications Act. Each company holds a number of licenses and authorizations issued by the FCC for the operation of its business. The FCC must approve the transfer of control or assignment of TWC’s licenses and authorizations to Comcast as a result of the merger. The merger is also subject to the approval of LFAs with respect to the transfer of control of franchises as a result of the merger. In addition, Comcast and TWC are required to obtain approval of certain state public utility commissions with respect to the transfer of control of certificates of public convenience and necessity for telecommunications services as a result of the merger.

Comcast and TWC have agreed to use their respective reasonable best efforts to obtain all regulatory approvals required to complete the merger. In furtherance of the foregoing, Comcast and TWC have agreed to make and not withdraw (i) as promptly as practicable (and not later than 30 business days following the date of the merger agreement), an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all necessary filings to obtain consents from the FCC that are required in connection with the merger, and (ii) as promptly as practicable (and not later than 60 business days following the date of the merger agreement), all necessary filings to obtain consents from state regulators and franchise authorities (including submitting FCC Forms 394 to relevant franchise authorities), and all other registrations, declarations, notices and filings with governmental authorities that are required in connection with the merger. The process for obtaining the requisite regulatory approvals is ongoing.

Comcast’s obligation to use reasonable best efforts to obtain all regulatory approvals required to complete the merger does not require Comcast to (and, without Comcast’s prior written consent, TWC is not permitted to):

•	divest or hold separate any businesses, assets or properties of Comcast or TWC or any of their respective subsidiaries;

•	accept any conditions or take any actions that would apply to or affect any businesses, assets or properties of Comcast or TWC or any of their respective subsidiaries; or

•	litigate or participate in the litigation of any proceeding involving the FCC, the FTC or the DOJ.

Notwithstanding the first two bullets above, (i) Comcast is prepared to divest up to approximately three million subscribers of the combined company and (ii) Comcast and its subsidiaries are required under the merger agreement to (A) take the actions and accept the conditions described in the second bullet above to the extent such actions and conditions are consistent in scope and magnitude with the actions and conditions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with prior acquisitions of United States domestic cable systems consummated within the past twelve years with an aggregate purchase price of at least $500 million and (B) implement certain undertakings agreed to by TWC and Comcast described in “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Regulatory Approvals Required for the Merger—Efforts to Obtain Regulatory Approvals” beginning on page [—] of this joint proxy statement/prospectus, with such modifications to the undertakings that, taken in the aggregate, are no more adverse to the businesses, assets and properties of Comcast and its subsidiaries, taken as a whole, or the businesses, assets and properties of TWC and its subsidiaries taken as a whole. Further, notwithstanding the third bullet above, Comcast has agreed to participate in the litigation of proceedings involving the FCC or the DOJ to the extent Comcast determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation and that the participation by Comcast in such litigation would not pose a material risk of the imposition of a burdensome condition. These requirements are described in more detail under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this joint proxy statement/prospectus.

Subject to certain exceptions set forth on the confidential disclosure schedules, Comcast and TWC have agreed not to, and to cause their respective subsidiaries and affiliates not to, (i) take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated by the merger agreement or the completion of the merger, or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities (other than securities issued by such party as permitted by the terms of the merger agreement), properties, interests or business in any transaction or series of related transactions if such acquisition would (A) require approval of the FCC or (B) (without the consent of the other party, not to be unreasonably withheld, conditioned or delayed in the case of TWC’s consent) have a value, or involve the payment of consideration, in excess of $1 billion.

The Merger Is Expected to be Completed by the End of 2014 (See Page [—])

The merger will occur no later than two business days after the conditions to its completion have been satisfied or, to the extent permitted by applicable law, waived, unless otherwise mutually agreed by the parties. As of the date of this joint proxy statement/prospectus, the merger is expected to be completed by the end of 2014. However, there can be no assurance as to when, or if, the merger will occur.

Subject to certain conditions described below, if the merger is not completed on or before February 12, 2015, which is referred to in this joint proxy statement/prospectus as the initial end date, or, at the election of either Comcast or TWC if certain conditions related to the receipt of regulatory approvals have not been satisfied, by August 12, 2015, either Comcast or TWC may terminate the merger agreement.

No Solicitation by TWC (See Page [—])

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the exceptions described below, TWC has agreed that neither TWC nor any of its subsidiaries will, nor will TWC or any of its subsidiaries authorize or permit any of its or their officers, directors, employees or representatives to (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of an acquisition proposal (as defined under “The Merger Agreement—No Solicitation by TWC,” beginning on page [—] of this joint proxy statement/prospectus), (ii) enter into or participate in any discussions or negotiations regarding any such proposal, (iii) furnish any non-public information relating to TWC or its subsidiaries to any third party that is seeking to make, or has made, an acquisition proposal, (iv) except as described below, fail to make, withdraw or modify in a manner adverse to Comcast the recommendation of the TWC board of directors in favor of adoption of the merger agreement or recommend an acquisition proposal (any action described in this clause (iv) is referred to in this joint proxy statement/prospectus as an adverse recommendation change), (v) fail to enforce or grant any waiver or release under any standstill or similar agreement, (vi) approve any transaction under, or any person becoming an “interested stockholder” under, the Delaware anti-takeover statute, or (vii) enter into an agreement or other instrument relating to an acquisition proposal. However, so long as TWC and its representatives have otherwise complied with the foregoing requirements, TWC and its representatives may, at any time prior to adoption of the merger agreement by TWC stockholders, participate in discussions with any third party who has made an unsolicited acquisition proposal after the date of the merger agreement solely to request the clarification of the terms and conditions of the proposal so as to determine whether such proposal is, or could reasonably be expected to lead to, a superior proposal (as defined under “The Merger Agreement—No Solicitation by TWC,” beginning on page [—] of this joint proxy statement/prospectus).

Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by TWC stockholders, subject to the terms and conditions described in the merger agreement, TWC is permitted to:

•	(i) engage in negotiations or discussions with any third party that has made, after the date of the merger agreement, a superior proposal or an acquisition proposal that the TWC board of directors determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a superior proposal by the third party making such acquisition proposal, (ii) furnish to such third party and its representatives non-public information relating to TWC or any of its subsidiaries pursuant to a customary confidentiality agreement with such third party with terms no less favorable to TWC than those contained in the confidentiality agreement between TWC and Comcast (but such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such third party from making any acquisition proposal, acquiring TWC or taking any other action); provided that all such information (to the extent not previously provided or made available to Comcast) is provided or made available to Comcast prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such third party) and (iii) take any action required by applicable law or that any court of competent jurisdiction orders TWC to take; and

•	the TWC board of directors may make an adverse recommendation change (i) following receipt of a superior proposal or (ii) involving or relating to an intervening event (as defined under “The Merger Agreement—No Solicitation by TWC,” beginning on page [—] of this joint proxy statement/prospectus).

TWC is only permitted to take the actions described above if the TWC board of directors determines in good faith, after considering advice from outside legal counsel, that the failure to take that action would be inconsistent with its fiduciary duties under applicable law. In addition, before taking any of the actions described above, TWC has to notify Comcast that it intends to take that action and continue to advise Comcast on a current basis of the status and terms of any discussions and negotiations with any third party in connection with an acquisition proposal. Further, the TWC board of directors is not permitted to make an adverse recommendation change in response to an acquisition proposal unless, (i) such acquisition proposal constitutes a superior proposal, (ii) TWC promptly notifies Comcast, in writing at least five business days before taking that action, of its intention to do so, and attaches the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making the superior proposal, and (iii) Comcast does not make, within such five business day period, an offer that is at least as favorable to the stockholders of TWC as such superior proposal.

In addition, the TWC board of directors is not permitted to make an adverse recommendation change in response to an intervening event unless (i) TWC has provided Comcast with written information describing the intervening event in reasonable detail promptly after becoming aware of it and keeps Comcast fully informed, on a reasonably current basis, of material developments with respect to such intervening event, (ii) TWC has provided Comcast at least five business days prior notice of its intention to make an adverse recommendation change with respect to such intervening event, attaching a reasonably detailed explanation of the facts underlying the determination by the TWC board of directors that an intervening event has occurred and its need to make an adverse recommendation change in light of the intervening event and (iii) Comcast does not make, within such five-business-day period, an offer that the TWC board of directors determines would obviate the need for an adverse recommendation change in light of the intervening event.

During any five-business-day period prior to effecting an adverse recommendation change in response to an acquisition proposal or an intervening event, TWC and its representatives must negotiate in good faith with Comcast and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Comcast.

If the TWC board of directors withdraws, modifies or qualifies its recommendation in favor of adoption of the merger agreement, the merger agreement must nonetheless be submitted to TWC’s stockholders for adoption, unless the merger agreement has been terminated in accordance with its terms. See “The Merger Agreement— Obligation of the TWC Board of Directors to Recommend the Merger Agreement and Call and Hold a Stockholders’ Meeting” beginning on page [—] of this joint proxy statement/prospectus.

Termination of the Merger Agreement (See Page [—])

As more fully described in this joint proxy statement/prospectus and in the merger agreement, and subject to the terms and conditions described in the merger agreement, the merger agreement may be terminated at any time before completion of the merger in any of the following ways:

•	by mutual written consent of Comcast and TWC;

•	by either Comcast or TWC, if:

•	the merger has not been completed on or before the initial end date, unless all conditions to completion have been satisfied on the initial end date other than certain conditions relating to regulatory approvals and either Comcast or TWC elects to extend the initial end date to August 12, 2015, which together with the initial end date is referred to in this joint proxy statement/prospectus as the end date, in which case the merger agreement may be terminated by either Comcast or TWC if the merger has not been completed on or before August 12, 2015; however, the right to terminate the merger agreement at the end date will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be completed by such time;

•	there is in effect any applicable law, order or injunction that makes completion of the merger illegal or otherwise prohibited, or permanently enjoins TWC or Comcast from consummating the merger and, in either such case, such applicable law, order or injunction has become final and non-appealable; however, the right to terminate the merger agreement under this paragraph will not be available to any party whose breach of any provision of the merger agreement results in such applicable law, order or injunction being in effect;

•	TWC stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a TWC stockholders’ meeting called for that purpose;

•	Comcast shareholders fail to approve the stock issuance upon a vote taken on a proposal to approve the stock issuance at a Comcast shareholders’ meeting called for that purpose; or

•	there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 30 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate pursuant to this paragraph is not then in breach of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause the applicable condition to the closing not to be satisfied; or

•	by Comcast, if:

•	the TWC board of directors makes an adverse recommendation change or fails to reaffirm its recommendation to TWC stockholders in favor of adopting the merger agreement as promptly as practicable (but within 10 business days) after receipt of a written request to do so from Comcast, following the public announcement of an acquisition proposal, but only prior to the adoption of the merger agreement by TWC’s stockholders (provided that Comcast may only make such request once with respect to any such acquisition proposal or any material amendment thereto);

•	there is in effect any applicable law, order or injunction, which has become final and non-appealable, of any governmental authority of competent jurisdiction in a jurisdiction in which TWC, Comcast or their respective subsidiaries has substantial operations that imposes any burdensome condition; or

•	prior to the adoption of the merger agreement by TWC stockholders, there has been an intentional and material breach by TWC of (i) any of its obligations described under “The Merger Agreement—No Solicitation by TWC” beginning on page [—] of this joint proxy statement/prospectus, which breach was authorized or permitted by TWC and results in a third party making an acquisition proposal that is reasonably likely to materially interfere with or delay completion of the merger, or (ii) its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement; or

•	by TWC, if:

•	there has been an intentional and material breach of Comcast’s obligations to call and hold a meeting of its shareholders for purposes of approving the stock issuance; or

•	a material breach of the voting agreement shall have occurred that is not curable or, if capable of being cured, is not cured within 30 days notice thereof.

Specific Performance; Remedies (See Page [—])

Under the merger agreement, each of Comcast and TWC is entitled to an injunction or injunctions to prevent breaches of the merger agreement or to enforce specifically the terms and provisions of the merger agreement, in addition to any other remedy to which that party may be entitled at law or in equity.

Material U.S. Federal Income Tax Consequences of the Merger (See Page [—])

Comcast and TWC have structured the merger as a “tax-free” reorganization for U.S. federal income tax purposes. Accordingly, TWC stockholders will generally not recognize any gain or loss for U.S. federal income tax purposes on the exchange of their shares of TWC common stock for Comcast common stock in the merger, except for any gain or loss recognized in connection with any cash received in lieu of fractional Comcast shares. The companies themselves will not recognize gain or loss as a result of the merger. It is a condition to the obligations of TWC and Comcast to complete the merger that each receive a legal opinion from its respective outside counsel that the merger will be a reorganization for U.S. federal income tax purposes and that Comcast, Merger Sub and TWC will each be a party to that reorganization.

Accounting Treatment (See Page [—])

The merger will be accounted for using the acquisition method of accounting with Comcast considered the acquirer of TWC. Comcast will record assets acquired, including identifiable intangible assets, and liabilities assumed from TWC at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 1 of the “Comcast and TWC Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

Rights of TWC Stockholders Will Change as a Result of the Merger (See Page [—])

TWC stockholders will have different rights once they become Comcast shareholders due to differences between the organizational documents of Comcast and TWC and differences between Pennsylvania law, where Comcast is incorporated, and Delaware law, where TWC is incorporated. These differences are described in more detail under “Comparison of Stockholder Rights” beginning on page [—] of this joint proxy statement/prospectus.

Litigation Relating to the Merger (See Page [—])

Following the announcement of the merger, eight putative class action complaints challenging the merger have been filed on behalf of purported TWC stockholders, seven in the Supreme Court of the State of New York, County of New York and one in the Court of Chancery of the State of Delaware. The complaints generally allege, among other things, that the members of the TWC board of directors breached their fiduciary duties to TWC stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that TWC, Comcast and Merger Sub aided and abetted such breaches of fiduciary duties.

The defendants believe that the claims asserted against them in the lawsuits are without merit and intend to defend the litigation vigorously. The litigation is described in more detail under “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Litigation Relating to the Merger” beginning on page [—] of this joint proxy statement/prospectus.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF COMCAST

The following table presents selected historical consolidated financial data of Comcast. The selected financial data of Comcast for each of the years ended December 31, 2013, 2012 and 2011, and as of December 31, 2013 and 2012 are derived from Comcast’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2013, which is referred to in this joint proxy statement/prospectus as the Comcast 2013 10-K, and which is incorporated by reference into this joint proxy statement/prospectus. The selected financial data of Comcast for each of the years ended December 31, 2010 and 2009, and as of December 31, 2011, 2010 and 2009, have been derived from Comcast’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

	Year ended December 31,
	2013	2012	2011(2)	2010	2009
	(in millions, except per share data)
Statement of Income Data
Revenue	$64,657	$62,570	$55,842	$37,937	$35,756
Operating income	13,563	12,179	10,721	7,980	7,214
Net income attributable to Comcast(1)	6,816	6,203	4,160	3,635	3,638
Basic earnings per common share attributable to Comcast shareholders	$2.60	$2.32	$1.51	$1.29	$1.27
Diluted earnings per common share attributable to Comcast shareholders	$2.56	$2.28	$1.50	$1.29	$1.26
Dividends declared per common share	$0.78	$0.65	$0.45	$0.378	$0.297
Balance Sheet Data (at year end)
Total assets	$158,813	$164,971	$157,818	$118,534	$112,733
Total debt, including current portion	47,847	40,458	39,309	31,415	29,096
Comcast shareholders’ equity	50,694	49,356	47,274	44,354	42,721
Statement of Cash Flows Data
Net cash provided by (used in):
Operating activities	$14,160	$14,854	$14,345	$11,179	$10,281
Investing activities	(9,514)	(1,486)	(12,508)	(5,711)	(5,897)
Financing activities	(13,879)	(4,037)	(6,201)	(155)	(4,908)

(1)	For 2013, 2012 and 2011, see Management’s Discussion and Analysis of Financial Condition and Results of Operations included in the Comcast 2013 10-K for a discussion of the effects of items impacting net income attributable to Comcast. In 2013, 2012 and 2011, net income attributable to Comcast is stated after deducting net income attributable to noncontrolling interests of $319 million, $1.7 billion and $1 billion, respectively. The reduction in net income attributable to noncontrolling interests in 2013 was primarily due to the NBCUniversal redemption transaction in March 2013, pursuant to which Comcast acquired the remaining 49% common equity interest in NBCUniversal that it did not already own. See Note 4 to Comcast’s consolidated financial statements included in the Comcast 2013 10-K for additional information on the NBCUniversal redemption transaction.
(2)	On January 28, 2011, Comcast completed the NBCUniversal transaction in which Comcast acquired a controlling interest in NBCUniversal. The results of operations of NBCUniversal are included in the financial information above for all periods following January 28, 2011. See Note 4 to Comcast’s consolidated financial statements included in the Comcast 2013 10-K for additional information on the NBCUniversal transaction.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF TWC

The following table presents selected historical consolidated financial data of TWC. The selected financial data of TWC for each of the years ended December 31, 2013, 2012 and 2011, and as of December 31, 2013 and 2012, are derived from TWC’s audited consolidated financial statements and related notes contained in its Annual Report on Form 10-K for the year ended December 31, 2013, which is referred to in this joint proxy statement/prospectus as the TWC 2013 10-K, and which is incorporated by reference into this joint proxy statement/prospectus. The selected financial data of TWC for each of the years ended December 31, 2010 and 2009, and as of December 31, 2011, 2010 and 2009, have been derived from TWC’s audited consolidated financial statements for such years, which have not been incorporated by reference into this joint proxy statement/prospectus.

	Year ended December 31,
	2013	2012	2011	2010	2009
	(in millions, except per share data)
Statement of Income Data
Revenue	$22,120	$21,386	$19,675	$18,868	$17,868
Operating Income(1)	4,580	4,445	4,069	3,689	3,317
Net income attributable to TWC shareholders	1,954	2,155	1,665	1,308	1,070
Basic net income per common share attributable to TWC common shareholders	$6.76	$6.97	$5.02	$3.67	$3.07
Diluted net income per common share attributable to TWC common shareholders	$6.70	$6.90	$4.97	$3.64	$3.05
Cash dividends declared per share	$2.60	$2.24	$1.92	$1.60	$—
Balance Sheet Data (at year end)
Total assets	$48,273	$49,809	$48,276	$45,822	$43,694
Total debt, including current portion(2)	25,052	26,689	26,442	23,121	22,331
Mandatorily redeemable preferred equity	—	300	300	300	300
Statement of Cash Flows Data
Net cash provided by (used by):
Operating activities	$5,753	$5,525	$5,688	$5,218	$5,179
Investing activities	(3,476)	(3,345)	(3,530)	(2,872)	(3,307)
Financing activities	(5,056)	(4,053)	(28)	(347)	(6,273)

(1)	Operating Income includes merger-related and restructuring costs of $119 million in 2013, $115 million in 2012, $70 million in 2011, $52 million in 2010 and $81 million in 2009. Operating Income in 2011 includes a $60 million impairment charge on wireless assets that will no longer be utilized.
(2)	Total debt includes $1.767 billion, $1.518 billion and $2.122 billion of debt due within one year as of December 31, 2013, 2012 and 2011, respectively.

COMPARATIVE HISTORICAL AND UNAUDITED PRO FORMA PER SHARE DATA

The following table sets forth selected historical and unaudited pro forma combined per share information for Comcast and TWC.

Historical Per Share Information of Comcast and TWC

The historical per share information of each of Comcast and TWC below is derived from the audited consolidated financial statements of each of Comcast and TWC as of, and for the year ended, December 31, 2013.

Unaudited Pro Forma Combined per Comcast Common Share Data

The unaudited pro forma combined per Comcast common share data set forth below gives effect to the merger under the acquisition method of accounting, as if the merger had been effective on January 1, 2013, the first day of Comcast’s fiscal year ended December 31, 2013, in the case of net income, and at December 31, 2013, in the case of book value per share data, and assuming that each outstanding share of TWC common stock had been converted into Comcast common shares based on the exchange ratio.

The unaudited pro forma combined per Comcast common share data is derived from the audited consolidated financial statements of each of Comcast and TWC as of, and for the year ended, December 31, 2013.

The acquisition method of accounting is based on Financial Accounting Standards Board, Accounting Standards Codification, which is referred to in this joint proxy statement/prospectus as ASC, 805, “Business Combinations,” and uses the fair value concepts defined in ASC 820, “Fair Value Measurements and Disclosures,” which Comcast has adopted as required. Acquisition accounting requires, among other things, that assets acquired and liabilities assumed be recognized at their fair values as of the acquisition date. Fair value measurements recorded in acquisition accounting are dependent upon detailed valuation studies of TWC’s assets and liabilities and other studies that have yet to commence. Accordingly, the pro forma adjustments reflect the assets and liabilities of TWC at their preliminary estimated fair values. Differences between these preliminary estimates and the final values in acquisition accounting will occur and these differences could have a material impact on the unaudited pro forma combined per share information set forth in the following table.

The unaudited pro forma combined per Comcast common share data does not purport to represent the actual results of operations that Comcast would have achieved had the companies been combined during these periods or to project the future results of operations that Comcast may achieve after the merger.

Unaudited Pro Forma Combined per TWC Equivalent Share Data

The unaudited pro forma combined per TWC equivalent share data set forth below shows the effect of the merger from the perspective of an owner of TWC common stock. The information was calculated by multiplying the unaudited pro forma combined per Comcast common share amounts by the exchange ratio.

Generally

You should read the below information in conjunction with the selected historical consolidated financial information included elsewhere in this joint proxy statement/prospectus and the historical consolidated financial statements of Comcast and TWC and related notes that have been filed with the SEC, certain of which are incorporated by reference into this joint proxy statement/prospectus. See “Selected Historical Consolidated

Financial Data of Comcast,” “Selected Historical Consolidated Financial Data of TWC” and “Where You Can Find More Information” beginning on pages [—], [—] and [—], respectively, of this joint proxy statement/prospectus. The unaudited pro forma combined per Comcast common share data and the unaudited pro forma combined per TWC equivalent share data is derived from, and should be read in conjunction with, the Comcast and TWC unaudited pro forma condensed combined financial statements and related notes included in this joint proxy statement/prospectus. See “Comcast and TWC Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this joint proxy statement/prospectus.

As of/For the Year Ended December 31, 2013
Comcast Historical per Common Share Data:
Net income—basic	$2.60
Net income—diluted	2.56
Cash dividends paid	0.7475
Book value(1)	19.45
TWC Historical per Common Share Data:
Net income—basic	$6.76
Net income—diluted	6.70
Cash dividends paid	2.60
Book value(1)	24.98
Unaudited Pro Forma Combined per Comcast Common Share Data:
Net income—basic	$2.46
Net income—diluted	2.43
Cash dividends paid(2)	N/A
Book value(1)	26.92
Unaudited Pro Forma Combined per TWC Equivalent Share Data:
Net income—basic(3)	$7.07
Net income—diluted(3)	6.99
Cash dividends paid(2)	N/A
Book value(1)(3)	77.40

(1)	Amount is calculated by dividing shareholders’ equity by common shares or shares of common stock, as applicable, outstanding.
(2)	Pro forma combined dividends per share is not presented as the dividend policy for the combined entity will be determined by the Comcast board of directors following completion of the merger.
(3)	Amounts calculated by multiplying unaudited pro forma combined per share amounts by the exchange ratio in the merger (2.875 shares of Comcast Class A common stock for each share of TWC common stock).

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

Market Prices

The following table sets forth, for the calendar periods indicated, the high and low intra-day sales prices per share of Comcast Class A common stock and Comcast Class A Special common stock and per share of TWC common stock. Comcast Class A common stock is listed on NASDAQ under the symbol CMCSA, and Comcast Class A Special common stock is listed on NASDAQ under the symbol CMCSK. There is no established public trading market for Comcast Class B common stock. The Comcast Class B common stock can be converted, on a share-for-share basis, into Comcast Class A common stock or Comcast Class A Special common stock. TWC’s common stock is listed on the New York Stock Exchange under the symbol TWC.

	Comcast Class A				Comcast Class A Special				TWC Common Stock
	High		Low		High		Low		High		Low
2012:
First Calendar Quarter		$30.41		$24.28		$30.00		$23.97		$81.75		$63.93
Second Calendar Quarter		31.99		28.09		31.48		27.80		83.64		73.52
Third Calendar Quarter		36.90		31.04		35.83		30.60		96.57		81.07
Fourth Calendar Quarter		38.22		34.94		36.91		34.00		100.50		89.06
2013:
First Calendar Quarter		$42.01		$37.21		$40.33		$35.84		$102.00		$84.57
Second Calendar Quarter		43.74		38.75		41.88		37.35		113.06		89.81
Third Calendar Quarter		46.33		40.26		46.00		38.55		120.93		106.01
Fourth Calendar Quarter		52.09		44.09		49.94		42.62		139.85		108.88
2014:
First Calendar Quarter (through [—], 2014)	$		$		$		$		$		$

The following table sets forth the closing price per share of Comcast Class A common stock and Comcast Class A Special common stock and of TWC common stock as of February 12, 2014, the last trading day before the public announcement of the merger agreement, and as of [—], 2014, the most recent practicable trading day prior to the date of this joint proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each share of TWC common stock as of the same two dates. This implied value was calculated by multiplying the closing price of a share of Comcast Class A common stock on the relevant date by the exchange ratio of 2.875.

	Comcast Class A Common Stock		Comcast Class A Special Common Stock		TWC Common Stock		Implied Per Share Value of Merger Consideration
February 12, 2014		$55.24		$52.95		$135.31		$158.82
[—], 2014	$		$		$		$

The market prices of shares of Comcast Class A common stock and Comcast Class A Special common stock and TWC common stock have fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the TWC special meeting and the date the merger is completed and thereafter. No assurance can be given concerning the market prices of Comcast Class A common stock and Comcast Class A Special common stock and TWC common stock before completion of the merger or Comcast Class A common stock or Comcast Class A Special common stock after completion of the merger. The exchange ratio is fixed in the merger agreement, but the market price of Comcast Class A common stock (and therefore the value of the merger consideration) when received by TWC stockholders after the merger is completed could be greater than, less than or the same as shown in the table above. Accordingly, TWC stockholders are advised to obtain current market quotations for Comcast Class A common stock and TWC common stock in deciding whether to vote for adoption of the merger agreement.

Dividends

Comcast currently pays a quarterly dividend on Comcast common shares and last paid a quarterly dividend on January 23, 2014, of $0.195 per share. In addition, on January 28, 2014, Comcast declared a quarterly dividend of $0.225 per share, which will be paid on April 23, 2014 to Comcast shareholders of record at the close of business on April 2, 2014. Under the terms of the merger agreement, during the period before completion of the merger, Comcast is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.225 per share per quarter in 2014, as such amount may be increased for 2015 in the ordinary course of business consistent with past practice.

TWC currently pays a quarterly dividend on TWC common stock, and last paid a quarterly dividend on March 17, 2014, of $0.75 per share. Under the terms of the merger agreement, during the period before completion of the merger, TWC is not permitted to declare, set aside or pay any dividend or other distribution other than its regular cash dividend in the ordinary course of business consistent with past practice in an amount not to exceed $0.75 per share per quarter in 2014, as such amount may be increased for 2015 in the ordinary course of business consistent with past practice.

In addition, the merger agreement provides that Comcast and TWC will coordinate the declaration of dividends in order that holders of shares of Comcast Class A common stock and TWC common stock do not receive two dividends or fail to receive one dividend for any quarter in respect of shares of TWC common stock, on the one hand, and shares of Comcast Class A common stock issuable in respect of such shares of TWC common stock, on the other hand.

Any former TWC stockholder who holds the Comcast Class A common stock into which TWC common stock has been converted in connection with the merger will receive whatever dividends are declared and paid on Comcast Class A common stock after completion of the merger. However, no dividend or other distribution having a record date after completion of the merger will actually be paid with respect to any Comcast Class A common stock into which TWC common stock has been converted in connection with the merger until the certificates formerly representing shares of TWC common stock have been surrendered (or the book-entry shares formerly representing shares of TWC common stock have been transferred), at which time any accrued dividends and other distributions on those shares of Comcast Class A common stock will be paid without interest. Subject to the limitations set forth in the merger agreement, any future dividends by Comcast will be made at the discretion of the Comcast board of directors. Subject to the limitations set forth in the merger agreement, any future dividends by TWC will be made at the discretion of the TWC board of directors. There can be no assurance that any future dividends will be declared or paid by Comcast or TWC or as to the amount or timing of those dividends, if any.

COMCAST AND TWC UNAUDITED

PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

The following Comcast and TWC unaudited pro forma condensed combined financial statements, which are referred to in this joint proxy statement/prospectus as the unaudited pro forma financial information, gives effect to the proposed merger in which TWC will become a 100% owned subsidiary of Comcast. The Unaudited Pro Forma Condensed Combined Balance Sheet is presented as if the merger had closed on December 31, 2013. The Unaudited Pro Forma Condensed Combined Statement of Income is presented as if the merger had closed on January 1, 2013. The unaudited pro forma financial information is based on the historical consolidated financial statements of Comcast and TWC, and the assumptions and adjustments set forth in the accompanying explanatory notes.

The unaudited pro forma financial information was prepared using the acquisition method of accounting with Comcast treated as the accounting acquirer and, therefore, the historical basis of Comcast’s assets and liabilities was not affected by the merger. The unaudited pro forma financial information has been developed from and should be read in conjunction with the Comcast and TWC audited consolidated financial statements and related notes contained in the Comcast 2013 10-K and the TWC 2013 10-K, which are incorporated by reference into this joint proxy statement/prospectus. For purposes of developing the Unaudited Pro Forma Condensed Combined Balance Sheet as of December 31, 2013, TWC’s assets, including identifiable intangible assets, and liabilities have been recorded at their estimated fair values and the excess purchase price has been assigned to goodwill. The fair values assigned in this unaudited pro forma financial information are preliminary and represent Comcast management’s best estimate of fair value and are subject to revision. The unaudited pro forma financial information is provided for illustrative purposes only and is based on available information and assumptions that Comcast believes are reasonable. It does not purport to represent what the actual consolidated results of operations or the consolidated financial position of Comcast would have been had the merger occurred on the dates indicated, nor is it necessarily indicative of future consolidated results of operations or consolidated financial position. The actual financial position and results of operations will differ, perhaps significantly, from the pro forma amounts reflected herein due to a variety of factors, including access to additional information, changes in value not currently identified and changes in operating results following the date of the unaudited pro forma financial information.

Comcast announced that it is prepared to divest systems serving up to approximately three million customers in order to address potential concerns of regulators. There is no commitment or probable transaction related to these potential divestitures, no specific systems have been identified and the manner in which any potential divestitures might be effected has not been determined. As such, the unaudited pro forma financial information does not include adjustments to give effect to any potential divestitures.

Comcast intends to review the synergies of the combined business, which may result in a plan to realign or reorganize certain of TWC’s existing operations. The costs of implementing such a plan, if it was to occur, and any resulting future cost savings have not been reflected in the accompanying unaudited pro forma financial information.

Upon closing of the merger, TWC stockholders will receive 2.875 shares of Comcast Class A common stock in exchange for each share of TWC common stock. For purposes of this unaudited pro forma financial information, giving effect to the exchange ratio described above, the estimated aggregate consideration to complete the merger would have been $41.3 billion based upon a per share price of $50.64, the closing price of shares of Comcast Class A common stock on March 14, 2014, and 278.3 million shares of TWC common stock outstanding as of March 14, 2014. ASC 805, “Business Combinations,” requires that the consideration transferred be measured at the date the merger is completed at the then-current market price. This requirement will likely result in a total consideration that is different from the amount assumed in these unaudited pro forma condensed combined financial statements. Based on the 278.3 million shares of TWC common stock outstanding as of March 14, 2014 and the fixed exchange ratio described above, each dollar increase (decrease) in the per share price of the Comcast Class A common stock will result in a $800 million increase (decrease) in the total consideration for the transaction, substantially all of which Comcast expects would be recorded as an increase (decrease) in the amount of goodwill recorded in the transaction. The outstanding number of shares of TWC common stock will change prior to the closing of the merger due to transactions in the ordinary course, including the vesting of outstanding TWC equity awards. These changes are not expected to have a material effect on this unaudited pro forma financial information.

Unaudited Pro Forma Condensed Combined Balance Sheet

As of December 31, 2013

(in millions)	Comcast Corporation	Time Warner Cable Inc.	Pro Forma Adjustments	Notes	Pro Forma
Assets
Current Assets:
Cash and cash equivalents	$1,718	$525	$—		$2,243
Investments	3,573	—	—		3,573
Receivables, net	6,376	954	(79)	2a	7,251
Programming rights	928	—	—		928
Deferred income tax assets	—	334	(334)	2a	—
Other current assets	1,480	331	323	2a, 2g	2,134

Total current assets	14,075	2,144	(90)		16,129
Film and television costs	4,994	—	—		4,994
Investments	3,770	56	(4)	2b	3,822
Property and equipment, net	29,840	15,056	(801)	2a, 2c	44,095
Franchise rights	59,364	26,012	14,688	2d	100,064
Goodwill	27,098	3,196	17,969	2e	48,263
Other intangible assets, net	17,329	552	8,870	2a, 2d	26,751
Other noncurrent assets, net	2,343	1,257	(103)	2g	3,497

Total assets	$158,813	$48,273	$40,529		$247,615

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses related to trade creditors	$5,528	$565	$790	2a	$6,883
Accrued participations and residuals	1,239	—	—		1,239
Deferred revenue	898	188	(164)	2a	922
Accrued programming expense	—	869	(869)	2a	—
Accrued expenses and other current liabilities	7,967	1,837	364	2a, 2f, 2l	10,168
Current portion of long-term debt	3,280	1,767	(4)	2g	5,043

Total current liabilities	18,912	5,226	117		24,255
Long-term debt, less current portion	44,567	23,285	3,467	2g	71,319
Deferred income taxes	31,935	12,098	2,892	2h	46,925
Other noncurrent liabilities	11,384	717	—		12,101
Commitments and contingencies
Redeemable noncontrolling interests and redeemable subsidiary preferred stock	957	—	—		957
Equity:
Comcast Corporation total shareholders’ equity	50,694	—	41,000	2f, 2i	91,694
Time Warner Cable Inc. total stockholders’ equity	—	6,943	(6,943)	2j	—
Noncontrolling interests	364	4	(4)	2b	364

Total equity	51,058	6,947	34,053		92,058

Total liabilities and equity	$158,813	$48,273	$40,529		$247,615

See accompanying notes to unaudited pro forma financial information.

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended December 31, 2013

(in millions, except per share data)	Comcast Corporation	Time Warner Cable Inc.	Pro Forma Adjustments	Notes	Pro Forma
Revenue	$64,657	$22,120	$(448)	2a	$86,329
Costs and Expenses:
Programming and production	19,670	—	4,386	2a	24,056
Other operating and administrative	18,584	—	8,791	2a, 2k, 2l	27,375
Advertising, marketing and promotion	4,969	—	624	2a	5,593
Cost of revenue	—	10,342	(10,342)	2a	—
Selling, general and administrative	—	3,798	(3,798)	2a	—
Depreciation	6,254	3,155	(270)	2a, 2c	9,139
Amortization	1,617	126	1,219	2a, 2d	2,962
Merger-related and restructuring costs	—	119	(119)	2a	—

	51,094	17,540	491		69,125
Operating income	13,563	4,580	(939)		17,204
Other Income (Expense):
Interest expense	(2,574)	(1,552)	396	2a, 2g	(3,730)
Investment income (loss), net	576	—	3	2a	579
Equity in net income (losses) of investees, net	(86)	—	20	2a, 2b	(66)
Other income (expense), net	(364)	11	(19)	2a	(372)

	(2,448)	(1,541)	400		(3,589)

Income before income taxes	11,115	3,039	(539)		13,615
Income tax expense	(3,980)	(1,085)	210	2h	(4,855)

Net income	7,135	1,954	(329)		8,760
Net (income) loss attributable to noncontrolling interests and redeemable subsidiary preferred stock	(319)	—	(1)	2b	(320)

Net income attributable to Comcast Corporation	$6,816	$1,954	$(330)		$8,440

Earnings per share attributable to Comcast Corporation shareholders:
Basic	$2.60	$6.76			$2.46	2m
Diluted	$2.56	$6.70			$2.43	2m

Weighted average shares outstanding:
Basic	2,625	288			3,425	2m
Diluted	2,665	292			3,477	2m

See accompanying notes to unaudited pro forma financial information.

Notes to Unaudited Pro Forma Financial Information

Note 1. Basis of Presentation

On February 12, 2014, Comcast and TWC entered into the merger agreement which provides for a merger in which TWC will become a 100% owned subsidiary of Comcast. If the merger is completed, TWC stockholders will have the right to receive, in exchange for each share of TWC common stock owned immediately prior to the merger, 2.875 shares of Comcast Class A common stock. Upon completion of the merger, TWC stock options and other equity awards will generally convert into stock options and equity awards with respect to Comcast Class A common stock, after giving effect to the exchange ratio. The exchange ratio is fixed and will not be adjusted for changes in the market value of shares of Comcast Class A common stock or TWC common stock. Because the exchange ratio was fixed at the time the merger agreement was executed and because the market value of Comcast Class A common stock and TWC common stock will continue to fluctuate, TWC stockholders cannot be sure of the value of the shares of Comcast Class A common stock they will receive relative to the value of their shares of TWC common stock and will likely result in a per share equity component different from the $50.64 closing price of Comcast Class A common stock on March 14, 2014 that is assumed for purposes of this unaudited pro forma financial information, and that difference may be material.

The merger will be accounted for using the acquisition method of accounting with Comcast considered the acquirer of TWC.

The accompanying unaudited pro forma financial information is intended to reflect the impact of the merger on Comcast’s consolidated financial statements and presents the pro forma consolidated financial position and results of operations of Comcast based on the historical financial statements of Comcast and TWC after giving effect to the merger and pro forma adjustments as described in these notes. Pro forma adjustments are included only to the extent they are (i) directly attributable to the merger, (ii) factually supportable and (iii) with respect to the statement of income, expected to have a continuing impact on the combined results. The accompanying unaudited pro forma financial information is presented for illustrative purposes only and does not reflect the costs of any integration activities or benefits that may result from realization of future cost savings due to operating efficiencies or synergies expected to result from the merger.

The Unaudited Pro Forma Condensed Combined Balance Sheet gives effect to the merger as if it had occurred on December 31, 2013, and the Unaudited Pro Forma Condensed Combined Statement of Income gives effect to the merger as if it had occurred on January 1, 2013.

Fair Value Adjustments

The unaudited pro forma financial information reflects the preliminary assessment of fair values and lives assigned to the assets acquired and liabilities assumed. Fair value estimates were determined based on preliminary discussions between Comcast and TWC management, due diligence efforts and information available in public filings. The detailed valuation studies necessary to arrive at the required estimates of the fair values for the TWC assets acquired and liabilities assumed have not commenced. Significant assets and liabilities that are subject to preparation of valuation studies to determine appropriate fair value adjustments include property and equipment, identifiable intangible assets, including franchise rights, and debt obligations. Changes to the fair values of these assets and liabilities will also result in changes to deferred tax liabilities.

Purchase Price

The Unaudited Pro Forma Condensed Combined Balance Sheet has been adjusted to reflect the estimated fair values of the identifiable assets acquired and liabilities assumed and the excess of the consideration over these fair values is recorded to goodwill. The fair value of the consideration, or the purchase price, in the unaudited pro forma financial information is approximately $41.3 billion. This amount was derived based on the outstanding shares of TWC common stock at March 14, 2014, the exchange ratio and a price per share of Comcast Class A common stock of $50.64, which represents the closing price on March 14, 2014. The actual number of shares of Comcast Class A common stock issued to TWC stockholders upon closing of the merger will be based on the actual number of shares of TWC common stock outstanding when the merger closes, and the valuation of those shares will be based on the trading price of Comcast Class A common stock at that time. TWC equity awards outstanding at the time of the closing of the merger will be assumed by Comcast. TWC equity awards held by current employees will be converted into equity awards with respect to Comcast Class A common stock, after giving effect to the 2.875 exchange ratio. The terms of these awards, including vesting provisions, will generally be identical to those of the historical TWC equity awards. TWC equity awards held by non-employees, whether or not vested, will be canceled and the holders will be entitled to cash in an amount equal to the value of the equity awards as if they were converted on the basis described above. The fair value of vested equity awards held by employees and equity awards held by non-employees, whether or not vested, will be considered part of the purchase price. Accordingly, the purchase price includes estimated fair values for employee and non-employee TWC equity awards of $574 million and $177 million, respectively.

The table below presents the preliminary purchase price as if the merger had closed on December 31, 2013, along with a preliminary allocation of purchase price to the assets acquired and liabilities assumed:

Preliminary Purchase Price

(in millions, except per share data)
Outstanding shares of TWC common stock as of March 14, 2014	278.3
Share exchange ratio	2.875

Shares of Comcast Class A common stock to be issued	800.1
Price per share as of March 14, 2014	$50.64
Fair value of Comcast Class A common stock issued	40,518
Fair value of Comcast equity awards issued in exchange for vested TWC equity awards	574
Cash paid for TWC non-employee equity awards	177

$41,269

Preliminary Allocation of Purchase Price

(in millions)
Cash and cash equivalents	$525
Receivables and other current assets	1,529
Property and equipment	14,255
Franchise rights	40,700
Goodwill	21,165
Other identifiable intangible assets	9,422
Other noncurrent assets	1,206
Long-term debt, including current portion	(28,515)
Deferred income tax liabilities	(14,990)
Other liabilities assumed	(4,028)

$41,269

Upon completion of the fair value assessment following the merger, Comcast anticipates the ultimate fair values of the net assets acquired will differ from the preliminary assessment outlined above. Generally, changes to the initial estimates of the fair value of the assets and liabilities will be recorded as adjustments to those assets and liabilities and residual amounts will be allocated to goodwill.

Other Transaction-related Adjustments

The unaudited pro forma financial information reflects certain reclassifications of TWC balance sheet and statement of income categories to conform to Comcast’s presentation.

The unaudited pro forma financial information reflects certain adjustments to eliminate transactions between Comcast and TWC.

The unaudited pro forma financial information does not reflect any adjustments to conform TWC’s accounting policies to those adopted by Comcast as no such adjustments were identified that would have a material effect on the unaudited pro forma financial information.

Further review may identify additional reclassifications, intercompany transactions or differences between the accounting policies of the two companies that, when conformed, could have a material impact on the unaudited pro forma financial information of the combined company. At this time, Comcast and TWC are not aware of any reclassifications, intercompany transactions or accounting policy differences that would have a material impact on the unaudited pro forma financial information that are not reflected in the pro forma adjustments.

Items Not Adjusted in the Unaudited Pro Forma Financial Information

The unaudited pro forma financial information does not include any adjustment for liabilities or related costs that may result from integration activities, since management is in the process of making these assessments. Significant liabilities and related costs may ultimately be recorded for employee severance or relocation, costs of vacating some facilities and costs associated with other exit and integration activities.

Comcast and TWC anticipate that the merger will result in significant annual operating synergies that would be unachievable without completing the transaction. No assurance can be made that Comcast will be able to achieve these synergies and any such synergies have not been reflected in the unaudited pro forma financial information.

The Unaudited Pro Forma Condensed Combined Statement of Income does not include any material nonrecurring charges that might arise as a result of the merger, including supplemental bonuses. The Unaudited Pro Forma Condensed Combined Balance Sheet only includes adjustments for transaction-related costs that are factually supportable.

Comcast announced that it is prepared to divest systems serving up to approximately three million customers in order to address potential concerns of regulators. There is no commitment or probable transaction related to these potential divestitures, no specific systems have been identified and the manner in which any potential divestitures might be effected has not been determined. As such, the unaudited pro forma financial information does not include adjustments to give effect to any potential divestitures.

Comcast and TWC each have investments in certain entities which are accounted for under the equity method of accounting. As a result of the merger, these entities may be required to be consolidated as a result of the governance structure at that time. The consolidation of these entities has not been reflected in the unaudited pro forma financial information because it is not expected to have a material effect on the unaudited pro forma financial information. The values of these and other TWC investments and TWC’s noncontrolling interests have not been adjusted to fair value in the unaudited pro forma financial information as the valuation studies necessary to arrive at the required estimates of fair value have not commenced.

The merger may result in a change in Comcast’s tax rate used to determine deferred income taxes due to changes in apportionment factors related to state income taxes. Any changes in Comcast’s deferred taxes as a result of the merger will be reflected in income as of the closing date. The unaudited pro forma financial information does not include the impact of any such changes on Comcast’s existing deferred tax assets and liabilities as the analysis is not complete.

Note 2. Transaction-related Adjustments

The unaudited pro forma financial information reflects the following adjustments:

(a)	Conforming reclassifications and adjustments. Certain reclassifications have been made to amounts in the TWC balance sheet and statement of income to conform to Comcast’s presentation, including reclassifying TWC’s deferred income tax assets to other current assets, software and related amortization from property and equipment, net and depreciation to other intangible assets, net and amortization, respectively, accrued programming expense to accounts payable and accrued expenses related to trade creditors, subscriber-related liabilities from deferred revenue to accrued expenses and other current liabilities, and presenting components of TWC’s cost of revenue, selling, general and administrative expenses and merger-related and restructuring costs within the relevant Comcast costs and expenses captions. In addition, adjustments have been made to eliminate balances and activity, principally related to programming and advertising, between Comcast and TWC for purposes of the combined pro forma presentation.

(b)	Investments and noncontrolling interests. Adjustment to eliminate a TWC investment accounted for under the equity method with the noncontrolling interest balance recorded at Comcast. The entity is a consolidated subsidiary of Comcast and, therefore, Comcast accounts for the TWC interest as a noncontrolling interest.

(c)	Property and equipment. TWC’s property and equipment is reflected at book value. No adjustment has been made because it was preliminarily assumed that the recorded book value in the TWC balance sheet approximates the fair value. As such, there is no adjustment to depreciation expense resulting from a pro forma fair value adjustment.

(d)	Intangible assets. Adjustments to reflect the fair values of TWC’s identifiable intangible assets. The primary assets include cable franchise rights and customer relationships. Cable franchise rights will not be amortized and will be subject to an annual impairment review. The amortization adjustment for the customer relationships asset is based on a preliminary assumption of amortization on a straight-line basis. This assumption is subject to further analysis and may change to a more accelerated recognition pattern, which would result in a change to the incremental amortization adjustment included in the unaudited pro forma financial information. No adjustment has been made to software or the related amortization expense because it was preliminarily assumed that the recorded book value in the TWC balance sheet approximates the fair value. The following table presents information about the identifiable intangible assets:

Intangible Asset	Fair Value	Adjustment	Useful Life	Incremental Amortization
	(in millions)
Cable franchise rights	$40,700	$14,688	Indefinite
Customer relationships and other	8,621	8,069	8 years	$949
Software	801	—	3-5 years	—

(e)	Goodwill. Adjustments to record goodwill resulting from the merger. Goodwill is not amortized but rather is assessed for impairment at least annually or more frequently whenever events or circumstances indicate that goodwill might be impaired.

(f)	Transaction-related costs. Adjustment to record liabilities of $92 million, net of related tax benefits, for advisory fees related to the merger with a corresponding adjustment to Comcast shareholders’ equity. Amount does not include estimates for fees that are not factually supportable.

(g)	Long-term debt. Adjustments to record long-term debt at fair value using quoted market values as of March 14, 2014. TWC deferred debt issuance costs were also eliminated. The difference between the fair value and the face amount of each borrowing is amortized as interest expense over the remaining term of the borrowing based on its maturity date, resulting in a reduction in interest expense of $386 million. Interest expense is further adjusted to reflect the elimination of $13 million of amortization related to TWC’s previously deferred debt issuance costs.

(h)	Income taxes. Adjustment to record the deferred tax impact of acquisition accounting adjustments primarily related to intangible assets, including franchise rights, and long-term debt. The incremental deferred tax liabilities and the income tax expense impact of the pro forma adjustments were recorded using an estimated statutory tax rate of 39%.

(i)	Comcast Class A common stock issuance. An estimated 800 million shares of Comcast Class A common stock will be issued to TWC stockholders, based on TWC shares of common stock outstanding as of March 14, 2014, at a per share price of $50.64, which was the closing price on March 14, 2014, for a total value of $40.5 billion. Additionally, the purchase price includes vested Comcast equity awards with an estimated fair value of $574 million that will be issued to replace vested equity awards held by employees of TWC.

(j)	TWC stockholders’ equity. The elimination of all TWC stockholders’ equity, including common stock, additional paid-in capital, accumulated other comprehensive income and accumulated deficit.

(k)	Pension amortization. Adjustment to remove the net periodic benefit costs of $75 million associated with the amortization of net actuarial losses and prior service credits for TWC’s pension plans.

(l)	Share-based compensation. Adjustment to record incremental compensation expense of $65 million related to converted TWC equity awards because compensation expense, following the closing of the merger, will reflect the fair value of the awards as of the closing date. At closing, TWC employee vested equity awards will be converted into equity awards with respect to Comcast Class A common stock, after giving effect to the 2.875 exchange ratio. Accrued expenses and other current liabilities includes an adjustment of $177 million for TWC non-employee equity awards. A corresponding tax benefit of $69 million is also included in accrued expenses and other current liabilities. These awards, whether or not vested, will be canceled and the holders will be entitled to cash in an amount equal to the value of the equity awards as if they were converted on the basis described above.

(m)	Earnings per share. The pro forma combined basic and diluted earnings per share for the year ended December 31, 2013 is calculated as follows:

Year Ended December 31, 2013
(in millions, except per share data)
Pro forma net income	$8,440
Basic weighted average Comcast shares outstanding	2,625
TWC shares converted to Comcast shares(a)	800

Basic weighted average shares outstanding	3,425
Dilutive effect of securities:
Comcast equity awards	40
TWC equity awards converted to Comcast shares(a)	12

Diluted weighted average shares outstanding	3,477

Pro forma basic earnings per share	$2.46
Pro forma diluted earnings per share	$2.43

(a)	Represents the estimated number of shares of Comcast Class A common stock to be issued to TWC stockholders based on the number of shares of TWC common stock outstanding as of March 14, 2014 and after giving effect to the exchange ratio as determined in the merger agreement. TWC basic shares outstanding and the estimated dilutive effect of TWC stock awards were 278 million and 4 million, respectively.

RISK FACTORS

In addition to the other information contained or incorporated by reference into this joint proxy statement/prospectus, including the matters addressed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this joint proxy statement/prospectus, TWC stockholders should carefully consider the following risk factors in determining whether to vote for the adoption of the merger agreement, and Comcast shareholders should carefully consider the following risk factors in deciding whether to vote for the approval of the stock issuance. You should also read and consider the risk factors associated with each of the businesses of TWC and Comcast because these risk factors may affect the operations and financial results of the combined company. These risk factors may be found under Part I, Item 1A, “Risk Factors” in the Comcast 2013 10-K and the TWC 2013 10-K, each of which is on file with the SEC and both of which are incorporated by reference into this joint proxy statement/prospectus.

Because the exchange ratio is fixed and the market price of Comcast Class A common stock has fluctuated and will continue to fluctuate, TWC stockholders cannot be sure at the time they vote on the merger of the value of the merger consideration they will receive or the value of the TWC common stock they will give up.

Upon completion of the merger, each share of TWC common stock outstanding immediately prior to the merger (other than those held by TWC as treasury stock or any shares that may be owned by Comcast immediately prior to the effective time) will be converted into the right to receive 2.875 shares of Comcast Class A common stock. Because the exchange ratio is fixed, the value of the merger consideration will depend on the market price of Comcast Class A common stock at the time the merger is completed. The value of the merger consideration has fluctuated since the date of the announcement of the merger agreement and will continue to fluctuate from the date of this joint proxy statement/prospectus to the date of the TWC special meeting and the date the merger is completed and thereafter. The closing price per share of TWC common stock as of February 12, 2014, the last trading date before the public announcement of the merger agreement, was $135.31, and the closing price per share has fluctuated as high as $[—] and as low as $[—] between that date and [—], 2014. The closing price per share of Comcast Class A common stock as of February 12, 2014, the last trading date before the public announcement of the merger agreement, was $55.24, and the closing price per share has fluctuated as high as $[—] and as low as $[—] between that date and [—], 2014. Accordingly, at the time of the TWC special meeting, TWC stockholders will not know or be able to determine the market value of the merger consideration they would receive upon completion of the merger. Stock price changes may result from a variety of factors, including, among others, general market and economic conditions, changes in Comcast’s and TWC’s respective businesses, operations and prospects, market assessments of the likelihood that the merger will be completed, the timing of the merger and regulatory considerations. Many of these factors are beyond Comcast’s and TWC’s control.

The market price of Comcast Class A common stock after the merger may be affected by factors different from those affecting shares of TWC common stock currently.

Upon completion of the merger, holders of TWC common stock will become holders of shares of Comcast Class A common stock. The businesses of Comcast differ from those of TWC in important respects, and, accordingly, the results of operations of Comcast after the merger, as well as the market price of Comcast Class A common stock, may be affected by factors different from those currently affecting the results of operations of TWC. For further information on the businesses of Comcast and TWC and certain factors to consider in connection with those businesses, see the documents incorporated by reference into this joint proxy statement/prospectus and referred to under “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

After completion of the merger, Comcast may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Comcast Class A common stock.

The success of the merger will depend, in part, on Comcast’s ability to realize the anticipated benefits and cost savings from combining the businesses of Comcast and TWC. The ability of Comcast to realize these anticipated benefits and cost savings is subject to certain risks including:

•	Comcast’s ability to successfully combine the businesses of Comcast and TWC; and

•	whether the combined business will perform as expected.

If Comcast is not able to successfully combine the businesses of Comcast and TWC within the anticipated time frame, or at all, the anticipated cost savings and other benefits of the merger may not be realized fully or at all or may take longer to realize than expected, the combined businesses may not perform as expected and the value of the Comcast Class A common stock (including the merger consideration) may be adversely affected.

Comcast and TWC have operated and, until completion of the merger, will continue to operate, independently, and there can be no assurances that their businesses can be integrated successfully. It is possible that the integration process could result in the loss of key Comcast or TWC employees, the loss of subscribers and customers, the disruption of either company’s or both companies’ ongoing businesses or in unexpected integration issues, higher than expected integration costs and an overall post-completion integration process that takes longer than originally anticipated. Specifically, the following issues, among others, must be addressed in integrating the operations of TWC and Comcast in order to realize the anticipated benefits of the merger so the combined business performs as expected:

•	combining certain of the companies’ operations and corporate functions;

•	integrating the companies’ technologies;

•	integrating and unifying the product offerings and services available to customers;

•	identifying and eliminating redundant and underperforming functions and assets;

•	harmonizing the companies’ operating practices, employee development and compensation programs, internal controls and other policies, procedures and processes;

•	maintaining existing agreements with customers, distributors, providers and vendors and avoiding delays in entering into new agreements with prospective customers, distributors, providers and vendors;

•	addressing possible differences in business backgrounds, corporate cultures and management philosophies;

•	consolidating the companies’ administrative and information technology infrastructure;

•	coordinating programming, distribution and marketing efforts;

•	managing the movement of certain positions to different locations;

•	coordinating geographically dispersed organizations; and

•	effecting potential divestitures and other actions that may be required in connection with obtaining regulatory approvals.

In addition, at times the attention of certain members of either company’s or both companies’ management and resources may be focused on completion of the merger and the integration of the businesses of the two companies and diverted from day-to-day business operations, which may disrupt each company’s ongoing business and the business of the combined company.

Comcast and TWC may have difficulty attracting, motivating and retaining executives and other key employees in light of the merger.

Uncertainty about the effect of the merger on Comcast and TWC employees may impair Comcast’s and TWC’s ability to attract, retain and motivate key personnel prior to and following the merger. Employee retention may be particularly challenging during the pendency of the merger, as employees of Comcast and TWC may experience uncertainty about their future roles with the combined business. In addition, pursuant to change-in-control provisions in their respective employment agreements with TWC, certain key employees of TWC are entitled to receive severance payments upon a constructive termination of employment. Certain key TWC employees potentially could terminate their employment following specified circumstances set forth in their employment agreements, including certain changes in such key employees’ duties, position, compensation and benefits or primary office location and collect severance. Such circumstances could occur in connection with the merger as a result of changes in roles and responsibilities. See “Interests of Certain Persons in the Merger” beginning on page [—] of this joint proxy statement/prospectus for a further discussion of some of these issues. If key employees of Comcast or TWC depart, the integration of the companies may be more difficult and the combined company’s business following the merger may be harmed. Furthermore, Comcast may have to incur significant costs in identifying, hiring and retaining replacements for departing employees and may lose significant expertise and talent relating to the businesses of Comcast or TWC, and Comcast’s ability to realize the anticipated benefits of the merger may be adversely affected. In addition, there could be disruptions to or distractions for the workforce and management associated with activities of labor unions or integrating employees into Comcast.

Completion of the merger is subject to many conditions and if these conditions are not satisfied or waived, the merger will not be completed.

The obligations of Comcast and TWC to complete the merger are subject to satisfaction or waiver of a number of conditions, including, among others: (i) adoption of the merger agreement by TWC stockholders, (ii) approval of the stock issuance by Comcast shareholders, (iii) expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act, (iv) adoption of an order, and release of the full text thereof, by the FCC granting its consent to the transfer of control or assignment of the licenses and authorizations issued by the FCC to TWC or any of its subsidiaries or affiliates and approval of certain LFAs, such that the sum of the aggregate number of subscribers of TWC belonging to franchise areas for which either (x) no LFA consent is required or (y) if LFA consent is required, such consent shall have been obtained, shall be no less than 85% of the aggregate number of video subscribers of TWC, (v) absence of any applicable law, order or injunction of certain governmental authorities that prohibits completion of the merger, (vi) approval for the listing on NASDAQ of the shares of Comcast Class A common stock to be issued in the merger, subject only to official notice of issuance, (vii) accuracy of the representations and warranties made in the merger agreement by the other party, subject to certain materiality thresholds, (viii) performance in all material respects by the other party of the material obligations required to be performed by it at or prior to completion of the merger, and (ix) the absence of a material adverse effect on the other party (see “The Merger Agreement—Definition of ‘Material Adverse Effect’” beginning on page [—] of this joint proxy statement/prospectus for the definition of material adverse effect). In certain cases, Comcast’s obligation to complete the merger is further subject to the relevant governmental approvals having been received without the imposition of, and there being no applicable law imposing, a burdensome condition (see “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this joint proxy statement/prospectus for a definition of burdensome condition). For a more complete summary of the conditions that must be satisfied or waived prior to completion of the merger, see “The Merger Agreement—Conditions to Completion of the Merger” beginning on page [—] of this joint proxy statement/prospectus. There can be no assurance that the conditions to closing of the merger will be satisfied or waived or that the merger will be completed. See “—Failure to complete the merger could negatively impact the stock price and the future business and financial results of Comcast and TWC,” below.

In order to complete the merger, Comcast and TWC must make certain governmental filings and obtain certain governmental authorizations, and if such filings and authorizations are not made or granted or are granted with conditions to the parties, completion of the merger may be jeopardized or the anticipated benefits of the merger could be reduced.

Completion of the merger is conditioned upon the expiration or early termination of the waiting periods relating to the merger under the HSR Act and the required governmental authorizations, including an order of the FCC, having been obtained and being in full force and effect. Although Comcast and TWC have agreed in the merger agreement to use their reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be, there can be no assurance that the relevant waiting periods will expire or that the relevant authorizations will be obtained. In addition, the governmental authorities with or from which these authorizations are required have broad discretion in administering the governing regulations. As a condition to authorization of the merger or related transactions, these governmental authorities may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of Comcast’s business after completion of the merger. Under the terms of the merger agreement, subject to certain exceptions, (i) Comcast is prepared to divest up to approximately three million subscribers of the combined company, and (ii) Comcast and its subsidiaries are required to (A) accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of it, its subsidiaries or TWC and its subsidiaries, so long as such actions are consistent in scope and magnitude with the conditions and actions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with prior acquisitions of United States domestic cable systems consummated within the past twelve years with an aggregate purchase price of at least $500 million, and (B) implement certain undertakings agreed to by TWC and Comcast described in “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Regulatory Approvals Required for the Merger—Efforts to Obtain Regulatory Approvals” beginning on page [—] of this joint proxy statement/prospectus. There can be no assurance that regulators will not impose conditions, terms, obligations or restrictions and that such conditions, terms, obligations or restrictions will not have the effect of delaying completion of the merger or imposing additional material costs on or materially limiting the revenues of the combined company following the merger, or otherwise adversely affecting Comcast’s businesses and results of operations after completion of the merger. In addition, we can provide no assurance that these conditions, terms, obligations or restrictions will not result in the delay or abandonment of the merger. See “The Merger Agreement—Conditions to Completion of the Merger” and “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus.

Comcast’s and TWC’s business relationships may be subject to disruption due to uncertainty associated with the merger.

Parties with which Comcast or TWC does business may experience uncertainty associated with the transaction, including with respect to current or future business relationships with Comcast, TWC or the combined business. Comcast’s and TWC’s business relationships may be subject to disruption as customers, distributors, suppliers, vendors and others may attempt to negotiate changes in existing business relationships or consider entering into business relationships with parties other than Comcast, TWC or the combined business. These disruptions could have an adverse effect on the businesses, financial condition, results of operations or prospects of the combined business, including an adverse effect on Comcast’s ability to realize the anticipated benefits of the merger. The risk, and adverse effect, of such disruptions could be exacerbated by a delay in completion of the merger or termination of the merger agreement.

Certain of TWC’s executive officers and directors have interests in the merger that may be different from your interests as a stockholder of TWC or as a shareholder of Comcast.

When considering the recommendation of the TWC board of directors that TWC stockholders vote in favor of the adoption of the merger agreement and the recommendation of the Comcast board of directors that the

Comcast shareholders approve the stock issuance, TWC stockholders and Comcast shareholders should be aware that directors and executive officers of TWC have certain interests in the merger that may be different from or in addition to the interests of TWC stockholders and Comcast shareholders generally. These include severance rights, rights to continuing indemnification and directors’ and officers’ liability insurance and payment pursuant to certain equity awards. See “Interests of Certain Persons in the Merger” beginning on page [—] of this joint proxy statement/prospectus for a more detailed description of these interests. The TWC board of directors and the Comcast board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger and in recommending that the TWC stockholders adopt the merger agreement and that the Comcast shareholders approve the stock issuance.

The merger agreement limits TWC’s ability to pursue alternatives to the merger and may discourage other companies from trying to acquire TWC for greater consideration than what Comcast has agreed to pay.

The merger agreement contains provisions that make it more difficult for TWC to sell its business to a party other than Comcast. These provisions include a general prohibition on TWC soliciting any acquisition proposal or offer for a competing transaction. Further, there are only limited exceptions to TWC’s agreement that the TWC board of directors will not withdraw or modify in a manner adverse to Comcast the recommendation of the TWC board of directors in favor of the adoption of the merger agreement, and Comcast generally has a right to match any competing acquisition proposals that may be made. Notwithstanding the foregoing, at any time prior to the adoption of the merger agreement by TWC stockholders, the TWC board of directors is permitted to withdraw or modify in a manner adverse to Comcast the recommendation of the TWC board of directors in favor of the adoption of the merger agreement if it determines in good faith that the failure to take such action would be reasonably likely to be inconsistent with its fiduciary duties to TWC stockholders under applicable law. The merger agreement, however, also requires that TWC submit the adoption of the merger agreement to a vote of TWC’s stockholders even if the TWC board of directors changes its recommendation in favor of the adoption of the merger agreement in a manner adverse to Comcast. See “The Merger Agreement—No Solicitation by TWC” beginning on page [—] of this joint proxy statement/prospectus.

While TWC believes these provisions and agreement are reasonable and customary and are not preclusive of other offers, the provisions might discourage a third party that has an interest in acquiring all or a significant part of TWC from considering or proposing that acquisition, even if that party were prepared to pay consideration with a higher per-share value than the currently proposed merger consideration.

Failure to complete the merger could negatively impact the stock price and the future business and financial results of Comcast and TWC.

If the merger is not completed for any reason, including as a result of TWC stockholders or Comcast shareholders failing to approve the necessary proposals, the ongoing businesses of Comcast and TWC may be adversely affected and, without realizing any of the benefits of having completed the merger, Comcast and TWC would be subject to a number of risks, including the following:

•	Comcast and TWC may experience negative reactions from the financial markets, including negative impacts on their respective stock prices;

•	Comcast and TWC may experience negative reactions from their respective customers, regulators and employees;

•	Comcast and TWC will be required to pay certain costs relating to the merger, whether or not the merger is completed;

•

the merger agreement places certain restrictions on the conduct of TWC’s and Comcast’s businesses prior to completion of the merger. Such restrictions, the waiver of which is subject to the consent of the other party (in certain cases, not to be unreasonably withheld, conditioned or delayed), may prevent

TWC and Comcast from making certain acquisitions, taking certain other specified actions or otherwise pursuing business opportunities during the pendency of the merger (see “The Merger Agreement—Conduct of Business Pending the Merger” beginning on page [—] of this joint proxy statement/prospectus for a description of the restrictive covenants applicable to TWC and Comcast); and

•	matters relating to the merger (including integration planning) will require substantial commitments of time and resources by Comcast and TWC management, which would otherwise have been devoted to day-to-day operations and other opportunities that may have been beneficial to either Comcast or TWC as an independent company.

If the merger is not completed, the risks described above may materialize and they may adversely affect Comcast’s and TWC’s businesses, financial condition, financial results and stock prices.

In addition, Comcast and TWC could be subject to litigation related to any failure to complete the merger or related to any enforcement proceeding commenced against Comcast or TWC to perform their respective obligations under the merger agreement. If the merger is not completed, these risks may materialize and may adversely affect Comcast’s and TWC’s businesses, financial condition, financial results and stock prices.

The Comcast Class A common stock to be received by TWC stockholders upon completion of the merger will have different rights from shares of TWC common stock.

Upon completion of the merger, TWC stockholders will no longer be stockholders of TWC, a Delaware corporation, but will instead become shareholders of Comcast, a Pennsylvania corporation, and their rights as shareholders will be governed by Pennsylvania law and the terms of Comcast’s articles and Comcast’s Amended and Restated By-laws, which are referred to in this joint proxy statement/prospectus as Comcast’s by-laws. Pennsylvania law and the terms of Comcast’s articles and Comcast’s by-laws are in some respects materially different than Delaware law and the terms of TWC’s charter and by-laws, which currently govern the rights of TWC stockholders. See “Comparison of Stockholder Rights” beginning on page [—] of this joint proxy statement/prospectus for a discussion of the different rights associated with Comcast Class A common stock.

After the merger, TWC stockholders will have a significantly lower ownership and voting interest in Comcast than they currently have in TWC and will exercise less influence over management.

Based on the number of shares of TWC common stock outstanding as of [—], 2014, and the number of shares of Comcast Class A common stock outstanding as of [—], 2014, it is expected that, immediately after completion of the merger, former TWC stockholders will own approximately [—]% of the outstanding shares of Comcast common stock (including Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock), representing [—]% of the outstanding shares of Comcast Class A common stock and [—]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock. Comcast Class B common stock has a nondilutable 33 1/3% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock, along with approval rights with respect to certain actions. Consequently, former TWC stockholders will have less influence over the management and policies of Comcast than they currently have over the management and policies of TWC.

Lawsuits have been filed and other lawsuits may be filed against TWC and Comcast challenging the merger. An adverse ruling in any such lawsuit may prevent the merger from being completed.

Following the announcement of the merger, eight putative class action complaints challenging the merger have been filed on behalf of purported TWC stockholders, seven in the Supreme Court of the State of New York, County of New York and one in the Court of Chancery of the State of Delaware. These complaints are captioned: Barrett v. Time Warner Cable Inc. et. al., Index No. 650507/2014 (N.Y. Sup. Ct.); Karl Graulich IRA v. Marcus et. al., Index. No. 650520/2014 (N.Y. Sup. Ct.); Wedeking v. Time Warner Cable et. al., Index

No. 650515/2014 (N.Y. Sup. Ct.); Lassoff v. Time Warner Cable Inc. et. al., Index. 650586/2014 (N.Y. Sup. Ct.); Thomas v. Marcus, et al., Index No. 650620/2014 (N.Y. Sup. Ct.); Tangarone v. Time Warner Cable, Inc., Index No. 650666/2014 (N.Y. Sup. Ct.); Louisiana Municipal Police Employees’ Retirement System v. Black, et al., Case No. 9410-VCN (Del. Ch.); and Empire State Supply Corp. v. Time Warner Cable Inc. et al., Index No. 650708/2014 (N.Y. Sup. Ct.). These complaints name as defendants TWC, the members of the TWC board of directors, Comcast and Merger Sub. The complaints generally allege, among other things, that the members of the TWC board of directors breached their fiduciary duties to TWC stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that TWC, Comcast and Merger Sub aided and abetted such breaches of fiduciary duties. The complaints seek, among other relief, declaratory and injunctive relief enjoining the merger, and compensatory damages in an unspecified amount.

See “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Litigation Relating to the Merger” beginning on page [—] of this joint proxy statement/prospectus for more information about the lawsuits related to the merger that have been filed prior to the date of this joint proxy statement/prospectus.

One of the conditions to completion of the merger is the absence of any applicable law (including any order) being in effect that prohibits completion of the merger. Accordingly, if a plaintiff is successful in obtaining an order enjoining completion of the merger, then such order may prevent the merger from being completed, or from being completed within the expected time frame.

The defendants believe that the claims asserted against them in the lawsuits are without merit and intend to defend the litigation vigorously.

As a result of the assumption of TWC’s outstanding debt, the indebtedness of Comcast following completion of the merger will be substantially greater than Comcast’s indebtedness on a stand-alone basis. This increased level of indebtedness could adversely affect Comcast, including by decreasing Comcast’s business flexibility, and will increase its interest expense.

Comcast would have substantially increased indebtedness following completion of the merger in comparison to that of Comcast on a recent historical basis, which would have the effect, among other things, of reducing Comcast’s flexibility to respond to changing business and economic conditions and increasing Comcast’s interest expense. In addition, the amount of cash required to service Comcast’s increased indebtedness levels following completion of the merger and thus the demands on Comcast’s cash resources will be greater than the amount of cash flows required to service the indebtedness of Comcast prior to the transaction. The increased levels of indebtedness following completion of the merger could also reduce funds available for Comcast’s investments in product development as well as capital expenditures, share repurchases and other activities and may create competitive disadvantages for Comcast relative to other companies with lower debt levels.

In addition, Comcast’s credit ratings impact the cost and availability of future borrowings and, accordingly, Comcast’s cost of capital. Comcast’s ratings reflect each rating organization’s opinion of Comcast’s financial strength, operating performance and ability to meet Comcast’s debt obligations.

Each of the ratings organizations reviews Comcast’s ratings periodically, and there can be no assurance that Comcast’s current ratings will be maintained in the future. Although each of the ratings organizations confirmed Comcast’s ratings after the announcement of the merger and following a subsequent $2.2 billion debt issuance by Comcast, downgrades in Comcast’s ratings could adversely affect Comcast’s businesses, cash flows, financial condition, operating results and stock and debt prices.

Comcast will incur significant transaction and merger-related costs in connection with the merger.

Comcast expects to incur a number of non-recurring costs associated with the merger and combining the operations of the two companies. The substantial majority of non-recurring expenses will be comprised of transaction costs related to the merger. Comcast also will incur transaction fees and costs related to formulating and implementing integration plans, including facilities and systems consolidation costs and employment-related costs. Comcast continues to assess the magnitude of these costs, and additional unanticipated costs may be incurred in the merger and the integration of the two companies’ businesses. Although Comcast expects that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow Comcast to offset integration-related costs over time, this net benefit may not be achieved in the near term, or at all.

The merger may not be accretive, and may be dilutive, to Comcast’s earnings per share, which may negatively affect the market price of Comcast Class A common stock.

Because shares of Comcast Class A common stock will be issued in the merger and fair value adjustments are required under acquisition accounting to TWC’s tangible and intangible assets (including recognizing additional intangible assets relating to amortizing customer relationships), as indicated in “Comcast and TWC Unaudited Pro Forma Condensed Combined Financial Statements—Unaudited Pro Forma Condensed Combined Statement of Income For the Year Ended December 31, 2013” beginning on page [—] of this joint proxy statement/prospectus, Comcast expects that the merger will initially be dilutive to its earnings per share, which may negatively affect the market price of shares of Comcast Class A common stock.

In connection with the completion of the merger, Comcast expects to issue approximately [—] shares of Comcast Class A common stock. The issuance of these new shares of Comcast Class A common stock could have the effect of depressing the market price of shares of Comcast Class A common stock.

In January 2014, the Comcast board of directors increased Comcast’s share repurchase authorization to $7.5 billion of Comcast Class A common stock and/or Comcast Class A Special common stock. At that time, Comcast announced that it expects to repurchase $3 billion of stock during 2014, subject to market conditions. In February 2014, in connection with the announcement of the merger, Comcast announced its intention to increase its share repurchase authorization by an additional $10 billion of Comcast common stock after the closing of the merger transaction. Although Comcast’s current intention is to increase the share repurchase authorization and ultimately complete the additional share buybacks, there is no guarantee that the Comcast board of directors will authorize, or that Comcast will complete, such actions. The timing and amount of any share buyback activity following closing of the merger will depend on prevailing market conditions, as well as Comcast’s operating and financial profile. Further, there is no guarantee as to the timing of additional share buyback or as to whether any additional share buyback, whether completed in full or in part, will be sufficient to prevent dilution to Comcast’s earnings per share.

In addition, future events and conditions could increase the dilution that is currently projected, including adverse changes in market conditions, additional transaction and integration related costs and other factors such as the failure to realize some or all of the benefits anticipated in the merger. Any dilution of, or delay of any accretion to, Comcast’s earnings per share could cause the price of shares of Comcast Class A common stock to decline or grow at a reduced rate.

The Comcast and TWC unaudited pro forma condensed combined financial statements included in this joint proxy statement/prospectus is preliminary and the actual financial condition and results of operations after the merger may differ materially.

The Comcast and TWC unaudited pro forma condensed combined financial statements in this joint proxy statement/prospectus are presented for illustrative purposes only are not necessarily indicative of what Comcast’s actual financial condition or results or operations would have been had the merger been completed on the dates indicated. The Comcast and TWC unaudited pro forma condensed combined financial statements reflect adjustments, which are based upon preliminary estimates, to record the TWC identifiable assets acquired and liabilities assumed at fair value and the resulting goodwill recognized. The purchase price allocation reflected in this document is preliminary, and final allocation of the purchase price will be based upon the actual purchase price and the fair value of the assets and liabilities of TWC as of the date of the completion of the merger. Accordingly, the final acquisition accounting adjustments may differ materially from the pro forma adjustments reflected in this document. For more information, see “Comcast and TWC Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this joint proxy statement/prospectus.

Risks relating to Comcast and TWC.

Comcast and TWC are, and following completion of the merger Comcast will continue to be, subject to the risks described in (i) Part I, Item 1A in the Comcast 2013 10-K and (ii) Part I, Item 1A in the TWC 2013 10-K. See “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. In this joint proxy statement/prospectus, Comcast and TWC state their beliefs of future events and of their future financial performance. In some cases, you can identify these so-called “forward-looking statements” by words such as “may,” “will,” “would,” “should,” “expects,” “believes,” “estimates,” “potential,” or “continue,” or the negative of these words, and other comparable words. You should be aware that these statements are only predictions. In evaluating these statements, you should consider various factors, including the risks and uncertainties listed in “Risk Factors” beginning on page [—] of this joint proxy statement/prospectus and in other reports that Comcast and TWC file with the SEC.

Additionally, Comcast and TWC operate in highly competitive, consumer-driven and rapidly changing environments. These environments are affected by government regulation; economic, strategic, political and social conditions; competition affecting the industries in which they operate; consumer response to new and existing products and services; technological developments; and, particularly in view of new technologies, the ability to develop and protect intellectual property rights. The actual results of Comcast or TWC could differ materially from the forward-looking statements as a result of any of such factors, which could adversely affect Comcast’s and TWC’s businesses, results of operations or financial condition. Neither Comcast nor TWC undertake any obligation to update any forward-looking statements.

Both Comcast’s and TWC’s businesses, and any anticipated benefits of the merger to Comcast shareholders and TWC stockholders, may be affected by, among other things:

•	the timing to complete the merger;

•	failure to receive necessary shareholder approvals;

•	the risk that a condition to completion of the merger may not be satisfied;

•	the risk that a regulatory or other approval that may be required for the merger is delayed, is not obtained or is obtained subject to conditions that are not anticipated or that may be burdensome;

•	the anticipated benefits of the merger to Comcast and Comcast’s ability to achieve the synergies and value creation projected to be realized following completion of the merger;

•	Comcast’s ability to promptly and effectively integrate TWC’s businesses;

•	changes in Comcast’s plans to make certain potential divestitures in connection with the merger and complete potential share repurchases;

•	the diversion of management and workforce time on merger-related issues, including activities of labor unions and the integration of TWC employees into Comcast;

•	changes in Comcast’s or TWC’s businesses, future cash requirements, capital requirements, results of operations, revenues, financial condition and/or cash flows;

•	changes in acquisition-related transaction costs, the amount of fees paid to financial advisors and the potential payments to TWC’s named executive officers in connection with the merger;

•	operating costs and business disruption that may be greater than expected;

•	the ability to retain and hire key personnel and maintain relationships with providers or other business partners pending completion of the merger; and

•	effects of competition.

THE COMPANIES

Comcast Corporation

Comcast is a global media and technology company with two primary businesses, Comcast Cable and NBCUniversal. Comcast was incorporated under the laws of Pennsylvania in 2001 and, through its predecessors, has developed, managed and operated cable systems since 1963. In 2011, Comcast closed the NBCUniversal transaction in which it acquired control of the businesses of NBCUniversal, and in 2013, Comcast acquired General Electric Company’s remaining 49% common equity interest in NBCUniversal. Comcast presents its operations for Comcast Cable in one reportable business segment, Cable Communications, and its operations for NBCUniversal in four reportable business segments.

•	Cable Communications: Consists of the operations of Comcast Cable, which is the nation’s largest provider of video, high-speed Internet and voice services to residential customers under the XFINITY brand and also provides similar services to businesses and sells advertising.

•	Cable Networks: Consists primarily of Comcast’s national cable networks, its regional sports and news networks, its international cable networks, and its cable television production operations.

•	Broadcast Television: Consists primarily of the NBC and Telemundo broadcast networks, Comcast’s 10 NBC and 17 Telemundo owned local broadcast television stations, and Comcast’s broadcast television production operations.

•	Filmed Entertainment: Consists primarily of the studio operations of Universal Pictures, which produces, acquires, markets and distributes filmed entertainment worldwide.

•	Theme Parks: Consists primarily of Comcast’s Universal theme parks in Orlando and Hollywood.

The Cable Networks, Broadcast Television, Filmed Entertainment and Theme Parks segments comprise the NBCUniversal businesses.

In 2013, Comcast’s Cable Communications segment generated 65% of Comcast’s consolidated revenue and 80% of its operating income before depreciation and amortization.

Comcast’s other business interests primarily include Comcast-Spectacor, which owns the Philadelphia Flyers and the Wells Fargo Center arena in Philadelphia and operates arena management-related businesses.

Time Warner Cable Inc.

TWC is among the largest providers of video, high-speed data and voice services in the U.S., with technologically advanced, well-clustered cable systems located mainly in five geographic areas—New York State (including New York City), the Carolinas, the Midwest (including Ohio, Kentucky and Wisconsin), Southern California (including Los Angeles) and Texas. TWC’s mission is to connect its customers to the world—simply, reliably and with superior service. As of December 31, 2013, TWC served approximately 14.4 million residential customers and 624,000 business customers who subscribed to one or more of its video, high-speed data and voice services. TWC’s business services also include networking and transport services (including cell tower backhaul services) and enterprise-class, cloud-enabled hosting, managed applications and services. TWC also sells video and online advertising inventory to a variety of local, regional and national customers.

Time Warner Cable Inc. was incorporated as a Delaware corporation on March 21, 2003, and TWC and its predecessors have been in the cable business for over 40 years in various legal forms.

SPECIAL MEETING OF SHAREHOLDERS OF COMCAST

Comcast is providing this joint proxy statement/prospectus to its shareholders in connection with the solicitation of proxies to be voted at the Comcast special meeting of shareholders (or any adjournment or postponement of the Comcast special meeting) that Comcast has called to consider and vote on a proposal to approve the stock issuance and a proposal to adjourn the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient proxies to approve the stock issuance at the time of the Comcast special meeting.

Date, Time and Location

Together with this joint proxy statement/prospectus, Comcast is also sending Comcast shareholders a notice of the Comcast special meeting and a form of proxy that is solicited by the Comcast board of directors for use at the Comcast special meeting to be held on [—], 2014, at [—] located at [—], at [—] AM, local time, and any adjournments or postponements of the Comcast special meeting.

Only shareholders or their proxy holders may attend the Comcast special meeting. If you hold shares in your name at the record date (the close of business on [—], 2014), please be prepared to provide proper identification, such as a driver’s license, to gain admission to the Comcast special meeting.

If you are a beneficial owner of Comcast common shares held in “street name” by a broker, bank, nominee or other holder of record at the record date (the close of business on [—], 2014), in addition to proper identification, you will also need proof of ownership at the record date to be admitted to the Comcast special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of Comcast common stock held in “street name” in person at the Comcast special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record that holds your shares.

Purpose

At the Comcast special meeting, Comcast shareholders will be asked to consider and vote on the following proposals:

•	to approve the stock issuance; and

•	to approve the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the special meeting.

The Comcast board of directors does not presently intend to bring any other business before the Comcast special meeting, and the Comcast board of directors does not expect any other matters to be brought before the Comcast special meeting. However, it is intended that proxies, in the form enclosed, will be voted in respect of any other business that may properly come before the Comcast special meeting in accordance with the judgment of the persons voting such proxies.

Recommendations of the Comcast Board of Directors

After consideration and consultation with its advisors, the members of the Comcast board of directors present at the Comcast board meeting unanimously determined that the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Comcast and unanimously approved and declared advisable the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement. The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance. The Comcast board of directors further unanimously recommends that Comcast shareholders vote “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting. See “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors” beginning on page [—] of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the Comcast board of directors that Comcast shareholders approve the stock issuance.

Comcast Record Date; Outstanding Shares; Shareholders Entitled to Vote

The Comcast board of directors has fixed the close of business on [—], 2014, as the record date for determination of the Comcast shareholders entitled to vote at the Comcast special meeting or any adjournment or postponement of the Comcast special meeting. Only Comcast shareholders of record on the record date are entitled to receive notice of, and to vote at, the Comcast special meeting or any adjournment or postponement of the Comcast special meeting. As of the close of business on [—], 2014, there were [—] shares of Comcast Class A common shares outstanding and entitled to vote at the Comcast special meeting, held by approximately [—] holders of record. As of the close of business on [—], 2014, there were 9,444,375 shares of Comcast Class B common shares outstanding and entitled to vote at the Comcast special meeting, held by three holders of record. Brian L. Roberts, Comcast’s Chairman and CEO, beneficially owns all of the outstanding shares of Comcast Class B common stock. A complete list of shareholders entitled to vote at the Comcast special meeting will be available at the Comcast special meeting for inspection by any shareholder.

Quorum

A quorum of shareholders at the Comcast special meeting is required for Comcast shareholders to approve the stock issuance, but not to approve any adjournment of the Comcast special meeting. The presence at the Comcast special meeting, in person or by proxy, of the holders of a majority of the votes that all shareholders are entitled to cast will constitute a quorum. Abstentions will be deemed present and entitled to vote at the Comcast special meeting for the purpose of determining the presence of a quorum. Comcast common shares held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record, and shares of Comcast common stock with respect to which the beneficial owner otherwise fails to vote, will not be considered present and entitled to vote at the Comcast special meeting for the purpose of determining the presence of a quorum.

If the Comcast special meeting is adjourned for one or more periods aggregating at least 15 days due to the absence of a quorum, Comcast shareholders who are entitled to vote and who attend (including by proxy) the adjourned meeting, even though they do not constitute a quorum as described in the preceding paragraph, will constitute a quorum for the purpose of acting on any matter described in this joint proxy statement/prospectus.

Required Vote

Approval of the stock issuance requires the affirmative vote of a majority of votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting as a single class, along with the affirmative vote of (i) a majority of the votes cast at the Comcast special meeting by Comcast Class B shareholders or (ii) holders of a majority of the outstanding shares of Comcast Class B common stock, acting by written consent, which written consent has previously been obtained. As of the record date, each holder of Comcast Class A common stock is entitled to [—] votes per share and each holder of Comcast Class B common stock is entitled to 15 votes per share. Holders of Comcast Class A Special common stock are not entitled to vote at the meeting.

As described above, certain Comcast shareholders have entered into the voting agreement, pursuant to which they have agreed with TWC to vote their shares of Comcast Class A common stock and Comcast Class B common stock in favor of the stock issuance and against any corporate action that would frustrate the purposes or impede the consummation of the merger. As of the record date, these shares represent an aggregate of approximately [0.02]% of the outstanding shares of Comcast Class A common stock and 100% of the outstanding shares of Comcast Class B common stock, which together represent approximately [33.35]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock for purposes of the single class vote. The voting agreement may be terminated under certain circumstances.

Following entry into the merger agreement, pursuant to the voting agreement, holders of all the outstanding shares of Comcast Class B common stock delivered the written consent approving the stock issuance for purposes of the separate Class B vote. The written consent may be revoked by the Comcast Class B shareholders under certain circumstances. See “The Voting Agreement” beginning on page [—] of this joint proxy statement/prospectus.

The written consent is sufficient to approve the stock issuance for purposes of the separate Class B vote. Accordingly, the only vote being sought at the Comcast special meeting on the proposal to approve the stock issuance is the single class vote. An abstention is not considered a vote cast. Accordingly, with respect to the single class vote, assuming a quorum is present, a Comcast shareholder’s abstention from voting, the failure of a Comcast shareholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Comcast shareholder’s other failure to vote will have no effect on the proposal.

Approval of the adjournment of the Comcast special meeting if necessary to solicit additional proxies, if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting, requires the affirmative vote of a majority of the votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting as a single class. An abstention is not considered a vote cast. Accordingly, a Comcast shareholder’s abstention from voting, the failure of a Comcast shareholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a Comcast shareholder’s other failure to vote will have no effect on the outcome of any vote to adjourn the Comcast special meeting.

Share Ownership of and Voting by Comcast Directors and Executive Officers

At the record date for the Comcast special meeting (the close of business on [—], 2014), Comcast’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of Comcast common stock at the Comcast special meeting, which represents approximately [—]% of the shares of Comcast common stock entitled to vote at the Comcast special meeting.

It is expected that Comcast’s directors and executive officers will vote their shares “FOR” the stock issuance and “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting. In addition, under the terms of the voting agreement, certain shareholders have agreed with TWC to vote certain shares in favor of the stock issuance and against any corporate action that would frustrate the purposes or impede the consummation of the merger. These shares include certain shares controlled by Comcast’s Chairman and CEO and his family members, and represent as of the record date an aggregate of approximately [0.02]% of the outstanding shares of Comcast Class A common stock and 100% of the outstanding shares of Comcast Class B common stock, which together represent approximately [33.35]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock.

Voting of  Shares

Via the Internet or by Telephone

If you hold Comcast shares directly in your name as a shareholder of record, you may vote via the Internet at www.proxyvote.com or by telephone by calling (800) 690-6903 toll-free. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2014.

If you hold Comcast shares in “street name” through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold Comcast shares directly in your name as a shareholder of record, you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, Comcast Corporation, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on [—], 2014.

If you hold Comcast shares in “street name” through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold Comcast shares directly in your name as a shareholder of record, you may vote in person at the Comcast special meeting. Shareholders of record also may be represented by another person at the Comcast special meeting by executing a proper proxy designating that person.

If you hold Comcast shares in “street name” through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the Comcast special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

When a shareholder submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the Comcast special meeting.

If your shares are held in an account at a broker, bank, nominee or other holder of record, you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Brokers who hold shares of Comcast common stock in “street name” typically have the authority to vote in their discretion on “non-significant” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers are typically not allowed to exercise their voting discretion on matters that are “significant” without specific instructions on how to vote from the beneficial owner. Under the current rules of NASDAQ, each of the proposals described in this joint proxy statement/prospectus is considered significant, and therefore brokers do not have discretionary authority to vote on either of the proposals. If your shares of Comcast common stock are held in “street name,” your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus. Assuming a quorum is present, a beneficial owner’s failure to instruct the broker, bank, nominee or other holder of record how to vote shares held in “street name” will have no effect on approval of the stock issuance. A beneficial owner’s failure to instruct the broker, bank, nominee or other holder of record how to vote shares held in “street name” will have no effect on the proposal to adjourn the Comcast special meeting, if necessary.

Broker non-votes are shares held by a broker that are present in person or represented by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to any of the proposals described in this joint proxy statement/prospectus, if a beneficial owner of shares of Comcast common stock held in “street name” does not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be present in person or represented by proxy at the special meeting. As a result, it is expected that there will not be any broker non-votes in connection with either of the proposals described in this joint proxy statement/prospectus.

All shares represented by each properly executed and valid proxy received before the Comcast special meeting will be voted in accordance with the instructions given on the proxy. If a Comcast shareholder signs a proxy card and returns it without giving instructions, the shares of Comcast common stock represented by that proxy card will be voted “FOR” the stock issuance and “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the Comcast special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the Comcast special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the Comcast special meeting. If you are a shareholder of record at the record date (the close of business on [—], 2014), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to the Secretary of Comcast, at Comcast’s offices at One Comcast Center, Philadelphia, Pennsylvania 19103-2838, Attention: Secretary, that bears a date later than the date of the proxy you want to revoke and is received prior to the Comcast special meeting;

•	submitting a valid, later-dated proxy by Internet, telephone or mail that is received prior to the Comcast special meeting; or

•	attending the Comcast special meeting (or, if the Comcast special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your broker, bank, nominee or other holder of record to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the Comcast special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of Comcast common shares in connection with the solicitation of proxies by the board of directors of Comcast to be voted at the Comcast special meeting and at any adjournments or postponements of the Comcast special meeting. Comcast will bear all costs and expenses in connection with the solicitation of proxies, except that Comcast and TWC will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. Comcast has engaged D.F. King & Co., Inc. to assist in the solicitation of proxies for the Comcast special meeting and will pay D.F. King & Co., Inc. a fee of approximately $50,000, plus reimbursement of reasonable out-of-pocket expenses.

In addition to solicitation by mail, directors, officers and employees of Comcast or its subsidiaries may solicit proxies from shareholders by telephone, telegram, email, personal interview or other means. Comcast currently expects not to incur any costs beyond those customarily expended for a solicitation of proxies in connection with a stock issuance. Directors, officers and employees of Comcast will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits Comcast, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more shareholders reside if Comcast believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of Comcast common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

Comcast shareholders are being asked to approve a proposal that will give the Comcast board of directors authority to adjourn the Comcast special meeting one or more times for the purpose of soliciting additional proxies in favor of the approval of the stock issuance if there are not sufficient votes at the time of the Comcast special meeting to approve the stock issuance. If this proposal is approved, the Comcast special meeting could be adjourned to any date. In addition, the Comcast board of directors could postpone the meeting before it commences, whether for the purpose of soliciting additional proxies or for other reasons. If the Comcast special meeting is adjourned for the purpose of soliciting additional proxies, shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the stock issuance but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

Other Information

The matters to be considered at the Comcast special meeting are of great importance to the shareholders of Comcast. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the Comcast special meeting, please contact:

D.F. King & Co., Inc.

48 Wall Street, 22nd Floor

New York, New York 10005

Telephone Toll-Free: (800) 488-8035

Telephone Call Collect: (212) 269-5550

Email: comcast@dfking.com

or

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Attention: Investor Relations

Telephone: (866) 281-2100

SPECIAL MEETING OF STOCKHOLDERS OF TWC

TWC is providing this joint proxy statement/prospectus to its stockholders in connection with the solicitation of proxies to be voted at the TWC special meeting of stockholders (or any adjournment or postponement of the TWC special meeting) that TWC has called to consider and vote on a proposal to adopt the merger agreement and a proposal to approve, on an advisory (non-binding) basis, “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

Date, Time and Location

Together with this joint proxy statement/prospectus, TWC is also sending you a notice of the TWC special meeting and a form of proxy that is solicited by the TWC board of directors for use at the TWC special meeting to be held on [—], 2014, at [—] located at [—], at [—] AM, local time, and any adjournments or postponements of the TWC special meeting.

Only stockholders as of the record date or their proxy holders may attend the TWC special meeting. If you would like to attend the TWC special meeting, because of security procedures, you will need to register in advance to gain admission to the TWC special meeting. You can register by calling (866) 892-8925 toll-free or sending an email with your name and address to: ir@twcable.com by [—], 2014. In addition to registering in advance, you will be required to present government issued identification (e.g., driver’s license or passport) to enter the meeting. The meeting also will be audiocast live on the Internet at www.twc.com/investors. You may not appoint more than three persons to act as your proxy at the meeting.

If you are a beneficial owner of TWC common stock held in “street name” by a broker, bank, nominee or other holder of record at the record date (the close of business on [—], 2014), in addition to proper identification, you will also need proof of ownership at the record date to be admitted to the TWC special meeting. A brokerage statement or letter from a bank or broker are examples of proof of ownership. If you want to vote your shares of TWC common stock held in “street name” in person at the TWC special meeting, you will have to obtain a legal proxy in your name from the broker, bank, nominee or other holder of record that holds your shares.

Purpose

At the TWC special meeting, TWC stockholders will be asked to consider and vote on the following proposals:

•	to adopt the merger agreement, pursuant to which Merger Sub will be merged with and into TWC, with TWC continuing as the surviving corporation and a wholly owned subsidiary of Comcast; and

•	to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be made by TWC to its named executive officers in connection with the merger.

Under TWC’s by-laws, the business to be conducted at TWC’s special meeting will be limited to the purposes stated in the notice to TWC stockholders provided with this joint proxy statement/prospectus.

Recommendations of the TWC Board of Directors

After consideration and consultation with its advisors, the TWC board of directors unanimously determined that the merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TWC’s stockholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement. See “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock

Issuance—TWC’s Reasons for the Merger; Recommendation of the Merger by the TWC Board of Directors” beginning on page [—] of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the TWC board of directors that TWC stockholders adopt the merger agreement. The TWC board of directors further unanimously recommends that TWC stockholders vote “FOR” the “golden parachute” compensation proposal. See “TWC Proposal II: Advisory Vote on Golden Parachute Compensation” beginning on page [—] of this joint proxy statement/prospectus for a more detailed discussion of the recommendation of the TWC board of directors that TWC stockholders vote for the advisory (non-binding) vote to approve the “golden parachute” compensation payments.

TWC Record Date; Outstanding Shares; Stockholders Entitled to Vote

The TWC board of directors has fixed the close of business on [—], 2014, as the record date for determination of the stockholders entitled to vote at the TWC special meeting or any adjournment or postponement of the TWC special meeting. Only TWC stockholders of record at the record date are entitled to receive notice of, and to vote at, the TWC special meeting or any adjournment or postponement of the TWC special meeting. As of the close of business on [—], 2014, there were [—] shares of TWC common stock outstanding. Each holder of TWC common stock is entitled to one vote for each share of TWC common stock owned at the record date.

A complete list of stockholders entitled to vote at the TWC special meeting will be available for a period of ten days prior to the TWC special meeting at the offices of TWC, located at 60 Columbus Circle, New York, New York 10023, for inspection by any stockholder, for any purpose germane to the TWC special meeting, during usual business hours. The stockholder list also will be available at the TWC special meeting for examination by any stockholder present at the TWC special meeting.

Quorum

The presence at the TWC special meeting, in person or by proxy, of the holders of a majority of the votes entitled to be cast for each proposal at the record date (the close of business on [—], 2014) will constitute a quorum for such proposal. Abstentions will be deemed present at the TWC special meeting for the purpose of determining the presence of a quorum. Shares of TWC common stock held in “street name” with respect to which the beneficial owner fails to give voting instructions to the broker, bank, nominee or other holder of record will not be considered present at the TWC special meeting for the purpose of determining the presence of a quorum. There must be a quorum for business to be conducted at the TWC special meeting. Failure of a quorum to be represented at the TWC special meeting or at the time of the vote on any proposal will necessitate an adjournment or postponement and will subject TWC to additional expense.

Required Vote

Adoption of the merger agreement requires the affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote. TWC cannot complete the merger unless its stockholders adopt the merger agreement. Because adoption requires the affirmative vote of holders of a majority of the outstanding shares of TWC common stock entitled to vote, a TWC stockholder’s abstention from voting, the failure of a TWC stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TWC stockholder’s other failure to vote will have the same effect as a vote “AGAINST” the adoption of the merger agreement.

Approval, on an advisory (non-binding) basis, of the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger requires the affirmative vote of a majority of the votes cast at the TWC special meeting by holders of shares of TWC common stock. An abstention is not considered a vote cast. Accordingly, assuming a quorum is present, a TWC stockholder’s abstention from voting, the failure of a TWC stockholder who holds his or her shares in “street name” through a broker, bank, nominee or other holder of record to give voting instructions to that broker, bank, nominee or other holder of record or a TWC stockholder’s other failure to vote will have no effect on the outcome of any vote to approve the “golden parachute” compensation proposal.

Share Ownership of and Voting by TWC Directors and Executive Officers

At the record date for the TWC special meeting (the close of business on [—], 2014), TWC’s directors and executive officers and their affiliates beneficially owned and had the right to vote [—] shares of TWC common stock at the TWC special meeting, which represents approximately [—]% of the shares of TWC common stock entitled to vote at the TWC special meeting.

It is expected that TWC’s directors and executive officers will vote their shares “FOR” the adoption of the merger agreement and “FOR” the “golden parachute” compensation proposal, although none of them has entered into any agreement requiring them to do so.

Voting of Shares

Via the Internet or by Telephone

If you hold TWC shares directly in your name as a stockholder of record (that is, if your shares of TWC common stock are registered in your name with Computershare Shareowner Services, TWC’s transfer agent), you may vote via the Internet at www.proxyvote.com or by telephone by calling the toll-free number on the back of your proxy card. Votes submitted via the Internet or by telephone must be received by 11:59 PM (Eastern Time) on [—], 2014.

If you hold TWC shares in “street name” through a broker, bank, nominee or other holder of record, you may vote via the Internet or by telephone only if Internet or telephone voting is made available by your broker, bank, nominee or other holder of record. Please follow the voting instructions provided by your broker, bank, nominee or other holder of record with these materials.

By Mail

If you hold TWC shares directly in your name as a stockholder of record (that is, if your shares of TWC common stock are registered in your name with Computershare Shareowner Services, TWC’s transfer agent), you will need to sign, date and mark your proxy card and return it using the postage-paid return envelope provided or return it to Vote Processing, c/o Broadridge Financial Solutions, Inc., 51 Mercedes Way, Edgewood, New York 11717. Broadridge Financial Solutions, Inc. must receive your proxy card no later than the close of business on [—], 2014.

If you hold TWC shares in “street name” through a broker, bank, nominee or other holder of record, to vote by mail, you will need to sign, date and mark the voting instruction form provided by your broker, bank, nominee or other holder of record and return it in the postage-paid return envelope provided. Your broker, bank, nominee or other holder of record must receive your voting instruction form in sufficient time to vote your shares.

In Person

If you hold TWC shares directly in your name as a stockholder of record (that is, if your shares of TWC common stock are registered in your name with Computershare Shareowner Services, TWC’s transfer agent), you may vote in person at the TWC special meeting. Stockholders of record also may be represented by another person at the TWC special meeting by executing a proper proxy designating that person.

If you hold TWC shares in “street name” through a broker, bank, nominee or other holder of record, you must obtain a legal proxy from that institution and present it to the inspector of elections with your ballot to be able to vote in person at the TWC special meeting. To request a legal proxy, please contact your broker, bank, nominee or other holder of record.

When a stockholder submits a proxy via the Internet or by telephone, his or her proxy is recorded immediately. We encourage you to register your vote via the Internet or by telephone whenever possible. If you submit a proxy via the Internet or by telephone, please do not return your proxy card by mail. If you attend the meeting, you may also submit your vote in person. Any votes that you previously submitted—whether via the Internet, by telephone or by mail—will be superseded by any vote that you cast at the TWC special meeting (although attendance at the TWC special meeting will not by itself revoke a proxy).

If your shares of TWC common stock are held in an account at a broker, bank, nominee or other holder of record, you must instruct the broker, bank, nominee or other holder of record on how to vote your shares. Brokers who hold shares of TWC common stock in “street name” typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions on how to vote from the beneficial owner. However, brokers are typically not allowed to exercise their voting discretion on matters that are “non-routine” without specific instructions on how to vote from the beneficial owner. Under the current rules of the New York Stock Exchange, both of the proposals described in this joint proxy statement/prospectus to be presented at the TWC special meeting are considered non-routine, and therefore brokers do not have discretionary authority to vote on either of these proposals. If your shares of TWC common stock are held in “street name,” your broker, bank, nominee or other holder of record will vote your shares only if you provide instructions on how to vote by filling out the voting instruction form sent to you by your broker, bank, nominee or other holder of record with this joint proxy statement/prospectus.

If your shares are held in “street name,” a failure to instruct your broker, bank, nominee or other holder of record how to vote your shares will have the same effect as a vote “AGAINST” the adoption of the merger agreement. If your shares are held in “street name,” a failure to instruct your broker, bank, nominee or other holder of record how to vote your shares will have no effect on the “golden parachute” compensation proposal.

Broker non-votes are shares held by a broker that are present in person or represented by proxy at the special meeting, but with respect to which the broker is not instructed by the beneficial owner of such shares how to vote on a particular proposal and the broker does not have discretionary voting power on such proposal. Because brokers do not have discretionary voting authority with respect to either of the proposals described in this joint proxy statement/prospectus to be presented at the TWC special meeting, if a beneficial owner of shares of TWC common stock held in “street name” does not give voting instructions to the broker, bank, nominee or other holder of record, then those shares will not be present in person or represented by proxy at the TWC special meeting. As a result, it is expected that there will not be any broker non-votes in connection with either of the proposals described in this joint proxy statement/prospectus to be presented at the TWC special meeting.

All shares represented by each properly executed and valid proxy received before the TWC special meeting will be voted in accordance with the instructions given on the proxy. If a TWC stockholder signs a proxy card and returns it without giving instructions, the shares of TWC common stock represented by that proxy card will be voted “FOR” the adoption of the merger agreement and “FOR” the “golden parachute” compensation proposal. No TWC stockholder of record may appoint more than three persons to act as his or her proxy at the special meeting.

Your vote is very important, regardless of the number of shares you own. Whether or not you expect to attend the TWC special meeting in person, please vote or otherwise submit a proxy to vote your shares as promptly as possible so that your shares may be represented and voted at the TWC special meeting. If your shares are held in the name of a bank, broker, nominee or other record holder, please follow the instructions on the voting instruction form furnished to you by such record holder.

Revocability of Proxies; Changing Your Vote

You may revoke your proxy or change your vote at any time before your shares are voted at the TWC special meeting. If you are a stockholder of record at the record date (the close of business on [—], 2014), you can revoke your proxy or change your vote by:

•	sending a signed notice stating that you revoke your proxy to the General Counsel of TWC, at TWC’s offices at 60 Columbus Circle, New York, New York 10023, Attention: General Counsel, that bears a date later than the date of the proxy you want to revoke and is received prior to the TWC special meeting;

•	submitting a valid, later-dated proxy by Internet, telephone or mail that is received prior to the TWC special meeting; or

•	attending the TWC special meeting (or, if the TWC special meeting is adjourned or postponed, attending the adjourned or postponed meeting) and voting in person, which will automatically cancel any proxy previously given, or revoking your proxy in person, but your attendance alone will not revoke any proxy previously given.

If you hold your shares in “street name” through a broker, bank, nominee or other holder of record, you must contact your brokerage firm or bank to change your vote or obtain a legal proxy to vote your shares if you wish to cast your vote in person at the TWC special meeting.

Solicitation of Proxies; Expenses of Solicitation

This joint proxy statement/prospectus is being provided to holders of TWC common stock in connection with the solicitation of proxies by the board of directors of TWC to be voted at the TWC special meeting and at any adjournments or postponements of the TWC special meeting. TWC will bear all costs and expenses in connection with the solicitation of proxies, except that TWC and Comcast will each pay 50% of the costs of filing, printing and mailing this joint proxy statement/prospectus. TWC has retained MacKenzie Partners, Inc. for a fee of $50,000, plus reimbursement of reasonable out-of-pocket expenses to assist in the solicitation of proxies for the TWC special meeting.

In addition to solicitation by mail, directors, officers and employees of TWC or its subsidiaries may solicit proxies from stockholders by telephone, telegram, email, personal interview or other means. Directors, officers and employees of TWC will not receive additional compensation for their solicitation activities, but may be reimbursed for reasonable out-of-pocket expenses incurred by them in connection with the solicitation. Brokers, dealers, commercial banks, trust companies, fiduciaries, custodians and other nominees have been requested to forward proxy solicitation materials to their customers and such nominees will be reimbursed for their reasonable out-of-pocket expenses.

Householding

The SEC has adopted a rule concerning the delivery of annual reports and proxy statements. It permits TWC, with your permission, to send a single notice of meeting and, to the extent requested, a single set of this joint proxy statement/prospectus to any household at which two or more stockholders reside if TWC believes they are members of the same family. This rule is called “householding,” and its purpose is to help reduce printing and mailing costs of proxy materials.

A number of brokerage firms have instituted householding. If you and members of your household have multiple accounts holding shares of TWC common stock, you may have received a householding notification from your broker. Please contact your broker directly if you have questions, require additional copies of this joint proxy statement/prospectus or wish to revoke your decision to household. These options are available to you at any time.

Adjournment

In accordance with TWC’s by-laws, the TWC special meeting may be adjourned by the Chairman of the meeting. If the TWC special meeting is adjourned, stockholders who have already submitted their proxies will be able to revoke them at any time prior to their use.

Other Information

The matters to be considered at the TWC special meeting are of great importance to the stockholders of TWC. Accordingly, you are urged to read and carefully consider the information contained in or incorporated by reference into this joint proxy statement/prospectus and submit your proxy via the Internet or by telephone or complete, date, sign and promptly return the enclosed proxy in the enclosed postage-paid envelope. If you submit your proxy via the Internet or by telephone, you do not need to return the enclosed proxy card.

Assistance

If you need assistance in completing your proxy card or have questions regarding the TWC special meeting, please contact:

MacKenzie Partners, Inc.

105 Madison Avenue

New York, New York 10016

Telephone Toll-Free: (800) 322-2885

Telephone Call Collect: (212) 929-5500

Email: proxy@mackenziepartners.com

or

Time Warner Cable Inc.

60 Columbus Circle

New York, New York 10023

Attention: Investor Relations

Telephone: (877) 446-3689

Email: ir@twcable.com

TWC PROPOSAL I: ADOPTION OF THE MERGER AGREEMENT AND COMCAST PROPOSAL I: APPROVAL OF THE STOCK ISSUANCE

General

This joint proxy statement/prospectus is being provided to holders of TWC common stock in connection with the solicitation of proxies by the board of directors of TWC to be voted at the TWC special meeting and at any adjournments or postponements of the TWC special meeting. At the TWC special meeting, TWC will ask its stockholders to vote on (i) a proposal to adopt the merger agreement and (ii) a proposal to approve, on an advisory (non-binding) basis, the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

This joint proxy statement/prospectus is being provided to holders of Comcast common shares in connection with the solicitation of proxies by the board of directors of Comcast to be voted at the Comcast special meeting and at any adjournments or postponements of the Comcast special meeting. At the Comcast special meeting, Comcast will ask its shareholders to vote on (i) a proposal to approve the stock issuance and (ii) a proposal to adjourn the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient proxies to approve the stock issuance at the time of the Comcast special meeting.

The merger agreement provides for the merger of Merger Sub with and into TWC, with TWC continuing as the surviving corporation and a wholly owned subsidiary of Comcast. The merger will not be completed unless TWC stockholders adopt the merger agreement and Comcast shareholders approve the stock issuance. A copy of the merger agreement is attached as Annex A to this joint proxy statement/prospectus. You are urged to read the merger agreement in its entirety because it is the legal document that governs the merger. For additional information about the merger, see “The Merger Agreement—Structure of the Merger” and “The Merger Agreement—Merger Consideration” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus.

Upon completion of the merger, each share of TWC common stock will be converted into the right to receive 2.875 shares of Comcast Class A common stock. Based on the number of shares of TWC common stock outstanding as of [—], 2014, Comcast expects to issue approximately [—] shares of Comcast Class A common stock to TWC stockholders pursuant to the merger. The actual number of shares of Comcast Class A common stock to be issued pursuant to the merger will be determined at completion of the merger based on the exchange ratio and the number of shares of TWC common stock outstanding at such time. Based on the number of shares of TWC common stock outstanding as of [—], 2014, and the number of shares of Comcast common stock (including Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock) outstanding as of [—], 2014, it is expected that, immediately after completion of the merger, former TWC stockholders will own approximately [—]% of the outstanding shares of Comcast common stock (including Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock), representing [—]% of the outstanding shares of Comcast Class A common stock and [—]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock.

Background of the Merger

The boards of directors and senior management teams of each of Comcast and TWC regularly review their respective company’s performance, future growth prospects and overall strategic direction and consider potential opportunities to strengthen their respective businesses and enhance stockholder value. For each company, these reviews have included consideration of potential transactions with third parties that would further its strategic objectives, and the potential benefits and risks of those transactions in light of, among other things, the business environment facing the industries in which they operate and each company’s competitive position. In addition, from time to time, members of TWC’s and Comcast’s respective senior management teams meet with the senior management of other companies within the industries in which they operate, including each other, to discuss industry developments and potential strategic transactions. During the course of 2013, these developments included public statements made by certain executives in the cable industry regarding the benefits of cable consolidation.

For many years, Comcast and TWC have had a number of commercial dealings with each other. Beginning in 2002, Comcast held a significant economic interest in certain predecessors of TWC, which was redeemed in July 2006 in connection with the acquisition by Time Warner Inc. and Comcast of substantially all of Adelphia Communications Corporation’s assets. In addition, the companies and their senior management teams are in regular contact with one another and, from time to time, have had discussions concerning various potential transactions and joint ventures involving the companies, including the potential strategic combination of the two companies and the regulatory considerations relating to the foregoing. With respect to a potential merger of Comcast and TWC, however, none of the prior discussions progressed beyond an initial exploratory phase.

Between May 22, 2013 and July 9, 2013, at the request of Gregory Maffei, Chief Executive Officer and President of Liberty Media Corporation and Thomas Rutledge, Chief Executive Officer and President of Charter Communications, Inc., Glenn Britt, then Chairman and Chief Executive Officer of TWC, Robert Marcus, then President and Chief Operating Officer of TWC and now Chairman and Chief Executive Officer of TWC, and Arthur Minson, Executive Vice President and Chief Financial Officer of TWC, participated in several meetings with Messrs. Maffei and Rutledge. Based on public filings, Liberty is Charter’s largest shareholder and holds an approximately 27% stake in Charter. During those meetings, Messrs. Maffei and Rutledge expressed Charter’s interest in engaging in discussions with TWC concerning Charter’s potential acquisition of TWC. In June 2013, several media outlets reported that Liberty had approached TWC about a potential acquisition of TWC by Charter. TWC did not comment on those reports.

On May 28, 2013, and again on June 21, 2013, the TWC board of directors met telephonically to receive updates on TWC management’s meetings with Messrs. Maffei and Rutledge. During the course of such meetings, TWC’s internal legal counsel reviewed the TWC board of directors’ fiduciary duties and TWC’s senior management discussed with the TWC board of directors the possibility of a transaction with Charter, in which TWC stockholders would receive consideration consisting of cash and Charter stock. The TWC board of directors noted, among other things, its belief that the value of Charter’s stock was uncertain, the risks associated with a highly leveraged combined enterprise that would result from Charter’s acquisition of TWC, and the fact that TWC likely would be contributing most of the potential synergies and financial capacity to fund the consideration that would be payable in such a transaction. Although Charter had not proposed specific terms for a transaction, based on the foregoing factors as well as the TWC board of directors’ belief that there were limitations on Charter’s ability to finance a transaction, the TWC board of directors concluded that it was unlikely that Charter would make a proposal that would be attractive to TWC stockholders. The TWC board of directors therefore determined that it was not in the best interests of TWC stockholders for TWC’s senior management to engage in discussions with Charter at that time. Following those meetings, at the instruction of the TWC board of directors, Mr. Britt informed both Mr. Maffei and Mr. Rutledge that TWC was not interested in pursuing discussions regarding a potential transaction with Charter at that time.

As noted above, from time to time Mr. Britt and Brian Roberts, Chairman and Chief Executive Officer of Comcast, discussed the possibility of a merger of Comcast and TWC. In the course of such discussions in mid-2013, the parties suggested that their representatives meet to discuss in more detail a possible framework to address potential concerns of regulators that might arise from such a transaction. On June 27, 2013, legal representatives of Comcast and TWC met to discuss such matters.

Also, beginning in mid-2013, senior executives of Comcast, Liberty and Charter had a number of discussions concerning a range of topics relating to their respective businesses.

On July 10, 2013, Mr. Rutledge sent a letter to Mr. Britt containing an unsolicited proposal for Charter to acquire TWC for $79.11 in cash and 0.275 of a share of Charter stock per TWC share, representing a nominal value of approximately $114 per TWC share, as of July 9, 2013, which is referred to in this joint proxy statement/prospectus as the July 10 Charter Proposal.

On July 11, 2013, a meeting of the TWC board of directors was convened telephonically to consider the July 10 Charter Proposal. During the meeting, the TWC board of directors received a presentation from representatives of Paul, Weiss, Rifkind, Wharton & Garrison LLP, TWC’s legal advisors, regarding the TWC board of directors’ fiduciary duties in considering the proposed transaction, and reviewed the July 10 Charter Proposal with TWC’s senior management, representatives of Paul, Weiss and representatives of Allen & Company and Morgan Stanley, TWC’s financial advisors. In the course of such review, TWC’s financial advisors discussed financial aspects of the July 10 Charter Proposal. After consideration and consultation with its advisors, the TWC board of directors unanimously determined that the July 10 Charter Proposal was inadequate and not in the best interests of TWC stockholders due to, among other things, the inadequacy of the value of the consideration being offered by Charter, its belief that the value of Charter’s stock was uncertain, the risks associated with a highly leveraged combined enterprise that would result from Charter’s acquisition of TWC, and the fact that TWC would be contributing most of the potential synergies and financial capacity to fund the consideration that would be payable in such a transaction. Accordingly, the TWC board of directors rejected the July 10 Charter Proposal and authorized Mr. Britt to send a letter to Mr. Rutledge informing him of the TWC board of directors’ determination.

On the same day, Mr. Britt sent a letter to Mr. Rutledge informing him that the TWC board of directors had considered the July 10 Charter Proposal and determined that it was not in the best interests of TWC stockholders.

Following Mr. Britt’s letter to Mr. Rutledge on July 11, 2013, there were no further communications between TWC and either Charter or Liberty regarding Charter’s potential acquisition of TWC until late October 2013.

On July 25, 2013, the TWC board of directors held a regularly scheduled meeting, at which, among other matters, the TWC board of directors discussed potential transaction opportunities and considered potential courses of action that Charter might pursue. TWC’s senior management, as well as representatives of Paul, Weiss, Allen & Company and Morgan Stanley, were present at that meeting. In the course of that discussion, TWC’s senior management, together with Allen & Company and Morgan Stanley, discussed financial aspects pertaining to TWC’s standalone business and prospects, as well as Charter’s recent proposal.

Also on July 25, 2013, TWC announced Mr. Britt’s intention to retire from his positions as Chairman and Chief Executive Officer of TWC, effective December 31, 2013, and announced that Mr. Marcus had been elected to the TWC board of directors, effective immediately, and would serve as Chairman and Chief Executive Officer of TWC, effective January 1, 2014.

During a meeting on October 15, 2013 between Messrs. Marcus and Roberts, Mr. Roberts indicated that Comcast might be interested in exploring a merger of Comcast and TWC. In addition, Messrs. Marcus and Roberts discussed Charter’s interest in acquiring TWC, and Mr. Roberts indicated that representatives of Charter and Comcast had discussed the possibility of Comcast participating in a potential bid by Charter to acquire TWC.

On October 17, 2013, Mr. Marcus met with Michael Angelakis, Vice Chairman and Chief Financial Officer of Comcast, to continue discussing a potential merger of Comcast and TWC. Subsequent conversations between Comcast’s and TWC’s respective management teams continued during the week of October 21, 2013 regarding a potential merger of Comcast and TWC.

On October 23, 2013, the Comcast board of directors held a regularly scheduled meeting at which the Comcast board of directors received an update regarding developments involving TWC. The Comcast board of directors concluded that it would be appropriate for Comcast management to continue exploring potential strategic alternatives involving TWC.

Later on October 23, 2013, Messrs. Marcus, Roberts and Angelakis had a telephone conversation, during which Messrs. Roberts and Angelakis indicated that, while Comcast might be interested in continuing to explore potential strategic transactions with TWC, Comcast was not prepared to enter into such a transaction in the near-term.

On October 24, 2013, the TWC board of directors held a regularly scheduled meeting at which the TWC board of directors received an update regarding discussions with Comcast. TWC’s senior management and representatives of Paul, Weiss, Allen & Company and Morgan Stanley were present at that meeting. TWC’s senior management, together with Allen & Company and Morgan Stanley, discussed financial aspects, including, among other things, potential synergies and operational efficiencies, as well as tax and other benefits, that could result from a merger with Comcast and reviewed a comparison of a potential Comcast transaction and a potential Charter transaction as outlined in the July 10 Charter Proposal. In addition, TWC’s internal legal counsel discussed potential concerns that could be raised by the relevant governmental authorities in connection with a Comcast transaction, and potential actions that could be taken to address such concerns. Also at that meeting, the TWC board of directors received a presentation from representatives of Paul, Weiss regarding the TWC board of directors’ fiduciary duties. Following consideration of the various discussions, the TWC board of directors directed TWC’s senior management to further explore a potential transaction with Comcast.

Following the meeting of the TWC board of directors, on October 24, 2013, Messrs. Britt and Marcus received a letter from Mr. Rutledge containing an unsolicited proposal for Charter to acquire TWC for $82.54 in cash and 0.329 of a share of Charter stock per TWC share, representing an implied nominal value of $127 per TWC share, as of October 23, 2013, which is referred to in this joint proxy statement/prospectus as the October 24 Charter Proposal.

On October 25, 2013, a meeting of the TWC board of directors was convened telephonically to consider the October 24 Charter Proposal. During the meeting, the TWC board of directors reviewed the October 24 Charter Proposal with TWC’s senior management and representatives of Paul, Weiss, Allen & Company and Morgan Stanley, at which time TWC’s financial advisors discussed financial aspects of the October 24 Charter Proposal. After consideration and consultation with its advisors, the TWC board of directors unanimously determined that the October 24 Charter Proposal was inadequate and not in the best interests of TWC stockholders due to, among other things, the inadequacy of the value of the consideration being offered by Charter, its belief that the value of Charter’s stock was uncertain, the risks associated with a highly leveraged combined enterprise that would result from Charter’s potential acquisition of TWC, and the fact that TWC would be contributing most of the potential synergies and financial capacity to fund the consideration that would be payable in such a transaction. Accordingly, the TWC board of directors rejected the October 24 Charter Proposal and authorized Mr. Britt to send a letter to Mr. Rutledge informing him of the TWC board of directors’ determination.

On October 31, 2013, Mr. Britt sent a letter to Mr. Rutledge informing him of the determination of the TWC board of directors at its October 25 meeting. Following Mr. Britt’s letter to Mr. Rutledge on October 31, 2013, there were no further communications between TWC and either Charter or Liberty regarding Charter’s potential acquisition of TWC until late November 2013.

On November 25, 2013, legal representatives of each of Comcast and TWC met to discuss certain legal issues that might arise in connection with a potential merger of Comcast and TWC.

In late November, Mr. Rutledge called Mr. Marcus to express Charter’s continued interest in pursuing a transaction to acquire TWC and to arrange a meeting, which took place on December 6, 2013. At the meeting, Messrs. Marcus and Rutledge discussed, among other things, valuation and potential synergies.

In mid-December, Mr. Rutledge contacted Mr. Marcus by telephone to inquire as to whether TWC was interested in discussing further a potential transaction with Charter. Mr. Marcus suggested that a meeting between Mr. Minson and Christopher Winfrey, Chief Financial Officer of Charter, might be useful to better understand Charter’s financing plan, synergy assumptions and tax benefit assumptions.

Between December 17, 2013 and December 23, 2013, representatives of TWC and Charter discussed in person and by telephone a potential transaction between TWC and Charter. In connection with those discussions, Mr. Winfrey provided Mr. Minson with selected business and financial information and provided certain details about Charter’s proposed business and financing plan.

On December 18, 2013, the Comcast board of directors held a regularly scheduled meeting at which the Comcast board of directors received an update regarding developments involving TWC, with the Comcast board of directors concluding that it would be appropriate for Comcast management to continue exploring potential strategic transactions involving TWC.

On December 19, 2013, the TWC board of directors held a regularly scheduled meeting, at which the TWC board of directors received a presentation from representatives of Paul, Weiss that included a review of the Charter proposals to date, an overview of potential courses of action that Charter might pursue, and the TWC board of directors’ fiduciary duties in relation to such actions. At that meeting, the TWC board of directors discussed with TWC’s senior management and TWC’s financial advisors, which included Allen & Company and Morgan Stanley, whether to provide guidance to Charter with respect to the financial terms of a transaction that TWC would consider pursuing, and the TWC board of directors instructed TWC’s senior management to further develop such terms for consideration. TWC’s senior management also reviewed with the TWC board of directors, among other things, the proposed 2014 budget and detailed three-year operating plan for TWC, including projections for 2015 and 2016.

Later on December 19, 2013, Mr. Marcus contacted Mr. Rutledge by telephone and informed him that TWC was prepared to provide guidance to Charter as to the financial terms of a transaction that TWC would consider pursuing, and that Mr. Marcus would provide such guidance in the coming days.

On December 26, 2013, the TWC board of directors met telephonically and received an update from TWC’s senior management on its recent conversations with Charter’s management team. During the meeting, the TWC board of directors received a presentation from representatives of Paul, Weiss regarding the TWC board of directors’ fiduciary duties and engaged in discussions with TWC’s senior management and TWC’s financial advisors, which included Allen & Company, Citi and Morgan Stanley, regarding the financial terms of a transaction with Charter that TWC would consider pursuing. Following such discussions, the TWC board of directors authorized Mr. Marcus to inform Mr. Rutledge that TWC would consider a transaction in which TWC stockholders would receive consideration of $160 per TWC share, consisting of $100 in cash plus the remainder in Charter stock, with the stock component subject to a symmetrical collar of 20%.

On December 27, 2013, Mr. Marcus spoke to Mr. Rutledge by telephone and informed him that TWC would be prepared to pursue a transaction on the terms authorized by the TWC board of directors the previous day. Mr. Marcus explained the rationale for the amount, the currency and the collar, and in particular, the TWC board of directors’ concerns about the value of Charter’s stock, which was trading at a historically high multiple. Mr. Rutledge indicated that he was disappointed to hear that TWC and Charter were so far apart on price and that he saw no value in continuing conversations about a potential transaction at that time.

On December 30, 2013, Mr. Winfrey contacted Mr. Minson by telephone to discuss the recent call between Messrs. Marcus and Rutledge, at which time Mr. Minson explained the analysis supporting the TWC board of directors’ stated terms for a proposed transaction with Charter.

During late 2013 and early 2014, representatives of Comcast and Charter began to engage in more substantive discussions regarding the possibility of Comcast participating in a potential bid by Charter to acquire TWC.

On January 7, 2014, Messrs. Marcus and Rutledge both attended the 2014 Consumer Electronics Show, at which time Mr. Rutledge informed Mr. Marcus that, based on the inability of Charter and TWC to reach an agreement on price, Mr. Rutledge intended to publicly announce Charter’s offer to acquire TWC.

Later that day, Mr. Marcus met with Mr. Roberts, who was also attending the 2014 Consumer Electronics Show, to discuss developments involving TWC, including Charter’s interest in acquiring TWC and Comcast’s potential participation in a bid by Charter to acquire TWC. Among other things, Messrs. Marcus and Roberts discussed whether any potential alternative transactions between Comcast and TWC could be attractive to TWC stockholders, but did not reach any conclusion.

Later that week, Messrs. Marcus and Roberts spoke by telephone, at which time Mr. Roberts indicated that conversations between Comcast and Charter regarding Comcast’s potential participation in a bid by Charter to acquire TWC had intensified.

On January 11, 2014, Mr. Angelakis and Mr. Marcus spoke by telephone and continued to discuss developments involving TWC, including Comcast’s potential participation in a bid by Charter to acquire TWC.

On January 12, 2014, the Comcast board of directors held a meeting at which the Comcast board of directors received an update regarding discussions with TWC and Charter. During that meeting, Comcast management indicated that progress had been made in its discussions with Charter and that Comcast’s participation in a bid by Charter to acquire TWC, if achievable on acceptable terms to Comcast, was the preferred approach of Comcast. The Comcast board of directors concluded that it would be appropriate for Comcast management to continue engaging in discussions with Charter (while also continuing to evaluate potential alternative transactions in the event that those discussions were not ultimately successful).

On January 13, 2014, Mr. Angelakis and Alexander D. Evans, Executive Vice President—Global Corporate Development of Comcast, met with Messrs. Marcus and Minson, at which time Mr. Angelakis stated that Comcast was not prepared to independently pursue a merger of Comcast and TWC, but might be interested in discussing the possibility of an investment in, or acquisition of assets from, TWC. Messrs. Marcus and Minson indicated that TWC would likely not be interested in pursuing alternative transactions that would reduce TWC’s scale or competitive position, as they did not believe that such transactions would benefit TWC’s stockholders.

Later on January 13, 2014, Mr. Rutledge sent a letter to Mr. Marcus setting forth Charter’s desire to acquire TWC for a price per TWC share in “the low 130s, including a cash component of approximately $83,” with the remainder of the consideration payable in Charter stock. Charter also issued a press release publicly disclosing the letter. That same day, Mr. Rutledge stated in remarks to various media outlets that the proposal was valued at $132.50 per TWC share and publicly filed a presentation illustrating Charter’s offer of $132.50 per TWC share, consisting of $82.54 cash and 0.372 of a Charter share per TWC share, which is referred to in this joint proxy statement/prospectus as the January 13 Charter Proposal.

Later that day, a meeting of the TWC board of directors was convened telephonically to consider the January 13 Charter Proposal. During the meeting, the TWC board of directors reviewed the January 13 Charter Proposal with TWC’s senior management and representatives of Paul, Weiss, Allen & Company, Citi and Morgan Stanley, at which time TWC’s financial advisors discussed financial aspects of the January 13 Charter Proposal. After consideration and consultation with its advisors, the TWC board of directors unanimously determined that the January 13 Charter Proposal was inadequate and not in the best interests of TWC stockholders due to, among other things, the inadequacy of the value of the consideration being offered by Charter, its belief that the value of Charter’s stock was uncertain, the risks associated with a highly leveraged combined enterprise that would result from Charter’s acquisition of TWC, and the fact that TWC would be contributing most of the potential synergies and financial capacity to fund the consideration that would be payable in such a transaction. Accordingly, the TWC board of directors rejected the January 13 Charter Proposal and authorized TWC’s management to issue a press release announcing the TWC board of directors’ determination. Later that day, TWC issued a press release disclosing the determination of the TWC board of directors and disclosing that, on December 27, 2014, TWC had advised Charter that TWC would consider a transaction with Charter in which TWC stockholders would receive consideration of $160 per TWC share, consisting of $100 in cash plus the remainder in Charter stock, with the stock component subject to a symmetrical collar of 20%.

On January 27, 2014, Messrs. Marcus and Minson met with Messrs. Roberts and Angelakis, at which time Mr. Roberts again stated that Comcast was not interested in independently pursuing a merger of Comcast and TWC, and that Comcast was engaged in discussions with Charter regarding Comcast’s potential participation in Charter’s bid to acquire TWC. Mr. Roberts indicated that he believed Comcast’s participation would enable Charter to offer a higher price to TWC stockholders.

On January 29, 2014, at a regularly scheduled telephonic meeting of the TWC board of directors, the TWC board of directors further reviewed and discussed financial aspects and other considerations relating to Charter’s ongoing public overtures. TWC’s senior management and TWC’s legal and financial advisors, as well as representatives of Skadden, Arps, Slate, Meagher & Flom and Centerview, were present at that meeting. Prior to that meeting, the TWC independent directors had retained Skadden and Centerview as additional legal and financial advisors, respectively, to such independent directors. At the meeting, representatives of Paul, Weiss and Skadden engaged in a discussion of fiduciary duties and other legal matters. Also at the meeting, TWC’s senior management, together with Allen & Company, Centerview, Citi and Morgan Stanley, discussed certain financial aspects relating to Charter’s ongoing overtures. TWC’s senior management also reviewed with the TWC board of directors 2014 guidance and 2015 and 2016 projections, which had been updated from those reviewed at the TWC board of directors’ December 19, 2013 meeting to reflect TWC’s improved operational performance during the intervening period.

During the month of January and into February, members of the TWC board of directors received regular telephone updates from TWC’s senior management regarding matters relating to Charter’s bid to acquire TWC and Comcast’s potential participation in such bid, as well as Comcast’s interest in independently pursuing a merger of Comcast and TWC.

Also during the month of January, and continuing into the first few days of February, representatives of Comcast and Charter had a series of intensive discussions regarding the specific terms of Comcast’s potential participation in Charter’s bid to acquire TWC. Ultimately, Comcast and Charter were unable to reach agreement, and, on February 4, 2014, the parties discontinued discussions. From that date until the announcement of the merger agreement on February 13, 2014, there were no further substantive communications between Charter and Comcast regarding a potential transaction involving TWC.

Later on February 4, 2014, Mr. Roberts contacted Mr. Marcus and expressed interest in re-engaging in discussions regarding a potential merger of Comcast and TWC. Mr. Roberts emphasized that Comcast would only be willing to proceed with a transaction that included specific and objectively measurable undertakings with respect to regulatory matters and that did not require Comcast to pay a “reverse termination fee” in the event the transaction could not be completed due to an inability to obtain required regulatory approvals. Mr. Roberts did not indicate a specific price that Comcast would be willing to pay, but conveyed that, if TWC were willing to accept the regulatory framework proposed by Comcast, then the price would be significantly higher than the nominal value of $132.50 per TWC share that Charter was offering. Mr. Marcus indicated that he would update the TWC board of directors regarding their discussion.

On February 5, 2014, N.J. Nicholas, Jr., the lead TWC independent director, received a call from John Malone, Chairman of Liberty. Mr. Malone expressed interest in pursuing an alternative, more collaborative path toward combining TWC and Charter. Mr. Nicholas explained that the TWC board of directors was firm in its commitment to maximize stockholder value and that the price and other terms that TWC had presented to Charter reflected the terms upon which the TWC board of directors would be willing to consider a Charter transaction.

Also on February 5, 2014, Messrs. Roberts and Marcus spoke by telephone on multiple occasions and continued to discuss potential terms of a transaction between Comcast and TWC, including with respect to necessary regulatory approvals. The parties also discussed other aspects of a potential transaction, including scope of due diligence, timing and TWC’s request that Comcast agree to an exclusivity arrangement. In the course of those discussions, Mr. Marcus indicated that any potential transaction should include a “reverse termination fee” payable by Comcast in the event the transaction could not be completed due to an inability to obtain required regulatory approvals and Mr. Roberts reiterated that Comcast would not be willing to agree to any “reverse termination fee.” Mr. Marcus stated that he would update the TWC board of directors regarding their discussions and seek direction from the TWC board of directors on whether to proceed further.

Later in the day on February 5, 2014, the TWC board of directors met telephonically to receive an update from Mr. Marcus regarding his conversations with Mr. Roberts. Representatives of Paul, Weiss, Skadden, Allen & Company, Centerview, Citi and Morgan Stanley attended the meeting. Mr. Marcus reviewed the details of Comcast’s indication of interest with the TWC board of directors, and TWC’s senior management discussed Comcast’s profile and financial capabilities. The TWC board of directors engaged in discussions with TWC’s senior management and TWC’s financial advisors regarding the form of consideration and price at which TWC would pursue a transaction with Comcast, and engaged in discussions with its legal advisors regarding regulatory matters. Following discussion, the TWC board of directors authorized Mr. Marcus to further engage with Mr. Roberts regarding a potential transaction with Comcast, with the understanding that, in order to be potentially attractive to the TWC board of directors, any such transaction should maximize stockholder value along the lines discussed at the meeting and otherwise be on terms acceptable to TWC, including providing sufficient flexibility for TWC management to operate the business prior to completion of any transaction and allowing for the implementation of compensation programs to retain and incentivize TWC’s employees in order to reduce operational execution risk during the pendency of the transaction, regardless of whether any transaction ultimately was consummated.

On February 6, 2014, Mr. Marcus met with Mr. Angelakis regarding the terms of a potential merger of Comcast and TWC. Mr. Marcus indicated to Mr. Angelakis that TWC would be open to agreeing to a transaction within the general regulatory framework proposed by Comcast (including no “reverse termination fee”) if Comcast were to offer an attractive price. Mr. Marcus indicated that the TWC board of directors would be willing to pursue a stock-for-stock merger at a price of approximately $160 per TWC share. Mr. Angelakis indicated to Mr. Marcus that Comcast would be willing to pay $150 per TWC share, consisting of Comcast Class A common stock. Messrs. Marcus and Angelakis concluded, subject to consultation with the boards of directors of their respective companies, that although there was a valuation gap, the parties and their respective teams should proceed with due diligence and the negotiation of definitive transaction documents to determine whether other transaction terms could be agreed upon.

On February 7, 2014, Davis Polk & Wardwell LLP, legal advisor to Comcast, sent Paul, Weiss an initial draft of a proposed merger agreement. Between February 7, 2014 and February 12, 2014, representatives of Comcast and TWC, including their legal and financial advisors, engaged in discussions regarding due diligence and exchanged selected financial, technical accounting, legal and other business information. On February 8, 2014, Comcast and TWC entered into a mutual confidentiality agreement. Later that day, representatives of Comcast and TWC met in person at Davis Polk and reviewed detailed financial information regarding Comcast and TWC, respectively.

On February 9, 2014, representatives of Comcast and TWC met in person at Davis Polk along with representatives of Davis Polk and Paul, Weiss, at which time the parties discussed key issues raised by the initial draft of the merger agreement. Areas of discussion and negotiation included, among others: the scope of the parties’ obligations in connection with obtaining FCC and other regulatory approvals; the scope of interim operating covenants restricting TWC’s operations prior to closing, including TWC’s ability to implement its three-year operating plan and establish retention arrangements for employees; the terms upon which the TWC board of directors could consider an alternative acquisition proposal or change its recommendation in favor of the adoption of the merger agreement and the process for evaluating any such proposal; the requirement that the TWC board of directors submit the merger agreement and the merger to the TWC stockholders for consideration notwithstanding the existence of a superior alternative acquisition proposal and a change of recommendation by the TWC board of directors; the ability of the Comcast board of directors to change its recommendation to

Comcast shareholders to vote in favor of the stock issuance; employee matters; conditions to closing and termination rights, including in respect of a superior alternative acquisition proposal. During these discussions, Comcast again stated that it was unwilling to proceed with a transaction other than under the framework proposed with respect to regulatory matters, but Comcast agreed to include in the merger agreement additional detailed commitments by the parties to take certain actions, as necessary, to obtain applicable FCC and other regulatory approvals in connection with the proposed merger (as described under “—Regulatory Approvals Required for the Merger” beginning on page [—] of this joint proxy statement/prospectus), which actions were in addition to the actions originally proposed by Comcast in the initial draft of the merger agreement. In addition, TWC requested that Mr. Roberts and certain of his family trusts and investment vehicles enter into a voting agreement with TWC, pursuant to which, among other things, they would agree to vote all of their shares of Comcast Class A common stock and Comcast Class B common stock (which, as of the date of the merger agreement, together represented 100% of the voting power of Comcast Class B common stock for purposes of the separate Class B vote and approximately 33.35% of the combined voting power of Comcast Class A common stock and Class B common stock for purposes of the single class vote) in favor of the stock issuance, and against any actions that would impede the consummation of the merger (as described under “The Voting Agreement” beginning on page [—] of this joint proxy statement/prospectus).

On February 10, 2014, Messrs. Marcus and Angelakis met to discuss the potential merger consideration. Mr. Angelakis initially proposed an exchange ratio of 2.67 shares of Comcast Class A common stock per TWC share, and Mr. Marcus initially proposed an exchange ratio of 3.0 shares of Comcast Class A common stock per TWC share. After negotiation, Messrs. Marcus and Angelakis agreed, subject to approval by the companies’ respective boards of directors, on an exchange ratio of 2.875 shares of Comcast Class A common stock per TWC share.

Also on February 10, 2014, Paul, Weiss sent Davis Polk comments to the initial draft of the merger agreement. Later that day, representatives of Davis Polk and Paul, Weiss met at Davis Polk in person to negotiate the terms of the merger agreement and the voting agreement. The parties agreed that, subject to review and approval by the companies’ respective boards of directors, the merger agreement would contain a provision requiring the TWC board of directors to submit the merger agreement and the merger to the TWC stockholders for consideration notwithstanding the existence of a superior alternative acquisition proposal and a change of recommendation by the TWC board of directors and, in the event of a superior alternative acquisition proposal, the TWC board of directors would be permitted to change its recommendation, but would not be permitted to terminate the merger agreement to accept such superior proposal prior to TWC stockholders voting against adoption of the merger agreement. The parties also agreed, subject to review and approval by the companies’ respective boards of directors, that in the event the merger agreement were terminated in any circumstance, including by Comcast following a change of recommendation by the TWC board of directors or by either party in the event the TWC stockholders did not approve the merger agreement, TWC would not be required to pay a termination fee. Additionally, the parties agreed, subject to review and approval by the companies’ respective boards of directors, that the Comcast board of directors would not be permitted to change its recommendation. Further, the parties agreed, subject to review and approval by the parties’ respective boards of directors, that TWC would be permitted to implement its three-year operating plan and establish retention arrangements for employees (see discussion of retention grants and supplemental bonus opportunity awards described under “Interests of Certain Persons in the Merger” beginning on page [—] of this joint proxy statement/prospectus). The parties also discussed certain programming arrangements between Time Warner Cable Enterprises LLC, a subsidiary of TWC, and NBCUniversal Content Distribution, a division of NBCUniversal Media, LLC, which is a subsidiary of Comcast, which arrangements are referred to in this joint proxy statement/prospectus as the NBCU programming arrangements, to be entered into concurrently with Comcast’s and TWC’s entry into the merger agreement (described under “—Certain Relationships between Comcast and TWC” beginning on page [—] of this joint proxy statement/prospectus).

Also on February 10, 2014, at the request of TWC, Comcast and TWC entered into an exclusivity agreement, which provided that Comcast would engage in negotiations exclusively with TWC (and not with any third parties) concerning a potential merger involving TWC until March 1, 2014.

Later in the day on February 10, 2014, the TWC board of directors met telephonically to discuss the status of negotiations regarding the potential merger with Comcast. TWC’s senior management and representatives of Paul, Weiss, Skadden, Allen & Company, Centerview, Citi and Morgan Stanley were present at that meeting. At the meeting, the TWC board of directors reviewed, together with TWC’s senior management and TWC’s legal and financial advisors, the events since the previous meeting of the TWC board of directors on February 5th and the various workstreams relating to the proposed transaction, including regulatory matters and merger agreement negotiations. Representatives of Paul, Weiss updated the TWC board of directors on the negotiations with Davis Polk regarding the proposed terms of the merger agreement. The independent members of the TWC board of directors then met separately with representatives of Skadden and Centerview to discuss the proposed transaction.

On February 11, 2014, Davis Polk delivered to Paul, Weiss a revised draft of the merger agreement. Later that day, representatives of Comcast, TWC, Davis Polk and Paul, Weiss met at Davis Polk to discuss and negotiate the outstanding issues in the draft merger agreement described above. Following discussions, Paul, Weiss delivered to Davis Polk a revised draft of the merger agreement. Also on February 11, 2014, Comcast and TWC continued to discuss the NBCU programming arrangements.

On the same day, Charter delivered a notice of nomination to TWC and publicly announced its intention to nominate a full slate of 13 independent candidates for election to TWC’s board of directors at TWC’s 2014 annual meeting of stockholders. Later that day, TWC issued a public statement noting that the TWC board of directors had previously considered and unanimously rejected the January 13 Charter Proposal as grossly inadequate and stating that the TWC board of directors remained focused on maximizing stockholder value.

On February 12, 2014, Davis Polk delivered a further revised draft of the merger agreement, and representatives of Davis Polk and Paul, Weiss continued to discuss outstanding issues.

Also on February 12, 2014, the Comcast board of directors met to review the proposed transaction with Comcast’s senior management and representatives of J.P. Morgan and Paul J. Taubman, Comcast’s financial advisors, and Davis Polk. In connection with the meeting, members of the Comcast board of directors received copies of materials prepared by Davis Polk and J.P. Morgan. The Comcast board of directors, Comcast’s senior management, and their advisors discussed the terms of the draft merger agreement and the strategic rationale of the proposed transaction, including potential synergies, and reviewed the directors’ fiduciary duties in considering the proposed transaction. J.P. Morgan then reviewed with the Comcast board of directors its financial analysis of the exchange ratio provided for in the merger and delivered to the Comcast board of directors an oral opinion, confirmed by delivery of a written opinion, dated February 12, 2014, to the effect that, as of such date and based on and subject to the factors, assumptions, qualifications and any limitations set forth therein, the exchange ratio in the proposed merger was fair, from a financial point of view, to Comcast.

After consideration and consultation with its advisors, including consideration of the factors described under the section “—Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors” beginning on page [—] of this joint proxy statement/prospectus, the members of the Comcast board of directors present at the meeting unanimously determined that the proposed merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement are fair to and in the best interests of Comcast and unanimously approved and declared advisable the merger agreement, the merger, the stock issuance and the other transactions contemplated by the merger agreement. The Comcast board of directors also directed that the stock issuance be submitted to the Comcast shareholders for consideration and recommended that Comcast shareholders approve the stock issuance.

Later in the day on February 12, 2014, the TWC board of directors met in person at TWC’s corporate offices with TWC’s senior management, representatives of Paul, Weiss, Skadden, Allen & Company, Centerview, Citi and Morgan Stanley to review the proposed transaction and the draft merger agreement. Prior to the meeting, members of the TWC board of directors received copies of materials prepared by Allen & Company, Centerview, Citi,

Morgan Stanley and Paul, Weiss. The independent members of the TWC board of directors first met separately with representatives of Paul, Weiss, Skadden and Centerview, during which meeting representatives of Skadden reviewed legal matters, including the TWC independent directors’ fiduciary duties in considering the proposed transaction, and Centerview provided perspectives on the proposed transaction.

A meeting of the full TWC board of directors was then convened. Representatives of Paul, Weiss provided a detailed overview of the TWC board of directors’ fiduciary duties and legal standards applicable to its decisions and actions with respect to its evaluation of the proposed transaction and reviewed the terms of the draft merger agreement and related documents. Marc Lawrence-Apfelbaum, Executive Vice President, General Counsel and Secretary of TWC, with the assistance of materials prepared in collaboration with Paul, Weiss, provided a detailed overview to the TWC board of directors of potential concerns that could be raised by the relevant governmental authorities in connection with the proposed transaction, as well as the related covenants included in the draft merger agreement. Representatives of Paul, Weiss reviewed, and the TWC board of directors then discussed, the compensation arrangements to be implemented in connection with the merger, which had previously been developed and approved by the compensation committee of the TWC board of directors. The TWC board of directors, TWC’s senior management, and their advisors again discussed the strategic rationale of the proposed transaction and the terms of the draft merger agreement. Allen & Company, Citi and Morgan Stanley reviewed with the TWC board of directors their joint financial analysis of the exchange ratio provided for in the merger, and each separately delivered to the TWC board of directors an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of TWC common stock. In the course of the meeting, the TWC independent directors met in executive session with Skadden and Centerview, during which, among other things, Skadden reviewed various matters and discussed with the TWC independent directors the compensation arrangements to be implemented in connection with the merger, and Centerview reviewed with the TWC independent directors its separate financial analysis of the exchange ratio provided for in the merger, and delivered an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of such date and based on and subject to various assumptions made, procedures followed, matters considered and limitations on the review undertaken, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of TWC common stock (other than as specified in such opinion). Following the separate meeting of the TWC independent directors, the TWC board of directors reconvened, at which time the TWC board of directors was informed that Centerview had rendered the opinion referenced above.

After consideration and consultation with its advisors, including consideration of the factors described under the section “—TWC’s Reasons for the Merger; Recommendation of the Merger by the TWC Board of Directors” beginning on page [—] of this joint proxy statement/prospectus, the TWC board of directors unanimously determined that the proposed merger agreement, the merger and the other transactions contemplated by the merger agreement are fair to and in the best interests of TWC’s stockholders and unanimously approved and declared advisable the merger agreement, the merger and the other transactions contemplated by the merger agreement. The TWC board of directors also directed that the proposed merger agreement be submitted to the TWC stockholders for consideration and recommended that TWC stockholders adopt the merger agreement. At that meeting, the TWC board of directors also approved the compensation arrangements to be implemented in connection with the merger, as described above, which arrangements had previously been developed and approved by the compensation committee of the TWC board of directors.

Following the Comcast and TWC board meetings, representatives of Comcast, TWC, Davis Polk and Paul, Weiss participated in calls to finalize any outstanding matters.

Both Comcast and TWC then executed and delivered the merger agreement, dated as of February 12, 2014, and TWC, on the one hand, and Mr. Roberts and certain family trusts and investment vehicles which, together, hold all issued and outstanding shares of Comcast Class B common stock, on the other hand, executed and delivered the voting agreement, dated as of February 12, 2014. Also on February 12, 2014, the parties entered into the NBCU programming arrangements, which NBCU programming arrangements were subsequently amended on March 12, 2014 in certain respects. Following execution of the merger agreement and the voting agreement, the Comcast shareholders that are parties to the voting agreement approved by written consent the issuance of Comcast Class A common stock pursuant to the merger for purposes of the separate Class B vote.

Early in the morning on February 13, 2014, Comcast and TWC issued a joint press release announcing the transaction.

TWC’s Reasons for the Merger; Recommendation of the Merger by the TWC Board of Directors

In evaluating the merger agreement and the merger, the TWC board of directors consulted with TWC’s management and legal and financial advisors and, in reaching its decision at its meeting on February 12, 2014 to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that TWC’s stockholders vote “FOR” the adoption of the merger agreement, the TWC board of directors considered a variety of factors in respect of the merger, including the following (not necessarily in order of relative importance):

•	the business, operations, management, financial condition, earnings and prospects of TWC;

•	the business, operations, management, financial condition, earnings and prospects of Comcast;

•	the results of TWC management’s due diligence investigation of Comcast and the reputation, business practices and experience of Comcast and its management;

•	the strategic commercial advantages of a combination with Comcast over TWC continuing as a stand-alone company;

•	the potential strategic alternatives available to TWC, including the possibility of remaining a stand-alone entity and executing on TWC’s operating plan or a potential sale to Charter Communications Inc., which is referred to in this joint proxy statement/prospectus as Charter, and the assessment of the TWC board of directors that no other alternatives reasonably available to TWC were likely to create greater value for TWC stockholders than the merger;

•	notwithstanding the widespread publicity of Charter’s interest in acquiring TWC over an extended period, media speculation regarding Comcast’s interest in a merger with TWC, and TWC’s public statements regarding the willingness of the TWC board of directors to consider a potential transaction under certain circumstances, TWC had not received an acquisition proposal from any third party (other than Comcast and Charter);

•	the TWC board of directors’ understanding of the current and future competitive environment in which TWC operates, the potential for consolidation in the sector and the likely effect of these factors on the business, operations, management, financial condition, earnings and prospects of TWC;

•	the potential risks for TWC as a stand-alone company in a consolidating industry;

•	the TWC board of directors’ analysis of the three acquisition proposals received from Charter and rejected by the TWC board of directors, the highest of which valued each share of TWC common stock at $132.50, because of the inadequacy of the value of the consideration being offered by Charter, its belief that the value of Charter’s stock was uncertain, the risks associated with a highly leveraged combined enterprise that would result from Charter’s acquisition of TWC, and the fact that TWC would be contributing most of the potential synergies and financial capacity to fund the transaction;

•

the TWC board of directors’ belief that the terms of the merger agreement represented the most favorable terms to TWC and its stockholders that Comcast would be willing to agree to, which belief was based on, among other things, the fact that TWC had obtained an increase in the merger consideration to an implied nominal value of $158.82 per share of TWC common stock, as of February 12, 2014, from Comcast’s initial proposal of $150 per share, as described under “—Background of the Merger” beginning on page [—] of this joint proxy statement/prospectus;

•	the TWC board of directors’ belief that it was unlikely that Charter or a third party would consummate a transaction that would create greater value for TWC stockholders than the merger, including the TWC board of directors’ consideration of public statements by Charter (which public statements were made subsequent to TWC’s announcement that TWC would consider a transaction with Charter at a price of $160 per TWC share and prior to the announcement of the merger agreement) that TWC “had an unrealistic price expectation” and that TWC’s price expectation of $160 per TWC share was “far beyond” what Charter would pay;

•	the fact that the implied value of the merger consideration, based on the closing price of Comcast shares on February 12, 2014 (the last trading day before approval of the merger agreement by the TWC board of directors), which on such date had an implied nominal value of $158.82 per share of TWC common stock, represented an approximately 8.2x estimated 2014 forward multiple of adjusted operating income before depreciation and amortization, which is referred to in this joint proxy statement/prospectus as adjusted OIBDA, for TWC;

•	the historical trading prices of TWC common stock and Comcast Class A common stock;

•	the fact that, because TWC stockholders will own approximately 23% of the outstanding shares of Comcast common stock immediately following completion of the merger, such TWC stockholders would have the opportunity to participate in the future performance of the combined company, including any synergies to be realized as a result of the merger;

•	the opportunity for TWC stockholders to benefit from any increase in the trading price of shares of Comcast Class A common stock prior to completion of the merger based upon the fixed exchange ratio;

•	the fact that the merger is expected to be completed as a tax-free reorganization for the purposes of U.S. federal income tax;

•	the joint financial presentation of TWC’s financial advisors, Allen & Company, Citi and Morgan Stanley, the separate financial presentation of Centerview, the additional financial advisor to the TWC independent directors, and separate opinions of Allen & Company, Centerview, Citi and Morgan Stanley, each dated February 12, 2014, to the TWC board of directors as to the fairness, from a financial point of view and as of the date of the opinions, of the exchange ratio provided for in the merger, which opinions were based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken as more fully described below under “—Opinions of TWC’s Financial Advisors” and “—Opinion of Financial Advisor to the TWC Independent Directors” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus;

•	the fact that the merger agreement permits TWC, subject to certain limitations, to operate in the ordinary course of business and to take the actions contemplated by or reasonably necessary to implement the current operating plan during the period prior to completion of the merger;

•	the ability of TWC to implement employee retention and benefit arrangements to address employee retention in connection with the anticipated merger, while at the same time preserving appropriate incentives and alignment of employees with TWC stockholders during the period prior to completion of the merger and in light of the possibility that the merger does not close;

•	the following commitments made by Comcast in the merger agreement with respect to obtaining the regulatory approvals required to complete the merger:

•	Comcast’s being prepared to divest up to approximately three million subscribers of the combined company;

•	Comcast’s agreement to the following undertakings (with such modifications as are no more adverse in the aggregate than such agreed undertakings):

•	extending the following commitments Comcast made in the NBCUniversal transaction to the acquired systems: (i) extending Comcast’s commitment to making available diverse, local news, and children’s programming on various platforms in the cable systems Comcast is acquiring from TWC, and (ii) extending to the acquired systems Comcast’s guaranteed carriage of non-commercial educational stations that have must-carry rights and have relinquished their broadcast spectrum;

•	extending Comcast’s broadband adoption and digital literacy programs to low-income subscribers in the acquired systems; and

•	extending Comcast’s diversity program to the acquired TWC systems, covering diversity in employment, supplier diversity, programming diversity, and community investment diversity;

•	Comcast’s agreement to take any actions and accept any conditions that are consistent in scope and magnitude with the conditions and actions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with acquisitions of U.S. cable systems in the last 12 years with a purchase price of at least $500 million;

•	Comcast’s agreement (subject to certain agreed exceptions) not to:

•	enter into agreements (written or oral) with third parties for the divestiture of in excess of 25,000 subscribers in the aggregate until May 23, 2014;

•	make any direct or indirect acquisition, or series of related acquisitions, which would require the approval of the FCC; or

•	make any direct or indirect acquisition, or series of related acquisitions, which have a value, or involve the payment of consideration, in excess of $1 billion;

•	Comcast’s agreement that TWC would have rights to help develop the strategy and to participate in meetings relating to obtaining regulatory approvals required to complete the merger;

•	the TWC board of directors’ view that the terms of the merger agreement would not preclude or otherwise limit any third party with the financial capability and strategic interest of acquiring TWC from pursuing a potential superior proposal. In this regard, the TWC board of directors considered the following:

•	the ability of the TWC board of directors, in certain circumstances, to change its recommendation to TWC stockholders in favor of the merger, including in the event of (i) a superior proposal, where the TWC board of directors may take into account a number of factors, not only whether such offer is of a higher nominal value, in determining whether such offer is “superior” or (ii) certain intervening events not known or reasonably foreseeable to the TWC board of directors or executive officers at or prior to the time the merger agreement was entered into;

•	the ability of the TWC board of directors in certain circumstances to provide material non-public information to, and engage in negotiations with, a third party that makes an unsolicited acquisition proposal that could reasonably be expected to lead to a superior proposal; and

•	that no termination fee is payable by TWC under the terms of the merger agreement;

•	the fact that the merger agreement permits TWC to declare and pay to its stockholders dividends in the ordinary course of business consistent with past practice during the period prior to the closing of the merger, which effectively increases the consideration payable to TWC stockholders through the completion of the merger;

•	the other terms and conditions of the merger agreement and related transaction documents, including, among other things:

•	the requirement for Comcast to submit the issuance of Comcast Class A common stock pursuant to the merger agreement to Comcast shareholders, and the inability of the Comcast board of directors to change its recommendation to Comcast shareholders to vote in favor of such issuance; and

•	the voting agreement from Comcast Class A shareholders and Comcast Class B shareholders representing as of the record date approximately [33.35]% of the combined voting power of Comcast Class A common stock and Comcast Class B common stock to vote in favor of the stock issuance for purposes of the single class vote, and the fact that the holders of all the outstanding shares of Comcast Class B common stock agreed to deliver a written consent, sufficient to approve the stock issuance for purposes of the separate Class B vote.

The TWC board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the fact that because all of the merger consideration is payable in shares of Comcast Class A common stock in accordance with a fixed exchange ratio, TWC stockholders will be adversely affected by any decrease in the trading price of Comcast Class A common stock prior to completion of the merger, and may receive less value for their shares upon completion of the merger than calculated pursuant to the exchange ratio on the date of execution of the merger agreement, which is the date the TWC board of directors met to approve the transaction;

•	the potential length and uncertainty of the regulatory approval process and, consequently, the period during which TWC may be subject to restrictions in the merger agreement and during which management’s attention may be diverted;

•	the scope of Comcast’s commitments to take certain actions and agree to certain conditions in order to obtain required regulatory approvals, together with the fact that, if the transaction is not completed as a result of regulatory impediments or other reasons, Comcast will not be obligated to pay any “reverse termination fee”;

•	the significant costs involved in connection with entering into the merger and the substantial time and effort of management required to complete the merger, which may disrupt TWC’s business operations;

•	the risk that synergies may not be realized or may not be captured to the extent and within the time expected;

•	the risks and challenges inherent in the combination of two businesses of the size, scope and complexity of Comcast and TWC;

•	the potential for management diversion, and for possible employee attrition, during the period prior to the closing of the merger and the potential effect on TWC’s business and relations with customers, service providers and other stakeholders as a result of the announcement of the merger and the uncertainty regarding whether or not the merger will be completed;

•	the limitations imposed in the merger agreement on the conduct by TWC of its business, which could delay or prevent TWC from taking advantage of business opportunities that may arise, and on the solicitation by TWC of alternative acquisition proposals prior to completion of the merger or termination of the merger agreement;

•	certain provisions of the merger agreement which could have the effect of discouraging third party offers for TWC, including:

•	the restriction on TWC’s ability to solicit third party proposals for alternative transactions involving TWC;

•	the inability for TWC to terminate the merger agreement in order to accept a “superior” proposal from a third party prior to TWC stockholders voting against adoption of the merger agreement; and

•	the requirement for the TWC board of directors to submit the merger agreement to TWC stockholders, even if it has received a third party offer which it considers is superior to the Comcast offer and the TWC board of directors has changed its recommendation;

•	the circumstances in which Comcast may terminate the merger agreement, including if the TWC board of directors changes its recommendation in favor of the merger;

•	the fact that, despite the efforts of Comcast and TWC, and even if the merger is approved by TWC stockholders and the stock issuance is approved by Comcast shareholders, the merger may not be completed or may be delayed;

•	the fact that, although TWC stockholders will, immediately following completion of the merger, collectively own approximately [—]% of the outstanding shares of Comcast common stock (representing approximately [—]% of the outstanding shares of Comcast Class A common stock), they will only control approximately [—]% of the combined voting power of Comcast common stock because Comcast Class B common stock has 33 1/3% of the combined voting power of Comcast common stock, and the fact that Comcast Class B common stock has special approval rights with respect to certain corporate actions, as described under “Description of Comcast Capital Stock” beginning on page [—] of this joint proxy statement/prospectus; and

•	various other risks associated with the merger and the business of Comcast, TWC and the combined company described under “Risk Factors” beginning on page [—] of this joint proxy statement/prospectus.

The TWC board of directors determined that overall these potential risks and uncertainties were outweighed by the benefits that the TWC board of directors expects to achieve for its stockholders as a result of the merger. The TWC board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

During its consideration of the merger described above, the TWC board of directors was also aware that certain of its directors and executive officers may have interests in the merger that are different from or in addition to those of stockholders generally, as described in the section entitled “Interests of Certain Persons in the Merger” beginning on page [—] of this joint proxy statement/prospectus.

The above discussion of the material factors considered by the TWC board of directors in its consideration of the merger and the transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the TWC board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, the TWC board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The TWC board of directors viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of TWC’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this joint proxy statement/prospectus.

THE TWC BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT TWC STOCKHOLDERS VOTE “FOR” THE ADOPTION OF THE MERGER AGREEMENT.

Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors

In evaluating the merger agreement and the merger, the Comcast board of directors consulted with Comcast’s management and legal and financial advisors and, in reaching its decision at its meeting on February 12, 2014 to approve the merger agreement and the transactions contemplated by the merger agreement and to recommend that Comcast’s shareholders vote “FOR” the approval of the stock issuance, the Comcast board of directors considered a variety of factors in respect of the merger, including the following (not necessarily in order of relative importance).

Strategic Factors Considered by the Comcast Board of Directors:

•	Form a Leading Technology and Innovation Company. Comcast believes that the merger will lead to the creation of a leading technology and innovation company that will provide consumer benefits and sufficient scale to improve competition between Comcast and more national competitors. Comcast expects that the merger with TWC will result in the accelerated deployment of advanced technology and the development of new and innovative products and services. Additionally, Comcast expects to combine complementary advertising platforms and channels through the merger that will allow it to offer broader and more valuable packages to advertisers.

•	Customer Benefits. Comcast believes that it is a technology leader in broadband, and the acquisition of TWC will allow more customers to benefit from its commitment to invest in its high-speed data services. Comcast also believes that the merger will increase Comcast’s ability to offer state-of-the-art services, like high-performance point-to-point and multi-point Ethernet services, with the capacity to deliver cloud computing, to small and medium-sized businesses, as well as backhaul services to wireless carriers.

•	Increase Operating Efficiency. The transaction is expected to generate significant cost savings and other operating efficiencies, by leveraging Comcast’s and TWC’s combined platform to create economies of scale. In addition, the merger will result in annual compensation expense savings from the elimination of overlapping positions and support functions. Comcast currently expects that approximately $1.5 billion of annual cost savings will be realized within three years from completion of the transaction and approximately $400 million of capital expenditure synergies will be realized, net of implementation costs and remediation capital expenditures, which amounts are referred to in this joint proxy statement/prospectus as the synergies. Although Comcast management expects that cost savings will result from the merger, there can be no assurance that any particular amount of cost savings will be achieved following completion of the merger or the time frame in which they will be achieved. See “Cautionary Statement Regarding Forward-Looking Statements” and “Risk Factors—After completion of the merger, Comcast may fail to realize the anticipated benefits and cost savings of the merger, which could adversely affect the value of Comcast Class A common stock” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus.

Other Factors Considered by the Comcast Board of Directors:

•	the business, operations, management, financial condition, earnings and prospects of TWC;

•	the business, operations, management, financial condition, earnings and prospects of Comcast;

•	the results of management’s due diligence investigation of TWC and the reputation, business practices and experience of TWC and its management;

•	the historical trading prices of TWC common stock and Comcast Class A common stock;

•	the review by the Comcast board of directors with its legal and financial advisors of the structure of the merger and the financial and other terms of the merger agreement;

•	the fact that, because holders of the outstanding shares of Comcast common stock as of immediately prior to the merger would hold approximately 77% of the outstanding shares of Comcast common stock immediately after completion of the merger, Comcast shareholders would have the opportunity to participate in the future performance of the combined company, including the synergies;

•	the fact that Comcast has considered a number of potential options to acquire all or a portion of TWC or TWC’s assets, including by joining with others in potential transactions involving TWC, and, in light of all relevant factors, ultimately determined the merger to be the most favorable option to Comcast;

•	the fact that, while Comcast is obligated to use its reasonable best efforts to complete the merger, with respect to obtaining regulatory approvals required to complete the merger, such efforts standard does not obligate Comcast to take any actions or agree to any conditions, except that (i) Comcast is prepared to divest up to approximately three million subscribers of the combined company, and (ii) Comcast and its subsidiaries are required to (A) accept certain conditions and take certain actions imposed by governmental authorities that would apply to, or affect, the businesses, assets or properties of it, its subsidiaries or TWC and its subsidiaries, so long as such actions are consistent in scope and magnitude with the conditions and actions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with prior acquisitions of United States domestic cable systems consummated within the past twelve years with an aggregate purchase price of at least $500 million, and (B) implement certain undertakings agreed to by TWC and Comcast described in “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Regulatory Approvals Required for the Merger—Efforts to Obtain Regulatory Approvals” beginning on page [—] of this joint proxy statement/prospectus (with such modifications as are no more adverse in the aggregate than such agreed undertakings), together with the fact that, if the merger is not completed because Comcast and TWC ultimately fail to obtain the required regulatory approvals for the transaction, then neither party would be required to pay any termination fee;

•	that because the exchange ratio under the merger agreement is fixed (i.e., such ratio was fixed on February 12, 2014 and will not be adjusted for fluctuations in the market price for Comcast Class A common stock or TWC common stock), Comcast has greater certainty as to the number of shares of Comcast Class A common stock to be issued;

•	the requirement that TWC must submit the Comcast transaction to TWC stockholders even if the TWC board of directors recommends in favor of a third party’s competing bid for TWC, which would allow Comcast, in these circumstances, to directly make its case to TWC stockholders regarding the benefits of the Comcast transaction compared to the alternatives; and

•	the presentation by J.P. Morgan to the Comcast board of directors, and its written opinion, dated February 12, 2014, to the Comcast board of directors to the effect that, as of the date of such opinion, based upon and subject to the factors, assumptions, qualifications and any limitations set forth therein, the exchange ratio in the proposed merger was fair, from a financial point of view, to Comcast. A copy of the written opinion that was delivered to the Comcast board of directors is included as Annex G to this joint proxy statement/prospectus and described under “—Opinion of Comcast’s Financial Advisor,” beginning on page [—] of this joint proxy statement/prospectus.

The Comcast board of directors also considered a number of uncertainties and risks in its deliberations concerning the merger and the other transactions contemplated by the merger agreement, including the following (not necessarily in order of relative importance):

•	the dilution associated with the issuance of Comcast Class A common stock in connection with the merger;

•	the risk that the merger might not be consummated in a timely manner or that the closing of the merger might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of either the Comcast shareholders or the TWC stockholders or the failure of the parties to obtain the applicable regulatory approvals;

•	the potential length of the regulatory approval process and the period of time during which Comcast may be subject to the merger agreement;

•	the possibility that regulatory or governmental authorities might seek to impose burdensome conditions in connection with granting approval or clearance of the merger or may otherwise seek to prevent or delay the merger, including the risk that governmental authorities could seek an injunction in federal court and/or commence an administrative proceeding seeking to prevent the parties from completing the merger;

•	the risk that the merger may not be completed and the fact that Comcast will incur substantial costs in connection with the merger even if the merger is not ultimately completed;

•	the risk that the potential benefits of the merger may not be fully or partially realized, including the possibility that anticipated cost savings and operating efficiencies expected to result from the merger may not be realized to the extent expected or at all;

•	the risk of diverting management focus and resources from other strategic opportunities and from operational matters, and potential disruption of Comcast management associated with the merger and integrating the companies;

•	the fact that the merger agreement places certain restrictions on the conduct of Comcast’s business prior to completion of the merger, which may prevent Comcast from making certain acquisitions or otherwise pursuing certain business opportunities during the pendency of the merger;

•	the fact that TWC is not required to pay Comcast a customary termination fee if the merger agreement is terminated under circumstances relating to a competing proposal could encourage other potentially interested third parties to make a competing bid for TWC;

•	the risk that certain key employees of Comcast or TWC might not choose to remain with the combined company; and

•	various other risks associated with the merger and the business of Comcast, TWC and the combined company described under “Risk Factors,” beginning on page [—] of this joint proxy statement/prospectus.

The Comcast board of directors determined that overall these potential risks and uncertainties are outweighed by the benefits that the Comcast board of directors expects to achieve for its shareholders as a result of the merger. The Comcast board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons.

During its consideration of the merger described above, the Comcast board of directors was also aware that certain of TWC’s directors and executive officers may have interests in the merger that are different from or in addition to those of shareholders generally, as described in the section entitled “Interests of Certain Persons in the Merger” beginning on page [—] of this joint proxy statement/prospectus.

The above discussion of the material factors considered by the Comcast board of directors in its consideration of the merger and the transactions contemplated by the merger agreement is not intended to be exhaustive, but does set forth the principal factors considered by the Comcast board of directors. In light of the number and wide variety of factors considered in connection with the evaluation of the merger, the Comcast board of directors did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors it considered in reaching its final decision. The Comcast board of directors viewed its position as being based on all of the information available to it and the factors presented to and considered by it. However, some directors may themselves have given different weight to different factors. The factors, potential risks and uncertainties contained in this explanation of Comcast’s reasons for the merger and other information presented in this section contain information that is forward-looking in nature and, therefore, should be read in light of the factors discussed in “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this joint proxy statement/prospectus.

THE COMCAST BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT COMCAST SHAREHOLDERS VOTE “FOR” THE STOCK ISSUANCE.

Opinions of TWC’s Financial Advisors

Opinion of Allen & Company LLC

TWC has engaged Allen & Company as a financial advisor in connection with the proposed merger. In connection with this engagement, TWC requested that Allen & Company evaluate and render an opinion to the TWC board of directors regarding the fairness, from a financial point of view, to holders of TWC common stock of the exchange ratio provided for in the merger. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Allen & Company rendered to the TWC board of directors an oral opinion, which was confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of that date and based on and subject to the matters described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of TWC common stock.

The full text of Allen & Company’s written opinion, dated February 12, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached to this joint proxy statement/prospectus as Annex C. Allen & Company’s opinion was intended for the benefit and use of the TWC board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio provided for in the merger from a financial point of view and did not address any other term, aspect or implication of the merger. Allen & Company’s opinion did not constitute a recommendation as to the course of action that the TWC board of directors or TWC should pursue in connection with the merger, or otherwise address the merits of the underlying decision by TWC to engage in the merger, including in comparison to other strategies or transactions that might be available to TWC or in which TWC might engage. Allen & Company’s opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the merger or otherwise.

Allen & Company’s opinion reflected and gave effect to Allen & Company’s general familiarity with TWC and Comcast as well as information which it received during the course of its engagement, including information provided by the managements of TWC and Comcast in the course of discussions relating to the merger as more fully described below. In arriving at its opinion, Allen & Company neither conducted a physical inspection of the properties or facilities of TWC, Comcast or any of their respective affiliates nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of TWC, Comcast or any of their respective affiliates, or conducted any analysis concerning the solvency of TWC, Comcast or any of their respective affiliates.

In arriving at its opinion, Allen & Company, among other things:

•	reviewed the financial terms and conditions of the merger agreement as reflected in a draft, dated February 12, 2014, of the merger agreement;

•	reviewed certain publicly available historical business and financial information relating to TWC and Comcast, including public filings of TWC and Comcast and historical market prices and trading volumes for TWC common stock and Comcast Class A common stock;

•	reviewed certain internal financial forecasts, including certain forecasts referred to as the TWC Management Case, and other financial and operating data of TWC, and reviewed certain publicly available forecasts and other financial and operating data relating to Comcast, provided to or discussed with Allen & Company by the respective managements of TWC and Comcast;

•	held discussions with the managements of TWC and Comcast relating to the past and current operations and financial condition and prospects of TWC and Comcast;

•	reviewed the strategic rationale for the merger and certain information relating to potential cost savings anticipated by the managements of TWC and Comcast to result from the merger;

•	reviewed and analyzed the relative financial contributions of TWC and Comcast to the financial performance of the combined company on a pro forma basis based upon the financial forecasts and other financial and operating data referred to above;

•	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that Allen & Company deemed generally relevant in evaluating TWC and Comcast;

•	reviewed certain publicly available financial information relating to selected transactions that Allen & Company deemed generally relevant in evaluating the merger; and

•	conducted such other financial analyses and investigations as Allen & Company deemed necessary or appropriate for purposes of its opinion.

In rendering its opinion, Allen & Company relied upon and assumed, with TWC’s consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax, accounting and other information available to Allen & Company from public sources, provided to or discussed with Allen & Company by TWC, Comcast or their respective representatives or otherwise reviewed by Allen & Company. With respect to financial forecasts and other information and data relating to TWC provided to or discussed with Allen & Company by TWC’s management, Allen & Company was advised by TWC’s management and Allen & Company assumed, with TWC’s consent, that they were reasonably prepared in good faith reflecting the best currently available estimates and judgments of TWC’s management as to the future operating and financial performance of TWC. With respect to publicly available forecasts and other financial and operating data relating to Comcast provided to or discussed with Allen & Company by Comcast’s management, Allen & Company assumed, with TWC’s consent, that they were a reasonable basis upon which to evaluate the future operating and financial performance of Comcast. Allen & Company also was advised by the managements of TWC and Comcast and Allen & Company assumed, with TWC’s consent, that the estimates as to potential cost savings anticipated by such managements to result from the merger were reasonably prepared and reflected such managements’ best currently available estimates and judgments. Allen & Company further assumed, with TWC’s consent, that the financial results (including the potential cost savings) reflected in the financial forecasts and other financial and operating data utilized in Allen & Company’s analyses would be realized at the times and in the amounts projected. Allen & Company assumed no responsibility for and expressed no view or opinion as to any such financial forecasts and other financial and operating data or the assumptions on which they were based. Allen & Company relied, at TWC’s direction, upon the assessments of the managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. Allen & Company assumed, with TWC’s consent, that there would be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Further, Allen & Company’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Allen & Company as of, the date of its opinion. It should be understood that subsequent developments may affect the conclusion expressed in Allen & Company’s opinion and that Allen & Company assumed no responsibility for advising any person of any change in any matter affecting its opinion or for updating or revising its opinion based on circumstances or events occurring after the date of its opinion.

In connection with its engagement, Allen & Company was not requested to, and it did not, undertake a third-party solicitation process on TWC’s behalf with respect to the acquisition of all or a part of TWC. Allen & Company did not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any compensation or consideration payable to any officers, directors or employees of any party to the merger, or any class of such persons or any other party, relative to the exchange ratio provided for in the merger or otherwise. Allen & Company’s opinion, as expressed therein, relates to the relative values of TWC and Comcast. Allen & Company did not express any opinion as to the actual value of Comcast Class A common stock when issued in connection with the merger or the prices at which Comcast Class A common stock (or any other securities of Comcast) or TWC common stock would trade or otherwise be transferable at any time.

In addition, Allen & Company did not express any opinion as to any tax or other consequences that might result from the merger, nor did Allen & Company’s opinion address any legal, regulatory, tax or accounting matters, as to which Allen & Company understood that TWC obtained such advice as it deemed necessary from qualified professionals. Allen & Company assumed, with TWC’s consent, that (i) the merger would be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and (ii) all governmental, regulatory or other consents or approvals necessary for consummation of the merger would be obtained without delay, limitation, restriction or condition, including any divestiture requirements, that would have an adverse effect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Allen & Company also assumed, with TWC’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which is referred to as the Code. Allen & Company further assumed, with TWC’s consent, that the final executed merger agreement would not differ in any material respect from the draft reviewed by Allen & Company.

Allen & Company’s opinion was limited to the fairness, from a financial point of view and as of the date of its opinion, of the exchange ratio provided for in the merger (to the extent expressly specified therein). Allen & Company’s opinion did not address any other term, aspect or implication of the merger, including, without limitation, the form or structure of the merger or any voting or other agreement, arrangement or understanding entered into in connection with the merger or otherwise.

Miscellaneous

TWC selected Allen & Company to act as its financial advisor in connection with the merger based on Allen & Company’s reputation and experience. Allen & Company, as part of its investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. In the ordinary course of business, Allen & Company as a broker-dealer and market maker and certain of its affiliates may invest or have long or short positions, either on a discretionary or non-discretionary basis, for their own account or for those of Allen & Company clients, in the debt and equity securities, or related derivative securities, of TWC, Comcast and their respective affiliates. The issuance of Allen & Company’s opinion was approved by Allen & Company’s fairness opinion committee.

In connection with Allen & Company’s financial advisory services, TWC has agreed to pay Allen & Company an aggregate cash fee of $25 million, a portion of which was payable upon delivery of Allen & Company’s opinion to the TWC board of directors in connection with the merger and $17.5 million of which is contingent upon consummation of the merger. TWC also has agreed to reimburse Allen & Company for its reasonable expenses and to indemnify Allen & Company and related parties against certain liabilities, including under the federal securities laws, arising out of its engagement. Allen & Company in the past has provided, currently is providing and in the future may provide investment banking services to TWC and Comcast, for which services Allen & Company has received and/or may receive compensation including, during the two-year period prior to the date of its opinion, having acted or acting (i) as financial advisor to TWC in connection with certain merger and acquisition transactions or matters, including TWC’s receipt of an unsolicited acquisition proposal from Charter, and (ii) as co-manager in connection with certain debt offerings of Comcast. During the period January 1, 2012 through January 31, 2014, Allen & Company received for such services aggregate fees of less than $5,000 from TWC and less than $500,000 from Comcast.

Opinion of Citigroup Global Markets Inc.

TWC also has retained Citi as a financial advisor in connection with the proposed merger. In connection with this engagement, TWC requested that Citi evaluate the fairness, from a financial point of view, of the exchange ratio provided for in the merger to holders of TWC common stock. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Citi delivered to the TWC board of directors an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio provided for in the merger was fair, from a financial point of view, to holders of TWC common stock.

The full text of Citi’s written opinion, dated February 12, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex D to this joint proxy statement/prospectus and is incorporated herein by reference. The description of Citi’s opinion set forth below is qualified in its entirety by reference to the full text of Citi’s opinion. Citi’s opinion was provided for the information of the TWC board of directors (in its capacity as such) in connection with its evaluation of the exchange ratio provided for in the merger from a financial point of view and did not address any other terms, aspects or implications of the merger. Citi was not requested to consider, and its opinion did not address, the underlying business decision of TWC to effect the merger, the relative merits of the merger as compared to any alternative business strategies or opportunities that might exist for TWC or the effect of any other transaction in which TWC might engage. Citi’s opinion is not intended to be and does not constitute a recommendation as to how any stockholder should vote or act on any matters relating to the proposed merger or otherwise.

In arriving at its opinion, Citi, among other things:

•	reviewed a draft, dated February 12, 2014, of the merger agreement;

•	held discussions with certain senior officers, directors and other representatives and advisors of TWC and certain senior officers and other representatives and advisors of Comcast concerning the businesses, operations and prospects of TWC and Comcast;

•	reviewed certain publicly available and other business and financial information relating to TWC and Comcast provided to or otherwise discussed with Citi by the respective managements of TWC and Comcast, including certain internal financial forecasts (including certain forecasts referred to as the TWC Management Case) and other information and data relating to TWC, certain publicly available financial forecasts and other information and data relating to Comcast and certain information relating to potential strategic and operational benefits (including the amount, timing and achievability of potential cost savings) anticipated by the managements of TWC and Comcast to result from the merger;

•	reviewed the financial terms of the merger as set forth in the merger agreement in relation to, among other things, current and historical market prices and trading volumes of TWC common stock and Comcast Class A common stock; the historical and projected earnings and other operating data of TWC and Comcast; and the capitalization and financial condition of TWC and Comcast;

•	considered, to the extent publicly available, the financial terms of certain other transactions which Citi considered relevant in evaluating the merger;

•	analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations Citi considered relevant in evaluating those of TWC and Comcast;

•	evaluated certain potential pro forma financial effects of the merger on Comcast; and

•	conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as Citi deemed appropriate in arriving at its opinion.

In rendering its opinion, Citi assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or provided to or otherwise reviewed by or discussed with Citi and upon the assurances of the managements of TWC and Comcast that they were not aware of any relevant information that was omitted or that remained undisclosed to Citi. With respect to the financial forecasts and other information and data relating to TWC provided to or otherwise reviewed by or discussed with Citi, Citi was advised by TWC’s management and assumed, with TWC’s consent, that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of TWC’s management as to the future financial performance of TWC. With respect to the publicly available financial forecasts and other information and data relating to Comcast provided to or otherwise reviewed or discussed with Citi by Comcast’s management, Citi assumed, with TWC’s consent, that they were a reasonable basis upon which to evaluate the future financial performance of Comcast. Citi also was advised and assumed, with TWC’s consent, that the estimates of the managements of TWC and Comcast as to the potential cost savings anticipated by such managements to result from the merger, including the amount, timing and achievability thereof, were reasonably prepared and reflected such managements’ best currently available estimates and judgments. Citi further assumed, with TWC’s consent, that the financial results (including, without limitation, potential cost savings) reflected in the financial forecasts and other information and data utilized in Citi’s analyses would be realized at the times and in the amounts projected. Citi relied, at TWC’s direction, upon the assessments of the managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. Citi assumed, with TWC’s consent, that there would be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion.

Citi did not make or was provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TWC or Comcast and nor did it make any physical inspection of the properties or assets of TWC or Comcast. Citi assumed, with TWC’s consent, that the merger would be consummated in accordance with the terms of the merger agreement and all applicable laws and other relevant documents or requirements without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the merger, no delay, limitation, restriction or condition, including any divestiture requirements, would be imposed that would have an adverse effect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analyses or opinion. Citi’s opinion, as expressed in its opinion, relates to the relative values of TWC and Comcast. Citi did not express any view or opinion as to the actual value of Comcast Class A common stock when issued in the merger or the prices at which Comcast Class A common stock (or any other securities of Comcast) or TWC common stock would trade or otherwise be transferable at any time. Citi assumed, with TWC’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Representatives of TWC advised Citi, and Citi further assumed, that the final terms of the merger agreement would not vary materially from those set forth in the draft reviewed by Citi. Citi did not express any opinion with respect to accounting, tax, regulatory, legal or similar matters and relied, with TWC’s consent, upon the assessments of representatives of TWC and Comcast as to such matters.

Citi’s opinion addressed only the fairness, from a financial point of view and as of the date of its opinion, of the exchange ratio (to the extent expressly specified therein) and did not address any other terms, aspects or implications of the merger, including, without limitation, the form or structure of the merger, any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger or otherwise. In connection with its engagement, Citi was not requested to, and Citi did not, undertake a third-party solicitation process on TWC’s behalf with respect to the acquisition of all or a part of TWC. Citi expressed no view as to, and its opinion did not address, the underlying business decision of TWC to effect the merger, the relative merits of the merger as compared to any alternative business strategies that might exist for TWC or the effect of any other transaction in which TWC might engage. Citi also expressed no view as to, and its opinion did not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the merger, or any class of such persons, relative to the exchange ratio or otherwise. Citi’s opinion was necessarily based upon information available to Citi, and financial, stock market and other conditions and circumstances existing and disclosed to Citi, as of the date of its opinion. The issuance of Citi’s opinion was authorized by Citi’s fairness opinion committee.

Miscellaneous

In connection with Citi’s services as TWC’s financial advisor, TWC has agreed to pay Citi an aggregate fee of $36 million, of which a portion was payable upon delivery of its opinion and $28.5 million is payable contingent upon consummation of the merger. In addition, TWC has agreed to reimburse Citi for certain expenses, including fees and expenses of counsel, and to indemnify Citi and related parties against certain liabilities, including under federal securities laws, arising from Citi’s engagement.

Citi and its affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to TWC, Comcast and/or their respective affiliates unrelated to the proposed transaction, for which services Citi and its affiliates received and may receive compensation including, during the two-year period prior to the date of its opinion, having acted or acting (i) as financial advisor to TWC in connection with certain merger and acquisition transactions and matters, including TWC’s receipt of an unsolicited acquisition proposal from Charter, (ii) as joint bookrunner, co-manager and/or arranger in connection with certain securities offerings of TWC, Comcast and/or their respective affiliates, and (iii) as lender, dealer, administrative agent, joint-lead arranger, joint bookrunner, co-documentation agent, co-lead arranger and/or syndication agent, as applicable, in connection with certain credit facilities of TWC, Comcast and/or their respective affiliates. During the period January 1, 2012 through January 31, 2014, Citi received for such services aggregate fees of approximately $21.3 million from TWC and approximately $6.8 million from Comcast. In the ordinary course of business, Citi and its affiliates may actively trade or hold the securities of TWC, Comcast and their respective affiliates for its own account or for the account of its customers and, accordingly, may at any time hold a long or short position in such securities. In addition, Citi and its affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with TWC, Comcast and their respective affiliates.

TWC selected Citi to act as its financial advisor in connection with the proposed merger based on Citi’s reputation, experience and familiarity with TWC and its business. Citi is an internationally recognized investment banking firm that regularly engages in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes.

Opinion of Morgan Stanley & Co. LLC

Morgan Stanley also was retained as a financial advisor to TWC in connection with the proposed merger. TWC selected Morgan Stanley to act as its financial advisor based on Morgan Stanley’s qualifications, experience and reputation. As part of that engagement, TWC requested that Morgan Stanley evaluate the fairness, from a financial point of view, to holders of TWC common stock of the exchange ratio pursuant to the merger agreement. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Morgan Stanley rendered its oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the TWC board of directors to the effect that, as of that date and based on and subject to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley as set forth in its opinion, the exchange ratio pursuant to the merger agreement was fair, from a financial point of view, to holders of TWC common stock.

The full text of Morgan Stanley’s written opinion, which sets forth, among other things, the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Morgan Stanley in connection with its opinion, is attached as Annex E to, and is incorporated by reference into, this joint proxy statement/prospectus. This summary is qualified in its entirety by reference to the full text of such opinion. Morgan Stanley’s opinion was directed to the TWC board of directors and addressed only the fairness from a financial point of view to holders of TWC common stock of the exchange ratio provided for pursuant to the merger agreement as of the date of the opinion and did not address any other term or aspect of the merger agreement or merger. Morgan Stanley’s opinion did not address TWC’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or were available. Morgan Stanley expressed no opinion or recommendation as to how the stockholders of TWC or Comcast should vote at the stockholders’ meetings to be held in connection with the merger or otherwise.

In arriving at its opinion, Morgan Stanley, among other things:

•	reviewed certain publicly available financial statements and other business and financial information of TWC and Comcast, respectively;

•	reviewed certain internal financial statements and other financial and operating data concerning TWC;

•	reviewed certain financial projections relating to TWC, including certain projections referred to as the TWC Management Case, provided to or discussed with Morgan Stanley by the management of TWC;

•	reviewed and discussed with Comcast certain publicly available financial projections relating to Comcast, referred to in the summary of Morgan Stanley’s opinion as the Comcast public projections;

•	reviewed information relating to certain strategic, financial and operational benefits (including potential cost savings) anticipated from the merger prepared by the managements of TWC and Comcast;

•	discussed the past and current operations and financial condition and the prospects of TWC, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of TWC;

•	discussed the past and current operations and financial condition and the prospects of Comcast, including information relating to certain strategic, financial and operational benefits anticipated from the merger, with senior executives of Comcast;

•	reviewed the potential pro forma financial impact of the merger on Comcast’s levered free cash flow per share;

•	reviewed the reported prices and trading activity for TWC common stock and Comcast Class A common stock;

•	compared the financial performance of TWC and Comcast and the prices and trading activity of TWC common stock and Comcast Class A common stock with that of certain other publicly traded companies comparable with TWC and Comcast, respectively, and their securities;

•	reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

•	participated in certain discussions and negotiations among representatives of TWC and Comcast and their respective financial and legal advisors;

•	reviewed a draft, dated February 12, 2014, of the merger agreement; and

•	performed such other analyses, reviewed such other information and considered such other factors as Morgan Stanley deemed appropriate.

Morgan Stanley assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to or discussed with Morgan Stanley by TWC and Comcast, and formed a substantial basis for its opinion. With respect to the financial projections and other information and data relating to TWC supplied or otherwise made available to or discussed with Morgan Stanley, Morgan Stanley was advised by TWC’s management and assumed that they were reasonably prepared on bases reflecting the best currently available estimates and judgments of TWC’s management of the future financial performance of TWC. With respect to the Comcast public projections and other publicly available information and data relating to Comcast supplied or otherwise made available to or discussed with Morgan Stanley by Comcast’s management, Morgan Stanley assumed, with TWC’s consent, that the Comcast public projections and such other information and data were a reasonable basis upon which to evaluate the future financial performance of Comcast. Morgan Stanley also was advised and assumed that the information relating to certain strategic, financial and operational benefits (including potential cost savings) anticipated from the merger prepared by the managements of TWC and Comcast were reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of TWC and Comcast. Morgan Stanley further assumed that the financial results (including potential cost savings and other strategic, financial and operational benefits anticipated from the merger) reflected in the financial projections and other information and data utilized in its analyses would be realized in the amounts and at the times forecasted. Morgan Stanley relied, at TWC’s direction, upon the assessments of the managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. Morgan Stanley assumed, with TWC’s consent, that there would be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analysis or opinion.

In addition, Morgan Stanley assumed that the final executed merger agreement would not differ in any respect material to its analysis or opinion from the draft merger agreement reviewed by Morgan Stanley and that the merger would be consummated in accordance with the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the merger would be treated as a reorganization pursuant to Section 368(a) of the Code. Morgan Stanley also assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed merger, no delays, limitations, conditions or restrictions, including any divestiture requirements, would be imposed that would have an adverse effect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to its analysis or opinion. Morgan Stanley is not a legal, tax or regulatory advisor. Morgan Stanley is a financial advisor only and relied upon, without independent verification, the assessments of TWC and Comcast and their respective legal, tax or regulatory advisors with respect to legal, tax or regulatory matters.

Morgan Stanley’s opinion was limited to and addressed only the fairness, from a financial point of view and as of the date of its opinion, of the exchange ratio (to the extent expressly specified in its opinion). Morgan Stanley was not asked to, nor did its opinion address, any other term or aspect of the merger agreement or the merger, including the structure or form of the merger, any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the merger agreement or otherwise. In addition, no opinion with respect to the fairness of the amount or nature of the compensation to any of TWC’s officers, directors or employees, or any class of such persons, relative to the exchange ratio or otherwise. Morgan Stanley did not make any independent valuation or appraisal of the assets or liabilities of TWC or Comcast, nor was Morgan Stanley furnished with any such valuations or appraisals. Morgan Stanley’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to Morgan Stanley as of, the date of its opinion. Events occurring after the date of its opinion may affect Morgan Stanley’s opinion and the assumptions used in preparing it, and Morgan Stanley did not assume any obligation to update, revise or reaffirm its opinion. In arriving at its opinion, Morgan Stanley was not authorized to, and it did not, undertake a third-party solicitation process on TWC’s behalf with respect to the acquisition, business combination or other extraordinary transaction involving TWC, nor did Morgan Stanley negotiate with any party other than Comcast. Morgan Stanley’s opinion relates to the relative values of TWC and Comcast and does not in any manner address the actual value of Comcast Class A common stock when issued in the merger or the prices at which TWC common stock or Comcast Class A common stock (or any other securities of Comcast) would trade or otherwise be transferable following consummation of the merger or at any time. Morgan Stanley’s opinion was approved by a committee of Morgan Stanley investment banking and other professionals in accordance with its customary practice.

Miscellaneous

TWC has agreed to pay Morgan Stanley for its financial advisory services in connection with the merger an aggregate fee of $36 million, of which a portion was payable upon delivery of its opinion and $28.5 million is payable contingent upon the closing of the merger. TWC also has agreed to reimburse Morgan Stanley for its expenses incurred in performing its services, including fees, disbursements and other charges of counsel, and to indemnify Morgan Stanley and its affiliates, their respective officers, directors, employees and agents and each person, if any, controlling Morgan Stanley or any of its affiliates against certain liabilities and expenses, including under the federal securities laws, related to or arising out of Morgan Stanley’s engagement.

During the two years prior to the date of its opinion, Morgan Stanley has acted or is acting (i) as financial advisor to TWC and Comcast in connection with certain merger and acquisition transactions or matters, including in respect of TWC’s receipt of an unsolicited acquisition proposal from Charter, (ii) as underwriter, joint book-running manager and/or co-manager in connection with certain debt offerings of TWC and Comcast and (iii) as lender, co-syndication agent, co-documentation agent, joint-lead arranger and/or joint bookrunner in connection with certain credit facilities of TWC, Comcast and/or their respective affiliates, and has received fees in connection with such services. During the period January 1, 2012 through January 31, 2014, Morgan Stanley received for such services aggregate fees of approximately $2.5 million from TWC and approximately $5 million from Comcast. Morgan Stanley may also seek to provide such services to TWC and Comcast in the future and expects to receive fees for the rendering of these services.

Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Its securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of TWC, Comcast, or any other company, or any currency or commodity, that may be involved in the merger, or any related derivative instrument.

Summary of Joint Financial Analyses

In connection with the rendering of their respective opinions to the TWC board of directors, Allen & Company, Citi and Morgan Stanley jointly performed a variety of financial and comparative analyses which are summarized below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Allen & Company, Citi, and Morgan Stanley arrived at their respective opinions based on the results of all analyses undertaken and assessed as a whole, and they did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, the TWC financial advisors believe that the financial analyses and this summary must be considered as a whole.

In performing their financial analyses, the TWC financial advisors considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of their respective opinions, many of which are beyond TWC’s and Comcast’s control. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

The TWC financial advisors were not requested to, and they did not, determine or recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiations between TWC and Comcast, and the decision to effect the merger was solely that of the TWC board of directors. The TWC financial advisors’ financial analyses and respective opinions were only one of many factors considered by the TWC board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the TWC board of directors or management with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses jointly prepared and reviewed with the TWC board of directors in connection with Allen & Company’s, Citi’s and Morgan Stanley’s respective opinions, each dated February 12, 2014. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinions of, Allen & Company, Citi and Morgan Stanley, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Allen & Company, Citi and Morgan Stanley. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying the TWC financial advisors’ financial analyses and their respective opinions. None of TWC, Comcast, Allen & Company, Citi, Morgan Stanley or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, (i) earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, was calculated net of stock-based compensation and, except as otherwise noted below, the financial analyses relating to TWC and Comcast took into account the present value of potential tax savings resulting from various tax attributes, such as net operating losses and step-ups in asset tax bases, collectively referred to in the summary below as tax attributes, and (ii) the low-end of implied exchange ratio reference ranges was calculated by dividing the low-end of the approximate implied per share equity value reference ranges or relative contribution percentages, as the case may be, for each of TWC and Comcast derived from such analyses and the high-end of implied exchange ratio reference ranges was calculated by dividing the high-end of the approximate implied per share equity value reference ranges or relative contribution percentages, as the case may be, for each of TWC and Comcast derived from such analyses. Financial data utilized for TWC in such analyses was based on internal financial forecasts and other estimates of the management of TWC, referred to below as TWC management forecasts, and financial data utilized for Comcast in such analyses was based on certain publicly available Wall Street projections per Comcast’s management’s indication, on which the TWC financial advisors relied, as a reasonable basis on which to evaluate Comcast, with TWC’s consent, referred to below as the publicly available Wall Street research analyst estimates.

Selected Public Companies Analyses

Allen & Company, Citi and Morgan Stanley performed a selected public companies analysis of TWC and Comcast in which such TWC financial advisors reviewed certain financial and stock market information relating to TWC, Comcast and selected publicly traded companies that such TWC financial advisors in their professional judgment deemed generally relevant for comparative purposes. Financial data of the selected companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data of TWC was based on TWC management forecasts and financial data of Comcast was based on the publicly available Wall Street research analyst estimates.

In the selected public companies analysis of TWC, the TWC financial advisors reviewed aggregate enterprise values (calculated as fully-diluted market capitalization plus total debt, plus minority interests, less cash and cash equivalents, less non-cable assets and less tax attributes) as a multiple of estimated EBITDA of TWC and the following three selected publicly traded companies in the cable industry, referred to as the TWC selected companies:

•	Charter Communications, Inc.

•	Comcast Corporation (cable business)

•	Cablevision Systems Corporation

The overall low to high calendar year 2014 estimated EBITDA multiples observed for the TWC selected companies as of February 11, 2014 (the last trading day prior to the date on which the TWC board of directors approved the proposed merger) were 7.9x to 8.9x. The overall low to high next 12 months estimated EBITDA multiples observed for the TWC selected companies as of June 13, 2013 (the last trading day prior to published reports speculating a potential acquisition proposal by Charter for TWC) were 6.0x to 8.2x. Calendar year 2014 estimated EBITDA multiples as of February 11, 2014 and next 12 months estimated EBITDA multiples as of June 13, 2013 observed for TWC were 7.2x and 6.2x, respectively. Observed calendar year 2014 estimated EBITDA multiples as of February 11, 2014 and next 12 months estimated EBITDA multiples as of June 13, 2013 for Comcast’s cable business, which multiples were derived from observed calendar year 2014 estimated EBITDA multiples and next 12 months estimated EBITDA multiples, as the case may be, for Comcast’s non-cable businesses, were 7.9x and 6.0x, respectively. The TWC financial advisors then applied a selected range of estimated EBITDA multiples of 6.25x to 8.00x to TWC’s calendar year 2014 estimated EBITDA. This analysis indicated an approximate implied per share equity value reference range for TWC common stock of $108 to $159.

With respect to Comcast, the TWC financial advisors performed a sum-of-the-parts analysis of Comcast’s cable and non-cable businesses. In evaluating Comcast’s cable business, the TWC financial advisors reviewed estimated EBITDA multiples of TWC, Charter and Cablevision Systems Corporation, referred to as the Comcast selected cable companies, and also reviewed implied EBITDA multiples for Comcast’s cable business as described above. In evaluating Comcast’s non-cable businesses, specifically NBCUniversal and Comcast Spectacor, L.P., the TWC financial advisors reviewed estimated EBITDA multiples of Comcast’s non-cable businesses and the following five selected publicly traded companies in the media content industry, referred to as the Comcast selected content companies:

•	CBS Corporation

•	The Walt Disney Company

•	Twenty-First Century Fox, Inc.

•	Time Warner Inc.

•	Viacom Inc.

The overall low to high calendar year 2014 estimated EBITDA multiples observed for the Comcast selected cable companies as of February 11, 2014 were 7.2x to 8.9x. The overall low to high next 12 months estimated

EBITDA multiples observed for the Comcast selected cable companies as of June 13, 2013 were 6.2x to 8.2x. The overall low to high calendar year 2014 estimated EBITDA multiples observed for the Comcast selected content companies were 10.2x to 11.3x (with a median of 11.0x). The TWC financial advisors noted, as described above, that the observed implied calendar year 2014 estimated EBITDA multiples as of February 11, 2014 and next 12 months estimated EBITDA multiples as of June 13, 2013 for Comcast’s cable business were 7.9x and 6.0x, respectively. The TWC financial advisors also noted that the overall low to high calendar year 2014 estimated EBITDA multiples in selected research analysts’ published sum-of-the-parts analyses of Comcast’s content business were 9.7x to 11.9x (with a median of 10.0x). The TWC financial advisors then applied a selected range of estimated EBITDA multiples of 6.25x to 8.00x to the calendar year 2014 estimated EBITDA of Comcast’s cable business and a selected range of estimated EBITDA multiples of 9.00x to 11.00x to the calendar year 2014 estimated EBITDA of Comcast’s non-cable businesses. This analysis indicated an approximate implied per share equity value reference range for Comcast Class A common stock of $42 to $57.

Based on the approximate implied per share equity value reference ranges for TWC common stock and Comcast Class A common stock described above, the TWC financial advisors calculated the following implied exchange ratio reference range, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
2.575x – 2.802x	2.875x

No company used in this analysis is identical to TWC or Comcast and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies to which TWC and Comcast were compared.

Discounted Cash Flow Analyses

Allen & Company, Citi and Morgan Stanley performed a discounted cash flow analysis of TWC and Comcast in which such TWC financial advisors calculated the estimated present value of the standalone unlevered after-tax free cash flows that TWC and Comcast were each forecasted to generate during calendar years ending December 31, 2014 through December 31, 2023 (in the case of TWC) and calendar years ending December 31, 2014 through December 31, 2020 (in the case of Comcast). Financial data used in this analysis was based on, in the case of TWC, TWC management forecasts and, in the case of Comcast, the publicly available Wall Street research analyst estimates. The terminal values of TWC and Comcast at the end of their respective forecast periods were estimated by using perpetuity growth rates ranging from 1.0% to 1.5% in the case of TWC and 1.25% to 1.75% in the case of Comcast. The cash flows and terminal values were then discounted to present value (as of December 31, 2013) using discount rates ranging from 6.25% to 7.25% in the case of TWC and 7.00% to 8.00% in the case of Comcast. This analysis resulted in approximate implied per share equity value reference ranges for TWC common stock of $136 to $193 and for Comcast Class A common stock of $50 to $67.

Based on the approximate implied per share equity value reference ranges for TWC common stock and Comcast Class A common stock described above, the TWC financial advisors calculated the following implied exchange ratio reference range, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
2.717x – 2.895x	2.875x

Relative Contribution Analysis

Allen & Company, Citi and Morgan Stanley performed a relative contribution analysis of TWC and Comcast in which such TWC financial advisors reviewed the relative contributions of TWC and Comcast to, among other things, the combined company’s estimated revenue, EBITDA and EBITDA less capital expenditures during calendar years 2014 through 2016. Financial data of TWC was based on TWC management forecasts and financial data of Comcast was based on the publicly available Wall Street research analyst estimates. This analysis indicated on an equity value basis overall relative contributions of TWC to the combined company’s calendar years 2014 through 2016 estimated revenue, EBITDA and EBITDA less capital expenditures of approximately 22%, 24% to 25% and 18% to 20%, respectively, and of Comcast of approximately 78%, 75% to 76% and 80% to 82%, respectively.

Based on the approximate implied relative contribution percentages of TWC and Comcast described above, the TWC financial advisors calculated the following implied exchange ratio reference ranges, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:			Merger Exchange Ratio
Revenue	EBITDA	EBITDA less CapEx
2.649x – 2.710x	2.894x – 3.084x	2.105x – 2.415x	2.875x

TWC Selected Precedent Transactions Analysis

Allen & Company, Citi and Morgan Stanley performed a selected precedent transactions analysis of TWC in which the TWC financial advisors reviewed publicly available financial terms of the following seven selected transactions in the cable industry that the TWC financial advisors in their professional judgment deemed generally relevant for comparative purposes, referred to as the selected transactions:

Announcement Date	Acquiror	Target
March 19, 2013	Liberty Media Corporation	Charter Communications, Inc. (27% equity stake)
February 7, 2013	Charter Communications, Inc.	Bresnan Broadband Holdings, LLC
July 18, 2012	BC Partners Ltd.	Suddenlink Communications
July 18, 2012	Cogeco Cable, Inc.	Atlantic Broadband
June 1, 2012	Oak Hill Capital Partners	WaveDivision Holdings, LLC
August 14, 2011	Time Warner Cable Inc.	Insight Communications Company, Inc.
June 14, 2010	Cablevision Systems Corporation	Bresnan Broadband Holdings, LLC

In this analysis, the TWC financial advisors reviewed transaction values (calculated as the enterprise value implied for the target company based on the consideration payable in the selected transactions) as a multiple of the target company’s one-year forward estimated EBITDA both with and without taking into account tax attributes other than step-ups in asset tax bases. The overall low to high one-year forward estimated EBITDA multiples observed for the target companies were 7.7x to 8.3x adjusted for tax attributes and 8.0x to 8.6x not adjusted for tax attributes. The TWC financial advisors then applied selected ranges of one-year forward estimated EBITDA multiples derived from the selected transactions to corresponding data of TWC. This analysis resulted in the following approximate implied equity value reference ranges for TWC common stock both adjusted and not adjusted for tax attributes, as compared to the implied per share equity value for TWC common stock based on the merger exchange ratio and the closing price of Comcast Class A common stock of $55 per share on February 11, 2014:

Implied Per Share Equity Value Reference Range for TWC		Implied Per Share Equity Value for TWC Based on Merger Exchange Ratio and Comcast Class A Common Stock Closing Price on February 11, 2014
Adjusted for Tax Attributes	Not Adjusted for Tax Attributes
$150 – $168	$151 – $169	$158

No company, business or transaction used in this analysis is identical to TWC or the merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the acquisition or other values of the companies, businesses or transactions to which TWC and the merger were compared.

Other Factors. Allen & Company, Citi and Morgan Stanley observed certain additional factors that were not considered part of their joint financial analyses with respect to their respective opinions but were referenced for informational purposes, including, among other things, the following:

•	latest 12 months (as of February 11, 2014) trading prices for TWC common stock and Comcast Class A common stock, which ranged from approximately $85 per share to $138 per share for TWC and $39 per share to $55 per share for Comcast, as compared to the implied per share equity value for TWC of approximately $158 based on the merger exchange ratio of 2.875x and the closing price of Comcast Class A common stock on February 11, 2014 of approximately $55 per share;

•	historical relative trading prices and implied exchange ratios for TWC common stock and Comcast Class A common stock during the latest 12-month period ended February 11, 2014, which indicated an overall exchange ratio reference range of 2.098x to 2.785x, as compared to the merger exchange ratio of 2.875x;

•	publicly available stock price targets of selected research analysts for TWC common stock and Comcast Class A common stock, which indicated standalone stock price targets for TWC common stock of $115 per share to $145 per share (excluding a $160 per share “fair value” estimate by one analyst that did not appear to be a formal price target), with a mean of $133 per share, acquisition stock price targets for TWC common stock of $145 per share to $153 per share, with a mean of $149 per share, and standalone stock price targets for Comcast Class A common stock of $50 per share to $65 per share, resulting in an implied exchange ratio reference range based on such standalone stock price targets of 2.231x to 2.300x as compared to the merger exchange ratio of 2.875x; and

•	potential pro forma financial effects of the merger on, among other things, Comcast’s calendar years 2015 and 2016 estimated levered free cash flow per share based on, in the case of TWC, TWC management forecasts and, in the case of Comcast, the publicly available Wall Street research analyst estimates after taking into account potential run-rate cost synergies anticipated by the managements of TWC and Comcast to result from the merger which, based on the merger exchange ratio and the closing price of Comcast Class A common stock of $55 per share on February 11, 2014, indicated that the merger could be dilutive to Comcast’s calendar year 2015, and accretive to Comcast’s calendar year 2016, estimated levered free cash flow per share. Actual results achieved by the combined company may vary from forecasted results and variations may be material.

Opinion of Financial Advisor to the TWC Independent Directors

Opinion of Centerview Partners LLC

Centerview was retained as financial advisor to the TWC independent directors in connection with the proposed merger. In connection with this engagement, Centerview was requested to evaluate the fairness, from a financial point of view, of the exchange ratio provided for pursuant to the merger agreement to holders of TWC common stock. On February 12, 2014, at a meeting of the TWC board of directors held to evaluate the merger, Centerview delivered to the TWC board of directors an oral opinion, confirmed by delivery of a written opinion dated February 12, 2014, to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations and qualifications described in its opinion, the exchange ratio provided for pursuant to the merger agreement was fair, from a financial point of view, to holders of TWC common stock (other than excluded shares).

The full text of Centerview’s written opinion, dated February 12, 2014, which describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken, is attached as Annex F and is incorporated herein by reference. Centerview’s opinion was provided for the information and assistance of the TWC board of directors (in their capacity as directors and not in any other capacity) in connection with and for purposes of its evaluation of the exchange ratio provided for pursuant to the merger agreement from a financial point of view and did not address any other term or aspect of the merger agreement or the merger. Centerview expressed no view as to, and its opinion did not address, TWC’s underlying business decision to proceed with or effect the merger, or the relative merits of the merger as compared to any alternative business strategies or transactions that might be available to TWC or in which TWC might engage. Centerview’s opinion does not constitute a recommendation to any stockholder of TWC or any other person as to how such stockholder or other person should vote with respect to the merger or otherwise act with respect to the merger or any other matter.

In arriving at its opinion, Centerview, among other things:

•	reviewed a draft of the merger agreement dated February 12, 2014, referred to as the draft merger agreement;

•	reviewed TWC’s Annual Reports on Form 10-K for the years ended December 31, 2012, December 31, 2011 and December 31, 2010, and Comcast’s Annual Reports on Form 10-K for the years ended December 31, 2012, December 31, 2011 and December 31, 2010;

•	reviewed certain interim reports to stockholders and Quarterly Reports on Form 10-Q of TWC and Comcast;

•	reviewed certain publicly available research analyst reports for TWC and Comcast;

•	reviewed certain other communications from TWC and Comcast to their respective stockholders;

•	reviewed certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of TWC, including certain financial forecasts (including certain forecasts referred to as the TWC Management Case), analyses and projections relating to TWC prepared by management of TWC and furnished to Centerview by TWC for purposes of its analysis, referred to in the summary of Centerview’s opinion as the TWC forecasts, and collectively referred to in the summary of Centerview’s opinion as the TWC internal data;

•	reviewed certain publicly available information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Comcast, including certain publicly available financial forecasts, analyses and projections relating to Comcast discussed with Centerview by Comcast for purposes of its analysis, referred to in the summary of Centerview’s opinion as the Comcast public forecasts, and collectively referred to in the summary of Centerview’s opinion as the Comcast public data;

•	reviewed the potential pro forma financial impact of the merger on the future financial performance of Comcast;

•	conducted discussions with members of the senior management and representatives of TWC and Comcast regarding their assessments of the TWC internal data and Comcast public data and the strategic rationale for the merger, including their estimates as to potential cost savings anticipated by them to be realized from the merger, such estimates referred to as the synergies;

•	reviewed publicly available financial and stock market data, including valuation multiples, for TWC and Comcast and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that Centerview deemed relevant;

•	compared certain of the proposed financial terms of the merger with the financial terms, to the extent publicly available, of certain other transactions that Centerview deemed relevant; and

•	conducted such other financial studies and analyses and took into account such other information as Centerview deemed appropriate.

In rendering its opinion, Centerview assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by Centerview for purposes of its opinion and, with TWC’s consent, relied upon such information as being complete and accurate. In that regard, Centerview assumed, at TWC’s direction, that the TWC internal data (including the TWC forecasts) were reasonably prepared on bases reflecting the best currently available estimates and judgments of TWC’s management as to the matters covered thereby, that the Comcast public data (including the Comcast public forecasts) were a reasonable basis upon which to evaluate the future financial performance of Comcast and that the synergies were reasonably prepared on bases reflecting the best currently available estimates and judgments of the respective managements of TWC and Comcast, and Centerview relied, at TWC’s direction, on the TWC internal data (including the TWC forecasts), the Comcast public data (including the Comcast public forecasts) and the synergies for purposes of Centerview’s analysis and opinion. Centerview assumed, at TWC’s direction, that the financial results (including the synergies) reflected in the TWC forecasts, the Comcast public forecasts and the other information and data utilized in its analysis would be realized in the amounts and at the times projected. Centerview expressed no view or opinion as to any such forecasts or other information or data, including the TWC internal data, the TWC forecasts, the Comcast public data, the Comcast public forecasts and the synergies, or the assumptions on which they were based. Centerview relied, at TWC’s direction, upon the assessments of the respective managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. Centerview assumed, at TWC’s direction, that there would be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to Centerview’s analysis or opinion.

In addition, at TWC’s direction, Centerview did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of TWC or Comcast, nor was Centerview furnished with any such evaluation or appraisal, and Centerview was not asked to conduct, and did not conduct, a physical inspection of the properties or assets of TWC or Comcast. Centerview assumed, at TWC’s direction, that the final executed merger agreement would not differ in any respect material to Centerview’s analysis or opinion from the draft merger agreement reviewed by Centerview. Centerview also assumed, at TWC’s direction, that the merger would be consummated on the terms set forth in the merger agreement and in accordance with all applicable laws and other relevant documents or requirements without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to Centerview’s analysis or opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the merger, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, would be imposed, the effect of which would be material to Centerview’s analysis or opinion. Centerview further assumed, at TWC’s direction, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. Centerview did not evaluate and did not express any opinion as to the solvency or fair value of TWC or Comcast, or the ability of TWC or Comcast to pay their respective obligations when they come due, or as to the impact of the merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. Centerview is not a legal, regulatory, tax or accounting advisor, and it expressed no opinion as to any legal, regulatory, tax or accounting matters.

Centerview was not authorized to, and it did not, undertake a third-party solicitation process on TWC’s behalf regarding a potential transaction with TWC. Centerview’s opinion was limited to and addressed only the fairness, from a financial point of view, as of the date of its opinion, to the holders of TWC common stock (other than excluded shares) of the exchange ratio provided for pursuant to the merger agreement. Centerview was not asked to, nor did it express any view on, and its opinion did not address, any other term or aspect of the merger agreement or the merger, including, without limitation, the structure or form of the merger, or any voting or other agreements or arrangements contemplated by the merger agreement or entered into in connection with or otherwise contemplated by the merger, including, without limitation, the fairness of the merger or any other term or aspect of the merger to, or any consideration to be received in connection therewith by, or the impact of the merger on, the holders of any other class of securities, creditors or other constituencies of TWC or any other party. In addition, Centerview expressed no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of TWC or any other party, or class of such persons in connection with the merger, whether relative to the exchange ratio provided for pursuant to the merger agreement or otherwise.

Centerview’s opinion was necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to Centerview as of, the date of its opinion, and Centerview does not have any obligation or responsibility to update, revise or reaffirm its opinion based on circumstances, developments or events occurring after the date of its opinion. Centerview’s opinion relates to the relative values of TWC and Comcast. Centerview expressed no view or opinion as to what the value of Comcast Class A common stock actually would be when issued pursuant to the merger or the prices at which TWC common stock or Comcast Class A common stock (or any other securities of Comcast) would trade or otherwise be transferable at any time, including following announcement or consummation of the merger. The issuance of Centerview’s opinion was approved by Centerview’s fairness opinion committee.

Miscellaneous

Centerview is a securities firm engaged directly and through affiliates and related persons in a number of investment banking financial advisory and merchant banking activities. In the past two years, Centerview has not provided investment banking or similar services to TWC or Comcast for which it received compensation. Centerview may provide investment banking and other services to or with respect to TWC, Comcast or their respective affiliates in the future, for which it may receive compensation. Certain (i) of Centerview’s and its affiliates’ directors, officers, members and employees, or family members of such persons, (ii) of Centerview’s affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, TWC, Comcast or any of their respective affiliates, or any other party that may be involved in the merger.

The TWC independent directors selected Centerview as their financial advisor in connection with the merger based on Centerview’s reputation and experience. Centerview is a nationally recognized investment banking firm that has substantial experience in transactions similar to the merger.

In connection with Centerview’s services as the TWC independent directors’ financial advisor, TWC has agreed to pay Centerview an aggregate fee of $11 million, portions of which were payable upon the rendering of Centerview’s opinion and in connection with its engagement and $3 million of which is payable contingent upon consummation of the merger. The TWC independent directors also have agreed to consider, in their sole discretion, the payment to Centerview of an additional fee of up to $2 million for Centerview’s services in connection with the merger. In addition, TWC has agreed to reimburse certain of Centerview’s expenses, and to indemnify Centerview and related parties against certain liabilities, including under the federal securities laws, arising out of Centerview’s engagement.

Summary of Centerview Financial Analysis

In connection with the rendering of its opinion to the TWC board of directors, Centerview performed a variety of financial and comparative analyses which are summarized below. The preparation of a financial opinion is a complex analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a financial opinion is not readily susceptible to summary description. Centerview arrived at its opinion based on the results of all analyses undertaken and assessed as a whole, and it did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis. Accordingly, Centerview believes that the financial analyses and this summary must be considered as a whole.

In performing its financial analyses, Centerview considered industry performance, general business, economic, market and financial conditions and other matters existing as of the date of its opinion, many of which are beyond TWC’s and Comcast’s control. The assumptions and estimates contained in the financial analyses and the ranges of valuations resulting from any particular analysis are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, financial analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. Accordingly, the assumptions and estimates used in, and the results derived from, the financial analyses are inherently subject to substantial uncertainty.

Centerview was not requested to, and it did not, determine or recommend the specific consideration payable in the merger or that any given consideration constituted the only appropriate consideration in the merger. The type and amount of consideration payable in the merger were determined through negotiations between TWC and Comcast, and the decision to effect the merger was solely that of the TWC board of directors. Centerview’s financial analyses and opinion were only one of many factors considered by the TWC board of directors in its evaluation of the merger and should not be viewed as determinative of the views of the TWC board of directors or management with respect to the merger or the consideration payable in the merger.

The following is a brief summary of the material financial analyses prepared and reviewed with the TWC board of directors in connection with Centerview’s opinion, dated February 12, 2014. The summary set forth below does not purport to be a complete description of the financial analyses performed or factors considered by, and underlying the opinion of, Centerview, nor does the order of the financial analyses described represent the relative importance or weight given to those financial analyses by Centerview. Certain financial analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses, the tables must be read together with the text of each summary as the tables alone do not constitute a complete description of the financial analyses. Considering the data in the tables below without considering all financial analyses or factors or the full narrative description of such analyses or factors, including the methodologies and assumptions underlying such analyses or factors, could create a misleading or incomplete view of the processes underlying Centerview’s financial analyses and its opinion. None of TWC, Comcast, Centerview or any other person assumes responsibility if future results are different from those described, whether or not any such difference is material. For purposes of the financial analyses described below, (i) earnings before interest, taxes, depreciation and amortization, referred to as EBITDA, was calculated net of stock-based compensation and the financial analyses related to TWC took into account the present value of potential tax savings resulting from various tax attributes, such as net operating losses, referred to in the summary below as tax attributes, and (ii) the low-end of implied exchange ratio reference ranges was calculated by dividing the low-end of the approximate implied per share equity value reference ranges or relative contribution percentages, as the case may be, for each of TWC and Comcast derived from such analyses and the high-end of implied exchange ratio reference ranges was calculated by dividing the high-end of the approximate implied per share equity value reference ranges or relative contribution percentages, as the case may be, for each of TWC and Comcast derived from such analyses. Financial data utilized for TWC in such analyses was based on internal financial forecasts and other estimates of the management of TWC, referred to below as TWC management forecasts, and financial data utilized for Comcast in such analyses was based on certain publicly available Wall Street projections per Comcast’s management’s indication, on which Centerview relied, as a reasonable basis on which to evaluate Comcast, with TWC’s consent, referred to below as the publicly available Wall Street research analyst estimates.

Selected Public Companies Analyses

Centerview performed a selected public companies analysis of TWC and Comcast in which Centerview reviewed certain financial and stock market information relating to TWC, Comcast and selected publicly traded companies that Centerview in its professional judgment deemed generally relevant for comparative purposes. Financial data of the selected companies were based on Wall Street research consensus estimates, public filings and other publicly available information. Financial data of TWC was based on TWC management forecasts and financial data of Comcast was based on the publicly available Wall Street research analyst estimates.

In the selected public companies analysis of TWC, Centerview reviewed enterprise values (calculated as fully-diluted market capitalization plus total debt, plus minority interests, less cash and cash equivalents, less non-cable assets and less tax attributes) as a multiple of estimated EBITDA of TWC and the following three selected publicly traded companies in the cable industry, referred to as the TWC selected companies:

•	Charter Communications, Inc.

•	Comcast Corporation (cable business)

•	Cablevision Systems Corporation

The overall low to high calendar year 2014 estimated EBITDA multiples observed for the TWC selected companies as of February 11, 2014 (the last trading day prior to the date on which the TWC board of directors approved the proposed merger) were 7.9x to 8.8x. Centerview also reviewed next 12 months estimated EBITDA multiples of TWC and Comcast’s cable business over the one-year period ended February 11, 2014, which implied a next 12 months estimated EBITDA multiple for TWC on June 14, 2013 (the date of published reports speculating a potential acquisition proposal by Charter for TWC) of 6.2x and an implied next 12 months estimated EBITDA multiple for Comcast’s cable business on February 11, 2014 of 7.9x. Centerview then applied a selected range of estimated EBITDA multiples of 6.25x to 8.0x to TWC’s calendar year 2014 estimated EBITDA. This analysis indicated an approximate implied per share equity value reference range for TWC common stock of $110 to $161.

In evaluating Comcast’s cable business, Centerview reviewed estimated EBITDA multiples of TWC, Charter and Cablevision Systems Corporation, referred to as the Comcast selected cable companies. Centerview also reviewed next 12 months estimated EBITDA multiples of TWC and Comcast’s cable business over the one-year period ended February 11, 2014 as described above. In evaluating Comcast’s non-cable businesses, specifically Comcast’s media content assets, Centerview reviewed estimated EBITDA multiples of Comcast’s non-cable businesses and the following five selected publicly traded companies in the media content industry, referred to as the Comcast selected content companies:

•	CBS Corporation

•	The Walt Disney Company

•	Twenty-First Century Fox, Inc.

•	Time Warner, Inc.

•	Viacom Inc.

The overall low to high calendar year 2014 estimated EBITDA multiples observed for the Comcast selected cable companies as of February 11, 2014 were 7.1x to 8.8x. The overall low to high calendar year 2014 estimated EBITDA multiples observed for the Comcast selected content companies as of February 11, 2014 were 10.2x to 12.3x. Centerview noted, as described above, that the observed next 12 months estimated EBITDA multiple for TWC on June 14, 2013 and next 12 months estimated EBITDA multiple implied for Comcast’s cable business on February 11, 2014 were 6.2x and 7.9x, respectively. Centerview also noted that the next 12 months estimated EBITDA multiple implied for Comcast’s non-cable businesses based on the median calendar year 2014 estimated EBITDA multiple in selected research analysts’ published sum-of-the-parts analyses of Comcast’s content asset, NBCUniversal, was 10.0x. Centerview then applied a selected range of estimated EBITDA multiples of 6.25x to 8.0x to the calendar year 2014 estimated EBITDA of Comcast’s cable business and a selected range of estimated EBITDA multiples of 9.0x to 11.0x to the calendar year 2014 estimated EBITDA of Comcast’s non-cable businesses. This analysis indicated an approximate implied per share equity value reference range for Comcast Class A common stock of $42 to $58.

Based on the approximate implied per share equity value reference ranges for TWC common stock and Comcast Class A common stock described above, Centerview calculated the following implied exchange ratio reference range, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
2.62x – 2.78x	2.875x

No company used in this analysis is identical to TWC or Comcast and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial characteristics and other factors that could affect the public trading or other values of the companies to which TWC and Comcast were compared.

Discounted Cash Flow Analyses

Centerview performed a discounted cash flow analysis of TWC and Comcast in which Centerview calculated the estimated present value of the standalone unlevered after-tax free cash flows that TWC and Comcast were each forecasted to generate during calendar years ending December 31, 2014 through December 31, 2022 (in the case of TWC) and calendar years ending December 31, 2014 through December 31, 2018 (in the case of Comcast). Financial data used in this analysis was based on, in the case of TWC, TWC management forecasts and, in the case of Comcast, the publicly available Wall Street research analyst estimates. The terminal values of TWC and Comcast at the end of their respective forecast periods were estimated by using perpetuity growth rates ranging from 1.0% to 1.5% in the case of TWC and 1.25% to 1.75% in the case of Comcast. The cash flows and terminal values were then discounted to present value (as of February 11, 2014) using discount rates ranging from 6.5% to 7.5% in the case of TWC and 7.0% to 8.0% in the case of Comcast. This analysis resulted in approximate implied per share equity value reference ranges for TWC common stock of $133 to $186 and for Comcast Class A common stock of $48 to $65.

Based on the approximate implied per share equity value reference ranges for TWC common stock and Comcast Class A common stock described above, Centerview calculated the following implied exchange ratio reference range, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Range	Merger Exchange Ratio
2.77x – 2.88x	2.875x

Relative Contribution Analysis

Centerview performed a relative contribution analysis of TWC and Comcast in which Centerview reviewed the relative contributions of TWC and Comcast to, among other things, the combined company’s estimated revenue, EBITDA and EBITDA less capital expenditures during calendar years 2014 through 2016. Financial data of TWC was based on TWC management forecasts and financial data of Comcast was based on the publicly available Wall Street research analyst estimates. This analysis indicated on an equity value basis overall relative contributions of TWC to the combined company’s calendar years 2014 through 2016 estimated revenue, EBITDA and EBITDA less capital expenditures of approximately 22% to 23%, 24% to 25% and 18% to 20%, respectively, and of Comcast of approximately 77% to 78%, 75% to 76% and 80% to 82%, respectively.

Based on the approximate implied relative contribution percentages of TWC and Comcast described above, Centerview calculated the following implied exchange ratio reference ranges, as compared to the merger exchange ratio:

Implied Exchange Ratio Reference Ranges Based on:			Merger Exchange Ratio
Revenue	EBITDA	EBITDA less CapEx
2.690x – 2.752x	2.937x – 3.129x	2.099x – 2.404x	2.875x

Centerview also noted that, based on the merger exchange ratio and the closing price of Comcast Class A common stock of $55 per share on February 11, 2014, the implied economic ownership in the combined company of TWC stockholders upon consummation of the merger would be approximately 23.4%.

TWC Selected Precedent Transactions Analysis

Centerview performed a selected precedent transactions analysis of TWC in which Centerview reviewed publicly available financial terms of the following seven selected transactions in the cable industry that Centerview in its professional judgment deemed generally relevant for comparative purposes, referred to as the selected transactions:

Announcement Date	Acquiror	Target
March 19, 2013	Liberty Media Corporation	Charter Communications, Inc. (27% equity stake)
February 7, 2013	Charter Communications, Inc.	Bresnan Broadband Holdings, LLC
July 18, 2012	BC Partners Ltd.	Suddenlink Communications
July 18, 2012	Cogeco Cable, Inc.	Atlantic Broadband
June 1, 2012	Oak Hill Capital Partners	WaveDivision Holdings, LLC
August 14, 2011	Time Warner Cable Inc.	Insight Communications Company, Inc.
June 14, 2010	Cablevision Systems Corporation	Bresnan Broadband Holdings, LLC

In this analysis, Centerview reviewed transaction values (calculated as the enterprise value implied for the target company based on the consideration payable in the selected transactions) as a multiple of the target company’s one-year forward estimated EBITDA both with and without taking into account tax attributes. The overall low to high one-year forward estimated EBITDA multiples observed for the target companies were 7.6x to 8.3x adjusted for tax attributes and 8.0x to 8.6x not adjusted for tax attributes. Centerview then applied selected ranges of one-year forward estimated EBITDA multiples derived from the selected transactions to corresponding data of TWC. This analysis resulted in the following approximate implied equity value reference ranges for TWC common stock both adjusted and not adjusted for tax attributes, as compared to the implied per share equity value for TWC common stock based on the merger exchange ratio and the closing price of Comcast Class A common stock of $55 per share on February 11, 2014:

Implied Per Share Equity Value Reference Range for TWC		Implied Per Share Equity Value for TWC Based on Merger Exchange Ratio and Comcast Class A Common Stock Closing Price on February 11, 2014
Adjusted for Tax Attributes	Not Adjusted for Tax Attributes
$150 – $170	$153 – $170	$158.13

No company, business or transaction used in this analysis is identical to TWC or the merger and, accordingly, an evaluation of the results of this analysis is not entirely mathematical. Rather, this analysis involves complex considerations and judgments concerning differences in financial and operating characteristics that could affect the acquisition or other values of the companies, businesses or transactions to which TWC and the merger were compared.

Other Factors. Centerview observed certain additional factors that were not considered part of its financial analyses with respect to its opinion but were referenced for informational purposes, including, among other things, the following:

•	trading prices for TWC common stock and Comcast Class A common stock during the 52-week period ended February 11, 2014, which ranged from approximately $85 per share to $138 per share for TWC and approximately $39 per share to $55 per share for Comcast, resulting in an implied exchange ratio reference range based on such trading price ranges during such period of 2.18x to 2.51x as compared to the merger exchange ratio of 2.875x;

•	historical trading performance and implied exchange ratios for TWC common stock and Comcast Class A common stock during the 52-week period ended February 11, 2013, which indicated an overall implied exchange ratio range during such period of 2.25x to 2.79x as compared to the merger exchange ratio of 2.875x;

•	publicly available stock price targets of selected research analysts for TWC common stock and Comcast Class A common stock, which indicated standalone stock price targets for TWC common stock of $108 per share to $165 per share and standalone stock price targets for Comcast Class A common stock of $47 per share to $65 per share, resulting in an implied exchange ratio reference range based on such standalone stock price targets of 2.30x to 2.54x as compared to the merger exchange ratio of 2.875x;

•	illustrative pro forma financial impact of the merger on, among other things, Comcast’s calendar years 2015 and 2016 estimated levered free cash flow per share based on, in the case of TWC, TWC management forecasts and, in the case of Comcast, the publicly available Wall Street research analyst estimates after taking into account potential run-rate cost synergies anticipated by the managements of TWC and Comcast to result from the merger which, based on the merger exchange ratio and the closing price of Comcast Class A common stock of $55 per share on February 11, 2014, indicated that the merger could be dilutive to Comcast’s calendar year 2015, and accretive to Comcast’s calendar year 2016, estimated levered free cash flow per share. Actual results achieved by the combined company may vary from forecasted results and variations may be material; and

•	the premiums paid to U.S.-based publicly traded companies in seven non-merger of equal stock transactions with transaction values of greater than $2 billion announced during the 10-year period preceding February 11, 2014 relative to the closing stock prices of such companies one-day, one-week and four-weeks prior to the transaction announcement date, which indicated during such periods a range of premiums of approximately 4% to 28%, 12% to 31% and (7%) to 49%, respectively, and average premiums of approximately 17%, 20% and 22%, respectively, as compared to the premium of approximately 17% implied by the merger exchange ratio to the closing price of TWC common stock of $139.40 per share on February 11, 2014.

Opinion of Comcast’s Financial Advisor

Opinion of J.P. Morgan Securities LLC

Pursuant to an engagement letter dated February 12, 2014, Comcast retained J.P. Morgan as its financial advisor in connection with the proposed merger. At the meeting of the Comcast board of directors held on February 12, 2014 at which the proposed merger was approved, J.P. Morgan rendered to the Comcast board of directors an oral opinion, confirmed by delivery of a written opinion, dated February 12, 2014, to the effect that, as of such date and based upon and subject to the factors, assumptions, qualifications and any limitations set forth in its opinion, the exchange ratio in the proposed merger was fair, from a financial point of view, to Comcast.

The full text of the written opinion of J.P. Morgan, dated February 12, 2014, which sets forth, among other things, the assumptions made, matters considered, and qualifications and any limitations on the opinion and the review undertaken by J.P. Morgan in connection with rendering its opinion, is attached as Annex G to this joint proxy statement/prospectus and is incorporated herein by reference. The summary of the opinion of J.P. Morgan set forth in this joint proxy statement/prospectus is qualified in its entirety by reference to the full text of such opinion. Comcast shareholders are urged to read the opinion carefully and in its entirety. J.P. Morgan’s written opinion was addressed to the Comcast board of directors (in its capacity as such) in connection with and for the purposes of its evaluation of the proposed merger, was directed only to the fairness, from a financial point of view, to Comcast of the exchange ratio in the proposed merger and did not address any other aspect of the merger. J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Comcast or as to the underlying decision by Comcast to engage in the proposed merger. The issuance of J.P. Morgan’s opinion was approved by a fairness committee of J.P. Morgan. The opinion does not constitute a recommendation to any shareholder of Comcast as to how such shareholder should vote with respect to the proposed merger or any other matter.

In arriving at its opinion, J.P. Morgan, among other things:

•	reviewed a draft of the merger agreement, dated February 12, 2014;

•	reviewed certain publicly available business and financial information concerning TWC and Comcast and the industries in which they operate and drafts of the Comcast Annual Report on Form 10-K for the year ended December 31, 2013 and the TWC Annual Report on Form 10-K for the year ended December 31, 2013;

•	compared the proposed financial terms of the proposed merger with the publicly available financial terms of certain transactions involving companies that J.P. Morgan deemed relevant and the consideration received for such companies;

•	compared the financial and operating performance of TWC and Comcast with publicly available information concerning certain other companies that J.P. Morgan deemed relevant and, as of February 10, 2014, reviewed the current and historical market prices of TWC common stock and Comcast common stock and certain publicly traded securities of such other companies;

•	at Comcast’s direction, reviewed and relied upon for J.P. Morgan’s opinion and analysis certain publicly available financial forecasts relating to the business and financial prospects of Comcast, derived from a consensus of selected research analysts that were identified by Comcast’s management and, with the guidance and assistance of Comcast’s management, extrapolated such forecasts for certain fiscal years (such extrapolations being reviewed and endorsed by Comcast’s management as reasonable for J.P. Morgan’s use in its opinion and analysis), which extrapolated selected Comcast analysts’ forecasts are referred to in this joint proxy statement/prospectus as the Consensus Comcast Street Case, and reviewed the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the proposed merger provided to J.P. Morgan by management of Comcast, as discussed under “—Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors,” beginning on page [—] of this joint proxy statement/prospectus;

•	reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of TWC relating to its business and, at Comcast’s direction, reviewed and relied upon for J.P. Morgan’s opinion and analysis a limited number of adjustments thereto made by the management of Comcast in light of, among other things, publicly available research analyst reports, and, with the guidance and assistance of Comcast’s management, extrapolated such adjusted forecasts for certain fiscal years (such extrapolations being reviewed and endorsed by Comcast’s management as reasonable for J.P. Morgan’s use in its opinion and analysis), which extrapolated, adjusted TWC forecasts are referred to in this joint proxy statement/prospectus as the Adjusted TWC Management Case; and

•	performed such other financial studies and analyses and considered such other information as J.P. Morgan deemed appropriate for the purposes of its opinion.

In addition, J.P. Morgan held discussions with certain members of the management of TWC and Comcast with respect to certain aspects of the proposed merger, and the past and current business operations of TWC and Comcast, the financial condition and future prospects and operations of TWC and Comcast, the effects of the proposed merger on the financial condition and future prospects of Comcast, and certain other matters J.P. Morgan believed necessary or appropriate to its inquiry.

In giving its opinion, J.P. Morgan relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with J.P. Morgan by TWC and Comcast or otherwise reviewed by or for J.P. Morgan, and J.P. Morgan did not independently verify, nor did J.P. Morgan assume responsibility or liability for independently verifying, any such information or its accuracy or completeness. J.P. Morgan did not conduct and was not provided with any valuation or appraisal of any assets or liabilities, nor did J.P. Morgan evaluate the solvency of TWC or Comcast under any state or federal laws relating to bankruptcy, insolvency or similar matters, but, at the direction of Comcast, J.P. Morgan utilized $400 million as the value of the unconsolidated assets of TWC for purposes of its opinion and its analysis. In relying on financial analyses and forecasts provided to J.P. Morgan or reviewed by or for J.P. Morgan at the direction of Comcast or derived therefrom, including the Consensus Comcast Street Case, the Adjusted TWC Management Case and the expected synergies, J.P. Morgan assumed that they were reasonably prepared based on assumptions that were consistent with the best then-available estimates and judgments by management as to the expected future results of operations and financial condition of TWC and Comcast to which such analyses or forecasts relate. J.P. Morgan expressed no view as to such analyses or forecasts, including the expected synergies, or the assumptions on which they were based. Without limiting the foregoing, at Comcast’s direction, J.P. Morgan’s analysis relating to the future prospects of Comcast and TWC for purposes of its opinion were made on the basis of the Consensus Comcast Street Case and the Adjusted TWC Management Case, respectively. J.P. Morgan was advised by Comcast, and assumed with Comcast’s consent, that each such forecast was a reasonable basis upon which to evaluate the business and prospects of Comcast and TWC, respectively. J.P. Morgan also assumed that the proposed merger and the other transactions contemplated by the merger agreement would qualify as a tax-free reorganization for United States federal income tax purposes, and would be consummated as described in the merger agreement in all respects material to its analysis, and that the definitive merger agreement would not differ in any material respects from the draft thereof furnished to J.P. Morgan. J.P. Morgan further assumed that the representations and warranties made by Comcast and TWC in the merger agreement and the related agreements were and would be true and correct in all respects material to J.P. Morgan’s analysis. J.P. Morgan is not a legal, regulatory or tax expert and relied on the assessments made by advisors to Comcast with respect to such issues. J.P. Morgan further assumed that all governmental, regulatory or other consents and approvals necessary for or in connection with the consummation of the proposed merger would be obtained without any adverse effect on TWC or Comcast or on the contemplated benefits of the proposed merger, in any respect material to its analysis.

Comcast does not publicly disclose internal management projections and does not offer guidance on third party projections of the type provided to J.P. Morgan in connection with J.P. Morgan’s review of the Adjusted TWC Management Case and the Consensus Comcast Street Case. Except for the publicly available research analysts forecasts underlying the Consensus Comcast Street Case, the projections provided to J.P. Morgan in connection with J.P. Morgan’s review of the Adjusted TWC Management Case and the Consensus Comcast Street Case were not prepared with a view toward public disclosure. These projections were based on numerous variables and assumptions that are inherently uncertain and may be beyond the control of management and/or the preparer of such forecasts, including, without limitation, factors related to general economic and competitive conditions and prevailing interest rates. Accordingly, actual results could vary significantly from those set forth in such projections.

J.P. Morgan’s opinion was necessarily based on economic, market and other conditions as in effect on, and the information made available to J.P. Morgan as of, the date of its opinion. J.P. Morgan’s opinion noted that subsequent developments may affect J.P. Morgan’s opinion, and J.P. Morgan does not have any obligation to update, revise, or reaffirm its opinion. J.P. Morgan’s opinion is limited to the fairness, from a financial point of view, to Comcast of the exchange ratio in the proposed merger and J.P. Morgan expressed no opinion as to the fairness of the exchange ratio to the holders of any class of securities, creditors or other constituencies of Comcast or as to the underlying decision by Comcast to engage in the proposed merger. Furthermore, J.P. Morgan expressed no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the proposed merger, or any class of such persons, relative to the exchange ratio in the proposed merger or with respect to the fairness of any such compensation. J.P. Morgan expressed no opinion as to the price at which TWC common stock or Comcast common stock would trade at any future time.

The terms of the merger agreement, including the exchange ratio, were determined through arm’s length negotiations between TWC and Comcast, and the decision to enter into the merger agreement was solely that of the Comcast board of directors and TWC board of directors. J.P. Morgan’s opinion and financial analyses were only one of the many factors considered by the Comcast board of directors in its evaluation of the proposed merger and should not be viewed as determinative of the views of the Comcast board of directors or management with respect to the proposed merger or the exchange ratio.

In accordance with customary investment banking practice, J.P. Morgan employed generally accepted valuation methods in connection with its opinion. The following is a summary of the material financial analyses utilized by J.P. Morgan in connection with rendering its opinion to the Comcast board of directors on February 12, 2014 and contained in the presentation delivered to the Comcast board of directors on such date in connection with the rendering of such opinion and does not purport to be a complete description of the analyses or data presented by J.P. Morgan. Some of the summaries of the financial analyses include information presented in tabular format. The tables are not intended to stand alone, and in order to more fully understand the financial analyses used by J.P. Morgan, the tables must be read together with the full text of each summary. Considering the data set forth below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of J.P. Morgan’s analyses.

Implied Premium Calculations

J.P. Morgan calculated an implied offer price for TWC of $156.26 per share based on the proposed merger exchange ratio and closing prices as of February 10, 2014. J.P. Morgan calculated the implied premium to the current TWC closing price, 3-month volume weighted average price; 6-month volume weighted average price; and 52 week closing high as of February 10, 2014. The results are presented in the table below:

Implied premium
Premium to 2/10/14 price	15.1%
Premium to 3-month volume weighted average price	17.8%
Premium to 6-month volume weighted average price	24.7%
Premium to 52 week closing high	13.0%

J.P. Morgan noted that the implied premium calculations were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Analyst Price Targets (Undiscounted)

J.P. Morgan reviewed the price targets for TWC and Comcast published by 13 and 17 equity research analysts covering TWC and Comcast respectively, provided by FactSet Research Systems. J.P. Morgan noted that the price targets were presented as published and were not discounted back to the valuation date. The price targets presented were in the following ranges:

	TWC		Comcast
High price target	$165.00	High price target	$65.00
Low price target	$125.00	Low price target	$58.00

J.P. Morgan then calculated (1) the ratio of the highest price target for TWC to the lowest price target for Comcast, and (2) the ratio of the lowest price target for TWC to the highest price target for Comcast to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 2.875x.

Implied exchange ratio
Highest TWC price target to lowest Comcast price target	2.845x
Lowest TWC price target to highest Comcast price target	1.923x

J.P. Morgan noted that the analyst price targets (undiscounted) were presented merely for reference purposes only, and were not relied upon for valuation purposes.

Historical Exchange Ratio Analysis

J.P. Morgan reviewed the per share daily closing market price of Comcast Class A common stock and TWC common stock since the spin-off of TWC on March 12, 2009 and calculated the implied historical exchange ratios during this period. Specifically, for each trading day, J.P. Morgan divided the daily closing price per share of TWC common stock by that of Comcast Class A common stock. J.P. Morgan calculated (i) the exchange ratios based on the closing stock prices on February 10, 2014 and the unaffected date of June 13, 2013 and (ii) the average of the implied historical exchange ratios for the thirty-day, three-month, one-year, three-year, and since spin-off periods ending February 10, 2014. The analysis resulted in the following implied exchange ratios for the dates and periods indicated, as compared to the exchange ratio in the proposed merger of 2.875x:

Period	Average exchange ratio	TWC implied pro forma ownership	Comcast implied pro forma ownership
Current (2/10/2014)	2.497x	20.9%	79.1%
Unaffected date (6/13/2013)	2.419x	20.4%	79.6%
30 days	2.517x	21.0%	79.0%
3 months	2.591x	21.5%	78.5%
1 year	2.468x	20.7%	79.3%
3 years	2.667x	22.1%	77.9%
Since spin-off (3/12/2009)	2.671x	22.1%	77.9%

J.P. Morgan noted that a historical exchange ratio analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Historical Trading Analysis

J.P. Morgan also reviewed the 52-week intraday trading range of TWC stock price and Comcast Class A stock price for the period ending February 10, 2014. The reference ranges were as follows:

	TWC		Comcast
52-week high	$139.85	52-week high	$54.96
52-week low	$84.57	52-week low	$38.31

J.P. Morgan then calculated (1) the ratio of the 52-week highest TWC stock price to the 52-week lowest Comcast Class A stock price, and (2) the ratio of the 52-week lowest TWC stock price to the 52-week highest Comcast Class A stock price to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 2.875x.

Implied exchange ratio
52-week highest TWC stock price to 52-week lowest Comcast class A stock price	3.650x
52-week lowest TWC stock price to 52-week highest Comcast class A stock price	1.539x

J.P. Morgan noted that a historical trading analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

TWC Public Trading Multiples Analysis

Using publicly available information and in the case of TWC and Comcast, drafts of the Comcast Annual Report on Form 10-K for the year ended December 31, 2013 and the TWC Annual Report on Form 10-K for the year ended December 31, 2013, J.P. Morgan compared selected financial data of TWC with similar data for four publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to TWC. The companies selected by J.P. Morgan to be used for references for TWC were as follows (which are referred to in this joint proxy statement/prospectus as the Cable Companies):

Cable Companies:

•	Cablevision Systems Corporation

•	Charter Communications, Inc.

•	Comcast Corporation

•	Time Warner Cable Inc.

In all instances, multiples were based on closing stock prices on February 10, 2014. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC, information J.P. Morgan obtained from FactSet Research Systems and selected equity research reports and, in the case of TWC and Comcast, drafts of the Comcast Annual Report on Form 10-K for the year ended December 31, 2013 and the TWC Annual Report on Form 10-K for the year ended December 31, 2013. The multiples and ratios for each of the selected companies were based on such information. The Cable Companies used for TWC were selected, among other reasons, because they operate in a similar business segment as TWC.

With respect to the selected companies, the information J.P. Morgan presented included:

•	Multiple of firm value (calculated as equity value plus total debt and other adjustments, including minority interest, net of cash and cash equivalents, unconsolidated investments and value of tax attributes) to EBITDA (calculated as earnings before interest, taxes, depreciation and amortization) for 2014;

•	Multiple of firm value to estimated EBITDA for 2015;

•	Multiple of equity value to estimated levered free cash flow (calculated as EBITDA, excluding stock based compensation expense, less interest, less cash taxes, less capital expenditures, less increase in working capital, less other cash items) for 2014; and

•	Multiple of equity value to estimated levered free cash flow for 2015.

Results of the analysis were presented for the selected companies, as indicated in the following table:

Trading multiples—Cable Companies

	Firm value to EBITDA ratio		Equity value to levered free cash flow ratio
	2014 estimated	2015 estimated	2014 estimated	2015 estimated
High	8.8x	8.0x	24.2x	18.4x
Low	7.3x	6.9x	15.9x	14.8x
Median	7.4x	7.1x	21.0x	16.4x
Mean	7.7x	7.3x	20.5x	16.5x

Note:	For Comcast, firm value to EBITDA ratio used is for cable business only (i.e., excluding non-cable assets from the firm value and the EBITDA) and equity value to levered free cash flow ratio used is for whole company, including cable and non-cable businesses.

Based on the above analysis, J.P. Morgan then derived a multiple reference range of 7.0x – 9.0x and 7.0x – 8.0x for firm value to estimated EBITDA ratio for 2014 and 2015, respectively, and a multiple reference range of 16.0x – 18.0x and 14.5x – 17.0x for equity value to levered free cash flow ratio for 2014 and 2015, respectively. After applying such ranges to the appropriate TWC metrics, the analysis indicated the following implied per share equity values per share of TWC common stock:

Implied equity value per share—TWC

	Firm value to EBITDA ratio		Equity value to levered free cash flow ratio
	2014 estimated	2015 estimated	2014 estimated	2015 estimated
High	$189.25	$164.75	$178.00	$140.00
Low	$130.75	$135.00	$158.50	$119.50

Comcast Public Trading and Sum of the Parts Trading Multiples Analyses

J.P. Morgan performed a sum of the parts trading multiples comparable analysis for Comcast. That is, J.P. Morgan separately derived a firm value range for Comcast’s cable business and its non-cable business, and calculated Comcast’s implied firm value as a sum of both ranges and subsequently derived an equity value for Comcast. For each of Comcast’s cable business and non-cable business, and using publicly available information and, in the case of TWC and Comcast, drafts of the Comcast Annual Report on Form 10-K for the year ended December 31, 2013 and the TWC Annual Report on Form 10-K for the year ended December 31, 2013, J.P. Morgan compared selected financial data of each business with similar data for publicly traded companies engaged in businesses which J.P. Morgan judged to be sufficiently analogous to the applicable business. For Comcast’s cable business, J.P. Morgan used the Cable Companies set forth above in “—TWC Public Trading Multiples Analysis.” The eight companies selected by J.P. Morgan for Comcast’s non-cable business were as follows (which are referred to in this joint proxy statement/prospectus as the Diversified Media Companies):

Diversified Media Companies:

•	AMC Networks Inc.

•	CBS Corporation

•	Discovery Communications, Inc.

•	Scripps Networks Interactive, Inc.

•	The Walt Disney Company

•	Time Warner Inc.

•	Twenty-First Century Fox, Inc.

•	Viacom Inc.

In all instances, multiples were based on closing stock prices on February 10, 2014. For each of the following analyses performed by J.P. Morgan, estimated financial data for the selected companies were based on the selected companies’ filings with the SEC and information J.P. Morgan obtained from FactSet Research Systems and selected equity research reports and in the case of TWC and Comcast, drafts of the Comcast Annual Report on Form 10-K for the year ended December 31, 2013 and the TWC Annual Report on Form 10-K for the year ended December 31, 2013. The multiples and ratios for each of the selected companies were based on the most recent publicly available information. The Cable Companies were selected because they operate in a similar business segment as Comcast’s cable operations. The companies used for the non-cable business of Comcast were selected, among other reasons, because they operate similar businesses at similar scales as Comcast’s non-cable operations.

With respect to the selected companies in its sum of the parts analysis, the information J.P. Morgan presented included:

•	Multiple of firm value to estimated EBITDA for 2014; and

•	Multiple of firm value to estimated EBITDA for 2015.

Results of the analysis were presented for the Cable Companies, as indicated above in “—TWC Public Trading Multiples Analysis.” Results of the analysis for the Diversified Media Companies were presented for the selected companies, as indicated in the following table:

Trading multiples—Diversified Media Companies

Firm value to EBITDA ratio
	2014 estimated	2015 estimated
High	12.7x	11.3x
Low	9.6x	8.9x
Median	11.0x	10.4x
Mean	11.1x	10.2x

Based on these analyses, J.P. Morgan then derived a multiple reference range of 7.0x – 9.0x and 7.0x – 8.0x for firm value to estimated EBITDA ratio for 2014 and 2015, respectively, for Comcast’s cable business and 10.0x – 11.5x and 9.0x – 10.5x for firm value to estimated EBITDA ratio for 2014 and 2015, respectively, for Comcast’s non-cable business.

In addition, J.P. Morgan conducted a separate consolidated trading multiple analysis for Comcast as a whole based on the equity value to levered free cash flow ratio using the group of Cable Companies that was also used to value TWC.

With respect to the selected companies, the information J.P. Morgan presented included:

•	Multiple of equity value to estimated levered free cash flow for 2014; and

•	Multiple of equity value to estimated levered free cash flow for 2015.

Results of the analysis were presented for the Cable Companies, as indicated above in “—TWC Public Trading Multiples Analysis.”

Based on the above analysis, J.P. Morgan then derived a multiple reference range of 16.0x – 18.0x and 14.5x – 17.0x for equity value to levered free cash flow ratio for 2014 and 2015, respectively. After applying such ranges to the appropriate Comcast metrics, the analysis indicated the following implied per share equity values per share of Comcast common stock:

Implied equity value per share—Comcast

	Firm value to EBITDA ratio		Equity value to levered free cash flow ratio
	2014 estimated	2015 estimated	2014 estimated	2015 estimated
High	$65.00	$61.50	$53.75	$57.50
Low	$49.25	$51.75	$47.75	$49.00

For each of firm value to EBITDA and equity value to levered free cash flow, J.P. Morgan then calculated (1) the ratio of the highest implied equity value per share for TWC to the lowest implied equity value per share for Comcast, and (2) the ratio of the lowest implied equity value per share for TWC to the highest implied equity value per share for Comcast to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 2.875x.

Implied exchange ratio
	2014 estimated	2015 estimated
Firm value to EBITDA ratio:
Highest TWC implied equity value per share to lowest Comcast implied equity value per share	3.843x	3.184x
Lowest TWC implied equity value per share to highest Comcast implied equity value per share	2.012x	2.195x
Equity value to levered free cash flow ratio:
Highest TWC implied equity value per share to lowest Comcast implied equity value per share	3.728x	2.857x
Lowest TWC implied equity value per share to highest Comcast implied equity value per share	2.949x	2.078x

Selected Transaction Analysis

Using publicly available information, J.P. Morgan examined the following eleven precedent transactions in the cable sector where the target had similar operations to TWC. For each of the selected transactions, J.P. Morgan presented the multiple of firm value to estimated EBITDA for the next twelve months, both unadjusted and, to the extent public information was available, adjusted to exclude from firm value the present value of the target’s tax attributes or tax attributes arising from the selected transaction:

Cable Transactions (acquiror / target):

•	Charter Communications, Inc. / Bresnan Broadband Holdings, LLC

•	BC Partners Limited / Suddenlink Communications

•	Cogeco Cable Inc. / Atlantic Broadband

•	Liberty Global, Inc. / OneLink Communications

•	Oak Hill Capital Partners, L.P. and GI Partners L.L.C. / WaveDivision Holdings, LLC

•	WideOpenWest Finance, LLC / Knology, Inc.

•	Time Warner Cable Inc. / Insight Communications Company, Inc.

•	Suddenlink Communications / NPG Cable, Inc.

•	Rocco B. Commisso / Mediacom Communications Corporation

•	Knology, Inc. / Sunflower Broadband

•	Cablevision Systems Corporation / Bresnan Broadband Holdings, LLC

	Unadjusted firm value to next twelve months EBITDA ratio	Firm value, adjusted for tax attributes, to next twelve months EBITDA ratio
High	8.8x	7.3x
Low	7.1x	5.9x
Median	8.0x	6.9x
Mean	8.0x	6.7x

Note:	Firm value, adjusted for tax attributes, to next twelve months EBITDA ratio only available for the following transactions: Charter Communications, Inc. / Bresnan Broadband Holdings, LLC, Time Warner Cable Inc. / Insight Communications Company, Inc., Rocco B. Commisso / Mediacom Communications Corporation and Cablevision Systems Corporation / Bresnan Broadband Holdings, LLC.

Based on this analysis, J.P. Morgan derived a multiple reference range of 6.0x – 8.8x for firm value to TWC’s next twelve months of estimated EBITDA. After applying such ranges to the appropriate TWC metric, the analysis indicated an implied equity value for TWC of between $101.50 and $183.25 per share.

Discounted Cash Flow Analysis for TWC and Sum of the Parts Discounted Cash Flow Analysis for Comcast

J.P. Morgan conducted a discounted cash flow analysis for the purpose of determining an implied fully diluted equity value per share for TWC common stock and Comcast common stock. A discounted cash flow analysis is a method of evaluating an asset using estimates of the future unlevered free cash flows generated by the asset and taking into consideration the time value of money with respect to those future cash flows by calculating their “present value.” The “unlevered free cash flows” refers to a calculation of the future cash flows of an asset without including in such calculation any debt servicing costs. J.P. Morgan treated stock-based compensation as a cash expense in the unlevered free cash flow calculation for purposes of its discounted cash flow analysis, as stock-based compensation was viewed as a true economic expense of the business. “Present value” refers to the current value of one or more future cash payments from the asset, which is referred to as that asset’s cash flows, and is obtained by discounting those cash flows back to the present using a discount rate that takes into account macro-economic assumptions and estimates of risk, the opportunity cost of capital, capitalized returns and other appropriate factors. “Terminal value” refers to the capitalized value of all cash flows from an asset for periods beyond the final forecast period.

J.P. Morgan calculated the present value of unlevered free cash flows that TWC is expected to generate during calendar years 2014 through 2023 using the Adjusted TWC Management Case. J.P. Morgan also calculated a range of terminal values for TWC at December 31, 2023 by applying a perpetual growth rate ranging from 1.5% to 2.0% to the unlevered free cash flow of TWC during 2023. The unlevered free cash flows and range of terminal values were then discounted to present values using a discount rate range of 6.5% to 7.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of TWC. The present value of the unlevered free cash flows and the range of terminal values were then adjusted for TWC’s 2013 calendar year-end net debt and other adjustments of $21.8 billion (calculated as total debt and minority interest, net of cash and cash equivalents, unconsolidated investments and net present value of tax attributes discounted using a discount rate of 6.0%) to indicate a range of implied fully diluted equity values of between $127.00 and $185.75 per share on a stand-alone basis (i.e., without synergies).

J.P. Morgan also performed two additional discounted cash flow analyses with respect to TWC, including 50% and 100%, respectively, of the present value of the synergies expected to result from the merger provided to J.P. Morgan by the management of Comcast, which reflects operating expense synergies and capital expenditure synergies net of implementation costs and remediation capital expenditures. The Comcast synergy estimates were discounted to present value using a range of discount rates from 6.5% to 7.5%, and a range of perpetual growth rates from 1.5% to 2.0%. The analysis indicated a range of implied fully diluted equity values per share of TWC of $162.75 to $227.75, including 50% of the Comcast synergy estimates, and $198.25 to $269.50, including 100% of the Comcast synergy estimates.

J.P. Morgan analyzed Comcast as the sum of its constituent cable and non-cable businesses and performed a discounted cash flow analysis on each of such constituent business segments for the purpose of determining an implied fully diluted value per share of Comcast. For each of Comcast’s cable and non-cable businesses, J.P. Morgan calculated the present value of unlevered free cash flows that the business is expected to generate on a standalone basis during calendar years 2014 through 2023, using the Consensus Comcast Street Case for each of the two businesses. For Comcast’s cable business, based on the Consensus Comcast Street Case, J.P. Morgan also calculated a range of terminal values at December 31, 2023 by applying a perpetual growth rate ranging from 1.5% to 2.0% to the unlevered free cash flow of the business during 2023. The unlevered free cash flows and range of terminal values were then discounted to present values using a discount rate range of 6.5% to 7.5%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the cable business of Comcast. For Comcast’s non-cable business, J.P. Morgan then calculated a range of terminal values based on the Consensus Comcast Street Case at December 31, 2023 by applying a perpetual growth rate ranging from 1.75% to 2.25% to the unlevered free cash flows of the business during 2023. The unlevered free cash flows and range of terminal values were then discounted to present values using a discount rate range of 7.0% to 8.0%, which range was chosen by J.P. Morgan based upon an analysis of the weighted average cost of capital of the non-cable business of Comcast.

The present value of the unlevered free cash flows and the range of terminal values of both the cable business of Comcast and the non-cable business of Comcast were then added and adjusted for Comcast’s 2013 calendar year-end net debt and other adjustments of $42.0 billion (calculated as sum of total debt, preferred stock, and minority interest, less cash, cash equivalents, unconsolidated assets and the net present value of tax attributes (based on equity research estimates)) to indicate a range of implied fully diluted equity values of $58.00 to $78.25 per share.

J.P. Morgan then calculated (1) the ratio of the highest implied equity value per share for TWC to the lowest implied equity value per share for Comcast, and (2) the ratio of the lowest implied equity value per share for TWC and the highest implied equity value per share for Comcast to derive an implied exchange ratio range as shown below, as compared to the exchange ratio in the proposed merger of 2.875x. J.P. Morgan conducted this analysis assuming, for TWC, the standalone implied equity value per share calculated for TWC as well as including 50% and 100% of the implied present value of the Comcast synergy estimates.

Implied exchange ratio
No synergies
Highest TWC standalone implied equity value per share to lowest Comcast implied equity value per share	3.203x
Lowest TWC standalone implied equity value per share to highest Comcast implied equity value per share	1.623x
50% synergies
Highest TWC implied equity value per share (including 50% synergies) to lowest Comcast implied equity value per share	3.927x
Lowest TWC implied equity value per share (including 50% synergies) to highest Comcast implied equity value per share	2.080x
100% synergies
Highest TWC implied equity value per share (including 100% synergies) to lowest Comcast implied equity value per share	4.647x
Lowest TWC implied equity value per share (including 100% synergies) to highest Comcast implied equity value per share	2.534x

Illustrative Value Creation Analysis

Intrinsic Value. J.P. Morgan conducted an illustrative value creation analysis that compared the implied equity value per share of Comcast common stock derived from a discounted cash flow valuation on a standalone basis to the pro forma combined company implied equity value per share. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (1) the sum of (a) the implied equity value of Comcast using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in “—Discounted Cash Flow Analysis for TWC and Sum of the Parts Discounted Cash Flow Analysis for Comcast,” (b) the implied equity value of TWC using the midpoint value determined in J.P. Morgan’s discounted cash flow analysis described above in “—Discounted Cash Flow Analysis for TWC and Sum of the Parts Discounted Cash Flow Analysis for Comcast” and (c) 100% of the estimated present value of the Comcast synergy estimates, net of implementation costs and remediation capital expenditures, discounted to present value using a discount rate of 7.0% and perpetuity growth rate of 1.75%, divided by (2) the pro forma diluted number of shares outstanding based upon the exchange ratio of 2.875x provided for in the merger. The analysis indicated, on an illustrative basis, that the merger created hypothetical incremental implied value for the holders of Comcast common stock.

Market Value. J.P. Morgan also conducted an illustrative value creation analysis that compared the closing market price of Comcast common stock as of February 10, 2014 to the pro forma combined company implied equity value per share. J.P. Morgan determined the pro forma combined company implied equity value per share by calculating: (1) the sum of (a) the public market equity value of Comcast as of February 10, 2014, (b) the public market equity value of TWC as of February 10, 2014, and (c) 100% of the estimated present value of expected synergies calculated by applying the blended equity value to levered free cash flow multiple of Comcast and TWC of 17.6x to the run-rate after-tax free cash flow impact of the Comcast synergy estimates, divided by (2) the pro forma diluted number of shares outstanding, based upon the exchange ratio provided for in the merger. The analysis indicated, on an illustrative basis, the merger created hypothetical incremental implied value for the holders of Comcast common stock. J.P. Morgan noted that the market value illustrative value creation analysis was presented merely for reference purposes only, and was not relied upon for valuation purposes.

Miscellaneous

The foregoing summary of certain financial analyses does not purport to be a complete description of the analyses or data presented by J.P. Morgan. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. J.P. Morgan believes that the foregoing summary and its analyses must be considered as a whole and that selecting portions of the foregoing summary and these analyses, without considering all of its analyses as a whole and the narrative description of the analyses, could create an incomplete view of the processes underlying its analyses and opinion. As a result, the ranges of valuations resulting from any particular analysis or combination of analyses described above were merely utilized to create points of reference for analytical purposes and should not be taken to be the view of J.P. Morgan with respect to the actual value of TWC or Comcast. The order of analyses described does not represent the relative importance or weight given to those analyses by J.P. Morgan. In arriving at its opinion, J.P. Morgan did not attribute any particular weight to any analyses or factors considered by it and did not form an opinion as to whether any individual analysis or factor (positive or negative), considered in isolation, supported or failed to support its opinion. Rather, J.P. Morgan considered the totality of the factors and analyses performed in determining its opinion.

Analyses based upon forecasts of future results are inherently uncertain, as they are subject to numerous factors or events beyond the control of the parties and their advisors. Accordingly, forecasts and analyses used or performed by J.P. Morgan are not necessarily indicative of actual future results, which may be significantly more or less favorable than suggested by those analyses. Moreover, J.P. Morgan’s analyses are not and do not purport to be appraisals or otherwise reflective of the prices at which businesses actually could be acquired or sold. None of the selected companies reviewed as described in the above summary is identical to TWC or Comcast, and none of the selected transactions reviewed as described in the above summary is identical to the proposed merger. However, the companies selected were chosen because they are publicly traded companies with operations and businesses that, for purposes of J.P. Morgan’s analyses, may be considered similar to those of TWC and Comcast. The transactions selected were similarly chosen for their participants, size and other factors that, for purposes of J.P. Morgan’s analysis, may be considered similar to those of the proposed merger. The analyses necessarily involve complex considerations and judgments concerning differences in financial and operational characteristics of the companies involved and other factors that could affect the companies compared to TWC and Comcast and the transactions compared to the proposed merger.

As part of its investment banking business, J.P. Morgan and its affiliates are continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, investments for passive and control purposes, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. J.P. Morgan was selected by Comcast as its financial advisor with respect to the proposed merger on the basis of, among other things, such experience and its qualifications and reputation in connection with such matters and its familiarity with Comcast, TWC and the industries in which they operate.

J.P. Morgan has acted as financial advisor to Comcast with respect to the proposed merger and will receive a fee from Comcast for its services equal to a total of $27.5 million, $25 million of which will become payable only if the proposed merger is consummated. In addition, Comcast has agreed to reimburse J.P. Morgan for its reasonable expenses incurred in connection with its services, including the reasonable fees of counsel, and to indemnify J.P. Morgan and its affiliates for certain liabilities arising out of its engagement. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates have had commercial or investment banking relationships with Comcast and TWC for which J.P. Morgan and its affiliates have received customary compensation. Such services during such period have included acting as lead left bookrunner on Comcast’s credit facility in June 2012, acting as lead left bookrunner on the credit facility of Comcast’s subsidiary, NBCUniversal Enterprise Inc., which is referred to in this joint proxy statement/prospectus as NBCU, in March 2013, acting as an active bookrunner on the bond offering of Comcast’s subsidiary, NBCUniversal, in September 2012, acting as an active bookrunner on NBCU’s bond offering in March 2013, providing treasury and securities services to Comcast and providing treasury and securities services as well as asset management services to TWC. In addition, J.P. Morgan’s commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of Comcast, for which J.P. Morgan receives customary compensation or other financial benefits. In the ordinary course of J.P. Morgan’s business, J.P. Morgan and its affiliates may actively trade the debt and equity securities of Comcast or TWC for its own account or for the accounts of customers and, accordingly, J.P. Morgan may at any time hold long or short positions in such securities. During the two years preceding the date of J.P. Morgan’s opinion, J.P. Morgan and its affiliates received aggregate commercial and investment banking fees from Comcast in the amount of $16.7 million and from TWC in the amount of $5.6 million.

Unaudited Prospective Financial Information

Comcast does not, as a matter of course, make public projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty of the underlying assumptions and estimates. TWC typically provides investors with full-year financial guidance which may cover such areas as revenues, capital expenditures, OIBDA and free cash flow after interest expense, among other items, which it may update from time to time during the relevant year. In January 2014, TWC provided investors with its 2014 financial guidance and presented a three-year operating plan that included certain forecasts for revenue, capital expense and adjusted OIBDA during the plan period.

TWC Management Case

In February 2014, TWC made available to Comcast and Comcast’s financial advisor certain unaudited prospective financial information based on (with certain updates) the publicly disclosed three-year operating plan relating to TWC on a stand-alone, pre-transaction basis, which is referred to below and sometimes referred to elsewhere in this joint proxy statement/prospectus as the TWC Management Case. The TWC Management Case also was provided to the TWC financial advisors and, at TWC’s direction, used and relied upon by the TWC financial advisors in their financial analyses of TWC (see “—Opinions of TWC’s Financial Advisors” and “—Opinion of Financial Advisor to the TWC Independent Directors” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus). These multi-year nonpublic financial projections were not intended for public disclosure at the time they were prepared. The prospective financial information was based on numerous variables and assumptions made by TWC’s management at the time it was prepared with respect to industry performance, general business, economic, regulatory, market and financial conditions and other future events, as well as matters specific to TWC. Some or all of the assumptions that have been made regarding, among other things, the timing of certain occurrences or impacts, may have changed since the date the prospective financial information was prepared. The projections provided below reflect various assumptions and estimates that TWC’s management made in good faith, including, without limitation: (i) an economic environment, competitive environment and regulatory requirements consistent with conditions existing and known at the time of preparation of the projections, (ii) revenue growth of 5.1% 2013-2016 CAGR, (iii) operating expenses before depreciation, amortization and merger-related and restructuring costs growth of 4.8% 2013-2016 CAGR resulting from continuation of cost reduction and operating efficiency strategies, (iv) a decrease in total operating expenses before depreciation, amortization and merger-related and restructuring costs as a percentage of revenue to 63.4% in 2016, and (v) an increase in capital expenditures as a percentage of revenue from 14.5% in 2013 to 16.0% in 2014, decreasing to 15.7% of revenue in 2015 and to 14.8% of revenue in 2016. These assumptions are inherently uncertain, were made as of the time the prospective financial information was prepared, and may not be reflective of actual results, either now or in the future, in light of changed circumstances, economic conditions, or other developments.

The following table presents a summary of the TWC Management Case:

	TWC Management Case (in millions)
	2014E	2015E	2016E
Revenue	$23,160	$24,146	$25,657
Adjusted OIBDA(1)	8,425	8,600	9,400
Capital Expenditures	3,700	3,800	3,800
Levered Free Cash Flow(2)	2,650	2,120	2,670

(1)	Adjusted OIBDA means Operating Income before depreciation of tangible assets and amortization of intangible assets (OIBDA) excluding the impact, if any, of noncash impairments of goodwill, intangible and fixed assets; gains and losses on asset sales; and merger-related and restructuring costs.
(2)	Levered Free Cash Flow means cash provided by operating activities (as defined under U.S. generally accepted accounting principles, or GAAP) excluding the impact, if any, of cash provided or used by discontinued operations, plus (i) any income taxes paid on investment sales and (ii) any excess tax benefit from equity-based compensation, less (A) capital expenditures, (B) cash paid for other intangible assets (excluding those associated with business combinations), (C) partnership distributions to third parties and (D) principal payments on capital leases.

In addition, the extrapolation of standalone unlevered after-tax free cash flow (i) for fiscal years 2014 through 2023, calculated utilizing the TWC Management Case and used by Allen & Company, Citi and Morgan Stanley, was as follows (in millions): 2014E: $2,704; 2015E: $2,748; 2016E: $3,353; 2017E: $3,504; 2018E: $3,662; 2019E: $3,827; 2020E: $3,913; 2021E: $4,001; 2022E: $4,091; and 2023E: $4,142, and (ii) for fiscal years 2014 through 2022, calculated utilizing the TWC Management Case and used by Centerview, was as follows (in millions): 2014E: $2,704; 2015E: $2,748; 2016E: $3,353; 2017E: $3,504; 2018E: $3,661; 2019E: $3,826; 2020E: $3,912; 2021E: $4,000; and 2022E: $4,090.

Adjusted OIBDA, levered free cash flow and unlevered free cash flow, as referenced above, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the TWC Management Case may not be comparable to similarly titled amounts used by other companies or persons.

Specified Comcast Street Case

With respect to Comcast’s potential future performance, the TWC board of directors also reviewed and considered certain publicly-available forecasts of future performance concerning Comcast prepared by a research analyst, which is referred to in this joint proxy statement/prospectus as the Specified Comcast Street Case. TWC’s financial advisors used the Specified Comcast Street Case in their financial analyses of Comcast (see “—Opinions of TWC’s Financial Advisors” and “—Opinion of Financial Advisor to the TWC Independent Directors” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus) per Comcast’s management’s indication, on which the TWC financial advisors relied, as a reasonable basis on which to evaluate Comcast, with TWC’s consent. The Specified Comcast Street Case was not internally prepared or adopted by Comcast management. The information was prepared by an independent analyst not affiliated with Comcast, for purposes unrelated to the management of Comcast’s business or the merger. Comcast believes that the Specified Comcast Street Case is a conservative forecast of Comcast’s future performance.

The following table presents a summary of the Specified Comcast Street Case:

	Specified Comcast Street Case (in millions)
	2014E	2015E	2016E	2017E	2018E	2019E	2020E
Revenue	$68,373	$71,147	$74,566	$77,821	$80,842	$83,650	$86,247
EBITDA(1)	22,388	23,892	25,196	26,457	27,652	28,744	29,720
Capital Expenditures	7,384	7,399	7,606	7,860	8,084	8,281	8,452

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.

In addition, the extrapolation of standalone unlevered after-tax free cash flow for fiscal years 2014 through 2020, calculated utilizing the Specified Comcast Street Case, was as follows (in millions): 2014E: $8,388; 2015E: $9,728; 2016E: $10,410; 2017E: $11,003; 2018E: $11,568; 2019E: $12,080; and 2020E: $12,531.

EBITDA and unlevered free cash flow, as referenced above, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Specified Comcast Street Case may not be comparable to similarly titled amounts used by other companies or persons.

Consensus Comcast Street Case

The Comcast board of directors reviewed and considered, and, at Comcast’s direction, Comcast’s financial advisor used and relied upon for its analyses, certain publicly-available forecasts of future performance concerning Comcast, including separate forecasts regarding Comcast’s cable business and Comcast’s non-cable business, derived from a consensus of selected research analysts that were identified by Comcast, as extrapolated for fiscal years 2017 through 2023 by Comcast’s financial advisor with the guidance and assistance of Comcast (such extrapolations being reviewed and endorsed by Comcast as reasonable for use in Comcast’s financial advisor’s opinion and analysis) (which is referred to in this joint proxy statement/prospectus as the Consensus Comcast Street Case). The Consensus Comcast Street Case was not internally prepared or adopted by Comcast management. The information was prepared by independent analysts not affiliated with Comcast, for purposes unrelated to the management of Comcast’s business or the merger.

The following tables present a summary of the Consensus Comcast Street Case:

	Consensus Comcast Street Case – Cable Business (in millions)
	2014E	2015E	2016E
Revenue	$43,735	$46,430	$49,099
EBITDA(1)	17,875	18,929	20,371
Capital Expenditures	6,158	6,090	6,109
Unlevered Free Cash Flow(2)(3)	6,900	7,592	8,552

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.
(2)	Unlevered free cash flow means EBITDA, less unlevered cash taxes, less capital expenditures, less increase in working capital, less other cash items.
(3)	The extrapolation of unlevered free cash flow for fiscal years 2017 through 2023 in the Consensus Comcast Street Case for Comcast’s cable business was as follows (in millions): 2017E: $8,933; 2018E: $9,286; 2019E: $9,441; 2020E: $9,539; 2021E: $9,579; 2022E: $9,559; and 2023E: $9,479.

	Consensus Comcast Street Case – Non-Cable Business (in millions)
	2014E	2015E	2016E
Revenue	$25,066	$25,493	$27,837
EBITDA(1)	4,924	5,367	5,776
Capital Expenditures	1,178	1,087	997
Unlevered free Cash Flow(2)(3)	2,130	2,445	2,763

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.
(2)	Unlevered free cash flow means EBITDA, less unlevered cash taxes, less capital expenditures, less increase in working capital, less other cash items.
(3)	The extrapolation of unlevered free cash flow for fiscal years 2017 through 2023 in the Consensus Comcast Street Case for Comcast’s non-cable business was as follows (in millions): 2017E: $3,061; 2018E: $3,341; 2019E: $3,579; 2020E: $3,789; 2021E: $3,963; 2022E: $4,099; and 2023E: $4,193.

	Consensus Comcast Street Case – Consolidated (in millions)
	2014E	2015E	2016E
Revenue	$68,801	$71,923	$76,936
EBITDA(1)	22,799	24,296	26,147
Capital Expenditures	7,336	7,177	7,106
Unlevered Free Cash Flow(2)(3)	9,030	10,037	11,315

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization.
(2)	Unlevered free cash flow means EBITDA, less unlevered cash taxes, less capital expenditures, less increase in working capital, less other cash items.
(3)	The extrapolation of unlevered free cash flow for fiscal years 2017 through 2023 in the Consensus Comcast Street Case for Comcast’s consolidated business was as follows (in millions): 2017E: $11,994; 2018E: $12,627; 2019E: $13,020; 2020E: $13,328; 2021E: $13,543; 2022E: $13,658; and 2023E: $13,672.

EBITDA and unlevered free cash flow, as presented above in the Consensus Comcast Street Case, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Consensus Comcast Street Case may not be comparable to similarly titled amounts used by other companies or persons.

Adjusted TWC Management Case

The Comcast board of directors also reviewed and considered, and Comcast’s financial advisor reviewed and relied upon for its analyses, a version of the TWC Management Case reflecting a limited number of adjustments thereto made by Comcast in light of, among other things, publicly available research analyst reports, which adjusted forecasts were then extrapolated for fiscal years 2017 through 2023 by Comcast’s financial advisor with the guidance and assistance of Comcast (such extrapolations being reviewed and endorsed by Comcast as reasonable for use in Comcast’s financial advisor’s opinion and analysis), which is referred to in this joint proxy statement/prospectus as the Adjusted TWC Management Case, and which, together with the TWC Management Case, the Specified Comcast Street Case and the Consensus Comcast Street Case are referred to in this joint proxy statement/prospectus as the Cases).

The following table presents a summary of the Adjusted TWC Management Case.

	Adjusted TWC Management Case (in millions)
	2014E	2015E	2016E
Revenue	$23,160	$24,146	$25,354
EBITDA(1)	8,425	8,600	9,073
Capital Expenditures	3,700	3,800	3,800
Unlevered Free Cash Flow(2)(3)	2,950	2,483	2,945

(1)	EBITDA means earnings before interest, taxes, depreciation and amortization
(2)	Unlevered free cash flow means EBITDA, less unlevered cash taxes, less capital expenditures, less increase in working capital, less other cash items.
(3)	The extrapolation of unlevered free cash flow for fiscal years 2017 through 2023 in the Adjusted TWC Management Case was as follows (in millions): 2017E: $3,214; 2018E: $3,455; 2019E: $3,609; 2020E: $3,744; 2021E: $3,858; 2022E: $3,949; and 2023E: $4,015.

EBITDA and unlevered free cash flow, as presented above in the Adjusted TWC Management Case, may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Adjusted TWC Management Case may not be comparable to similarly titled amounts used by other companies or persons.

The inclusion of information about the Cases in this joint proxy statement/prospectus should not be regarded as an indication that any of TWC, Comcast or any other recipient of this information considered, or now considers, it to be predictive of actual future results or material information, and, in fact, both Comcast and TWC view the prospective financial information as non-material because of the inherent risks and uncertainties associated with such forecasts. The information about the Cases included in this joint proxy statement/prospectus is presented solely to give TWC stockholders and Comcast shareholders access to the information that was made available to TWC, Comcast or their respective financial advisors.

The Cases are each subjective in many respects and thus subject to interpretation. While presented with numeric specificity, the Cases reflect numerous estimates and assumptions with respect to industry performance and competition, general business, economic, market and financial conditions and matters specific to TWC’s and Comcast’s businesses, including the factors listed under “Risk Factors” beginning on page [—] of this joint proxy statement/prospectus, all of which are difficult to predict and many of which are beyond TWC’s or Comcast’s control. In particular, the Specified Comcast Street Case and the Consensus Comcast Street Case were not internally prepared or adopted by Comcast management. The information was prepared by independent analysts not affiliated with Comcast, for purposes unrelated to the management of Comcast’s business or the merger. However, TWC’s financial advisors used the Specified Comcast Street Case in their financial analyses per Comcast’s management’s indication, on which the TWC financial advisors relied, as a reasonable basis on which to evaluate Comcast, with TWC’s consent. Additionally, Comcast’s financial advisor relied upon the Consensus Comcast Street Case at the direction of Comcast, and the extrapolations were reviewed and endorsed by Comcast as reasonable for use in Comcast’s financial advisor’s opinion and analysis. In addition, Comcast’s financial advisor was advised by Comcast, and assumed with Comcast’s consent, that the Consensus Comcast Street Case was a reasonable basis upon which to evaluate the business and prospects of Comcast. Comcast cannot provide any assurance that the assumptions underlying the Specified Comcast Street Case or the Consensus Comcast Street Case will be realized. Many of the assumptions reflected in the Cases are subject to change and none of the Cases reflect revised prospects for TWC’s or Comcast’s respective businesses, changes in general business or economic conditions or any other transaction or event that has occurred or that may occur and that was not anticipated at the time such financial information was prepared. Neither TWC nor Comcast has updated, nor does TWC or Comcast intend to update or otherwise revise, the Cases. There can be no assurance that the results reflected in any of the Cases will be realized or that actual results will not materially vary from the Cases. In addition, the Cases cover multiple years and such information by its nature becomes less predictive with each successive year. Therefore, the inclusion of the Cases in this joint proxy statement/prospectus should not be relied on as necessarily predictive of actual future events nor construed as financial guidance.

TWC stockholders and Comcast shareholders are urged to review TWC’s and Comcast’s most recent SEC filings for a description of risk factors with respect to TWC’s and Comcast’s business. You should read “Cautionary Statement Regarding Forward-Looking Statements” beginning on page [—] of this joint proxy statement/prospectus for additional information regarding the risks inherent in forward-looking information such as the financial projections and “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

The Cases were not prepared with a view toward complying with GAAP (including because certain metrics are non-GAAP measures as discussed above, and the Cases do not include footnote disclosures as may be required by GAAP), the published guidelines of the SEC regarding projections or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial information. Neither TWC’s nor Comcast’s independent registered public accounting firm, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the Cases, nor have they expressed any opinion or any other form of assurance on the Cases or the achievability of the results reflected in the Cases, and they assume no responsibility for, and disclaim any association with, the Cases. The Deloitte & Touche LLP and Ernst & Young LLP reports incorporated by reference into this joint proxy statement/prospectus relate to Comcast’s and TWC’s historical financial information, respectively. They do not extend to the prospective financial information and should not be read to do so. Certain of the financial projections set forth herein may be considered non-GAAP financial measures. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used in the Cases may not be comparable to similarly titled amounts used by other companies or persons.

For the reasons described above, readers of this joint proxy statement/prospectus are cautioned not to place undue, if any, reliance on the Cases. Neither TWC nor Comcast has made any representation to the other or any other person in the merger agreement concerning any of the Cases.

The information about the Cases set forth above does not give effect to the merger and also does not take into account the effect of any failure of the merger to be consummated.

Certain Relationships between Comcast and TWC

Comcast, TWC and their respective affiliates engage in transactions and enter into commercial agreements with each other in the ordinary course of business. In particular, Comcast and TWC are, and have been, parties to several joint ventures with each other as well as other third parties. These joint ventures include National Cable Communications LLC, which is owned by Comcast, TWC and Cox Communications, Inc. and which, on behalf of a number of cable operators, sells advertising time to national and regional advertisers. In addition, Comcast and TWC, together with Bright House Networks LLC, are the owners of SpectrumCo, LLC, a joint venture formed to hold advanced wireless spectrum licenses. In 2012, SpectrumCo, LLC sold all of its advanced wireless spectrum licenses to Cellco Partnership (doing business as Verizon Wireless), a joint venture between Verizon Communications Inc. and Vodafone Group Plc, for $3.6 billion in cash. In connection with that sale, the cable companies, on the one hand, and Verizon Wireless, on the other hand, began selling each other’s products and acquired an option to sell Verizon Wireless’ service on a wholesale basis. Additionally, the cable companies and Verizon Wireless formed an innovation technology joint venture, which has since been dissolved, for the development of technology to better integrate wireline and wireless products and services. Comcast and TWC, together with a number of other large companies, were also formerly investors in Clearwire Corporation, a telecommunications operator that provides mobile and fixed wireless broadband communications services.

Comcast and TWC also are and have been co-investors in certain other businesses, including, among others, Canoe Ventures, LLC, iN DEMAND LLC and SportsNet New York and co-participants in certain industry trade groups. Additional information regarding joint ventures between Comcast and TWC is included in the documents incorporated by reference into this joint proxy statement/prospectus.

In addition to joint ventures, parties affiliated with NBCUniversal, a subsidiary of Comcast, and Time Warner Cable Enterprises LLC, a subsidiary of TWC, have entered into certain programming agreements, which predate the merger agreement and are referred to in this joint proxy statement/prospectus as the programming agreements, providing for the carriage of NBCUniversal owned-and-operated television stations and national and regional cable programming services on the TWC cable systems. Concurrently with their entry into the merger agreement, Comcast and TWC agreed to certain arrangements with respect to the programming agreements, which were subsequently amended on March 12, 2014 in certain respects. Comcast and TWC agreed that NBC Sports Network and Golf Channel programming agreements will be extended upon their respective expirations through the end of 2016 with certain modifications, including adjustments to reflect additional content. These extensions will cease to apply if the merger agreement is terminated. However, in order to provide for the continued carriage of NBCUniversal owned-and-operated local broadcast television stations and national cable programming services on the TWC cable systems, while also ensuring TWC and its shareholders that any such continued carriage will be on attractive market terms, the foregoing extensions would be reinstated upon the occurrence of certain events (as described below). Comcast and TWC also agreed that, upon the occurrence of such events, NBCUniversal will have the option to extend the programming agreements for calendar years 2017 through 2019, with certain market pricing protections and guarantees extended to TWC and on certain other specified terms. Such extensions will apply in the event that TWC is acquired by a third party (or enters into an agreement to be acquired by a third party which is later consummated) within twelve months of the termination of the merger agreement in certain circumstances. Such circumstances include termination of the merger agreement (i) by either Comcast or TWC in the event that TWC stockholders fail to adopt the merger agreement or (ii) by Comcast in the event that (A) the TWC board of directors makes an adverse recommendation change or fails to reaffirm its recommendation to TWC stockholders in favor of adopting the merger agreement, (B) TWC breaches any representation or warranty or fails to perform any covenant or agreement set forth in the merger agreement, and such breach has not been cured within 30 days of notice thereof or is incapable of being cured, or (C) prior to the adoption of the merger agreement by TWC stockholders, there has been an intentional and material breach by TWC of any of its obligations described under “The Merger Agreement—No Solicitation by TWC” beginning on page [—] of this joint proxy statement/prospectus or its obligations to call and hold a meeting of its stockholders, in each case, if an acquisition proposal (as defined under “The Merger Agreement—No Solicitation by TWC” beginning on page [—] of this joint proxy statement/prospectus) has been publicly made prior to TWC’s special meeting. Each such termination event is more fully described in “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—] of this joint proxy statement/prospectus.

Regulatory Approvals Required for the Merger

Completion of the merger is conditioned upon the receipt of certain governmental clearances or approvals, including the expiration or termination of the waiting period relating to the merger under the HSR Act, approval of the FCC and receipt of certain other governmental consents and approvals from certain state and local authorities.

U.S. Antitrust Filing

Under the HSR Act, certain transactions, including the merger, may not be completed unless certain waiting period requirements have expired or been terminated. The HSR Act provides that each party must file a pre-merger notification with the FTC, and the Antitrust Division of the DOJ. A transaction notifiable under the HSR Act may not be completed until the expiration or termination of a 30-calendar-day waiting period following the parties’ filings of their respective HSR Act notification forms or the termination of that waiting period. If the

DOJ issues a Request for Additional Information and Documentary Material prior to the expiration of the initial waiting period, the parties must observe a second 30-calendar-day waiting period, which would begin to run only after both parties have substantially complied with the request for additional information, unless the waiting period is terminated earlier.

At any time before or after the merger is completed, the DOJ could take action under the antitrust laws in opposition to the merger, including seeking to enjoin completion of the merger, condition completion of the merger upon the divestiture of assets of Comcast, TWC or their respective subsidiaries or impose restrictions on Comcast’s post-merger operations. In addition, U.S. state attorneys general could take action under the antitrust laws as they deem necessary or desirable in the public interest, including, without limitation, seeking to enjoin the completion of the merger or permitting completion subject to regulatory concessions or conditions. Private parties may also seek to take legal action under the antitrust laws under some circumstances.

FCC Approval

Under the Communications Act, and as a condition to, and before the completion of, the transaction, the FCC must approve the transfer of control or assignment of certain of TWC’s licenses and authorizations in connection with the transactions contemplated by the merger agreement. In connection with such approval, the FCC must determine whether Comcast is qualified to control TWC’s licenses and authorizations and whether such transfer of control is consistent with the Communications Act and FCC rules and would serve the public interest, convenience and necessity. In order to obtain FCC approval, we are required to file applications for FCC consent to the transfer of control of the FCC licenses and authorizations in connection with the merger.

State and Local Approvals

Under the terms of the merger agreement, the merger is subject to approval of the LFAs. Certain franchise agreements require notification to and approval by the LFAs of transactions such as the merger, in order to review Comcast’s legal, financial and technical qualifications. With respect to LFAs, Comcast and TWC have agreed that satisfaction of the relevant closing condition will require that the sum of the aggregate number of video subscribers of TWC belonging to franchise areas for which either (i) no LFA consent is required or (ii) if LFA consent is required, such consent shall have been obtained, shall be no less than 85% of the aggregate number of video subscribers of TWC. In addition, Comcast and TWC are required to obtain approval of certain state public utility commissions, which have jurisdiction over TWC’s authorizations to provide telecommunications services. As a general matter, those state commissions, consistent with their states’ laws, must determine whether Comcast is qualified to control TWC’s authorizations and whether the transfer of control of such authorizations is consistent with the public interest, convenience and necessity.

Other Governmental Approvals

Comcast and TWC are not aware of any material governmental approvals or actions that are required for completion of the merger other than those described in this section. It is presently contemplated that if any such additional governmental approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

Efforts to Obtain Regulatory Approvals

Comcast and TWC have agreed in the merger agreement to use their respective reasonable best efforts, subject to certain limitations, to make certain governmental filings or obtain the required governmental authorizations, as the case may be. However, Comcast’s obligation to use reasonable best efforts to obtain regulatory approvals required to complete the merger does not require Comcast to (and, without Comcast’s prior written consent, TWC is not permitted to):

•	divest or hold separate any businesses, assets or properties of Comcast or TWC or any of their respective subsidiaries;

•	accept any conditions or take any actions that would apply to or affect any businesses, assets or properties of Comcast or TWC or any of their respective subsidiaries; or

•	litigate or participate in the litigation of any proceeding involving the FCC, the FTC or the DOJ.

Notwithstanding the first two bullets above, (i) Comcast is prepared to divest up to approximately three million subscribers of the combined company and (ii) Comcast and its subsidiaries are required under the merger agreement to (A) take the actions and accept the conditions described in the second bullet above to the extent such actions and conditions are consistent in scope and magnitude with the actions and conditions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with prior acquisitions of United States domestic cable systems consummated within the past twelve years with an aggregate purchase price of at least $500 million and (B) implement certain undertakings set forth below agreed to by TWC and Comcast, with such modifications to the undertakings that, taken in the aggregate, are no more adverse to the businesses, assets and properties of Comcast and its subsidiaries, taken as a whole, or the businesses, assets and properties of TWC and its subsidiaries taken as a whole. Further, notwithstanding the third bullet above, Comcast has agreed to participate in the litigation of proceedings involving the FCC or the DOJ to the extent Comcast determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation and that the participation by Comcast in such litigation would not pose a material risk of the imposition of a burdensome condition. These requirements are described in more detail under “The Merger Agreement—Reasonable Best Efforts Covenant” beginning on page [—] of this joint proxy statement/prospectus.

In connection with obtaining the required governmental authorizations, Comcast has agreed to the following undertakings (with such modifications as are no more adverse in the aggregate than such agreed undertakings):

•	extending the following commitments Comcast made in the NBCUniversal transaction to the acquired systems: (i) extending Comcast’s commitment to making available diverse, local news, and children’s programming on various platforms in the cable systems Comcast is acquiring from TWC, and (ii) extending to the acquired systems Comcast’s guaranteed carriage of non-commercial educational stations that have must-carry rights and have relinquished their broadcast spectrum;

•	extending Comcast’s broadband adoption and digital literacy programs to low-income subscribers in the acquired systems; and

•	extending Comcast’s diversity program to the acquired TWC systems, covering diversity in employment, supplier diversity, programming diversity, and community investment diversity.

Subject to certain exceptions set forth on the confidential disclosure schedules, Comcast and TWC have agreed not to, and to cause their respective subsidiaries and affiliates not to, (i) take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated by the merger agreement or the completion of the merger, or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities (other than securities issued by such party as permitted by the terms of the merger agreement), properties, interests or business in any transaction or series of related transactions if such acquisition would (A) require approval of the FCC or (B) (without the consent of the other party, not to be unreasonably withheld, conditioned or delayed in the case of TWC’s consent) have a value, or involve the payment of consideration, in excess of $1 billion.

Timing

There can be no assurances that any of the regulatory approvals described above will be obtained and, if obtained, there can be no assurance as to the timing of such approvals, the ability to obtain such approvals on satisfactory terms or the absence of any litigation challenging such approvals. Subject to certain conditions below, if the merger is not completed on or before the initial end date, or, at the election of either Comcast or

TWC if certain conditions related to the receipt of regulatory approvals have not been satisfied, by August 12, 2015, either Comcast or TWC may terminate the merger agreement. See “The Merger Agreement—Termination of the Merger Agreement” beginning on page [—] of this joint proxy statement/prospectus.

No Appraisal Rights

Appraisal rights are statutory rights that enable stockholders to dissent from an extraordinary transaction, such as a merger, and to demand that the corporation pay the fair value for their shares as determined by a court in a judicial proceeding instead of receiving the consideration offered to stockholders in connection with the transaction.

Holders of TWC common stock who dissent to the merger will not have rights to an appraisal of the fair value of their shares. Under the Delaware General Corporation Law, which is referred to in this joint proxy statement/prospectus as the DGCL, appraisal rights are not available for the shares of any class or series if the shares of the class or series are listed on a national securities exchange or held of record by more than 2,000 holders on the record date, unless the stockholders receive in exchange for their shares anything other than shares of stock of the surviving or resulting corporation or of any other corporation that is publicly listed or held by more than 2,000 holders of record, cash in lieu of fractional shares or fractional depositary receipts or any combination of the foregoing. TWC common stock is listed on the New York Stock Exchange as of the record date, and TWC stockholders will receive shares of Comcast Class A common stock pursuant to the merger agreement. Approval for the listing of the shares of Comcast Class A common stock on NASDAQ is a condition to completion of the merger.

Under the Business Corporation Law of the Commonwealth of Pennsylvania, which is referred to in this joint proxy statement/prospectus as the PBCL, holders of Comcast common stock will also not have rights to an appraisal of the fair value of their shares in connection with the merger.

Material U.S. Federal Income Tax Consequences of the Merger

In the opinion of Davis Polk & Wardwell LLP, tax counsel to Comcast, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel to TWC, the following are the material U.S. federal income tax consequences of the merger to U.S. Holders (as defined below) of TWC common stock. This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions as in effect as of the date of this joint proxy statement/prospectus, all of which may change, possibly with retroactive effect. For purposes of this discussion, a “U.S. Holder” is a beneficial owner of TWC common stock that is for U.S. federal income tax purposes:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized in or under the laws of the United States or of any political subdivision thereof; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

This discussion addresses only the consequences of the exchange of shares of TWC common stock held as capital assets. It does not address all aspects of U.S. federal income taxation that may be important to a U.S. Holder in light of that stockholder’s particular circumstances or to a U.S. Holder subject to special rules, such as:

•	a financial institution or insurance company;

•	a tax-exempt organization;

•	a dealer or broker in securities, commodities or foreign currencies;

•	a stockholder that holds TWC common stock as part of a hedge, appreciated financial position, straddle, conversion, or other risk reduction transaction; or

•	a stockholder that acquired TWC common stock pursuant to the exercise of options or similar derivative securities or otherwise as compensation.

If a partnership, or any entity treated as a partnership for U.S. federal income tax purposes, holds TWC common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partners and the activities of the partnership. A partner in a partnership holding TWC common stock should consult its tax advisor.

This discussion of material U.S. federal income tax consequences is not a complete analysis or description of all potential U.S. federal income tax consequences of the merger. This discussion does not address tax consequences that may vary with, or are contingent on, individual circumstances. In addition, it does not address any U.S. federal, estate, gift or other non-income tax or any foreign, state or local tax consequences of the merger. Accordingly, we urge each holder of TWC common stock to consult his or her tax advisor to determine the particular U.S. federal, state or local or foreign income or other tax consequences to him, her or it of the merger.

Tax Opinions

Based on certain representations, covenants and assumptions described below, all of which must continue to be true and accurate in all material respects as of the completion of the merger, it is the opinion of tax counsel that the merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and that Comcast, Merger Sub and TWC will each be a party to that reorganization within the meaning of Section 368(b) of the Code, which opinion is referred to in this joint proxy statement/prospectus as a reorganization opinion. It is a condition to the obligation of each of Comcast and TWC to complete the merger that the relevant tax counsel deliver a reorganization opinion as of the closing date of the merger, which are referred to in this joint proxy statement/prospectus as the closing date reorganization opinions. Neither Comcast nor TWC intends to waive this condition.

In rendering the reorganization opinions, tax counsel has relied, and will rely in rendering the closing date reorganization opinions, on (i) customary representations and covenants made by Comcast and TWC, including those contained in certificates of officers of Comcast and TWC, and (ii) specified assumptions, including an assumption regarding the completion of the merger in the manner contemplated by the merger agreement. In addition, tax counsel has assumed in rendering the reorganization opinions, and tax counsel’s ability to provide the closing date reorganization opinions will depend on, the absence of changes in existing facts or in law between the date of this joint proxy statement/prospectus and the closing date of the merger. If any of those representations, covenants or assumptions is inaccurate, tax counsel may not be able to provide the required closing date reorganization opinions or the tax consequences of the merger could differ from those described below. An opinion of tax counsel neither binds the Internal Revenue Service, which is referred to in this joint proxy statement/prospectus as the IRS, nor precludes the IRS or the courts from adopting a contrary position. Neither Comcast nor TWC intends to obtain a ruling from the IRS on the tax consequences of the merger.

Based on such opinions, the material U.S. federal income tax consequences of the merger are as follows:

U.S. Federal Income Tax Consequences to Comcast, Merger Sub and TWC

None of Comcast, Merger Sub and TWC will recognize any gain or loss for U.S. federal income tax purposes as a result of the merger.

U.S. Federal Income Tax Consequences to U.S. Holders

A U.S. Holder will not recognize any gain or loss as a result of the receipt of shares of Comcast Class A common stock in the merger except for any gain or loss recognized with respect to cash received in lieu of a fractional share of Comcast Class A common stock. U.S. Holders will recognize gain or loss on any cash received in lieu of a fractional share of Comcast Class A common stock equal to the difference between the amount of cash received in lieu of the fractional share and the portion of the U.S. Holder’s adjusted tax basis of the shares of TWC common stock surrendered that is allocable to the fractional share of Comcast Class A common stock. Such gain or loss generally will be long-term capital gain or loss if the holding period in TWC common stock is more than one year as of the closing date of the merger. Such U.S. Holder will have an adjusted tax basis in the shares of Comcast Class A common stock received in the merger, including any fractional share for which cash is received, equal to the adjusted tax basis of the TWC common stock surrendered by that holder in the merger. The holding period for shares of Comcast Class A common stock received in the merger will include the holding period for the TWC common stock surrendered therefor.

Information Reporting and Backup Withholding

A U.S. Holder of TWC common stock may be subject to information reporting and backup withholding in respect of cash payments received in lieu of a fractional share of Comcast Class A common stock unless such holder provides proof of an applicable exemption or a correct taxpayer identification number and otherwise complies with the applicable requirements of the backup withholding rules. The amounts withheld under the backup withholding rules are not an additional tax and may be refunded or credited against the holder’s U.S. federal income tax liability, provided the required information is properly furnished.

Reporting Requirements

A U.S. Holder will be required to retain records pertaining to the merger. In addition, each U.S. Holder that owns at least five percent of TWC common stock immediately before the effective time of the merger will be required to file with its U.S. federal income tax return for the year in which the merger takes place a statement setting forth facts relating to the merger, including:

•	the names and employer identification numbers of the parties to the reorganization (Comcast (EIN: 27-0000798), Merger Sub (EIN: 32-0433588) and TWC (EIN: 84-1496755));

•	the closing date of the merger; and

•	the fair market value and tax basis of the TWC common stock exchanged in the merger, in each case determined immediately before the completion of the merger.

Accounting Treatment

The merger will be accounted for using the acquisition method of accounting with Comcast considered the acquirer of TWC. Comcast will record assets acquired, including identifiable intangible assets, and liabilities assumed from TWC at their respective fair values at the date of completion of the merger. Any excess of the purchase price (as described under Note 1 under “Comcast and TWC Unaudited Pro Forma Condensed Combined Financial Statements” beginning on page [—] of this joint proxy statement/prospectus) over the net fair value of such assets and liabilities will be recorded as goodwill.

The financial condition and results of operations of Comcast after completion of the merger will reflect TWC after completion of the transaction but will not be restated retroactively to reflect the historical financial condition or results of operations of TWC. The earnings of Comcast following completion of the merger will reflect acquisition accounting adjustments, including the effect of changes in the carrying value for assets and liabilities on depreciation expense, amortization expense and interest expense. Indefinite-lived intangible assets, including franchise rights, and goodwill will not be amortized but will be tested for impairment at least annually, and all tangible and intangible assets including goodwill will be tested for impairment when certain indicators are present. If, in the future, Comcast determines that tangible or intangible assets (including goodwill) are impaired, Comcast would record an impairment charge at that time.

Listing of Shares of Comcast Class A Common Stock and Delisting and Deregistration of TWC Common Stock

Under the terms of the merger agreement, Comcast is required to use its reasonable best efforts to cause the shares of Comcast Class A common stock to be issued in the merger to be approved for listing on NASDAQ, subject to official notice of issuance. It is a condition to both parties’ obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Accordingly, application will be made to have the shares of Comcast Class A common stock to be issued in the merger approved for listing on NASDAQ, where shares of Comcast Class A common stock are currently traded.

If the merger is completed, there will no longer be any publicly held shares of TWC common stock. Accordingly, TWC common stock will no longer be listed on the New York Stock Exchange and will be deregistered under the Exchange Act.

Litigation Relating to the Merger

Following the announcement of the merger, eight putative class action complaints challenging the merger have been filed on behalf of purported TWC stockholders, seven in the Supreme Court of the State of New York, County of New York and one in the Court of Chancery of the State of Delaware. These complaints are captioned: Barrett v. Time Warner Cable Inc., et al., Index No. 650507/2014 (N.Y. Sup. Ct.); Karl Graulich IRA v. Marcus, et al., Index. No. 650520/2014 (N.Y. Sup. Ct.); Wedeking v. Time Warner Cable Inc., et al., Index No. 650515/2014 (N.Y. Sup. Ct.); Lassoff v. Time Warner Cable Inc., et al., Index No. 650586/2014 (N.Y. Sup. Ct.); Thomas v. Marcus, et al., Index No. 650620/2014 (N.Y. Sup. Ct.); Tangarone v. Time Warner Cable, Inc., Index No. 650666/2014 (N.Y. Sup. Ct.); Louisiana Municipal Police Employees’ Retirement System v. Black, et al., Case No. 9410-VCN (Del. Ch.); and Empire State Supply Corp. v. Time Warner Cable Inc. et al., Index No. 650708/2014 (N.Y. Sup. Ct.). These complaints name as defendants TWC, the members of the TWC board of directors, Comcast, and Merger Sub. The complaints assert that the members of the TWC board of directors breached their fiduciary duties to TWC stockholders during merger negotiations and by entering into the merger agreement and approving the merger, and that TWC, Comcast, and Merger Sub aided and abetted such breaches of fiduciary duties. The complaints allege, among other things, that the merger consideration undervalues TWC, that the sales process leading up to the merger and the transaction negotiation process itself was flawed, that the directors engaged in self-dealing and that certain provisions of the merger agreement improperly favor Comcast and Merger Sub and preclude or impede third parties from submitting potentially superior proposals. The complaints seek, among other relief, injunctive relief enjoining the merger, a directive to TWC directors to execute their fiduciary duties and obtain a transaction in the best interest of stockholders, a constructive trust on behalf of stockholders for any benefit wrongfully obtained by defendants, compensation for certain unspecified damages and reimbursement of costs. Certain of the plaintiffs in the aforementioned lawsuits have sought discovery. Certain of the plaintiffs in the actions filed in New York state court have sought to consolidate the litigation filed in that court. A hearing to consider that request has been scheduled for April 2, 2014.

The defendants believe that the claims asserted against them in the lawsuits are without merit and intend to defend the litigation vigorously.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary may not contain all the information about the merger agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the merger agreement attached as Annex A to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the merger agreement in its entirety because it is the legal document that governs the merger.

Structure of the Merger

The merger agreement provides for a transaction in which Merger Sub will merge with and into TWC, upon the terms and subject to the conditions set forth in the merger agreement. TWC will be the surviving corporation in the merger and will, following completion of the merger, be a wholly owned subsidiary of Comcast.

After completion of the merger, the certificate of incorporation of TWC in effect as of completion of the merger will be the certificate of incorporation of the surviving corporation, and the by-laws of TWC will be amended to be identical to the by-laws of Merger Sub in effect as of immediately prior to completion of the merger, and as so amended will be the by-laws of the surviving corporation, in each case until amended in accordance with applicable law.

After completion of the merger, the directors of Merger Sub and the officers of TWC will be the directors and officers, respectively, of the surviving corporation until their successors are duly elected or appointed and qualified in accordance with the surviving corporation’s certificate of incorporation, by-laws and applicable law.

Following the completion of the merger, TWC common stock will be delisted from the New York Stock Exchange and deregistered under the Exchange Act.

Completion and Effectiveness of the Merger

The merger will be completed and become effective at such time as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as agreed to by TWC and Comcast and specified in the certificate of merger). Unless another date and time are agreed to by Comcast and TWC, completion of the merger will occur as soon as possible, but no later than two business days, following satisfaction or, to the extent permitted by applicable law, waiver, of the conditions to completion of the merger (other than those conditions that by their nature are to be satisfied at completion of the merger, but subject to the satisfaction or, to the extent permitted by applicable law, waiver of such conditions at the time of completion of the merger) described under “—Conditions to Completion of the Merger” beginning on page [—] of this joint proxy statement/prospectus.

As of the date of this joint proxy statement/prospectus, the merger is expected to be completed by the end of 2014. However, completion of the merger is subject to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions to completion of the merger, which are summarized below. There can be no assurances as to when, or if, the merger will occur. If the merger is not completed on or before the initial end date, either Comcast or TWC may terminate the merger agreement, unless all conditions to the merger have been satisfied (other than those conditions that have been waived, to the extent permitted by applicable law, and other than those conditions that by their nature are to be satisfied at completion of the merger) on the initial end date other than certain conditions relating to regulatory approvals and either Comcast or TWC elects to extend the initial end date to August 12, 2015, in which case, if the merger is not completed on or before August 12, 2015, either Comcast or TWC may terminate the merger agreement. The right to terminate the merger agreement on the end date will not be available to Comcast or TWC if that party’s breach of any provision of the merger agreement resulted in the failure of the merger to be completed by that date. See “—Conditions to Completion of the Merger” and “—Termination of the Merger Agreement” beginning on pages [—] and [—], respectively, of this joint proxy statement/prospectus.

Merger Consideration

At completion of the merger, each share of TWC common stock outstanding immediately prior to completion of the merger (except for shares held by TWC as treasury stock or shares owned by Comcast, which will be cancelled without payment) will be converted into the right to receive 2.875 shares of Comcast Class A common stock (with cash payable in lieu of any fractional shares as described under “—Fractional Shares” beginning on page [—] of this joint proxy statement/prospectus). Each share of common stock of Merger Sub outstanding immediately prior to completion of the merger will be converted into one share of common stock of the surviving corporation.

If, between the date of the merger agreement and completion of the merger, any change in the outstanding shares of capital stock of TWC or Comcast occurs as a result of any reclassification, recapitalization, stock split, combination, exchange or readjustment of shares or any stock dividend thereon with a record date during such period (but excluding any such change that results from the exercise of stock options or other equity awards, the settlement of restricted or deferred stock units or the grant of equity-based compensation in accordance with the merger agreement), the merger consideration and any other amounts payable pursuant to the merger agreement will be appropriately adjusted to eliminate the effect of such event thereon.

Fractional Shares

No fractional shares of Comcast Class A common stock will be issued to any holder of shares of TWC common stock upon completion of the merger. Instead, all fractional shares of Comcast Class A common stock that a holder of shares of TWC common stock would otherwise be entitled to receive as a result of the merger will be aggregated and, if a fractional share results from that aggregation, the holder will be entitled to receive cash in an amount determined by multiplying that fraction by the Comcast closing price. No interest will be paid or accrued on cash payable in lieu of fractional shares of Comcast Class A common stock.

Procedures for Surrendering TWC Stock Certificates

The conversion of TWC common stock into the right to receive the merger consideration will occur automatically at completion of the merger. Prior to completion of the merger, Comcast will appoint an exchange agent reasonably acceptable to TWC to handle the exchange of certificates or book-entry shares representing shares of TWC common stock for the merger consideration. Comcast will make available as needed (i) the shares of Comcast Class A common stock and (ii) cash in lieu of fractional shares, in each case comprising the merger consideration payable in respect of TWC common stock. Promptly (but not later than 10 business days) after completion of the merger, Comcast will, or will cause the exchange agent to, send a letter of transmittal to each person who is a record holder of TWC common stock at completion of the merger for use in the exchange and instructions explaining how to surrender TWC stock certificates or transfer uncertificated shares of TWC common stock to the exchange agent.

TWC stockholders who submit a properly completed letter of transmittal, together with their share certificates (in the case of certificated shares) or other evidence of transfer requested by the exchange agent (in the case of book-entry shares), will receive the merger consideration into which the shares of TWC common stock were converted in the merger. The shares of Comcast Class A common stock constituting part of such merger consideration will be delivered to TWC stockholders in book-entry form unless a physical certificate is required under applicable law. After completion of the merger, each certificate that previously represented shares of TWC common stock and each uncertificated share of TWC common stock that previously was registered to a holder on TWC’s stock transfer books will only represent the right to receive the merger consideration into which those shares of TWC common stock have been converted.

Neither Comcast nor TWC will be responsible for transfer or other similar taxes and fees incurred by holders of TWC common stock in connection with the merger. Those taxes and fees, if any, will be the sole responsibility of such holders. In addition, if there is a transfer of ownership of TWC common stock that is not registered in the records of TWC’s transfer agent, payment of the merger consideration as described above will be made to a person other than the person in whose name the certificate or uncertificated share so surrendered is registered only if the certificate is properly endorsed or otherwise is in proper form for transfer or the uncertificated shares are properly transferred, and the person requesting such payment must pay to the exchange agent any transfer or other taxes to be paid or satisfy the exchange agent that any transfer or other taxes have been paid or that no payment of those taxes is necessary.

After completion of the merger, Comcast will not pay dividends with a record date after completion of the merger to any holder of any TWC stock certificates or uncertificated shares of TWC common stock until the holder surrenders or transfers the TWC stock certificates or uncertificated shares of TWC common stock in accordance with the merger agreement. However, once those certificates or uncertificated shares of TWC common stock are surrendered or transferred, Comcast will pay to the holder, without interest, any dividends that have been declared after completion of the merger on the shares of Comcast Class A common stock into which those TWC shares have been converted.

Treatment of TWC Equity Awards

TWC Stock Options

At completion of the merger, each outstanding option, whether or not exercisable or vested (but excluding any options held by a former employee or individual contractor of TWC, as described in the immediately succeeding paragraph), to purchase shares of TWC common stock will be converted into an option to purchase the number of shares of Comcast Class A common stock equal to the product of (x) the number of shares of TWC common stock subject to such option immediately prior to the completion of the merger multiplied by (y) 2.875 (with any fractional shares rounded down to the next lower whole share of Comcast Class A common stock). The exercise price per share of Comcast Class A common stock will be equal to the quotient of (i) the exercise price of such option immediately prior to the completion of the merger divided by (ii) 2.875 (rounded up to the nearest whole cent). Such converted options will be subject to the same terms and conditions as were applicable immediately prior to completion of the merger.

At completion of the merger, each outstanding option held by a former employee or individual contractor of TWC, whether or not exercisable or vested, to purchase shares of TWC common stock will be cancelled, and TWC will pay such former employee or individual contractor an amount in cash computed by first determining the number of shares of Comcast Class A common stock to which such former employee or individual contractor would be entitled as if his or her stock options were converted in accordance with the preceding paragraph, and then multiplying such number by the excess of (i) the Comcast closing price over (ii) the exercise price per share of such option (determined in accordance with the preceding paragraph). All options held by a former employee or individual contractor of TWC that have a per share exercise price equal to or exceeding the Comcast closing price will be immediately cancelled without any right to consideration. All cash payments will be reduced by applicable withholding taxes.

TWC Restricted Stock Units

At completion of the merger, each outstanding TWC restricted stock unit that is settleable in shares of TWC common stock, whether or not vested (but excluding any such units held by a current or former non-employee director or a former employee or individual contractor of TWC), will be converted into the right to acquire the number of shares of Comcast Class A common stock equal to the product of (x) the number of shares of TWC common stock underlying such unit immediately prior to completion of the merger multiplied by (y) 2.875 (with any fractional shares rounded down to the next lower whole share of Comcast Class A common stock). Each such restricted stock unit will be subject to the same terms and conditions as applied to the corresponding unit immediately prior to completion of the merger.

At completion of the merger, each TWC restricted stock unit (which includes each deferred stock unit held by non-employee directors) held by (x) a current or former non-employee director or (y) a former employee or individual contractor of TWC, in each case that is settleable in shares of TWC common stock, whether or not vested, will be cancelled, and TWC will pay such holder an amount in cash computed by first determining the number of shares of Comcast Class A common stock to which such person would be entitled if his or her stock units were converted in accordance with the preceding paragraph, and then multiplying such number by the Comcast closing price. All cash payments will be reduced by applicable withholding taxes.

Listing of Shares of Comcast Class A Common Stock

The merger agreement obligates Comcast to use its reasonable best efforts to cause the shares of Comcast Class A common stock to be issued as part of the merger consideration to be listed on NASDAQ, subject to official notice of issuance. Approval for listing on NASDAQ of the shares of Comcast Class A common stock issuable to TWC stockholders in the merger, subject only to official notice of issuance, is a condition to the obligations of Comcast and TWC to complete the merger.

Conditions to Completion of the Merger

Mutual Conditions to Completion

The obligation of each of Comcast, TWC and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	adoption of the merger agreement by holders of a majority of the outstanding shares of TWC common stock entitled to vote;

•	approval of the stock issuance by the affirmative vote of (x) a majority of votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting as a single class, and (y) (i) a majority of votes cast at the Comcast special meeting by Comcast Class B shareholders, or (ii) holders of a majority of the outstanding shares of Comcast Class B common stock, acting by written consent, which written consent has previously been obtained;

•	expiration or termination of any applicable waiting period (or extension thereof) under the HSR Act relating to the transactions contemplated by the merger agreement (solely with respect to the obligations of each of Comcast and Merger Sub to complete the merger, without the imposition of any burdensome condition (see “—Reasonable Best Efforts Covenant” beginning on page [—] of this joint proxy statement/prospectus for a definition of burdensome condition));

•	(i) adoption of an order, and release of the full text thereof, by the FCC granting its consent to the transfer of control or assignment of the licenses issued by the FCC to TWC or any of its subsidiaries or affiliates and (ii) approval of certain LFAs, such that the sum of the aggregate number of video subscribers of TWC belonging to franchise areas for which either (x) no LFA consent is required or (y) if LFA consent is required, such consent shall have been obtained, shall be no less than 85% of the aggregate number of video subscribers of TWC (solely with respect to the obligations of each of Comcast and Merger Sub to complete the merger, in each case without the imposition of any burdensome condition) (these requirements are described in more detail under “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Regulatory Approvals Required for the Merger,” beginning on page [—] of this joint proxy statement/prospectus);

•	absence of (x) any applicable law, order or injunction of a governmental authority of competent jurisdiction in a jurisdiction in which any of TWC, Comcast or their respective subsidiaries has substantial operations being in effect and (y) any order or injunction (whether temporary, preliminary or permanent) of a governmental authority of competent jurisdiction that, in each case, (1) prohibits completion of the merger or (2) solely with respect to the obligations of each of Comcast and Merger Sub to complete the merger, imposes any burdensome condition;

•	effectiveness of the registration statement for the shares of Comcast Class A common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part) and the absence of any stop order suspending that effectiveness or any proceedings for that purpose pending before the SEC; and

•	approval for the listing on NASDAQ of the shares of Comcast Class A common stock to be issued in the merger, subject only to official notice of issuance.

Additional Conditions to Completion for the Benefit of Comcast and Merger Sub

In addition, the obligation of each of Comcast and Merger Sub to complete the merger is subject to the satisfaction or waiver of the following conditions:

•	the accuracy (subject only to de minimis exceptions) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by TWC regarding its capitalization;

•	the accuracy (in all material respects in the case of representations and warranties that are not qualified by materiality or material adverse effect) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by TWC regarding, among other matters, its corporate existence, its corporate authority relative to the merger agreement, the merger and the voting agreement, the absence of certain conflicts with its organizational documents, certain capitalization matters, the absence of any event, occurrence, development or circumstance occurring since December 31, 2013 to the date of the merger agreement and continuing which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on TWC, fees payable to its financial advisors in connection with the merger, the opinions of its financial advisors and the inapplicability of certain antitakeover laws;

•	the accuracy of all other representations and warranties made in the merger agreement by TWC (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on TWC;

•	performance in all material respects by TWC of the material obligations required to be performed by it at or prior to completion of the merger;

•	the absence of any event, occurrence, development or circumstance occurring since the date of the merger agreement and continuing which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on TWC;

•	receipt of a certificate executed by an executive officer of TWC as to the satisfaction of the conditions described in the preceding five bullets; and

•	receipt of an opinion from Davis Polk & Wardwell LLP, dated as of the date of completion of the merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the date of completion of the merger, (i) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Comcast and TWC will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Additional Conditions to Completion for the Benefit of TWC

In addition, the obligation of TWC to complete the merger is subject to the satisfaction or waiver of the following conditions:

•

the accuracy (in all material respects in the case of representations and warranties that are not qualified by materiality or material adverse effect) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time) of certain representations and warranties made in the merger agreement by Comcast regarding, among other matters, its corporate existence, its corporate authority relative to the merger agreement and the merger, the absence of certain conflicts with its organizational documents, its capitalization, the absence of any event, occurrence, development or circumstance occurring since the date of the merger agreement and continuing which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Comcast, fees payable to its financial advisor in connection with the merger and the opinion of its financial advisor;

•	the accuracy of all other representations and warranties made in the merger agreement by Comcast (disregarding any materiality or material adverse effect qualifications contained in such representations and warranties) as of the date of the merger agreement and as of completion of the merger (or, in the case of representations and warranties that by their terms address matters only as of another specified time, as of that time), except for any such inaccuracies that have not had and would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on Comcast;

•	performance in all material respects by Comcast and Merger Sub of the material obligations required to be performed by them at or prior to completion of the merger;

•	the absence of any event, occurrence, development or circumstance occurring since the date of the merger agreement and continuing which, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Comcast;

•	receipt of a certificate executed by an executive officer of Comcast as to the satisfaction of the conditions described in the preceding four bullets; and

•	receipt of an opinion from Paul, Weiss, Rifkind, Wharton & Garrison LLP, dated as of the date of completion of the merger, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the date of completion of the merger, (i) the merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) Comcast and TWC will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code.

Representations and Warranties

The merger agreement contains a number of representations and warranties made by TWC, on the one hand, and each of Comcast and Merger Sub, on the other hand, made solely for the benefit of the other, and that are subject in some cases to important exceptions and qualifications, including, among other things, as to materiality and material adverse effect. Furthermore, the assertions embodied in those representations and warranties are qualified by information in the confidential disclosure schedules that the parties have exchanged in connection with signing the merger agreement. The confidential disclosure schedules contain information that modifies, qualifies and creates exceptions to the representations and warranties set forth in the agreement. See “—Definition of ‘Material Adverse Effect”’ beginning on page [—] of this joint proxy statement/prospectus for a definition of material adverse effect. The representation and warranties were used for the purpose of allocation of risk between the parties to the merger agreement rather than establishing matters of fact. For the foregoing reasons, you should not rely on the representations and warranties contained in the merger agreement as statements of factual information. The representations and warranties in the merger agreement relate to, among other things:

•	corporate existence, good standing and qualification to do business;

•	corporate power and authority to execute and deliver the merger agreement (and, in the case of TWC, the voting agreement), and, subject to the approval of TWC stockholders and Comcast shareholders, as applicable, to perform and comply with their respective obligations thereunder and consummate the transactions contemplated thereby;

•	governmental actions necessary to complete the merger;

•	absence of any conflict with or violation or breach of organizational documents, laws or regulations or agreements as a result of the execution, delivery or performance of the merger agreement and, in the case of TWC, the voting agreement and completion of the merger;

•	capital structure;

•	absence of preemptive or other similar rights or any debt securities having the right to vote with TWC stockholders or Comcast shareholders, as applicable, on any matters;

•	corporate existence, good standing, qualification to do business and capital structure of subsidiaries;

•	SEC filings, the absence of misstatements or omissions from such filings and compliance with the Sarbanes-Oxley Act of 2002;

•	disclosure controls and procedures and internal controls over financial reporting;

•	fair presentation of financial statements;

•	information provided by a party for inclusion in disclosure documents to be filed with the SEC in connection with the merger;

•	conduct of business in the ordinary course of business consistent with past practices and absence of any event, occurrence, development or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a material adverse effect, in each case since December 31, 2013;

•	absence of undisclosed liabilities;

•	compliance with laws, court orders and permits;

•	absence of pending or threatened legal proceedings and investigations;

•	tax matters and tax treatment of the merger;

•	franchises;

•	absence of any undisclosed broker’s or finder’s fees payable in connection with the merger; and

•	receipt of opinions from financial advisors.

TWC also makes representations and warranties relating to, among other things, material contracts, employees and employee benefit plans, labor, intellectual property, properties, environmental matters, cable system and subscriber information and the inapplicability of antitakeover statutes.

Comcast also makes representations and warranties relating to, among other things, Comcast’s acquisition of NBCUniversal.

The representations and warranties in the merger agreement do not survive completion of the merger.

See “—Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures” beginning on page [—] of this joint proxy statement/prospectus.

Definition of “Material Adverse Effect”

Many of the representations and warranties in the merger agreement are qualified by “material adverse effect.”

For purposes of the merger agreement, “material adverse effect” means, with respect to Comcast or TWC, as the case may be, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of that party and its subsidiaries, taken as a whole, or (ii) the ability of that party to consummate the merger, in each case other than any effect resulting from:

•	changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent having a materially disproportionate effect on that party and its subsidiaries, taken as a whole, relative to other participants in the industry in which that party and its subsidiaries operate;

•	changes (including changes of applicable law) or conditions generally affecting the industry in which that party and its subsidiaries operate except to the extent having a materially disproportionate effect on that party and its subsidiaries, taken as a whole, relative to other participants in the industry in which that party and its subsidiaries operate;

•	acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent having a materially disproportionate effect on that party and its subsidiaries, taken as a whole, relative to other participants in the industry in which that party and its subsidiaries operate;

•	the announcement or consummation of the transactions contemplated by the merger agreement, including the impact thereof on the relationships, contractual or otherwise, of that party or any of its subsidiaries with employees, labor unions, customers, suppliers or partners (except with respect to certain representations or warranties and related conditions that are intended to address the consequences of the announcement or consummation of the transactions contemplated by the merger agreement);

•	any failure by that party and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (but not any fact, change, event or occurrence contributing to that failure and not otherwise excluded from the definition of material adverse effect);

•	any change in the price of that party’s common stock on the New York Stock Exchange or NASDAQ, as applicable (but not any facts or occurrences contributing to that change (other than changes in the trading price of the other party’s common stock) and not otherwise excluded from the definition of material adverse effect);

•	any changes in United States generally accepted accounting principles (or authoritative interpretations of United States generally accepted accounting principles);

•	any litigation or legal proceedings relating to the merger agreement, the merger or the other transactions contemplated by the merger agreement to the extent directly relating to the negotiations between the parties and the terms and conditions of the merger agreement; and

•	compliance with the terms of, or the taking of any action required by, the merger agreement.

Conduct of Business Pending the Merger

In general, except (i) as expressly contemplated by the merger agreement, (ii) as set forth in the confidential disclosure schedules delivered to the other party concurrently with execution of the merger agreement, (iii) as consented to by the other party (in the case of actions by Comcast, and in the case of certain specified actions by TWC, such consent not to be unreasonably withheld, conditioned or delayed by the other party), (iv) in the case of actions by TWC, as contemplated by or reasonably necessary to implement TWC’s operating plan as presented to Comcast (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to TWC in any material respect) or (v) as required by applicable law, from the date of the merger agreement until completion of the merger, TWC, Comcast and their respective subsidiaries are required to conduct their respective business in all material respects in the ordinary course consistent with past practice and to use commercially reasonable efforts to preserve intact their respective business organization and relationships with third parties. In addition, subject to the exceptions described in the preceding sentence, TWC is required to use commercially reasonable efforts to maintain in effect its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations.

Without limiting the generality of the foregoing, except (i) as expressly contemplated by the merger agreement, (ii) as set forth in TWC’s confidential disclosure schedule delivered to Comcast concurrently with execution of the merger agreement, (iii) as consented to by Comcast (in the case of actions by TWC in the fourth through tenth bullets and the sixteenth bullet below, such consent not to be unreasonably withheld, conditioned or delayed), (iv) as contemplated by or reasonably necessary to implement TWC’s operating plan as presented to

Comcast (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to TWC in any material respect) or (v) as required by applicable law, and subject to certain exceptions and qualifications described in the merger agreement, from the date of the merger agreement through completion of the merger, each of TWC and each of its subsidiaries is not permitted to, among other things:

•	amend its organizational documents;

•	(i) split, combine or reclassify any shares of capital stock of TWC or its subsidiaries, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of capital stock of TWC or its subsidiaries, or (iii) redeem, repurchase or otherwise acquire any shares of capital stock of TWC or its subsidiaries, other than (w) dividends by TWC’s wholly owned subsidiaries, (x) regular quarterly cash dividends with customary record dates and payment dates on shares of TWC common stock, in an amount not to exceed $0.75 per share of TWC common stock per quarter (as such amount may be increased for 2015 in the ordinary course of business consistent with past practice), (y) repurchases of shares of TWC common stock in the ordinary course of business consistent with past practice pursuant to TWC’s share repurchase program and (z) repurchases of shares of TWC common stock in connection with the exercise of options or the vesting or settlement of restricted stock units, in each case that are outstanding on the date of the merger agreement or are issued or granted after the date of the merger agreement, as permitted by the immediately succeeding bullet;

•	(i) issue, deliver or sell, or authorize the issuance, delivery or sale of, (A) any shares of capital stock or other voting securities of or other ownership interests in TWC or any of its subsidiaries, (B) or securities convertible or exchangeable into shares of capital stock or other voting securities of or other ownership interests in TWC or any of its subsidiaries, (C) any options, calls, warrants or other rights to acquire any such shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in TWC or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, phantom stock or similar securities or rights issued or granted by TWC or any of its subsidiaries, which are referred to in this joint proxy statement/prospectus as TWC Securities, other than (x) the issuance of TWC common stock upon the exercise of TWC stock options that are outstanding on the date of the merger agreement or are issued after the date of the merger agreement as permitted by the following clause (y), and (y) the grant of TWC restricted stock units as long as the aggregate value of all such units does not exceed a specified cap, and so long as such grants are made on terms and conditions in the ordinary course of business consistent with past practices and other terms agreed to by the parties, or (ii) amend any term of any TWC Securities (in each case, whether by merger, consolidation or otherwise);

•	incur any capital expenditures, except for (i) those contemplated by the plan described in the confidential disclosure schedule delivered to Comcast concurrently with execution of the merger agreement and (ii) other capital expenditures not in excess of $150,000,000 in the aggregate in any twelve-month period;

•	acquire any assets, securities, properties, interests or businesses, other than (i) supplies and materials in the ordinary course of business consistent with past practice, (ii) pursuant to contracts or arrangements in effect on the date of the merger agreement, (iii) leases or subleases under which TWC or one of its subsidiaries is the tenant entered into in the ordinary course of business and (iv) acquisitions with a purchase price (including assumed indebtedness) not in excess of $100,000,000 in the aggregate;

•	sell, license, lease or otherwise transfer, or create or incur any lien on, any of TWC’s or its subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales with a purchase price not in excess of $100,000,000 in the aggregate, (iii) pursuant to contracts or arrangements in effect on the date of the merger agreement, (iv) leases or subleases under which TWC or one of its subsidiaries is the lessor entered into in the ordinary course of business or (v) certain permitted liens;

•	make any loans, advances, capital contributions or investments, other than (i) in the ordinary course of business consistent with past practice, (ii) investments or capital contributions made alongside Comcast or any of its affiliates or (iii) loans, advances or capital contributions to, or investments in, wholly owned subsidiaries of TWC;

•	incur any indebtedness for borrowed money or guarantees thereof, or issue or sell any debt securities, other than (i) indebtedness under TWC’s existing credit facilities, (ii) up to $2,000,000,000 of indebtedness to refinance certain existing indebtedness (which amount will be reduced by any refinanced indebtedness incurred under clause (i) of this bullet), (iii) guarantees by TWC of indebtedness of any of its wholly owned subsidiaries and (iv) commercial paper issued in the ordinary course of business;

•	(i) other than in the ordinary course of business, enter into any agreement or arrangement that limits or restricts in any material respect TWC or any of its subsidiaries from engaging or competing in any line of business, in any location or with any person, or (ii) enter into any agreement or arrangements that would so limit or restrict Comcast or any of its subsidiaries following completion of the merger;

•	other than in the ordinary course of business, (i) enter into, amend or modify in any material respect or terminate certain material contracts, or waive, release or assign any material rights thereunder, or (ii) enter into any programming service distribution agreement;

•	without prior consultation with Comcast, (i) recognize any material new union, works council or other similar employee representative, except as required by law, or (ii) enter into any material collective bargaining agreement, or renew or enter into any material mid-term modification (excluding certain resolutions of grievances relating to or interpretations of a collective bargaining agreement) of any such existing agreement;

•	grant to any director or officer of TWC any increase in change in control, severance, retention or termination pay, other than any increase in a severance benefit arising directly from an increase in annual salary or annual cash bonus opportunity to the extent such increase is permitted by the merger agreement;

•	(i) increase the annual salary of any employee of TWC or its subsidiaries who holds the title of Executive Vice President or greater by more than 5% in the aggregate in any fiscal year, except as required by the terms of any existing agreement, or (ii) increase the cash bonus opportunity of any employee of TWC or its subsidiaries who holds the title of Executive Vice President or greater; however, TWC is permitted to provide the supplemental bonus opportunity described in “Interests of Certain Persons In the Merger—Interests of Directors and Executive Officers of TWC in the Merger—2014 Supplemental Bonus Opportunity Awards” beginning on page [—] of this joint proxy statement/prospectus;

•	(i) other than as required by an existing agreement, adopt or amend any cash bonus plan or other variable compensation plan with a performance measurement period of greater than 12 months (excluding any period principally relating to an employee’s obligation to be employed on the payment date), (ii) establish or adopt any Title IV plan, “excess benefit plan,” deferred compensation plan, severance or change in control plan or employee benefit plan that provides post-retirement health, medical, life insurance or death benefits to retired, current or former employees, directors or consultants of TWC or any of its subsidiaries, other than as part of an acquisition of any other company or business that is permitted or consented to under the merger agreement, (iii) fail to continue to make all contributions required to be made to any company plan that is a Title IV plan (other than a multiemployer plan) or (iv) amend the benefit formula under any company plan that is a Title IV plan (other than a multiemployer plan) to increase the benefit accrual applicable to any participant or beneficiary thereof under such plan;

•	change TWC’s method of financial accounting, except as required by concurrent changes in United States generally accepted accounting principles or Regulation S-X under the Exchange Act;

•	settle, or offer or propose to settle, (i) any litigation, investigation, arbitration, proceeding or other claim involving or against TWC or its subsidiaries or (ii) any stockholder litigation or dispute against TWC or any of its officers or directors, except, in each case, where the sum of the amount paid in settlement plus the financial impact to TWC and its subsidiaries of any other terms of such settlement does not exceed $100,000,000 (after giving effect to any reasonably expected indemnification proceeds);

•	adopt or publicly propose a plan of complete or partial liquidation of TWC or any significant subsidiary (as set forth in TWC’s confidential disclosure schedule) or resolutions providing for or authorizing such a liquidation or dissolution;

•	knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of TWC inaccurate in any material respect at, or immediately prior to, completion of the merger;

•	take certain other actions as previously agreed to by the parties; or

•	agree, resolve or commit to do any of the foregoing.

Without limiting the generality of the first paragraph of this section (under “—Conduct of Business Pending the Merger”), except (i) as expressly contemplated by the merger agreement, (ii) as set forth in Comcast’s confidential disclosure schedule delivered to TWC concurrently with execution of the merger agreement, (iii) as consented to by TWC (such consent not to be unreasonably withheld, conditioned or delayed) or (iv) as required by applicable law, and subject to certain exceptions and qualifications described in the merger agreement, from the date of the merger agreement through completion of the merger, Comcast and each of its subsidiaries is not permitted to, among other things:

•	amend Comcast’s articles or Comcast’s by-laws in a manner that would have a material and adverse impact on the value of the Comcast Class A common stock;

•	(i) split, combine or reclassify any shares of capital stock of Comcast or any of its subsidiaries, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of any shares of capital stock of Comcast or its subsidiaries, or (iii) redeem, repurchase or otherwise acquire any securities of Comcast or any of its subsidiaries, other than (x) dividends by any of Comcast’s wholly owned subsidiaries, (y) regular cash dividends in an amount not to exceed $0.225 per share of Comcast Class A common stock per quarter (as such amount may be increased for 2015 in the ordinary course of business consistent with past practice), or (z) repurchases of shares of Comcast common stock in the ordinary course of business consistent with past practice pursuant to Comcast’s share repurchase program;

•	adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

•	knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Comcast inaccurate in any material respect at, or immediately prior to, completion of the merger; or

•	agree, resolve or commit to do any of the foregoing.

In addition, from the date of the merger agreement until May 23, 2014, neither Comcast nor any of its subsidiaries may enter into any agreements (written or oral) providing for the divestiture of in excess of 25,000 subscribers in the aggregate.

Obligation of the TWC Board of Directors to Recommend the Merger Agreement and Call and Hold a Stockholders’ Meeting

As soon as reasonably practicable, and no later than 40 days after the effectiveness of the registration statement for the shares of Comcast Class A common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part), TWC has agreed to call and hold a meeting of its stockholders for the purpose of obtaining the vote of TWC stockholders necessary to adopt the merger agreement. Without the prior written consent of Comcast, TWC may not adjourn or postpone the meeting of its stockholders. However, TWC is permitted to adjourn or postpone the meeting of its stockholders without Comcast’s prior written consent (i) for the absence of a quorum, (ii) after consultation with Comcast, if the failure to adjourn or postpone the meeting would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to the joint proxy statement/prospectus, (iii) after consultation with Comcast, for a single period not to exceed 10 business days, to solicit additional proxies for the adoption of the merger agreement or (iv) for a maximum of 10 business days if TWC has delivered to Comcast the notice described in paragraph 3 of the section “—No Solicitation by TWC.” In addition, Comcast may require TWC to adjourn or postpone the meeting of TWC stockholders once for a period not to exceed 30 calendar days (but prior to the date that is two business days prior to the initial end date) to solicit additional proxies for the adoption of the merger agreement.

As discussed under “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance —TWC’s Reasons for the Merger; Recommendation of the Merger by the TWC Board of Directors” beginning on page [—] of this joint proxy statement/prospectus, the TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the adoption of the merger agreement. The TWC board of directors, however, can (i) withdraw, modify or qualify in a manner adverse to Comcast its recommendation that TWC stockholders adopt the merger agreement, or (ii) recommend a competing acquisition proposal, in each case under specified circumstances as discussed under “—No Solicitation by TWC” beginning on page [—] of this joint proxy statement/prospectus. However, if the TWC board of directors so withdraws, modifies or qualifies its recommendation in favor of adoption of the merger agreement, the merger agreement must nonetheless be submitted to TWC stockholders for adoption, unless the merger agreement has otherwise been terminated in accordance with its terms.

No Solicitation by TWC

Subject to the exceptions described below, TWC has agreed that neither TWC nor any of its subsidiaries will, nor will TWC or any of its subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors, which are collectively referred to in this joint proxy statement/prospectus as representatives, to, directly or indirectly: (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any acquisition proposal (as defined below), (ii) enter into or participate in any discussions or negotiations with, furnish any non-public information relating to TWC or any of its subsidiaries or afford access to the business, properties, assets, books or records of TWC or any of its subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any third party that is seeking to make, or has made, an acquisition proposal, (iii) fail to make, withdraw or modify in a manner adverse to Comcast the recommendation of the TWC board of directors that TWC stockholders vote in favor of adoption of the merger agreement or recommend an acquisition proposal (any action described in this clause (iii) is referred to in this joint proxy statement/prospectus as an adverse recommendation change), (iv) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of TWC or any of its subsidiaries, unless the TWC board of directors determines after consulting with its outside legal counsel that failure to waive such provision would be inconsistent with its fiduciary duties under applicable law (except that TWC is not required to enforce any provision of any such agreement that would prohibit a third party from communicating confidentially an acquisition proposal to the TWC board of directors), (v) approve any transaction under, or any person becoming an “interested stockholder” under, Section 203 of the DGCL, or (vi) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an acquisition proposal (other than a confidentiality agreement to the extent permitted as described below). Any violation of the restrictions on TWC set forth in the preceding sentence by any representative of TWC or any of its subsidiaries will be treated as a breach by TWC. However, so long as TWC and its representatives have otherwise complied with the foregoing, TWC and its representatives may, at any time prior to the adoption of the merger agreement by TWC stockholders, participate in discussions with any third party who has made an unsolicited acquisition proposal after the date of the merger agreement solely to request the clarification of the terms and conditions of the proposal so as to determine whether the acquisition proposal is, or could reasonably be expected to lead to, a superior proposal (as defined below).

Notwithstanding the foregoing, but subject to the terms and conditions described below, at any time prior to the adoption of the merger agreement by TWC stockholders:

•	TWC, directly or indirectly through advisors, agents or other intermediaries, may (i) engage in negotiations or discussions with any third party that, subject to TWC’s compliance with the solicitation restrictions described in the first paragraph of this section (under “—No Solicitation by TWC”) has made, after the date of the merger agreement, a superior proposal or an acquisition proposal that the TWC board of directors determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a superior proposal by the third party making such acquisition proposal, (ii) furnish to such third party and its representatives non-public information relating to TWC or any of its subsidiaries pursuant to a customary confidentiality agreement with such third party with terms no less favorable to TWC than those contained in the confidentiality agreement between TWC and Comcast (but such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such third party from making any acquisition proposal, acquiring TWC or taking any other action); provided that all such information (to the extent not previously provided or made available to Comcast) is provided or made available to Comcast prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such third party and (iii) take any action required by applicable law or that any court of competent jurisdiction orders TWC to take;

•	the TWC board of directors may make an adverse recommendation change (i) following receipt of a superior proposal or (ii) involving or relating to an intervening event (as defined below).

TWC is only permitted to take the actions described in the preceding two bullets if the TWC board of directors determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under applicable law.

In addition, the TWC board of directors is not permitted to take any of the actions described in the two bullets above unless TWC has delivered to Comcast written notice advising Comcast that it intends to take such action, and, after taking such action, if such action is in connection with an acquisition proposal, TWC continues to advise Comcast, on a current basis, of the status and terms of any discussions and negotiations with the applicable third party. TWC must also notify Comcast promptly (but in no event later than 24 hours) after receipt by TWC (or any of its representatives) of any acquisition proposal, any written indication from a third party that such third party is considering making an acquisition proposal or any written request for information relating to TWC or any of its subsidiaries or for access to the business, properties, assets, books or records of TWC or any of its subsidiaries by any third party that has indicated that it is considering making, or has made, an acquisition proposal. TWC must, within 24 hours of receipt, provide such notice orally and in writing and must identify the third party making, and the material terms and conditions of, any such acquisition proposal, indication or request, and must promptly (but in no event later than 24 hours of its receipt) provide to Comcast copies of all material correspondence and written materials sent or provided to TWC or any of its subsidiaries that describes any terms or conditions of any acquisition proposal. TWC is required to keep Comcast reasonably informed, on a reasonably current basis, of the status and details of any such acquisition proposal, indication or request.

In addition, the TWC board of directors is not permitted to make an adverse recommendation change in response to an acquisition proposal unless (i) such acquisition proposal constitutes a superior proposal, (ii) TWC promptly notifies Comcast, in writing at least five business days before taking that action, of its intention to do so, and attaches the most current version of the proposed agreement under which such superior proposal is proposed to be consummated and the identity of the third party making the superior proposal, and (iii) Comcast does not make, within such five business day period after receipt of the written notification, an offer that is at least as favorable to the stockholders of TWC as such superior proposal. Any amendment to the financial terms or other material terms of such superior proposal requires a new written notification from TWC and commences a new notice period under the preceding sentence, except that such new notice period will be for three business days rather than five business days.

The TWC board of directors is not permitted to make an adverse recommendation change in response to an intervening event (as described below) unless (i) TWC has provided Comcast with written information describing the intervening event in reasonable detail promptly after becoming aware of it and keeps Comcast fully informed, on a reasonably current basis, of material developments with respect to such intervening event, (ii) TWC has provided Comcast at least five business days prior notice of its intention to make an adverse recommendation change with respect to such intervening event, attaching a reasonably detailed explanation of the facts underlying the determination by the TWC board of directors that an intervening event has occurred and its need to make an adverse recommendation change in light of the intervening event and (iii) Comcast does not make, within such five-business-day period, an offer that the TWC board of directors determines would obviate the need for an adverse recommendation change in light of the intervening event.

During any five-business-day period prior to effecting an adverse recommendation change in response to an acquisition proposal or an intervening event, TWC and its representatives must negotiate in good faith with Comcast and its representatives regarding any revisions to the terms of the transactions contemplated by the merger agreement proposed by Comcast.

“Acquisition proposal” means, other than the transactions contemplated by the merger agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of TWC and its subsidiaries or 25% or more of any class of equity or voting securities of TWC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TWC, (ii) any tender offer or exchange offer (including a self-tender offer) that, if consummated, would result in a third party beneficially owning 25% or more of any class of equity or voting securities of TWC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TWC or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving TWC or any of its subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of TWC.

“Intervening event” means any material event, change, effect, development or occurrence occurring or arising after the date of the merger agreement that (i) was not known or reasonably foreseeable to the TWC board of directors or executive officers as of or prior to the date of the merger agreement and (ii) does not relate to or involve an acquisition proposal; provided that (x) no action taken by either party pursuant to the affirmative covenants described in the section “—Reasonable Best Efforts Covenant”, beginning on page [—] of this joint proxy statement/prospectus, or the consequences of any such action, shall constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an intervening event and (y) no event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “material adverse effect,” as such definition relates to Comcast, shall constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been an intervening event.

“Superior proposal” means a bona fide, unsolicited written acquisition proposal for at least a majority of the outstanding shares of TWC common stock or all or substantially all of the consolidated assets of TWC and its subsidiaries that the TWC board of directors determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the acquisition proposal, (i) is on terms and conditions more favorable to TWC’s stockholders than the transactions contemplated by the merger agreement (taking into account any proposal by Comcast to amend the terms of the merger agreement) and (ii) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the TWC board of directors.

TWC has agreed to, and to cause its subsidiaries and its and their representatives to, terminate any and all existing activities, discussions or negotiations, if any, with any third parties and their representatives and financing sources conducted prior to the date of the merger agreement with respect to any acquisition proposal, and to promptly request that each third party that has executed a confidentiality agreement within the 24–month period prior to the date of the merger agreement, in connection with considering an acquisition proposal, return or destroy all confidential information about TWC that was furnished by or on behalf of TWC or any of its subsidiaries (and all analyses and other materials prepared by or on behalf of such third parties that contains, reflects or analyzes that information).

Voting of Shares by Comcast

Comcast has agreed to vote all shares of TWC common stock beneficially owned by it or any of its subsidiaries (other than such shares held by employee benefit plans) in favor of adoption of the merger agreement at the TWC special meeting.

Obligation of the Comcast Board of Directors to Recommend the Stock Issuance and Call and Hold a Shareholders’ Meeting

As soon as reasonably practicable, and no later than 40 days after the effectiveness of the registration statement for the shares of Comcast Class A common stock being issued in the merger (of which this joint proxy statement/prospectus forms a part), Comcast has agreed to call and hold a meeting of its shareholders for the purpose of obtaining the vote of Comcast shareholders necessary to approve the stock issuance. Without the prior written consent of TWC, Comcast may not adjourn or postpone the meeting of its shareholders. However, Comcast is permitted to adjourn or postpone the meeting of its shareholders (i) for the absence of a quorum, (ii) after consultation with TWC, if the failure to adjourn or postpone the meeting of shareholders would reasonably be expected to be a violation of applicable law for the distribution of any required supplement or amendment to this joint proxy statement/prospectus, or (iii) after consultation with TWC, for a single period not to exceed 10 business days, to solicit additional proxies for the approval of the stock issuance. In addition, TWC may require Comcast to adjourn or postpone the meeting of Comcast shareholders once for a period not to exceed 30 calendar days (but prior to the date that is two business days prior to the initial end date) to solicit additional proxies for the approval of the stock issuance.

As discussed under “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Comcast’s Reasons for the Merger; Recommendation of the Comcast Board of Directors” beginning on page [—] of this joint proxy statement/prospectus, the Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the stock issuance. The Comcast board of directors is not permitted to withdraw, modify or qualify its recommendation that Comcast shareholders vote in favor of approval of the stock issuance.

Voting of Shares by TWC

TWC has agreed to vote all shares of Comcast Class A common stock beneficially owned by it or any of its subsidiaries (other than such shares held by employee benefit plans) in favor of approval of the stock issuance at the Comcast special meeting.

Reasonable Best Efforts Covenant

Comcast and TWC have agreed to use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement, including preparing and filing as promptly as practicable all necessary, proper or advisable governmental or third-party filings, notices and other documents and obtaining and maintaining all necessary, proper or advisable governmental or third-party approvals, consents, registrations, permits, authorizations and other confirmations to consummate the merger and the transactions contemplated by the merger agreement.

In furtherance of the foregoing, Comcast and TWC have agreed to make and not withdraw: (i) as promptly as practicable (and not later than 30 business days following the date of the merger agreement), an appropriate filing of a Notification and Report Form pursuant to the HSR Act and all necessary filings to obtain consents from the FCC that are required in connection with the merger, and (ii) as promptly as practicable (and not later than 60 days following the date of the merger agreement), all necessary filings to obtain consents from state regulators and franchise authorities (including submitting FCC Forms 394 to relevant franchise authorities), and all other registrations, declarations, notices and filings with governmental authorities, in each case that are required in connection with the merger. Comcast and TWC have agreed that Comcast will take the lead in scheduling and strategic planning for any meeting with any governmental authority under the HSR Act or other applicable competition laws, the making of any filings, the process for receipt of any necessary approvals and the resolution of any investigation or other inquiry from a governmental authority. Without limiting the foregoing, except as prohibited by applicable law, the parties have agreed, to the extent reasonably practicable, to consult with each other prior to taking any material substantive positions with respect to the filings under the HSR Act or other applicable competition laws, and, to the extent reasonably practicable, to permit review and consider in good faith comments on any documents to be submitted to any governmental authority, and to coordinate in preparing and exchanging information and promptly provide the other party with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party to any governmental authority relating to the merger agreement or transactions contemplated thereby under the HSR Act or other applicable competition laws. Subject to certain exceptions, the parties have agreed not to participate in any substantive meetings or conversations with any governmental authorities without the other party present.

However, Comcast’s obligation to use reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with TWC in doing, all things necessary, proper or advisable under applicable law to complete the merger and the other transactions contemplated by the merger agreement shall not require Comcast to (and, without Comcast’s prior written consent, TWC is not permitted to):

•	divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets or properties of Comcast, TWC or any of their respective subsidiaries;

•	accept any conditions or take any other actions that would apply to or affect any businesses, assets or properties of Comcast, TWC or any of their respective subsidiaries; or

•	litigate or participate in the litigation of any proceeding involving the FCC or DOJ, whether judicial or administrative, in order to (i) oppose or defend against any action by any such governmental authority to prevent or enjoin the consummation of the merger or any of the other transactions contemplated by the merger agreement or (ii) overturn any regulatory action by any such governmental authority to prevent consummation of the merger or any of the other transactions contemplated by the merger agreement, including by defending any suit, action or other legal proceeding brought by any such governmental authority in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any order, except to the extent Comcast determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation and that the participation by Comcast in such litigation would not pose a material risk of the imposition of a burdensome condition (as defined below).

Notwithstanding the first two bullets above, (i) Comcast is prepared to divest up to approximately three million subscribers of the combined company and (ii) Comcast and its subsidiaries are required to (A) take the actions and accept the conditions described in the second bullet above to the extent such actions and conditions are consistent in scope and magnitude with the actions and conditions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by governmental authorities in connection with prior acquisitions of United States domestic cable systems consummated within the past twelve years with an aggregate purchase price of at least $500 million and (B) implement certain undertakings agreed to by TWC and Comcast described in “TWC Proposal I: Adoption of the Merger Agreement and Comcast Proposal I: Approval of the Stock Issuance—Regulatory Approvals Required for the Merger—Efforts to Obtain Regulatory Approvals” beginning on page [—] of this joint proxy statement/prospectus, with such modifications to the undertakings that, taken in the aggregate, are no more adverse to the businesses, assets and properties of Comcast and its subsidiaries, taken as a whole, or the businesses, assets and properties of TWC and its subsidiaries taken as a whole (each condition and action described in the first two bullets above that Comcast is not required to accept or take, after giving effect to this paragraph, is referred to in this joint proxy statement/prospectus as a burdensome condition). TWC has agreed to work in good faith in connection with Comcast’s efforts to structure any divestitures (whether by sale, spin off or otherwise) in a manner that Comcast believes in good faith is in the best interests of the combined company and its shareholders.

However, notwithstanding the foregoing paragraph, neither Comcast, TWC nor their respective subsidiaries is required to commit to or effect any action contemplated above that is not conditioned upon completion of the merger.

Notwithstanding the foregoing, TWC has agreed not to accept, agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any franchises that are not approved by Comcast in writing. However, if TWC provides Comcast with reasonable notice of, and the opportunity to attend and participate in, meetings or other discussions relating to franchise approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Comcast is required to approve any such modifications, amendments or conditions that are approved by TWC so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact (after giving due consideration to such factors as the relative size of the franchise involved, the proximity of other franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Comcast in connection with material acquisitions of cable assets effected since 2001. In addition, if Comcast seeks any franchise approval pursuant to the transactions contemplated by the merger agreement, Comcast is required to agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (after giving due consideration to the considerations set forth in the immediately preceding sentence) to modifications, amendments or conditions agreed to by Comcast in connection with material acquisitions of cable assets effected since 2001.

Subject to certain exceptions set forth on the confidential disclosure schedules, Comcast and TWC have agreed not to, and to cause their respective subsidiaries and affiliates not to, (i) take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated by the merger agreement or the completion of the merger, or (ii) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities (other than securities issued by such party as permitted by the terms of the merger agreement), properties, interests or business in any transaction or series of related transactions if such acquisition would (A) require approval of the FCC or (B) (without the consent of the other party, not to be unreasonably withheld, conditioned or delayed in the case of TWC’s consent) have a value, or involve the payment of consideration, in excess of $1 billion, subject to certain limited exceptions agreed to by the parties.

Joint Proxy Statement/Prospectus and Registration Statement Covenant

TWC and Comcast have agreed to prepare and file a joint proxy statement/prospectus and a registration statement with the SEC as promptly as practicable and to use their respective reasonable best efforts to cause the registration statement to become effective under the Securities Act of 1933, as amended, which is referred to in this joint proxy statement/prospectus as the Securities Act, as soon after such filing as practicable and to keep the registration statement effective as long as is necessary to consummate the merger. This joint proxy statement/prospectus must include (i) the recommendation of the TWC board of directors in favor of approval and adoption of the merger agreement and the merger, except to the extent the TWC board of directors has made an adverse recommendation change as described under “—No Solicitation by TWC,” beginning on page [—] of this joint proxy statement/prospectus, and (ii) the recommendation of the Comcast board of directors in favor of approval of the stock issuance.

TWC and Comcast have agreed to cooperate in setting a mutually acceptable date for the TWC stockholder meeting and the Comcast shareholder meeting, so as to enable them to occur on the same date (if practicable), and in setting dates for their respective annual meetings of stockholders and shareholders. TWC and Comcast have also agreed to use their reasonable best efforts to cause the joint proxy statement/prospectus to be mailed to their respective stockholders or shareholders as promptly as practicable after the registration statement becomes effective, and to ensure that the registration statement and joint proxy statement/prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the Securities Act and the Exchange Act.

Indemnification and Insurance

The merger agreement provides that, from and after completion of the merger, TWC, as the surviving corporation in the merger with Merger Sub, will (and Comcast will cause TWC, as the surviving corporation in the merger, to) indemnify and hold harmless and provide advancement of expenses to the present and former officers and directors of TWC and its subsidiaries and any individual who is, as of the date of the merger agreement (or commences prior to completion of the merger) serving at the request of TWC or any of its subsidiaries as a director or officer of another entity, who are collectively referred to in this joint proxy statement/prospectus as indemnified persons, in respect of (i) acts or omissions occurring at or prior to completion of the merger, (ii) the fact that such indemnified person is or was a director or officer, or is or was serving at the request of TWC or any of its subsidiaries as a director or officer of another entity prior to completion of the merger, and (iii) the merger agreement and the transactions contemplated by the merger agreement, in each case to the fullest extent permitted by Delaware law or any other applicable law or as provided under TWC’s or its subsidiaries’ organizational documents. Comcast has guaranteed TWC’s payment and performance obligations with respect to the foregoing.

Comcast has agreed that, from and after completion of the merger, it will cause to be maintained in effect provisions in TWC’s and its subsidiaries’ organizational documents regarding elimination of liability of directors, indemnification of officers, directors and employees and the advancement of expenses with respect to matters existing or occurring at or prior to completion of the merger that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the merger agreement in TWC’s and its subsidiaries’ organizational documents, as applicable.

Comcast has agreed to cause TWC, as the surviving corporation, to either (i) continue to maintain in effect for six years after completion of the merger TWC’s directors’ and officers’ insurance policies and fiduciary liability insurance policies, which are collectively referred to in this joint proxy statement/prospectus as D&O Insurance, in place as of the date of the merger agreement or (ii) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to completion of the merger with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date of the merger agreement. Notwithstanding the foregoing, neither Comcast nor TWC, as the surviving corporation, is required to expend for such policies an aggregate premium amount in excess of 300% of the amount per annum TWC paid in its last full fiscal year, and if the aggregate premiums of such insurance coverage exceed that amount, TWC, as the surviving corporation, will be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to completion of the merger, for a cost not exceeding that amount.

At TWC’s option, TWC may purchase, prior to completion of the merger, a six-year prepaid “tail policy” with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof, in which event Comcast will not have any obligations under the immediately preceding paragraph, provided that the aggregate premium for such policies may not exceed 300% of the amount per annum TWC paid in its last full fiscal year. In the event that TWC elects to purchase such a “tail policy,” TWC, as the surviving corporation, shall (and Comcast shall cause the surviving corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.

Comcast and TWC have agreed that the rights of each indemnified person described in this section of this joint proxy statement/prospectus are in addition to any rights such person may have under TWC’s (or any of its subsidiaries’) organizational documents, under Delaware law or any other applicable law or under any agreement between such indemnified person and TWC (or any of its subsidiaries).

Employee Matters

The merger agreement provides that, for one year following completion of the merger, Comcast will provide, or cause to be provided, to each employee of TWC and its subsidiaries who continues to be employed by Comcast or its subsidiaries (including TWC, as the surviving corporation, and its subsidiaries) immediately following completion of the merger (other than any employees included in a collective bargaining unit covered by a collective bargaining agreement, who are referred to in this joint proxy statement/prospectus as union employees), such employees being referred to in this joint proxy statement/prospectus as covered employees, and together with union employees, continuing employees, with:

•	base pay, commission opportunities and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than provided to each such covered employee immediately prior to completion of the merger; and

•	employee benefits that are no less favorable in the aggregate than provided to each such covered employee immediately prior to completion of the merger.

For purposes of determining whether the pay, opportunities and benefits referred to in the immediately preceding two bullets are no less favorable in the aggregate, equity compensation, defined benefit pension plan benefits, severance, retention (including, for the avoidance of doubt, the supplemental bonus opportunity described in “Interests of Certain Persons in the Merger—Interests of Directors and Executive Officers of TWC in the Merger—2014 Supplemental Bonus Opportunity Awards” beginning on page [—] of this joint proxy statement/prospectus), sale, stay, or change in control payments or awards or any similar compensation or benefit, shall not be taken into account. With respect to union employees, Comcast shall retain any and all of the rights and obligations it may have pursuant to applicable law.

In addition, as of completion of the merger, Comcast will, or will cause one of its subsidiaries to, for the benefit of each covered employee, (i) honor all contracts providing for severance to the extent and in accordance with their terms and (ii) honor, without amendment, all plans providing for severance during the period from completion of the merger through the first anniversary thereof, or for any longer period during which such amendments are prohibited under the terms of the applicable plan, as long as such contract or plan is set forth on TWC’s confidential disclosure schedules delivered in connection with the merger agreement.

To the extent that covered employees become eligible to participate in employee benefit plans maintained by Comcast or any of its subsidiaries, then, for purposes of determining (i) eligibility to participate and vesting and (ii) solely with respect to any plan that provides for severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with TWC or any of its subsidiaries prior to completion of the merger shall be treated as service with Comcast or any of its subsidiaries to the extent recognized by TWC and its subsidiaries prior to completion of the merger. However, service with TWC or any of its subsidiaries shall not be recognized to the extent that such recognition would result in any duplication of benefits, and Comcast is not required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any equity compensation plan, defined benefit pension plan or postretirement medical plan.

In addition, the merger agreement provides that Comcast or its subsidiaries, as applicable, will use reasonable best efforts to (i) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to continuing employees under any welfare plans maintained by Comcast or its subsidiaries and (ii) provide continuing employees with credit for any co-payments and deductibles paid during the plan year in which completion of the merger occurs in satisfying any applicable deductible or out-of-pocket requirements under such welfare plans.

To the extent required by any TWC employee benefit plan or applicable law, Comcast will, or will cause one of its subsidiaries to, expressly assume such plan and all obligations thereunder. At the request of Comcast prior to completion of the merger (and so long as the conditions described in the section “—Conditions to Completion of the Merger,” beginning on page [—] of this joint proxy statement/prospectus have been satisfied, other than conditions that are to be satisfied at completion of the merger), TWC will terminate or cause the termination of any U.S. tax-qualified defined contribution plans provided to current and former employees of TWC and its subsidiaries.

Under the terms of the merger agreement, none of the matters described under this section of this joint proxy statement/prospectus will (i) be construed as the establishment, amendment or modification of any employee benefit plan, (ii) prohibit the amendment, modification, merger or termination after completion of the merger of any employee benefit plan, (iii) create any third-party beneficiary or other rights in any current or former employee, director or other individual contractor of TWC and its subsidiaries (including any beneficiary or dependent thereof) or (iv) obligate Comcast or any of its affiliates to maintain any particular employee benefit plan or retain the employment services of any current or former employee, director or other individual contractor.

Tax Matters

As more fully described in the merger agreement, TWC has agreed that, unless Comcast otherwise consents (which consent may not be unreasonably withheld, conditioned or delayed), and subject to certain exceptions and qualifications described in the merger agreement, neither TWC nor any of its subsidiaries will: (i) make or change any material tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting, (iv) enter into any material closing agreement, (v) consent to any extension or waiver of the limitations period applicable to any tax claim or assessment, (vi) file any material amended tax returns or claims for material tax refunds, (vii) surrender any material tax claim, audit or assessment, (viii) surrender any right to claim a material tax refund, offset or other reduction in tax liability, or (ix) take any action or omission with respect to taxes, in each case, if any such action or omission would materially increase the tax liability or accrual of tax liability or materially reduce any tax asset or accrual of tax asset under FASB Interpretation No. 48 of TWC or any of its subsidiaries.

In addition, the merger agreement provides that each of Comcast and TWC shall use its reasonable best efforts to cause the merger to qualify as a tax-free reorganization pursuant to Section 368(a) of the Code, and neither party shall take any action reasonably likely to cause the merger not so to qualify.

Other Agreements

The merger agreement contains certain other covenants and agreements, including covenants and agreements requiring, among other things, and subject to certain exceptions and qualifications described in the merger agreement:

•	TWC and Comcast to provide the other party and its representatives with reasonable access to such party’s offices, properties, books and records and other information as may be reasonably requested;

•

TWC and Comcast to notify the other of any stockholder or shareholder litigation against TWC or Comcast or the members of their respective board of directors. TWC has agreed to give Comcast the opportunity to participate in the defense or settlement of any such litigation involving TWC and, except as required by law, TWC may not settle, agree to undertakings or approve any waiver that may be sought in such litigation without the prior written consent of Comcast (which consent may not be unreasonably withheld, conditioned or delayed);

•	subject to certain exceptions, the parties to consult with each other before issuing any press release, making any public statement, scheduling a press conference or taking certain other actions, in each case with respect to the merger agreement or the merger;

•	TWC and Comcast to coordinate in connection with the declaration of dividends in order that holders of shares of Comcast Class A common stock and TWC common stock do not receive two dividends or fail to receive one dividend for any quarter in respect of shares of TWC common stock, on the one hand, and shares of Comcast Class A common stock issuable in respect of such shares of TWC common stock, on the other hand; and

•	TWC and Comcast to notify the other of certain events.

Termination of the Merger Agreement

The merger agreement may be terminated at any time before completion of the merger, whether before or after TWC stockholders have adopted the merger agreement, in any of the following ways:

•	by mutual written consent of Comcast and TWC;

•	by either Comcast or TWC, if:

•	the merger has not been completed on or before the initial end date (February 12, 2015), unless all conditions to completion have been satisfied on the initial end date other than certain conditions relating to regulatory approvals and either Comcast or TWC elects to extend the initial end date to August 12, 2015, in which case the merger agreement may be terminated by either Comcast or TWC if the merger has not been completed on or before August 12, 2015; however, the right to terminate the merger agreement at the end date will not be available to any party whose breach of any provision of the merger agreement results in the failure of the merger to be completed by such time;

•	there is in effect any applicable law, order or injunction that makes completion of the merger illegal or otherwise prohibited, or permanently enjoins TWC or Comcast from consummating the merger and, in either such case, such applicable law, order or injunction has become final and non- appealable; however, the right to terminate the merger agreement under this paragraph will not be available to any party whose breach of any provision of the merger agreement results in such applicable law, order or injunction being in effect;

•	TWC stockholders fail to adopt the merger agreement upon a vote taken on a proposal to adopt the merger agreement at a TWC stockholders’ meeting called for that purpose;

•	Comcast shareholders fail to approve the stock issuance upon a vote taken on a proposal to approve the stock issuance at a Comcast shareholders’ meeting called for that purpose; or

•	there has been a breach by the other party of any representation or warranty or failure to perform any covenant or agreement that would result in the failure of the other party to satisfy the applicable condition to the closing related to accuracy of representations and warranties or performance of covenants, and such breach has not been cured within 30 days of notice thereof or is incapable of being cured, but only so long as the party seeking to terminate pursuant to this paragraph is not then in breach of its representations, warranties, covenants or agreements contained in the merger agreement, which breach would cause the applicable condition to closing not to be satisfied; or

•	by Comcast, if:

•	the TWC board of directors makes an adverse recommendation change or fails to reaffirm its recommendation to TWC stockholders in favor of adopting the merger agreement as promptly as practicable (but within 10 business days) after receipt of a written request to do so from Comcast, following the public announcement of an acquisition proposal but only prior to the adoption of the merger agreement by TWC’s stockholders (provided that Comcast may only make such request once with respect to any such acquisition proposal or any material amendment thereto);

•	there is in effect any applicable law, order or injunction, which has become final and non-appealable, of any governmental authority of competent jurisdiction in a jurisdiction in which TWC, Comcast or their respective subsidiaries has substantial operations that imposes any burdensome condition; or

•	prior to the adoption of the merger agreement by TWC stockholders, there has been an intentional and material breach by TWC of (i) any of its obligations described under “—No Solicitation by TWC” beginning on page [—] of this joint proxy statement/prospectus, which breach was authorized or permitted by TWC and results in a third party making an acquisition proposal that is reasonably likely to materially interfere with or delay completion of the merger, or (ii) its obligations to call and hold a meeting of its stockholders for purposes of adopting the merger agreement; or

•	by TWC, if:

•	there has been an intentional and material breach of Comcast’s obligations to call and hold a meeting of its shareholders for purposes of approving the stock issuance; or

•	a material breach of the voting agreement shall have occurred that is not curable or, if capable of being cured, is not cured within 30 days notice thereof.

If the merger agreement is validly terminated, the merger agreement will become void and of no effect without liability of any party (or any stockholder, shareholder, director, officer, employee, agent, consultant or representative of any party) to the other, except that certain designated provisions will survive termination. However, none of the parties to the merger agreement will be relieved or released from any liabilities or damages resulting from the (i) intentional and willful failure of any party to fulfill a condition to the performance of the obligation of any other party under the merger agreement, (ii) failure of any party to perform a covenant under the merger agreement, or (iii) willful and material breach by any party of any representation or warranty under the merger agreement.

Expenses

The merger agreement provides that each of Comcast and TWC will pay its own costs and expenses in connection with the transactions contemplated by the merger agreement. However, Comcast and TWC have agreed that each party will pay 50% of (i) any filing fees due in connection with filings required under the HSR Act or any other competition laws, and (ii) any filing fees and printing and mailing costs for this joint proxy statement/prospectus.

Specific Performance; Remedies

The parties to the merger agreement are entitled to an injunction or injunctions to prevent breaches of the merger agreement and to enforce specifically the terms and provisions of the merger agreement. This entitlement is in addition to any other remedy to which the parties are entitled at law or in equity.

Third-Party Beneficiaries

The merger agreement is not intended to and does not confer upon any person other than the parties to the merger agreement any rights or remedies, except:

•	the right of TWC, on behalf of its stockholders, to pursue damages and other relief in the event of Comcast’s or Merger Sub’s (i) intentional and willful failure of any party to fulfill a condition to the performance of the obligations of any other party under the merger agreement, (ii) failure of any party to perform a covenant under the merger agreement, or (iii) willful and material breach by any party of any representation or warranty under the merger agreement;

•	the right of the indemnified persons to enforce the obligations described under “—Indemnification and Insurance” beginning on page [—] of this joint proxy statement/prospectus; and

•	the absence of liability of any stockholder, shareholder, director, officer, employee, agent, consultant or representative of any party if the merger agreement is validly terminated, as described above in the last paragraph under “—Termination of the Merger Agreement” beginning on page [—] of this joint proxy statement/prospectus.

Amendments; Waivers

Any provision of the merger agreement may be amended or waived before completion of the merger if the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the merger agreement or, in the case of a waiver, by each party against whom the waiver is to be effective, provided that, after adoption of the merger agreement by TWC stockholders or approval of the stock issuance by Comcast shareholders, the parties may not amend or waive any provision of the merger agreement if such amendment or waiver would require further approval of TWC stockholders or Comcast shareholders under applicable law unless such approval has first been obtained.

Explanatory Note Regarding the Merger Agreement and the Summary of the Merger Agreement: Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on as Public Disclosures

The merger agreement and the summary of its terms in this joint proxy statement/prospectus have been included to provide information about the terms of the merger agreement. The merger agreement and the summary of its terms are not intended to provide any other factual information about Comcast, TWC or any of their respective subsidiaries or affiliates. The representations, warranties, covenants and agreements contained in the merger agreement were made only for purposes of that agreement and as of specific dates; were made solely for the benefit of the parties to the merger agreement; may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures; may not have been intended to be statements of fact, but rather, as a method of allocating contractual risk and governing the contractual rights and relationships between the parties to the merger agreement; and may be subject to standards of materiality applicable to contracting parties that differ from those applicable to investors. Investors should not rely on the representations, warranties and covenants or any descriptions thereof as characterizations of the actual state of facts or condition of Comcast, TWC or any of their respective subsidiaries or affiliates. Moreover, information concerning the subject matter of the representations, warranties and covenants may change after the date of the merger agreement, which subsequent information may or may not be fully reflected in Comcast’s or TWC’s public disclosures.

THE VOTING AGREEMENT

Concurrently with the execution of the merger agreement, TWC entered into the voting agreement with Brian L. Roberts, Chairman and Chief Executive Officer of Comcast, BRCC Holdings LLC, Irrevocable Deed of Trust of Brian L. Roberts for Children and Other Issue dated June 10, 1998 and Irrevocable Deed of Trust of Ralph J. Roberts for Brian L. Roberts and Other Beneficiaries dated May 11, 1993. As of February 12, 2014, these Comcast shareholders held in the aggregate 471,435.749 shares of Comcast Class A common stock (representing approximately 0.02% of the outstanding shares of Comcast Class A common stock) and 9,444,375 shares of Comcast Class B common stock (representing 100% of the outstanding shares of Comcast Class B common stock). As of the Comcast record date, the Comcast shareholders who are parties to the voting agreement held in the aggregate [—] shares of Comcast Class A common stock (representing [—]% of the outstanding shares of Comcast Class A common stock) and 9,444,375 shares of Comcast Class B common stock (representing 100% of the outstanding shares of Comcast Class B common stock).

The following is a summary of the material terms of the voting agreement. This summary may not contain all of the information about the voting agreement that is important to you. The summary in this section and elsewhere in this joint proxy statement/prospectus is qualified in its entirety by reference to the voting agreement attached as Annex B to, and incorporated by reference into, this joint proxy statement/prospectus. You are encouraged to read the voting agreement in its entirety.

Voting

Each Comcast shareholder who is party to the voting agreement that is a Comcast Class B shareholder agreed to deliver a written consent approving the stock issuance for purposes of the separate approval rights of Comcast Class B shareholders pursuant to Comcast’s articles. Following entry into the merger agreement, the Comcast shareholders who are parties to the voting agreement delivered the written consent, which is sufficient to approve the stock issuance for purposes of the separate approval rights of Comcast Class B shareholders. The written consent will automatically be revoked upon a termination of the voting agreement. In addition, each Comcast shareholder who is party to the voting agreement has agreed with TWC that such shareholder will vote (or cause to be voted), in person or by written consent, all shares of Comcast Class A common stock and Comcast Class B common stock held by such shareholder (i) in favor of the stock issuance for purposes of the vote of the Comcast Class A shareholders and the Comcast Class B shareholders, voting together as a single class, (ii) in favor of any proposal to adjourn or postpone any meeting of Comcast shareholders to a later date if there are not sufficient votes for approval of the stock issuance, and (iii) against any corporate action that, if consummated, would frustrate the purposes of, or prevent or impede the consummation of the transactions contemplated by, the merger agreement. In furtherance of the foregoing, each Comcast shareholder who is party to the voting agreement granted an irrevocable proxy appointing TWC and its designees as such shareholder’s attorney-in-fact and proxy to vote or consent in the manner contemplated by the immediately preceding sentence, which proxy is irrevocable and will only terminate upon termination of the voting agreement.

Restrictions on Transfer

Each Comcast shareholder who is party to the voting agreement has agreed with TWC, subject to certain exceptions, not to (i) directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of any shares of Comcast Class B common stock or any interest in, or voting rights with respect to, such shares, or enter into any contract, option or other arrangement or understanding (including any voting trust or agreement) with respect thereto, (ii) take any action to convert any shares of Comcast Class B common stock into shares of Comcast Class A common stock or Comcast Class A Special common stock, or (iii) grant any proxy or power of attorney with respect to any of such shareholder’s shares of Comcast Class A common stock or Comcast Class B common stock that is inconsistent with the agreements described in the preceding paragraph.

Representations and Warranties

Each of the parties to the voting agreement has made customary representations and warranties, including with respect to (i) authority to enter into and carry out its obligations under, and enforceability of, the voting agreement and (ii) the absence of any conflicts or required consents that would interfere with such party’s ability to perform its obligations under the voting agreement.

Termination

The voting agreement will terminate upon the earliest to occur of: (i) completion of the merger, (ii) the termination of the merger agreement in accordance with its terms and (iii) the date of any amendment, modification, supplement or waiver to any term, condition or provision of the merger agreement that has not been consented to by Brian L. Roberts or holders of the majority of the Comcast Class B common stock and that (a) increases the exchange ratio, (b) changes the form of merger consideration or (c) amends provisions of the merger agreement relating to regulatory matters in a manner materially adverse to investors.

Other Capacities

The voting agreement provides that nothing in the voting agreement limits the discretion of Brian L. Roberts to take or not take any action in his fiduciary capacity as an officer or director of Comcast.

INTERESTS OF CERTAIN PERSONS IN THE MERGER

Interests of Directors and Executive Officers of TWC in the Merger

When considering the recommendation of the TWC board of directors that TWC stockholders vote in favor of the adoption of the merger agreement and the recommendation of the Comcast board of directors that the Comcast shareholders approve the issuance of shares of Comcast Class A common stock to TWC stockholders in the merger, as applicable, TWC stockholders and Comcast shareholders should be aware that directors and executive officers of TWC have certain interests in the merger that may be different from or in addition to the interests of TWC stockholders and Comcast shareholders generally. The TWC board of directors and the Comcast board of directors were aware of these interests and considered them, among other things, in evaluating and negotiating the merger agreement and the merger. The TWC board of directors considered these interests in recommending that the TWC stockholders adopt the merger agreement and the Comcast board of directors considered these interests in recommending that the Comcast shareholders approve the stock issuance. These interests are discussed below.

TWC’s current executive officers are: Robert D. Marcus, Chairman and Chief Executive Officer; Arthur T. Minson, Jr., Executive Vice President and Chief Financial Officer; Ellen M. East, Executive Vice President and Chief Communications Officer; Dinesh C. Jain, Chief Operating Officer; Marc Lawrence-Apfelbaum, Executive Vice President, General Counsel and Secretary; Gail G. MacKinnon, Executive Vice President and Chief Government Relations Officer; and Peter C. Stern, Executive Vice President and Chief Strategy, People and Corporate Development Officer.

Treatment of TWC Equity Awards in the Merger—In General

Options Held by Current Employees. Upon the completion of the merger, each outstanding option to purchase shares of TWC common stock held by any then-current TWC employee, whether or not exercisable or vested, will be converted into an option to acquire, on the same terms and conditions as were applicable under such option immediately prior to the completion of the merger, the number of shares of Comcast Class A common stock equal to the product of (x) the number of shares of TWC common stock subject to such option immediately prior to the completion of the merger multiplied by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock. The exercise price per share of Comcast Class A common stock subject to such converted option will be an amount equal to the quotient of (i) the exercise price per share of TWC common stock subject to such option immediately prior to the completion of the merger divided by (ii) 2.875, with any fractional cents rounded up to the next higher number of whole cents.

Restricted Stock Units Held by Current Employees. Upon the completion of the merger, each outstanding TWC restricted stock unit award held by any then-current TWC employee, whether or not vested will be converted into a restricted stock unit award to acquire, on the same terms and conditions as were applicable to such restricted stock unit award immediately prior to the completion of the merger, the number of shares of Comcast Class A common stock equal to the product of (x) the number of shares of TWC common stock subject to such award immediately prior to the completion of the merger multiplied by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock.

Options Held by Former Employees. Upon the completion of the merger, each outstanding option to purchase shares of TWC common stock held by a former employee of TWC, whether or not exercisable or vested, will be cancelled, and TWC will pay each such former employee an amount in cash computed by first determining the number of shares of Comcast Class A common stock to which such former employee would have been entitled if his or her options, to the extent unexercised, had been converted into options as described in the paragraph above “—Options Held by Current Employees,” and multiplying such number by the excess of (i) the Comcast closing price over (ii) the adjusted exercise price per share of such option (which shall be determined in accordance with the methodology described above in the paragraph “—Options Held by Current Employees”).

Restricted Stock Units Held by Former Employees and Non-Employee Directors. Upon the completion of the merger, each TWC restricted stock unit (which includes deferred stock units held by non-employee directors) held by a former employee or a current or former non-employee director, whether or not vested, will be cancelled, and TWC will pay each holder an amount in cash determined by multiplying (x) the number of shares of TWC common stock subject to such unit immediately prior to completion of the merger by (y) 2.875, with any fractional shares rounded down to the next lower whole number of shares of Comcast Class A common stock, and then multiplying the product of (x) and (y) by the Comcast closing price.

See also “The Merger Agreement—Treatment of TWC Equity Awards” beginning on page [—] of this joint proxy statement/prospectus.

Options Held by Executive Officers

As of March 12, 2014, TWC’s seven executive officers (identified below) held an aggregate of 1,023,017 options to acquire TWC common stock, which were granted pursuant to the Time Warner Cable Inc. 2006 Stock Incentive Plan, as amended, which is referred to in this joint proxy statement/prospectus as the 2006 Plan, and the Time Warner Cable Inc. 2011 Stock Incentive Plan, which is referred to in this joint proxy statement/prospectus as the 2011 Plan, including award agreements thereunder, which are referred to in this joint proxy statement/prospectus as the Employee Equity Arrangements. In addition, employment agreements with the executive officers contain provisions addressing certain terms of the options and other equity awards (such terms, together with the Employee Equity Arrangements, are referred to in this joint proxy statement/prospectus as the Officer Equity Arrangements).

As described above in “—Treatment of TWC Equity Awards in the Merger—In General,” upon the completion of the merger, TWC options held by TWC’s executive officers will convert into options to acquire Comcast Class A common stock, in accordance with the methodology described above in “—Treatment of TWC Equity Awards in the Merger—In General.” See “The Merger Agreement—Treatment of TWC Equity Awards” beginning on page [—] of this joint proxy statement/prospectus. Under the Officer Equity Arrangements, a change in control itself does not result in full vesting or settlement of any of the executive officers’ options; however, if an executive officer’s employment is terminated, either by TWC without “cause” (as defined in the respective Officer Equity Arrangements) or by the officer for “good reason” (discussed below), at any time, then such awards will become fully vested, subject to the following:

•	the vesting of the options, along with certain other payments and benefits that could be due to the executive officers in connection with a change in control (including the vesting of restricted stock units and the payment of severance as described below), could be subject to a Golden Parachute Modified Cutback (described below); however, based on the recent share prices of Comcast Class A common stock and other assumptions required under applicable laws, TWC does not expect that any awards’ vesting will be subject to the Golden Parachute Modified Cutback; and

•	for Mr. Lawrence-Apfelbaum, rather than vesting upon the date of his termination of employment, unvested options granted before February 16, 2012 would continue to vest during his severance period and will be fully vested in February 2015 in any case.

Depending on their respective titles, roles and responsibilities, as applicable, immediately after the completion of the merger, the executive officers may have the right to assert good reason, resign and collect severance benefits, as described below, following such time.

For illustrative purposes, if the completion of the merger were to have occurred on March 12, 2014, the latest practicable date prior to the filing of this joint proxy statement/prospectus, the table below shows the value the executive officers would receive in respect of their options applying the same assumptions used in “—Quantification of Potential Payments to TWC Named Executive Officers in Connection with the Merger”

beginning on page [—] of this joint proxy statement/prospectus, which include an assumed price per share of Comcast Class A common stock of $52.32 (the average closing market price of a share of Comcast Class A common stock on NASDAQ over the first five business days following the first public announcement of the merger agreement).

Executive Officer	Vested Options (#)	Value of Vested Options ($)	Unvested Options (#)	Value of Unvested Options ($)	Aggregate Value of All Options ($)
Robert D. Marcus
Chairman and Chief Executive Officer	315,339	26,272,520	235,334	16,249,789	42,522,309
Arthur T. Minson, Jr.
Executive Vice President and Chief Financial Officer	—	—	100,262	5,502,731	5,502,731
All Other Executive Officers as a Group (5 persons)	182,890	14,760,115	189,192	13,137,279	27,897,394

Restricted Stock Units Held by Executive Officers

As of March 12, 2014, TWC’s seven executive officers held 601,283 restricted stock units in the aggregate, which includes an aggregate of 286,958 restricted stock units subject to the retention grants described below and an aggregate of 314,325 restricted stock units that were granted other than in connection with such grants.

As described above in “—Treatment of TWC Equity Awards in the Merger—In General,” upon the completion of the merger, TWC restricted stock units held by TWC’s executive officers will convert into restricted stock units with respect to Comcast Class A common stock in accordance with the methodology described above in “—Treatment of TWC Equity Awards in the Merger—In General.” See “The Merger Agreement—Treatment of TWC Equity Awards” beginning on page [—] of this joint proxy statement/prospectus. Under the Officer Equity Arrangements, the completion of the merger itself will not result in full vesting or settlement of any of the executive officers’ restricted stock units. However, if an executive officer’s employment is terminated either by TWC without “cause” (as defined in each executive officer’s respective Officer Equity Arrangements) or by the applicable officer for “good reason” (discussed below) following the merger, then all such awards, including the retention grant, will become fully vested, subject to the following:

•	the compensation committee of the TWC board of directors may determine and take the requisite action, prior to the completion of the merger, to require any performance-based vesting conditions applicable to outstanding awards to continue to apply after the change in control; and

•	the vesting of the restricted stock units, along with certain other payments and benefits that could be due to the executive officers in connection with a change in control (including the vesting of options and the payment of severance as described below), could be subject to a Golden Parachute Modified Cutback; however, based on the recent share prices of Comcast Class A common stock and other assumptions required under applicable laws, TWC does not expect that any awards’ vesting will be subject to the Golden Parachute Modified Cutback.

Depending on their respective titles, roles and responsibilities, as applicable, immediately after the completion of the merger, the executive officers may have the right to assert good reason, resign and collect severance benefits, as described below, following such time.

For illustrative purposes, if the completion of the merger were to have occurred on March 12, 2014, the latest practicable date prior to the filing of this joint proxy statement/prospectus, the table below shows the value the executive officers would receive in respect of their restricted stock units, applying the same assumptions used in “—Quantification of Potential Payments to TWC Named Executive Officers in Connection with the Merger” beginning on page [—] of this joint proxy statement/prospectus, which include an assumed price per share of Comcast Class A common stock of $52.32 (the average closing market price of a share of Comcast Class A common stock on NASDAQ over the first five business days following the first public announcement of the merger agreement).

Executive Officer	Regularly-Scheduled 2014 Annual Restricted Stock Unit Awards		Retention Grant (2015/2016 Restricted Stock Unit Awards)		Previous Restricted Stock Unit Awards		Total
	(#)	Value	(#)	Value	(#)	Value	(#)	Value
Robert D. Marcus Chairman and Chief Executive Officer	55,984	$8,421,061	111,968	$16,842,227	99,680	$14,993,813	267,632	$40,257,101
Arthur T. Minson, Jr. Executive Vice President and Chief Financial Officer	24,260	$3,649,163	48,520	$7,298,326	19,128	$2,877,182	91,908	$13,824,671
All Other Executive Officers as a Group (5 persons)	63,235	$9,511,619	126,470	$19,023,343	52,038	$7,827,281	241,743	$36,362,243

Retention Grant

On February 12, 2014, the compensation committee of the TWC board of directors approved retention equity awards for all employees of TWC who were eligible to receive equity-based compensation awards (over 1,800 employees), including the executive officers. The awards were intended to address employee retention in connection with the anticipated merger, while at the same time preserving appropriate incentives and alignment of employees with TWC stockholders in light of the possibility that the merger may not close. The awards were granted on February 12, 2014.

These retention grants were designed to replace the annual equity awards that the employees would otherwise have received in 2015 and 2016, and the value of each retention award is intended to reflect the expected target value of such 2015 and 2016 awards and, accordingly, had a value equal to 200% of each employee’s regularly-scheduled 2014 annual equity award, which was also granted on February 12, 2014. The retention grant consisted of restricted stock units subject to service-based vesting. The vesting schedule was designed to mirror the vesting schedule that would have applied to the annual equity grants had they been made in 2015 and 2016, without imposing any performance conditions. Therefore, because the normal course 2015 and 2016 restricted stock unit grants would each have vested 50% on each of the third and fourth anniversaries of grant (February 2018 and 2019 in the case of the 2015 grant and February 2019 and 2020 in the case of the 2016 grant), the aggregate vesting schedule for the retention grant is as follows: (i) 25% on February 12, 2018, (ii) 50% on February 12, 2019, and (iii) 25% on February 12, 2020. Similarly, the availability of accelerated and pro rata vesting of awards that could apply under normal course awards where holders meet certain service and age requirements or are terminated from employment involuntarily, respectively, was delayed until the applicable anniversary of the grant date, which is the date on which the grants would otherwise have been made. Accordingly, pursuant to the terms of the award, if an employee’s employment is terminated without cause during 2014 and prior to the completion of the merger, that employee will forfeit the entire retention award.

TWC does not intend to make annual equity grants in 2015 and 2016, regardless of whether the merger closes or the merger agreement is terminated. Following the completion of the merger, Comcast will determine whether to grant additional equity awards to TWC employees. Pursuant to the merger agreement, before completion of the merger, TWC may not make equity grants other than in the ordinary course of business consistent with past practice and subject to the limitation that, in all cases, the aggregate value of (i) the regularly scheduled annual equity awards made in February 2014 (which totaled approximately $158.2 million), (ii) the retention grants (which totaled approximately $316.4 million) and (iii) other permitted equity awards made prior to the closing of the merger (less certain awards forfeited prior to such time) cannot exceed $550 million at the time of grant.

All restricted stock units held by TWC’s executive officers, including those received by them as part of the retention grant, were granted pursuant to the Officer Equity Arrangements.

Section 162(m) of the Code, which is referred to in this joint proxy statement/prospectus as Section 162(m), generally disallows a tax deduction to public corporations for compensation in excess of $1 million in any one year with respect to each of its Chief Executive Officer and three most highly paid executive officers (other than the Chief Financial Officer), who are referred to in this joint proxy statement/prospectus as Section 162(m) covered employees, with the exception of compensation that qualifies as performance-based compensation. As disclosed in TWC’s most recently filed proxy (filed on April 4, 2013), the compensation committee of the TWC board of directors considers Section 162(m) implications in making compensation recommendations and in designing compensation programs for the executives. However, the compensation committee of the TWC board of directors retains the discretion to pay compensation that is not deductible when it determines such compensation to be in the best interests of TWC and its stockholders. Because the retention grant vesting schedule does not include performance conditions, the retention grant is not considered performance-based for purposes of Section 162(m) and will therefore be subject to the deduction limitations of Section 162(m) applicable to Section 162(m) covered employees for the year in which the retention grant vests. After the merger is completed, TWC expects that the holders of the retention grant will not be Section 162(m) covered employees of Comcast in respect of the year in which the completion of the merger occurs, so the Section 162(m) limitations would not apply in that year. Such holders would have to become Section 162(m) covered employees of Comcast for the limitations to apply.

2014 Supplemental Bonus Opportunity Awards

On February 12, 2014, the compensation committee of the TWC board of directors approved a supplemental bonus opportunity for all employees, including executive officers, who participate in TWC’s regular 2014 annual cash incentive plan (over 15,000 employees). The supplemental bonus opportunity was intended to enhance employee retention during the pendency of the merger, while preserving incentives designed to keep employees focused on executing on TWC’s operating plan.

The supplemental bonus opportunity is equal to 50% of each eligible employee’s target bonus under TWC’s regular 2014 annual cash incentive plan. For example, an employee with a target bonus of $10,000 under the regular 2014 annual cash incentive plan would, under the supplemental bonus opportunity, have an additional $5,000 of targeted bonus opportunity. Payments under the supplemental bonus opportunity will be determined by reference to the same performance thresholds and process as under the regular 2014 annual cash incentive plan except that supplemental bonus payments, if any, will generally be made upon closing or termination of the merger agreement.

Prior to the closing of the merger, TWC’s compensation committee will consider TWC’s performance against the supplemental bonus opportunity performance thresholds and will determine whether and to what extent the supplemental bonus opportunity has been achieved or exceeded (including, if the merger closes before December 31, 2014, with respect to the partial year), with any resulting supplemental bonus payments being made upon or shortly after the closing of the merger. If the merger is terminated, the TWC compensation committee will make the same performance determination and any resulting supplemental bonus payment will be made shortly thereafter; provided, however, that, if a termination of the merger occurs prior to December 31, 2014, such supplemental bonus payments would be made in the first quarter of 2015 when the regular 2014 annual cash incentive plan is scheduled to pay out.

Pursuant to the merger agreement, TWC’s aggregate payments under the supplemental bonus opportunity may not exceed $100 million. The supplemental bonus opportunity will not be considered part of a TWC officer’s target bonus for purposes of calculating severance payments (see more detailed discussion on severance, below). The TWC executive officers’ target supplemental bonus opportunities are set out below.

Executive Officer	2014 Target Supplemental Bonus Opportunity
Robert D. Marcus
Chairman and Chief Executive Officer	$2,500,000
Arthur T. Minson, Jr.
Executive Vice President and Chief Financial Officer	$675,000
All other executive officers as a group (5 persons)	$2,325,000

If the merger is completed in 2014, then the tax deduction limitations under Section 162(m) described above may not be available for Section 162(m) covered employees with respect to the supplemental bonus opportunity payments, because the performance conditions for the entire 2014 performance period cannot be measured at the time the payment would be due. As noted above, after completion of the merger, the bonus recipients are not expected to be considered Section 162(m) covered employees of Comcast in the year of payment.

Potential Severance Payments and Benefits to Executive Officers

TWC has entered into employment agreements with each of its executive officers, which, among other things, specify the severance payments and benefits to be provided upon various circumstances of termination of employment. From the execution of the merger agreement through the date of this joint proxy statement/prospectus, neither TWC nor Comcast has entered into any new employment agreements with TWC’s executive officers, whether in connection with the merger or otherwise.

See “—Quantification of Potential Payments to TWC Named Executive Officers in Connection with the Merger” below for information regarding certain potential severance payments and benefits to TWC’s “named executive officers” that are related to the merger. As explained in that section, only two of TWC’s current executive officers, Messrs. Marcus and Minson, were also “named executive officers” of TWC for 2013. These two officers’ severance rights are described in “—Quantification of Potential Payments to TWC Named Executive Officers in Connection with the Merger” below. TWC’s other five executive officers who are not also named executive officers would be entitled to severance payments and benefits as follows:

•	accrued but unpaid bonus for any previously completed fiscal year, based on actual results for the year;

•	pro rata bonus for service during the year of termination, based on actual results for the year;

•	36 months of continued salary and bonus payments, paid on TWC’s normal payroll payment dates for salary, where the bonus component is set at target;

•	For Ms. East and Messrs. Lawrence-Apfelbaum, Jain and Stern, the aggregate salary and target bonus used are the greater of (i) the amounts in effect at termination or (ii) the amounts in effect on the effective date of the officer’s employment agreement;

•	For Ms. MacKinnon, the salary and target bonus used are those in effect at termination;

•	36 months of continued participation in TWC’s health and welfare benefit plans; and

•	in the case of Mr. Lawrence-Apfelbaum only, continued payments equal to the premium cost of certain life insurance and one year of office space and secretarial services.

For Mses. East and MacKinnon and Messrs. Jain and Stern the above severance payments and benefits are triggered if employment is terminated without “cause” or if the executive resigns for “good reason,” which are collectively referred to in this joint proxy statement/prospectus as Qualifying Terminations, either (i) within 24 months following a change in control or (ii) following TWC’s execution of a merger, acquisition, sale or other agreement providing for a change in control but before 24 months following a change in control (or, if earlier, the expiration or termination of such agreement without a change in control). If a Qualifying Termination occurs outside of the time periods described above, the severance payments and benefits due are lower than the amounts above. For Mr. Lawrence-Apfelbaum, the above severance payments and benefits are triggered upon any Qualifying Termination, regardless of whether there is also a change in control.

All of the severance payments and benefits set forth above are subject to the Golden Parachute Modified Cutback, which, generally, applies to first reduce cash-based payments and then to equity award vesting.

As a condition to receiving these severance payments and benefits, the executive officer must (i) execute, deliver and not revoke a release of claims and (ii) abide by the restrictive covenants detailed below. The agreements require each of the executive officers to abide by (i) perpetual restrictive covenants relating to non-disclosure and non-disparagement (mutual non-disparagement in the case of Messrs. Lawrence-Apfelbaum and Jain), (ii) a one-year covenant not to solicit TWC’s customers, independent contractors, joint venturers or suppliers, (iii) a one-year covenant not to solicit certain former employees, and (iv) a non-competition covenant during the officer’s employment term and for 24 months (36 months for Mr. Lawrence-Apfelbaum) following termination.

“Good reason” generally means any of the following occurrences without the officer’s consent:

•	a material violation with respect to such officer’s authority, functions, duties, powers, responsibilities or place of employment;

•	a failure to cause any successor to all or substantially all of the business and assets of the company expressly to assume the obligations of the company under the employment agreement;

•	a material breach of the employer’s obligations under the employment agreement; or

•	for Mr. Jain and Ms. MacKinnon, a material violation with respect to his or her reporting relationship.

Depending on their respective titles, roles and responsibilities, as applicable, immediately after the completion of the merger, the executive officers may have the right to assert good reason, resign and collect severance benefits as described above, following such time.

Post-Closing Obligations of Comcast under the Merger Agreement

Comcast is obligated under the merger agreement to honor certain TWC compensation plans and agreements and to provide specified levels of compensation and benefits to TWC employees, including the executive officers, until the first anniversary of the completion of the merger. Comcast has agreed to honor all contracts providing for severance to the extent and in accordance with their terms and to honor, without amendment, all plans providing for severance for the period beginning on the completion of the merger and ending on the first anniversary of the completion of the merger (or for any longer period required under any such plan). Among other matters, Comcast has also agreed, for the period beginning on the completion of the merger and ending on the first anniversary of the completion of the merger, to provide TWC employees (except those covered by a collective bargaining agreement) with base pay, commission opportunities and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than those provided to TWC employees immediately prior to the completion of the merger. See “The Merger Agreement—Employee Matters” beginning on page [—] of this joint proxy statement/prospectus for more detail about these employee-related interests.

Restricted Stock Unit, Deferred Stock Units and Options Held by Non-Employee Directors

As of March 12, 2014, TWC’s non-employee directors held an aggregate of 32,874 deferred stock units, 286,364 restricted stock units and 872,268 options, which were granted pursuant to the 2006 Plan and the 2011 Plan, including the amendments thereto and award agreements thereunder, which are referred to in this joint proxy statement/prospectus as the Director Equity Arrangements. Glenn A. Britt is the only director who holds options, which were granted to him when he served as TWC’s Chairman and Chief Executive Officer until his retirement on December 31, 2013, all of which are fully vested. In addition, Mr. Britt currently holds 105,519 restricted stock units that were also granted to him when he was in such position and which will be settled on July 1, 2014 (the six-month anniversary of Mr. Britt’s retirement as TWC’s Chairman and Chief Executive Officer), regardless of whether the merger closes or is terminated. Only 1,120 restricted stock units have been granted to Mr. Britt under the Director Equity Arrangements in his capacity as a non-employee director.

Under the Director Equity Arrangements, upon a change in control, restricted stock units and deferred stock units held by such directors will become payable, along with any retained distributions credited thereto (generally to reflect dividends or distributions other than regular cash dividends), if applicable, and are settled as soon as practicable following such change in control. Closing of the merger will be a change in control under the Director Equity Arrangements.

In addition, to the extent that the vesting of outstanding equity awards (a) constitutes a “parachute payment” under Section 280G of the Code and (b) would be subject to the excise tax imposed by Section 4999 of the Code, then any unvested awards shall vest either (i) in full or (ii) in such lesser amount that would result in no portion of them being subject to the Section 4999 excise tax, whichever of the foregoing amounts (taking into account all applicable taxes), results in the individual’s receipt on an after-tax basis, of the greatest amount of total compensation, notwithstanding that all or some portion of the awards may be taxable under Section 4999. This provision, including as applied under any other plans, agreements or arrangements to any executive officer or other vesting or payment events, is referred to in this joint proxy statement/prospectus as a Golden Parachute Modified Cutback. For illustrative purposes, if the completion of the merger were to have occurred on March 12, 2014, the latest practicable date prior to the filing of this joint proxy statement/prospectus, no equity awards held by any of the non-employee directors would be cut back.

For illustrative purposes, if the completion of the merger were to have occurred on March 12, 2014, the latest practicable date prior to the filing of this joint proxy statement/prospectus, the aggregate cash-out value of all deferred stock units, restricted stock units and (as applicable) options, for all non-employee directors other than Glenn Britt would be approximately $32.0 million in the aggregate and, for Mr. Britt, would be approximately $87.5 million (calculated as required under the merger agreement and using the average closing market price of a share of Comcast Class A common stock on NASDAQ over the first five business days following the first public announcement of the merger agreement).

Beneficial Ownership of Officers and Directors

TWC’s executive officers and directors hold shares of TWC common stock, which will be treated like all other shares of TWC common stock in the merger. See “Certain Beneficial Owners of TWC Common Stock—Security Ownership by the TWC Board of Directors and Executive Officers” beginning on page [—] of this joint proxy statement/prospectus for further details. In addition, one of TWC’s independent directors, David Chang, may be deemed to beneficially own shares of Comcast stock, held in a revocable trust, with a current market value of approximately $100,000.

Indemnification; Directors and Officers Insurance

Under the merger agreement, certain former directors and officers of TWC will have rights to indemnification and expense advancement from the surviving corporation in the merger and Comcast has agreed to cause the surviving corporation to maintain directors’ and officers’ insurance policies and fiduciary liability insurance policies or purchase tail coverage, in each case for a six-year period. See “The Merger Agreement—Indemnification and Insurance” beginning on page [—] of this joint proxy statement/prospectus for further details.

Quantification of Potential Payments to TWC Named Executive Officers in Connection with the Merger

The information below is intended to comply with Item 402(t) of Regulation S-K, which requires disclosure of information about compensation for each TWC “named executive officer” that is based on or otherwise relates to the merger. Under applicable SEC rules, TWC’s named executive officers are required to consist of TWC’s executive officers who, during 2013, served as TWC’s principal executive officer and principal financial officer and the three most highly compensated executive officers who were serving as such at the end of 2013. For 2013, the named executive officers were:

•	Glenn A. Britt, who served as TWC’s Chairman and Chief Executive Officer during 2013 until his retirement on December 31, 2013;

•	Robert D. Marcus, who served as President and Chief Operating Officer during 2013 and became TWC’s Chairman and Chief Executive Officer upon Mr. Britt’s retirement;

•	Irene M. Esteves, who served as TWC’s Executive Vice President and Chief Financial Officer until May 1, 2013;

•	Arthur T. Minson, Jr., who served as Executive Vice President and Chief Financial Officer from May 2, 2013;

•	Michael LaJoie, who served as TWC’s Executive Vice President and Chief Technology and Network Operations Officer during 2013; and

•	Philip G. Meeks, who served as TWC’s Executive Vice President and Chief Operating Officer, Business Services from June 3, 2013.

In connection with Mr. Marcus starting his term as TWC’s Chairman and Chief Executive Officer and the appointment of Dinesh Jain as TWC’s Chief Operating Officer, TWC assessed the roles and responsibilities of its senior management. Effective January 1, 2014, it was determined that its “executive officers” are Messrs. Marcus, Minson, Jain, Lawrence-Apfelbaum and Stern and Mses. East and MacKinnon, as identified above in “—Interests of Directors and Executive Officers of TWC in the Merger—Options Held by Executive Officers.” Of these current executive officers, only Messrs. Marcus and Minson were also named executive officers for 2013.

To the extent that any of TWC’s named executive officers’ compensation arrangements are described in “—Interests of Directors and Executive Officers of TWC in the Merger” beginning on page [—] of this joint proxy statement/prospectus, these are incorporated herein by reference. The amounts set forth in the table below, which represent an estimate of each named executive officer’s golden parachute compensation, assume the following:

•	That consummation of the merger constitutes a change in control for purpose of the applicable compensation plan or agreement;

•	That the change in control was consummated on March 12, 2014, the latest practicable date prior to the filing of this joint proxy statement/prospectus;

•	Each named executive officer’s employment is terminated without “cause” or with “good reason” immediately following the change in control; and

•	The value of the vesting acceleration of the named executive officers’ equity awards is calculated assuming a price per share of Comcast Class A common stock of $52.32, which is the average closing market price of a share of Comcast Class A common stock on NASDAQ over the first five business days following the first public announcement of the merger agreement, in accordance with SEC rules.

The amounts reported below are estimated based on multiple assumptions that may or may not actually occur, including the assumptions described above, and elsewhere in this joint proxy statement/prospectus. As a result, the golden parachute compensation, if any, to be received by a named executive officer may materially differ from the amounts set forth below.

Golden Parachute Compensation

Name	Cash ($)(1)(2)	Equity ($)(3)	Perquisites/ Benefits ($)(4)	Other ($)(5)	Totals ($)
Robert D. Marcus
Chairman and Chief Executive Officer (former President and Chief Operating Officer)	20,458,904	56,506,890	399,838	2,500,000	79,865,632
Glenn A. Britt
Retired Chairman and Chief Executive Officer(6)	—	—	—	—	—
Arthur T. Minson, Jr.
Executive Vice President and Chief Financial Officer	7,008,904	19,327,402	80,132	675,000	27,091,438
Michael LaJoie
Executive Vice President and Chief Technology and Network Operations Officer	3,374,658	12,539,053	72,164	325,000	16,310,875
Philip G. Meeks
Executive Vice President and Chief Operating Officer, Business Services	3,715,068	7,622,524	58,751	300,000	11,696,343
Irene M. Esteves
Former Executive Vice President and Chief Financial Officer	—	—	—	—	—

(1)	The amounts in this column reflect continuation of annual base salary and target bonus in effect on the assumed date of termination for a 36-month period for Messrs. Marcus, Minson, and Meeks and for a 30-month period for Mr. LaJoie. Base salaries as of the effective time of the transaction are as follows: Mr. Marcus ($1,500,000), Mr. Minson ($900,000), Mr. LaJoie ($650,000) and Mr. Meeks ($600,000). The most recent target annual bonuses as of the effective time of the transaction are as follows: Mr. Marcus ($5,000,000), Mr. Minson ($1,350,000), Mr. LaJoie ($650,000) and Mr. Meeks ($600,000). These severance amounts are “double trigger” payments, payable if the executive resigns for “good reason” (see discussion below) or is terminated by TWC without cause within (i) 24 months following the effective date of a change in control or (ii) following TWC’s execution of an agreement contemplating a change in control but before the date that is 24 months after a change in control (or, if earlier, the expiration or termination of such change in control agreement without a change in control). Assuming a termination on March 12, 2014, the amounts also include a pro-rata target bonus for the year of termination which are as follows: Mr. Marcus ($958,904), Mr. Minson ($258,904), Mr. LaJoie ($124,658) and Mr. Meeks ($115,068). Ultimately, such bonus amounts would be paid based on actual performance. These amounts reflect the full amount of cash severance payable to these officers assuming termination occurs immediately following the completion of the merger. In the case of Messrs. Marcus, Minson and Meeks, only a portion of this amount reflects an increase to severance from what it would have been had no change in control occurred.
(2)	The compensation arrangements of each of Messrs. Marcus, Minson and Meeks provide for a Golden Parachute Modified Cutback. Based on the assumptions listed above, for Messrs. Marcus, Minson and Meeks, neither the severance amounts nor any amounts in this table have been reduced because the officers in all cases would have had a better after-tax result had all amounts been paid in full.

(3)	The amounts in this column reflect the value (spread value in the case of options) in respect of restricted stock units and unvested options, in each case, in accordance with the merger agreement and without regard to applicable tax withholding. The amounts for each named executive officer represent the following amounts: Mr. Marcus: $40,257,101 for 267,632 restricted stock units and $16,249,789 for 235,334 unvested options; Mr. Minson: $13,824,671 for 91,908 restricted stock units and $5,502,731 for 100,262 unvested options; Mr. LaJoie $8,236,842 for 54,760 restricted stock units and $4,302,211 for 62,654 unvested options; and Mr. Meeks: $6,178,573 for 41,077 restricted stock units and $1,443,951 for 44,134 unvested options.
(4)	The amounts in this column include (i) for all executives, continuation of health and welfare benefits for a 36-month period (except for Mr. LaJoie, which provides for a 30-month continuation period), (ii) in addition, for Mr. Marcus only, continued supplemental life insurance coverage and financial services during his 36-month severance period, and (iii) for Mr. LaJoie, in addition to continuation of health and welfare benefits for a 30-month period, (x) executive level outplacement services and (y) one year of office space. The total aggregate value of these perquisites for each of Messrs. Marcus, Minson, LaJoie and Meeks is $399,838, $80,132, $72,164 and $58,751, respectively.
(5)	The amounts in this column reflect the 2014 supplemental bonus opportunity, assuming that 2014 performance through March 12, 2014, the assumed date of completion of the merger, is at target. These supplemental bonus opportunities are “single trigger.”
(6)	All of Mr. Britt’s equity awards are currently vested. If the merger had closed on March 12, 2014, then his 1,120 restricted stock units granted to him as a director would have been immediately settled and cashed-out. All of Mr. Britt’s restricted stock units received while an employee will be settled on July 1, 2014 (the six-month anniversary of his retirement as TWC’s Chairman and Chief Executive Officer).

For additional information regarding compensation arrangements with directors and other executive officers, please see “—Interests of Directors and Executive Officers of TWC in the Merger” beginning on page [—] of this joint proxy statement/prospectus, which is incorporated herein by reference.

TWC’s Employment Agreements with its Named Executive Officers

TWC has entered into employment agreements with each of its named executive officers. These agreements, along with the Employee Equity Arrangements, cover the payments that would be due to these individuals in connection with the proposed transaction. The following provides a summary of material terms, conditions and circumstances under which the payments for Messrs. Marcus, Minson, Meeks, and LaJoie are triggered.

Pursuant to each named executive officer’s employment agreement, if the officer resigns for “good reason” (see discussion below) or is terminated by TWC without cause, the officer is entitled to the payments and benefits described below:

•	accrued but unpaid bonus for the preceding fiscal year, based on actual results for the year;

•	pro rata bonus for service during the year of termination, based on actual results for the year;

•	continued salary and target bonus payments, paid on TWC’s normal payment dates for salary:

•	for 36 months for each of Messrs. Marcus, Minson, and Meeks, with aggregate salary and target bonus amounts set at the greater of (i) amounts effective at termination, and (ii) amounts effective on effective date of the officer’s employment agreement;

•	for 30 months for Mr. LaJoie, where the bonus component is the greater of (i) the target bonus at termination and (ii) the average of his annual bonus for the two years immediately preceding the year of termination;

•	continued participation in TWC’s health and welfare benefits for the applicable 30 or 36 month severance period;

•	for Mr. Marcus, (i) continued supplemental life insurance coverage and (ii) financial services during the 36-month severance period; and

•	for Mr. LaJoie, (i) executive level outplacement and (ii) one year of office space.

For Messrs. Marcus, Minson and Meeks, the above severance payments and benefits are triggered if the officer’s termination occurs either (i) within 24 months following a change in control or (ii) following TWC’s execution of a merger, acquisition, sale or other agreement providing for a change in control but before 24 months following a change in control (or, if earlier, the expiration or termination of such agreement without a change in control). If such termination occurs outside of the time periods described above, the severance payments and benefits due are lower than the amounts above (e.g., they are provided severance for a 24 month period versus a 36 month period). For Mr. LaJoie, the above severance payments and benefits are triggered upon the termination, regardless of whether there is also a change in control.

“Good reason” generally means any of the following occurrences without the officer’s consent:

•	a material violation with respect to such officer’s authority, functions, duties, powers, responsibilities or place of employment;

•	a failure to cause any successor to all or substantially all of the business and assets of the company expressly to assume the obligations of the company under the employment agreement;

•	a material breach of the employer’s obligations under the employment agreement; or

•	for Mr. Minson, a material violation with respect to his reporting relationship.

For Mr. Marcus, good reason also includes (i) TWC’s failure to nominate him for re-election to the TWC board of directors or Mr. Marcus otherwise ceasing to be a member of the TWC board of directors other than in connection with his removal as a director for cause under TWC’s by-laws and (ii) the failure to elect Mr. Marcus as Chairman of the TWC board of directors or Mr. Marcus otherwise ceasing to be the Chairman of the TWC board of directors other than in connection with his removal as a director for cause under the company’s by-laws, subject to certain exceptions if cessation occurs under requirements of law.

Depending on their respective titles, roles and responsibilities, as applicable, immediately after the completion of the merger, Messrs. Marcus, Minson, LaJoie and Meeks may have the right to assert good reason, resign and collect the above severance benefits following such time.

The severance payments and benefits set forth above for Messrs. Marcus, Minson and Meeks are subject to the Golden Parachute Modified Cutback, which, generally, applies to first reduce cash-based payments and then to equity vesting. Mr. LaJoie’s employment agreement requires that he engage in any mitigation of damages necessary to avoid applicability of any lost corporate tax deduction and related excise tax under Sections 280G and 4999.

As a condition to receiving these severance payments and benefits, the named executive officer must (i) execute, deliver and not revoke a release of claims and (ii) abide by the restrictive covenants detailed below. The agreements require each of the executive officers to abide by (i) perpetual restrictive covenants relating to non-disclosure and non-disparagement (mutual non-disparagement in the case of Mr. Marcus), (ii) except for Mr. LaJoie, a one-year covenant relating to non-solicitation of TWC’s customers, independent contractors, joint venturers or suppliers, (iii) a one-year covenant relating to non-solicitation of certain former employees, and (iv) covenants relating to non-competition during their employment terms and for 24 months (12 months for Mr. LaJoie) following the end of their employment terms.

TWC PROPOSAL II: ADVISORY VOTE ON GOLDEN PARACHUTE COMPENSATION

TWC is providing its stockholders with the opportunity to cast an advisory (non-binding) vote to approve the “golden parachute” compensation payments that will or may be made by TWC to its named executive officers in connection with the merger, as required by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010. This proposal, commonly known as “say-on-golden parachute” and which is referred to in this joint proxy statement/prospectus as the “golden parachute” compensation proposal, gives TWC stockholders the opportunity to vote on an advisory (non-binding) basis on the “golden parachute” compensation payments that will or may be paid by TWC to its named executive officers in connection with the merger.

The “golden parachute” compensation that TWC’s named executive officers may be entitled to receive from TWC in connection with the merger is summarized in the table entitled “Golden Parachute Compensation,” under “Interests of Certain Persons in the Merger—Quantification of Potential Payments to TWC Named Executive Officers in Connection with the Merger” beginning on page [—] of this joint proxy statement/prospectus. That summary includes all compensation and benefits that will or may be paid by TWC to its named executive officers in connection with the merger.

The TWC board of directors encourages you to review carefully the “golden parachute” compensation information disclosed in this joint proxy statement/prospectus.

The TWC board of directors unanimously recommends that the stockholders of TWC approve the following resolution:

“RESOLVED, that the stockholders of TWC approve, on an advisory (non-binding) basis, the compensation that will or may become payable by TWC to its named executive officers in connection with the merger, as disclosed pursuant to Item 402(t) of Regulation S-K in the Golden Parachute Compensation table and the related narrative disclosures.”

The vote on the “golden parachute” compensation proposal is a vote separate and apart from the vote on the adoption of the merger agreement. Accordingly, you may vote to approve the adoption of the merger agreement and vote not to approve the “golden parachute” compensation proposal and vice versa. Because the vote on the “golden parachute” compensation proposal is advisory only, it will not be binding on either TWC or Comcast. Accordingly, if the merger agreement is adopted and the merger is completed, the compensation payments that are contractually required to be paid by TWC to its named executive officers will or may be paid, subject only to the conditions applicable thereto, regardless of the outcome of the advisory (non-binding) vote of TWC stockholders.

The affirmative vote of a majority of the votes cast at the TWC special meeting by holders of shares of TWC common stock at the TWC special meeting is required to approve, on an advisory (non-binding) basis, the “golden parachute” compensation proposal.

The TWC board of directors unanimously recommends that TWC stockholders vote “FOR” the “golden parachute” compensation proposal.

COMCAST PROPOSAL II: ADJOURNMENT OF THE COMCAST SPECIAL MEETING

Comcast shareholders are being asked to approve a proposal that will give the Comcast board of directors authority to adjourn the Comcast special meeting one or more times if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting. If this proposal is approved, the Comcast special meeting could be adjourned to any date. If the Comcast special meeting is adjourned, Comcast shareholders who have already submitted their proxies will be able to revoke them at any time prior to their use. If you sign and return a proxy and do not indicate how you wish to vote on any proposal, or if you indicate that you wish to vote in favor of the approval of the stock issuance but do not indicate a choice on the adjournment proposal, your shares will be voted in favor of the adjournment proposal. But if you indicate that you wish to vote against the approval of the stock issuance, your shares will only be voted in favor of the adjournment proposal if you indicate that you wish to vote in favor of that proposal.

The affirmative vote of a majority of votes cast at the Comcast special meeting by Comcast Class A shareholders and Comcast Class B shareholders, voting as a single class, will be required to approve the adjournment of the Comcast special meeting.

The Comcast board of directors unanimously recommends that Comcast shareholders vote “FOR” the adjournment of the Comcast special meeting if necessary to solicit additional proxies if there are not sufficient votes to approve the stock issuance at the time of the Comcast special meeting.

CERTAIN BENEFICIAL OWNERS OF TWC COMMON STOCK

Security Ownership by the TWC Board of Directors and Executive Officers

The following table sets forth information as of the close of business on February 28, 2014 as to the number of shares of TWC common stock beneficially owned by:

•	each TWC named executive officer;

•	each current TWC director; and

•	all current TWC executive officers and directors, as a group.

	TWC Common Stock Beneficially Owned(1)
Name	Number of Shares	Right to Acquire Shares(2)	Percent of Class
Carole Black	500	6,361		*
Glenn A. Britt(3)	178,799	1,008,907		*
Thomas H. Castro	919	5,442		*
David C. Chang	2,443	5,442		*
James E. Copeland, Jr.	—	6,361		*
Irene M. Esteves	6,638	26,979		*
Peter R. Haje(4)	15,622	6,361		*
Donna A. James	150	6,361		*
Michael LaJoie	11,807	64,341		*
Don Logan	—	6,361		*
Robert D. Marcus	61,281	315,339		*
Philip G. Meeks	—	—
Arthur T. Minson, Jr.	5	—
N.J. Nicholas, Jr.	2,333	6,361		*
Wayne H. Pace	24,754	5,442		*
Edward D. Shirley	1,333	6,361		*
John E. Sununu	102	6,361		*
All current directors and executive officers as a group (19 persons)(3)-(5)	325,627	1,574,350		*

*	Represents beneficial ownership of less than one percent of the issued and outstanding TWC common stock on February 28, 2014.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 of the Exchange Act. Unless otherwise indicated, beneficial ownership represents both sole voting and sole investment power. This table does not include any shares of TWC common stock or other TWC equity securities that may be held by pension and profit-sharing plans of other corporations or endowment funds of educational and charitable institutions for which various directors and officers serve as directors or trustees. As of February 28, 2014, the only equity securities of TWC beneficially owned by the named persons or group were (i) shares of TWC common stock, (ii) options to purchase shares of TWC common stock and (iii) restricted stock units and deferred stock units reflecting the contingent right to receive shares of TWC common stock. None of these shares of TWC common stock was pledged as security.
(2)

Reflects shares of TWC common stock subject to (i) options to purchase TWC common stock that, on February 28, 2014, were unexercised, but were exercisable on or within 60 days after that date and (ii) restricted stock units that, on February 28, 2014, were unvested, but were expected to vest on or within 60 days after that date. These shares are excluded from the column headed “Number of Shares.” The “Right to Acquire Shares” for each of the non-employee directors includes restricted stock units issued to them as compensation since 2011, which represent the right to receive shares of TWC common stock after termination of service as a member of the TWC board of directors, but does not include their interests set forth in the table below in (i) restricted stock units issued to them as compensation prior to 2011, which represent the right to receive shares of TWC common stock six months after termination of service as a member of the TWC board of directors and (ii) deferred stock units issued under the Directors’ Deferred

Compensation Program, which represent the right to receive shares of TWC common stock on the distribution date selected by the director. Each non-employee director’s (i) restricted stock units issued to them as compensation prior to 2011 and (ii) deferred stock units as of February 28, 2014 are set forth below. The directors do not have voting rights with respect to these restricted stock units and deferred stock units, but they represent an economic interest in the shares of TWC common stock.

	Pre-2011 Restricted Stock Units	Deferred Stock Units
Carole Black	12,409	—
Thomas H. Castro	12,409	—
David C. Chang	11,113	6,832
James E. Copeland, Jr.	12,409	6,126
Peter R. Haje	12,409	7,532
Donna A. James	5,912	—
Don Logan	12,409	—
N.J. Nicholas, Jr.	12,409	6,598
Wayne H. Pace	9,204	5,783
Edward D. Shirley	5,912	—
John E. Sununu	5,912	—

(3)	Includes (i) 29 shares of TWC common stock owned by Mr. Britt’s spouse, as to which Mr. Britt disclaims beneficial ownership and (ii) 1,288 shares of TWC common stock owned by the Glenn and Barbara Britt Foundation, as to which Mr. Britt and his spouse share voting and investment power.
(4)	Includes 666 shares of TWC common stock owned by the Peter and Helen Haje Foundation, as to which Mr. Haje and his spouse share voting power but have no investment power.
(5)	Includes an aggregate of approximately 1,009 shares of TWC common stock held by a trust under the TWC Savings Plan for the benefit of TWC’s current executive officers.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, as of February 28, 2014, TWC has determined that each of the persons listed below is a beneficial holder of more than 5% of the outstanding shares of TWC common stock as of the date indicated.

Name and Address of Beneficial Owner	Shares of TWC Common Stock Beneficially Owned	Percent of Class
Dodge & Cox(1)	15,524,188	5.5
555 California Street, 40th Floor
San Francisco, CA 94104

The Vanguard Group Inc.(2)	14,222,130	5.0
100 Vanguard Boulevard
Malvern, PA 19355

(1)	Based solely on a Schedule 13G filed by Dodge & Cox with the SEC on February 13, 2014, which reported, as of December 31, 2013, that it had sole voting power over 14,579,915 of the indicated shares and sole dispositive power over all of the indicated shares.
(2)	Based solely on a Schedule 13G filed by The Vanguard Group Inc. with the SEC on February 12, 2014, which reported, as of December 31, 2013, that it had sole voting power over 464,847 of the indicated shares, sole dispositive power over 13,789,227 of the indicated shares and shared dispositive power over 432,903 of the indicated shares.

CERTAIN BENEFICIAL OWNERS OF COMCAST COMMON STOCK

Security Ownership by the Comcast Board of Directors and Executive Officers

The following table sets forth information as of the close of business on March 1, 2014 as to the number of shares of Comcast common stock beneficially owned by:

•	each Comcast named executive officer;

•	each current Comcast director; and

•	all current Comcast executive officers and directors, as a group.

	Amount Beneficially Owned(1)						Percent of Class
Name of Beneficial Owner	Comcast Class A(2)		Comcast Class A Special		Comcast Class B		Comcast Class A(2)	Comcast Class A Special	Comcast Class B
Michael J. Angelakis	2,371,079	(3)	—		—		*	—	—
Kenneth J. Bacon	36,046		—		—		*	—	—
Sheldon M. Bonovitz	44,649	(4)	116,952	(5)	—		*	*	—
Edward D. Breen	50,587		—		—		*	—	—
Stephen B. Burke	2,285,224		3,718		—		*	*	—
David L. Cohen	3,094,053	(6)	53,731	(7)	—		*	*	—
Joseph J. Collins	182,469	(8)	—		—		*	—	—
J. Michael Cook	62,356	(9)	3,450	(10)	—		*	*	—
Gerald L. Hassell	50,713		—		—		*	—	—
Jeffrey A. Honickman	116,039	(11)	10,217	(12)	—		*	*	—
Eduardo G. Mestre	43,701		—		—		*	—	—
Brian L. Roberts	5,747,890	(13)	8,254,762	(14)	9,444,375	(15)	*	1.8%	100	%(15)
Ralph J. Roberts	2,395,796		1,578,318	(16)	—		*	*	—
Johnathan A. Rodgers	18,921		—		—		*	—	—
Dr. Judith Rodin	78,564		—		—		*	—	—
Neil Smit	829,403		—		—		*	—	—
All directors and executive officers as a group (18 persons)	17,769,752	(3)(4)(6)(8)(9)(11)(13)	10,064,677	(5)(7)(10)(12)(14)(16)(17)	9,444,375	(15)	*	2.3%	100	%(15)

*	Less than 1% of the outstanding shares of the applicable class.
(1)	Beneficial ownership as reported in the above table has been determined in accordance with Rule 13d-3 under the Exchange Act.
(2)	Includes beneficial ownership of the following number of shares of Comcast Class A common stock for which the following persons hold options exercisable on or within 60 days of March 1, 2014: Mr. Angelakis, 1,921,504; Mr. Bonovitz, 11,250; Mr. Burke, 1,295,117; Mr. Cohen, 2,485,875 (597,015 of which are held by family trusts); Mr. Collins, 14,062; Mr. Cook, 11,250; Mr. Brian L. Roberts, 4,921,825; Mr. Ralph J. Roberts, 1,429,940; Dr. Rodin, 11,250; Mr. Smit, 592,170; and all directors and executive officers as a group, 12,919,025.

Includes beneficial ownership of the following number of shares of Comcast Class A common stock underlying restricted stock units held by the following persons that vest on or within 60 days of March 1, 2014: Mr. Angelakis, 203,325; Mr. Burke, 232,950; Mr. Cohen, 151,475; Mr. Brian L. Roberts, 333,205; Mr. Smit, 125,335; and all directors and executive officers as a group, 1,134,305.

Includes the following number of share equivalents that will be paid at a future date in cash and/or in Comcast Class A common stock pursuant to an election made under Comcast’s restricted stock plan for the following persons: Mr. Bacon, 13,059; Mr. Bonovitz, 15,777; Mr. Breen, 11,504; Mr. Collins, 53,519; Mr. Cook, 35,119; Mr. Hassell, 42,030; Mr. Honickman, 53,622; Mr. Mestre, 17,832; Mr. Ralph J. Roberts, 748,270; Mr. Rodgers, 14,091; and Dr. Rodin, 53,516.

Includes the following number of share equivalents that will be paid at a future date in Comcast Class A common stock under Comcast’s deferred compensation plans for the following persons: Mr. Breen, 6,165; Mr. Collins, 12,889; Mr. Cook, 5,718; Mr. Hassell, 8,683; Mr. Honickman, 11,915; Mr. Mestre, 3,369; Mr. Rodgers, 1,886; and Dr. Rodin, 7,409.

(3)	Includes 168,242 shares of Comcast Class A common stock held jointly by him and his wife; 48,551 shares held by a family trust of which he is a trustee; and 29,074 shares owned by a charitable foundation of which he and his wife are trustees.
(4)	Includes 72 shares of Comcast Class A common stock held by a testamentary trust of which he is a trustee and 2,992 shares owned by family partnerships.
(5)	Includes 15,714 shares of Comcast Class A Special common stock owned by a charitable foundation of which his wife is a trustee; 97,891 shares owned by family partnerships; and 3,000 shares owned by a family trust of which he is a trustee.
(6)	Includes 338,870 shares of Comcast Class A common stock owned in family trusts; 58,839 shares held by a grantor retained annuity trust of which he is a trustee; and 9,463 shares owned by a charitable foundation controlled by him, his wife and his children.
(7)	Includes 20,707 shares of Comcast Class A Special common stock owned in family trusts; 9,240 shares held by a grantor retained annuity trust of which he is a trustee; and 6,257 shares owned by a charitable foundation controlled by him, his wife and his children.
(8)	Includes 102,000 shares of Comcast Class A common stock held by grantor retained annuity trusts of which he is a trustee.
(9)	Includes 2,425 shares of Comcast Class A common stock owned by his wife and 1,455 shares held jointly by him and his wife.
(10)	Represents 3,450 shares of Comcast Class A Special common stock held jointly by him and his wife.
(11)	Includes 10,000 shares of Comcast Class A common stock held by a grantor trust of which he is a trustee.
(12)	Includes 77 shares of Comcast Class A Special common stock owned by his daughters.
(13)	Includes 19,000 shares of Comcast Class A common stock held by a family trust; 15,825 shares owned in Comcast’s retirement-investment plan; and 2,034 shares owned by his wife. Does not include the shares of Comcast Class A common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Comcast Class A common stock issuable upon conversion of Comcast Class B common stock beneficially owned by him; if he were to convert the Comcast Class B common stock that he beneficially owns into Comcast Class A common stock, he would beneficially own 15,192,265 shares of Comcast Class A common stock, representing less than 1% of the Comcast Class A common stock.
(14)	Includes 68,909 shares of Comcast Class A Special common stock owned in Comcast’s retirement-investment plan. Also includes 269,835 shares owned by his wife; 240 shares owned by his daughter; and 327,365 shares owned by a family charitable foundation of which his wife is a trustee. Also includes 6,856,323 shares owned by a limited liability company of which he is the managing member and 699,298 shares owned by certain family trusts. Does not include the shares of Comcast Class A Special common stock beneficially owned by Mr. Ralph J. Roberts over which he has a power of attorney nor does it include shares of Comcast Class A Special common stock issuable upon conversion of Comcast Class B common stock beneficially owned by him; if he were to convert the Comcast Class B common stock that he beneficially owns into Comcast Class A Special common stock, he would beneficially own 17,699,137 shares of Comcast Class A Special common stock, representing approximately 3.9% of the Comcast Class A Special common stock.
(15)	See footnote (3) under “—Security Ownership of Certain Beneficial Owners” below.
(16)	Includes 278,346 shares of Comcast Class A Special common stock owned by family partnerships, the general partner of which is controlled by him; 248,768 shares held by grantor retained annuity trusts of which he is a trustee; and 69,875 shares owned by a family charitable foundation of which his wife is a trustee.
(17)	Includes 21,473 shares of Comcast Class A Special common stock owned by the children of an executive officer, other than those named above.

Security Ownership of Certain Beneficial Owners

Based on a review of filings with the SEC, Comcast has determined that each of the persons listed below is a beneficial holder of more than 5% of the outstanding shares of Comcast common stock as of March 1, 2014.

Title of Voting Class	Name and Address of Beneficial Owner	Amount Beneficially Owned		Percent of Class
Class A common stock	BlackRock, Inc. 40 East 52nd Street New York, NY 10022	146,212,072	(1)	6.80%

Class A common stock	The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	115,773,453	(2)	5.41%

Class B common stock	Brian L. Roberts One Comcast Center Philadelphia, PA 19103	9,444,375	(3)	100.00%

(1)	This information is based upon a Schedule 13G filing with the SEC on February 4, 2014 made by BlackRock, Inc. setting forth information as of December 31, 2013.
(2)	This information is based upon a Schedule 13G filing with the SEC on February 12, 2014 made by The Vanguard Group setting forth information as of December 31, 2013.
(3)	Includes 9,039,663 shares of Comcast Class B common stock owned by a limited liability company of which Mr. Brian L. Roberts is the managing member and 404,712 shares of Comcast Class B common stock owned by certain family trusts of which Mr. Roberts and/or his descendants are the beneficiaries. The shares of Comcast Class B common stock beneficially owned by Mr. Brian L. Roberts represent 33 1⁄3% of the combined voting power of the two classes of the Comcast voting common stock, which percentage is generally non dilutable under the terms of Comcast’s articles. Under Comcast’s articles, each share of Comcast Class B common stock is convertible, at the shareholder’s option, into a share of Comcast Class A common stock or Comcast Class A Special common stock. For information regarding Mr. Brian L. Roberts’ beneficial ownership of Comcast Class A common stock and Comcast Class A Special common stock, see the table immediately above, “Security Ownership by the Comcast Board of Directors and Executive Officers,” including footnotes (13) and (14) to the table.

DESCRIPTION OF COMCAST CAPITAL STOCK

The following description of the terms of Comcast capital stock is a summary only and is qualified by reference to the relevant provisions of Pennsylvania law, Comcast’s articles and Comcast’s by-laws. Copies of Comcast’s articles and Comcast’s by-laws are incorporated by reference into this joint proxy statement/prospectus and will be sent to holders of shares of TWC common stock free of charge upon written or telephonic request. See “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

Authorized Capital Stock

Under Comcast’s articles, as of [—], 2014, the authorized capital stock of Comcast consists of (i) 7,500,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 7,500,000,000 shares of Class A Special common stock, par value $0.01 per share, (iii) 75,000,000 shares of Class B common stock, par value $0.01 per share, and (iv) 20,000,000 shares of preferred stock, no par value, of which 2,500,000 shares have been designated as Series A Participating Cumulative Preferred Stock.

Comcast Common Stock

Except as required by law, holders of shares of Comcast Class A Special common stock are not entitled to vote. When holders of shares of Comcast Class A Special common stock are entitled to vote by applicable law, each share of the Comcast Class A Special common stock has the same number of votes as each share of the Comcast Class A common stock.

As of [—], 2014, on all matters submitted for a vote of holders of all outstanding shares of each class of Comcast’s voting stock, holders of shares of Comcast Class A common stock in the aggregate hold 66 2⁄3% of the aggregate voting power of the Comcast capital stock. As of [—], 2014, holders of shares of Comcast Class B common stock have a nondilutable 33 1⁄3% of the combined voting power of the Comcast common stock. This nondilutable voting power is subject to proportional decrease to the extent the number of shares of Comcast Class B common stock is reduced below 9,444,375, subject to adjustment in specified situations. Stock dividends payable on the Comcast Class B common stock in the form of Comcast Class B common stock or Comcast Class A Special common stock do not decrease the nondilutable voting power of the Comcast Class B common stock.

Subject to the preferential rights of any preferred stock then outstanding, holders of shares of Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock are entitled to receive, from time to time, when, as and if declared, in the discretion of the Comcast board of directors, such cash dividends as the board of directors may from time to time determine, out of such funds as are legally available therefor, in proportion to the number of shares held by them, respectively, without regard to class.

Holders of shares of Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock will also be entitled to receive, from time to time, when, as and if declared by the Comcast board of directors, such dividends of Comcast stock or other property as the board may determine, out of such funds as are legally available therefor. However, stock dividends on, or stock splits of, any class of common stock will not be paid or issued unless paid or issued on all classes of Comcast common stock, in which case they will be paid or issued only in shares of that class; provided, however, that stock dividends on, or stock splits of, Comcast Class B common stock may also be paid or issued in shares of Comcast Class A Special common stock.

The transfer agent and registrar for Comcast Class A common stock and Comcast Class A Special common stock is Wells Fargo Shareowner Services.

Approval Rights

Except as required by law or the listing standards of NASDAQ, holders of shares of Comcast Class A Special common stock and Comcast Class A shareholders have no specific approval rights over any corporate actions. However, the approval, as a class, of the holders of any class or series of shares of Comcast is necessary to approve any amendment to Comcast’s articles that would make any change in the preferences, limitations or rights of the shares of such class or series adverse to such class or series. Comcast Class B shareholders also have an approval right over (i) any merger or consolidation of Comcast with another entity or any other transaction, in each case that requires shareholders’ approval under applicable law, or any other transaction that would result in any person or group owning shares representing in excess of 10% of the aggregate voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring shareholders’ approval under the applicable rules and regulations of any stock exchange or quotation system, (ii) any issuance of Comcast Class B common stock or any securities exercisable or exchangeable for or convertible into Comcast Class B common stock, and (iii) any amendments to Comcast’s articles or Comcast’s by-laws (including any amendment to Comcast’s articles to opt in to any of the Pennsylvania antitakeover statutes) and other actions (such as the adoption, amendment or redemption of a shareholder rights plan) that limit the rights of Comcast Class B shareholders or any subsequent transferee of Comcast Class B common stock to transfer, vote or otherwise exercise rights with respect to Comcast capital stock.

Largest Shareholder

Brian L. Roberts, Comcast’s Chairman, Chief Executive Officer and President, beneficially owns all outstanding shares of Comcast Class B common stock, which has a nondilutable 33 1⁄3% of the combined voting power of Comcast stock and which also has separate approval rights over certain material transactions, as described above under “—Approval Rights.” Accordingly, Mr. Roberts has considerable influence over Comcast’s operations and has the ability to transfer such influence by selling the Comcast Class B common stock. The Comcast Class B common stock is convertible on a share-for-share basis into Comcast Class A common stock or Comcast Class A Special common stock. As of [—], 2014, if Mr. Roberts were to convert the Comcast Class B common stock he beneficially owns into Comcast Class A common stock, Mr. Roberts would beneficially own [13,993,718] shares of Comcast Class A common stock, which is less than [1]% of the Comcast Class A common stock that would be outstanding after the conversion.

Additional Comcast Shares, Including Preferred Shares

The Comcast board of directors is authorized to provide for the issuance of shares of Comcast preferred stock in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be fixed by the board of directors.

Preemptive Rights

The holders of shares of Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock do not have any preemptive rights.

Book-Entry Shareholding

Certificates representing the Comcast Class A common stock will not be issued unless required by applicable law. Holders of record of Comcast Class A common stock have credited to a book-entry account established for them by, and maintained at, the transfer agent and registrar the number of shares of Comcast Class A common stock owned by them. Each holder of record receives an ownership statement from the transfer agent and registrar promptly following each transfer to or from such account.

Certain Anti-Takeover Provisions

Special Meetings of Shareholders

Under the PBCL, a company’s shareholders are not permitted to call or require the company to call a special meeting of shareholders unless the company’s governing documents permit them to do so. Pursuant to Comcast’s articles and Comcast’s by-laws, a special meeting of the Comcast shareholders may only be called by the board of directors. Special meetings of the shareholders may not be called by shareholders.

Potential Issuances of Comcast Preferred Shares

Comcast’s articles authorize the Comcast board of directors to establish, from the authorized but unissued shares, one or more series of Comcast shares, without par value, and to determine, with respect to any such series of Comcast shares, the voting rights, designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights of such series.

The authorized shares of Comcast will be available for issuance without further action by Comcast shareholders, unless such action is required by applicable law or the rules of any stock exchange or automated quotation system on which Comcast’s securities may be listed or traded. If the approval of Comcast shareholders is not so required, the Comcast board does not intend to seek shareholder approval.

Although the Comcast board of directors has no intention at the present time of doing so, it could issue a series of Comcast preferred shares that could, depending on the terms of such series, impede completion of a merger, tender offer or other takeover attempt that some, or a majority, of Comcast shareholders might believe to be in their best interests or in which shareholders might receive a premium for their shares over the then-current market price of such shares.

Advance Notice Provisions for Shareholder Nominations and Share Proposals at Annual Meetings

Comcast’s by-laws establish an advance notice procedure for shareholders to nominate candidates for election as directors or to bring other business before annual meetings of shareholders of Comcast.

Nominations for election to the Comcast board may be made at an annual meeting, or at a special meeting at which directors are to be elected, only by the Comcast board of directors or by a shareholder who has complied with Comcast’s shareholder notice procedure. Comcast’s by-laws require that notice of a shareholder nomination set forth certain information with respect to each proposed nominee and the shareholder giving notice.

Comcast’s by-laws provide that at an annual meeting only such business may be conducted as has been (i) specified in the meeting notice, (ii) brought before the meeting at the direction of the Comcast board of directors, (iii) brought before the meeting by the presiding officer of the meeting, unless a majority of the current directors object to such business being conducted at the meeting, or (iv) otherwise brought before the meeting by a shareholder who has given timely written notice to the Comcast corporate secretary of such shareholder’s intention to bring such business before such meeting in compliance with Comcast’s shareholder notice procedure. Under Comcast’s shareholder notice procedure, a shareholder’s notice relating to the conduct of business at an annual meeting must contain specified information about such business and about the proposing shareholder.

Comcast’s shareholder notice procedure requires that notice of nominations or proposals for substantive business must be received by Comcast (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

By requiring advance notice of nominations by shareholders, Comcast’s shareholder notice procedure affords the Comcast board of directors an opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Comcast board of directors, to inform shareholders about such qualifications. By requiring advance notice of other proposed business, Comcast’s shareholder notice procedure provides a more orderly procedure for conducting annual meetings of shareholders and, to the extent deemed necessary or desirable by the Comcast board of directors, provides the Comcast board of directors with an opportunity to inform shareholders, prior to such meetings, of any business proposed to be conducted at such meetings, together with the Comcast board of directors’ position regarding action to be taken with respect to such business, so that shareholders can better decide whether to attend such a meeting or to grant a proxy regarding the disposition of any such business.

Although Comcast’s by-laws do not give the Comcast board of directors any power to approve or disapprove shareholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of shareholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of such nominees or proposals might be harmful or beneficial to Comcast and its shareholders.

Potential Issuances of Rights to Purchase Securities

Comcast does not currently have a shareholder rights plan, although the Comcast board retains the right to adopt a new plan at a future date. The shares of Comcast Series A Participating Cumulative Preferred Stock, none of which are outstanding, were authorized by the Comcast board in connection with its adoption of a shareholder rights plan that expired on November 18, 2012.

No Shareholder Action by Written Consent

Under Comcast’s articles and Comcast’s by-laws, shareholders are not permitted to act by written consent in lieu of a meeting. However, the holders of a majority of the Comcast Class B common stock are permitted to act by written consent in lieu of a meeting in the exercise of their approval rights related to (i) certain mergers or consolidations, including the stock issuance, or certain issuances of securities requiring shareholder approval, (ii) any issuance of shares of Comcast Class B common stock or (iii) any amendment to Comcast’s articles or Comcast’s by-laws or certain other actions that would limit the rights of Comcast Class B shareholders to transfer, vote or otherwise exercise rights with respect to Comcast capital stock.

Provisions Relating to Shareholder Approval of Business Combination and Other Transactions

Under Pennsylvania law, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote.

Comcast’s articles provide that the approval of Comcast Class B shareholders, voting separately as a class, shall be necessary to approve (i) any merger or consolidation of Comcast with another entity or any other transaction, in each case that requires the approval of the shareholders of Comcast pursuant to the law of the Commonwealth of Pennsylvania or other applicable law, or any other transaction that would result in any person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) owning shares representing in excess of 10 percent of the combined voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring shareholder approval under the applicable rules and regulations of any stock exchange or quotation system, (ii) any issuance of shares of Comcast Class B common stock or any securities exercisable or exchangeable for or convertible into shares of Comcast Class B common stock or (iii) any amendment to Comcast’s articles or Comcast’s by-laws or any other action that would, in any such case, limit the rights of Comcast Class B shareholders or any subsequent transferee of Comcast Class B common stock to transfer, vote or otherwise exercise rights with respect to Comcast capital stock.

Provisions Relating to Amendments to Comcast’s Articles and Comcast’s By-laws

Comcast’s articles provide that its articles can be amended by a resolution of the board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. There shall be no class voting on any such amendments or on any other matter except (i) when such amendments in any manner change the preferences, limitations or rights of a class or series of shares, in which case there shall be required the affirmative vote of the majority of the votes cast by the outstanding shares of each class entitled to vote thereon or (ii) when such amendment would limit the rights of Comcast Class B shareholders or any subsequent transferee of Comcast Class B common stock to transfer, vote or otherwise exercise rights with respect to the Comcast capital stock, in which case there shall be required the approval of Comcast Class B shareholders, voting separately as a class.

Under Comcast’s articles, the board of directors shall have the power to amend the by-laws to the extent permitted by applicable law. Any amendment to the by-laws approved by Comcast shareholders shall not be deemed to have been adopted by Comcast unless it has been previously approved by the board of directors.

Pennsylvania Anti-Takeover Statutes

Under Section 1715 of the PBCL, which is applicable to Comcast, directors stand in a fiduciary relation to their corporation and, as such, are required to perform their duties in good faith, in a manner they reasonably believe to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances. In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (i) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (ii) the short-term and long-term interests of the corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and (iv) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard any corporate interest or the interests of any particular group, including shareholders, affected by the action, as a dominant or controlling factor. Absent a breach of fiduciary duty, a lack of good faith or self-dealing, any act of the board of directors, a committee thereof or an individual director is presumed to be in the best interests of the corporation. The PBCL expressly provides that the fiduciary duty of directors does not require them to (i) redeem, modify or otherwise render inapplicable outstanding rights issued under any shareholder rights plan, (ii) render inapplicable specified statutory anti-takeover provisions, or (iii) take any action solely because of the effect it may have on a proposed acquisition or the consideration to be received by shareholders in such a transaction.

Commentary associated with Section 1715, and accepted by courts applying the provisions of that section to the facts of specific takeover attempts, makes it clear that a purpose of Section 1715 is to legislatively overrule certain judicial decisions in other jurisdictions named in the commentary (including Delaware) which have had the effect of limiting the flexibility of incumbent management in contested takeovers. The provisions of Section 1715, and its construction by the courts, could aid the Comcast board of directors in resisting a proposed acquisition transaction that the board of directors believed not to be in the best interests of any one of the corporate constituencies identified in the statute or otherwise not in the best interests of Comcast under any of the criteria identified in the statute that the board of directors believes are appropriate to consider.

Comcast has opted out of Subchapters E, F, G, H, I and J and Section 2538 of Subchapter D of the PBCL. Subchapter E of Chapter 25 of the PBCL requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any other shareholder at “fair value” (determined as provided in Section 2547 of the PBCL). Subchapter F of Chapter 25 of the PBCL prohibits a publicly traded corporation from engaging in a business combination with an interested shareholder absent approval in advance by the corporation’s board of directors or a certain majority of shareholders other than interested shareholders. Subchapter G of Chapter 25 of the PBCL blocks the voting rights of an acquiring person who makes or proposes to make a control-share acquisition, which is defined as increasing ownership in the corporation above a certain threshold. Subchapter H of Chapter 25 of the PBCL enables a company to recover certain profits from the sale of shares by shareholders who hold or will hold 20% of the voting power of the company or who have evidenced an intent to acquire control of the company. Subchapter I of Chapter 25 of the PBCL provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition. Subchapter J of Chapter 25 of the PBCL prohibits, in connection with certain “control-share acquisitions,” the abrogation of certain labor contracts, if any, prior to their stated date of expiration.

COMPARISON OF STOCKHOLDER RIGHTS

The rights of Comcast shareholders are currently governed by Pennsylvania law and Comcast’s articles and Comcast’s by-laws. The rights of TWC stockholders are currently governed by Delaware law and TWC’s charter and by-laws. Following completion of the merger, the rights of TWC stockholders who become shareholders of Comcast in the merger will be governed by Pennsylvania law and Comcast’s articles and Comcast’s by-laws.

The following discussion summarizes the material differences between the current rights of TWC stockholders and the current rights of Comcast shareholders. These differences arise in part from differences between Pennsylvania law and Delaware law. Additional differences arise from the governing instruments of the two companies.

Although it is impracticable to compare all of the aspects in which Pennsylvania law and Delaware law and Comcast’s and TWC’s governing instruments differ with respect to shareholder rights, the following discussion summarizes certain material differences between them. This summary is not intended to be complete, and it is qualified in its entirety by reference to Pennsylvania law, Delaware law, Comcast’s articles and Comcast’s by-laws and TWC’s charter and TWC’s by-laws. In addition, the identification of some of the differences in the rights of these shareholders as material is not intended to indicate that other differences that are equally important do not exist. Comcast and TWC urge you to carefully read this entire joint proxy statement/prospectus, the relevant provisions of Pennsylvania law and Delaware law and the other documents to which Comcast and TWC refer in this joint proxy statement/prospectus for a more complete understanding of the differences between the rights of a Comcast shareholder and the rights of a TWC stockholder. Comcast and TWC have filed with the SEC their respective governing documents referenced in this comparison of stockholder rights and will send copies of these documents to you, without charge, upon your written or telephonic request. See “Where You Can Find More Information” beginning on page [—] of this joint proxy statement/prospectus.

Material Differences in Stockholder Rights

	TWC Stockholder Rights	Comcast Shareholder Rights
Authorized Capital Stock	The authorized capital stock of TWC consists of (i) 8,333,333,333 shares of common stock, par value $0.01 per share and (ii) 1,000,000,000 shares of preferred stock, par value $0.01 per share.	The authorized capital stock of Comcast consists of (i) 7,500,000,000 shares of Class A common stock, par value $0.01 per share, (ii) 7,500,000,000 shares of Class A Special common stock, par value $0.01 per share, (iii) 75,000,000 shares of Class B common stock, par value $0.01 per share and (iv) 20,000,000 shares of preferred stock, no par value.

	The TWC board of directors is authorized to provide for the issuance of shares of TWC preferred stock in one or more series, to establish from time to time the number of shares to be included in each such series and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof.	The Comcast board of directors is authorized to provide for the issuance of shares of Comcast preferred stock in one or more series, without par value, with full, limited, multiple, fractional, or no voting rights, and with such designations, preferences, qualifications, privileges, limitations, restrictions, options, conversion rights and other special or relative rights as shall be fixed by the board of directors.

	TWC Stockholder Rights	Comcast Shareholder Rights
	As of [—], 2014, there were outstanding (i) [—] shares of TWC common stock and (ii) no shares of TWC preferred stock.	As of [—], 2014, there were outstanding (i) [—] shares of Comcast Class A common stock, (ii) [—] shares of Comcast Class A Special common stock, (iii) 9,444,375 shares of Comcast Class B common stock and (iv) [—] shares of preferred stock.

Number of Directors	The TWC board of directors currently has 13 members.	The Comcast board of directors currently has 12 members.

	Under TWC’s charter and by-laws, the number of directors shall be as fixed from time to time pursuant to the by-laws.	Under Comcast’s by-laws, the number of directors shall be as determined by the board of directors from time to time.

	Delaware law permits classified boards of directors, but TWC has not adopted one.	Pennsylvania law permits classified boards of directors, but Comcast has not adopted one.

Election of Directors	TWC’s by-laws provide that directors are elected by the affirmative vote of a majority of the votes cast in uncontested elections and a plurality of votes cast for contested elections of directors at a meeting at which a quorum is present.	Directors are elected by the affirmative vote of a plurality of votes cast. Holders of shares of Comcast Class A Special common stock are not entitled to vote for directors.

Removal of Directors	TWC’s charter provides that directors may be removed from office without cause by the affirmative vote of the holders of at least a majority of the votes represented by the shares then outstanding and entitled to vote in the election of such directors. Any director may be removed for cause as provided under Delaware law.	Under Comcast’s by-laws, the entire board of directors or any individual director may be removed from office only for cause by the vote of the shareholders entitled to elect directors.

Voting	Under TWC’s charter, each holder of TWC common stock is entitled to one vote per share of TWC common stock.	Under Comcast’s articles, (i) each share of Comcast Class A common stock shall entitle the holder thereof to the number of votes equal to a quotient the numerator of which is the excess of (x) the Total Number of Votes (as defined below) over (y) the sum of (A) the Total Number of B Votes (as defined below) and (B) the Total Number of Other Votes (as defined below) and the denominator of which is the number of outstanding shares of Comcast Class A common stock (provided that if at any time there are no outstanding shares of Comcast Class B common stock, each share of Comcast Class A common stock shall entitle the holder thereof to

TWC Stockholder Rights	Comcast Shareholder Rights

one (1) vote) and (ii) each share of Comcast Class B common stock shall entitle the holder thereof to fifteen (15) votes.

Holders of shares of Comcast Class A Special common stock shall not be entitled to vote for the election of directors or any other matter except as may be required by applicable law, in which case each share of Comcast Class A Special common stock shall entitle the holder thereof to the same number of votes to which each holder of Comcast Class A common stock is entitled for each of such holder’s shares of Comcast Class A common stock.

“Total Number of Votes” on any record date is equal to a quotient the numerator of which is the Total Number of B Votes on such record date and the denominator of which is the B Voting Percentage (as defined below) on such record date. “Total Number of B Votes” on any record date is equal to the product of (i) 15 and (ii) the number of outstanding shares of Comcast Class B common stock on such record date. “Total Number of Other Votes” on any record date means the aggregate number of votes to which holders of all classes of capital stock of Comcast other than Comcast Class A shareholders and Comcast Class B shareholders are entitled to cast on such record date in an election of directors. “B Voting Percentage” on any record date means the portion (expressed as a percentage) of the total number of votes entitled to be cast in an election of directors by the holders of capital stock of Comcast to which all Comcast Class B shareholders are entitled to cast on such record date in an election of directors.

The Comcast Class A Special common stock is not entitled to vote.

The Comcast Class B common stock represents 33 1/3% of the combined voting power of the two classes of

	TWC Stockholder Rights	Comcast Shareholder Rights

Comcast voting common stock, which percentage is generally non dilutable under Comcast’s articles.

Cumulative Voting	Delaware law allows for cumulative voting, but TWC’s charter and by-laws do not provide for it.	Pennsylvania law allows for cumulative voting, but Comcast’s articles expressly preclude it.

Vacancies on the Board of Directors	Under TWC’s charter, vacancies on the board of directors shall be filled by a majority vote of the remaining directors, even if less than a quorum, or by an affirmative vote of the sole remaining director.

Under Comcast’s by-laws, any vacancies on the board of directors may be filled by a majority vote of the remaining members of the board of directors, though less than a quorum, or by a sole remaining director, or, if there are no remaining directors, by the shareholders.

Under Comcast’s articles, at all times, the board of directors shall include a majority of independent persons (as defined in Article SIXTH of Comcast’s articles). Following the occurrence of a vacancy on the board of directors that results in the absence of a majority of independent persons on the board of directors, and notwithstanding the occurrence of such vacancy, the board of directors shall take all actions necessary to fill such vacancy with an independent person nominated by the governance and directors nominating committee of the board of directors and approved by the board of directors.

Special Meeting of the Board of Directors	Under TWC’s by-laws, special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer or a majority of the existing board of directors.	Under Comcast’s by-laws, special meetings of the board of directors may be called by the Chairman of the Board, the Chief Executive Officer, the board of directors or any officer of Comcast authorized by Article SIXTH of Comcast’s articles to call special meetings of the board of directors for so long as such officer is also a director of Comcast.

Stockholder Action by Written Consent	Under TWC’s charter, any action required or permitted to be taken by the stockholders of TWC must be effected at a duly called annual or special meeting of the stockholders of TWC, and the ability of the	Under Comcast’s articles and Comcast’s by-laws, shareholders shall not be permitted to act by written consent in lieu of a meeting. However, the holders of a majority of the Comcast Class B common

	TWC Stockholder Rights	Comcast Shareholder Rights

	stockholders to consent in writing to the taking of any action is specifically denied.	stock shall be permitted to act by written consent in lieu of a meeting in the exercise of their approval rights related to (i) certain mergers or other transactions or issuances of securities, (ii) any issuance of shares of Comcast Class B common stock or (iii) any amendment to Comcast’s articles or Comcast’s by-laws or certain other actions that would limit the rights of Comcast Class B shareholders to transfer, vote or otherwise exercise rights with respect to Comcast capital stock.

Amendment to Certificate of Incorporation	Under Delaware law, an amendment to TWC’s charter generally requires the approval of the TWC board of directors and a majority of the combined voting power of the then outstanding shares of voting stock, voting together as a single class.	Under Pennsylvania law, unless a greater vote is required by Comcast’s articles, an amendment to Comcast’s articles can be proposed by a resolution by the Comcast board of directors and then approved by an affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the affirmative vote of a majority of the votes cast in any required class vote, except for amendments on certain specified matters that do not require shareholder approval.

	Under TWC’s charter, in addition to any vote required by law or under its charter, both the affirmative vote of a majority of the voting power of the then outstanding shares of common stock held by persons other than Time Warner Inc. and its affiliates (other than TWC and its subsidiaries) and the approval of a majority of the total number of independent directors then serving on the TWC board of directors shall be required to amend, alter or repeal, or adopt any provisions inconsistent with Section 7 of Article IV (Mergers, Consolidations, etc.), Section 6 of Article V (Independence of Board of Directors), Article VI (Amendment of By-laws) or Article IX (Amendment to Certificate of Incorporation).	Comcast’s articles provide that its articles can be amended by a resolution of the board of directors and the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. There shall be no class voting on any such amendments or on any other matter except (i) when such amendments in any manner change the preferences, limitations or rights of a class or series of shares, in which case there shall be required the affirmative vote of the majority of the votes cast by the outstanding shares of each class entitled to vote thereon or (ii) when such amendment would limit the rights of Comcast Class B shareholders or any subsequent transferee of Comcast Class B common stock to transfer, vote or otherwise exercise rights with

	TWC Stockholder Rights	Comcast Shareholder Rights

respect to the Comcast capital stock, in which case there shall be required the approval of Comcast Class B shareholders, voting separately as a class.

Amendment of By-laws	Under TWC’s charter, the by-laws may be amended by the TWC board of directors or by the affirmative vote of holders of a majority of the combined voting power of the then outstanding shares of the voting stock, voting as a single class.	Under Comcast’s articles, the board of directors shall have the power to amend the by-laws to the extent permitted by applicable law. Any amendment to the by-laws approved by Comcast shareholders shall not be deemed to have been adopted by Comcast unless it has been previously approved by the board of directors. The approval of the Comcast Class B shareholders, voting separately as a class, is necessary to approve any amendment to the by-laws or any other action that would (i) elect to have certain sections of the PBCL apply to Comcast, (ii) amend Article Seventh of Comcast’s articles applicable to Comcast Class B shareholders or (iii) limit the rights of the Comcast Class B shareholders or any subsequent transferee to transfer, vote or otherwise exercise rights with respect to Comcast capital stock.

Special Stockholder Meetings	Under TWC’s by-laws, a special meeting of the stockholders may be called by the Chairman of the Board, the Chief Executive Officer or a majority of the Board. A special meeting of the stockholders shall be called by the Secretary of TWC at the request or requests of one or more holders of record owning at least 25% of the voting power of the outstanding capital stock of TWC entitled to vote on the matter or matters to be brought before the proposed special meeting.	Under Comcast’s articles and Comcast’s by-laws, a special meeting of the Comcast shareholders may be called by the board of directors. Special meetings of the shareholders may not be called by shareholders.

Notice of Stockholder Meetings	Under TWC’s by-laws, written notice of each stockholders’ meeting, whether annual or special, must be given not less than 10 days nor more than 60 days before the meeting.	Under Comcast’s by-laws, written notice of each meeting of shareholders must be given at least 20 days before the date of the meeting.

	TWC Stockholder Rights	Comcast Shareholder Rights

Stockholder Proposals (Other than Nomination of Persons for Election as Directors)	The TWC by-laws generally permit stockholders to bring business (other than nominations of persons for election as directors) before a stockholders’ meeting if the stockholder intending to bring such business is a holder of record at the time of the giving of the notice, is entitled to vote at the meeting and gives timely notice thereof in writing in proper form.	Comcast’s by-laws generally permit shareholders to bring business before an annual shareholders’ meeting if the shareholder intending to bring such business gives timely notice thereof in writing in proper form.

	To be timely, a stockholder’s notice must be delivered to TWC’s principal executive offices not less than 90 days nor more than 120 days prior to the first anniversary of the date of the immediately preceding annual meeting. However, in the event that the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice by the stockholder to be timely must be so delivered or received no earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.	To be timely, a shareholder’s notice must be delivered to Comcast’s principal executive offices (i) in the case of an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 60 days nor more than 90 days prior to such anniversary date, and (ii) in the case of an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

	To be in proper written form, the notice must set forth as to each matter the stockholder proposes to bring before the meeting: (i) a description in reasonable detail of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on TWC’s books, of the stockholder proposing such business, of the beneficial owner, if any, on whose behalf the proposal is made as well as the name and address of any affiliate or associate of any such person (as such terms are defined in Rule 12b–2 promulgated under the Exchange	To be in proper form, each notice must set forth: (i) the name and address of the shareholder who intends to bring the business before the meeting, (ii) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the proposing shareholder proposes that the shareholders adopt, and (iii) a representation that the shareholder is a holder of record of the stock of Comcast entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

TWC Stockholder Rights	Comcast Shareholder Rights

Act) (each such stockholder, beneficial owner and other person is referred to as a proposing person), (iii) the classes and number of shares of TWC which are owned beneficially or of record by each proposing person, (iv) a description in reasonable detail of any derivative contracts, derivative securities or derivative transactions as of the date of such stockholder notice (and if a record date for the meeting has been established prior to the delivery of such stockholder notice to TWC, as of the record date) to which each proposing person is a party and which gives such proposing person the economic equivalent of ownership of an amount of equity securities of any type or class of TWC, (v) a description in reasonable detail of any derivative contracts, derivative securities or derivative transactions as of the date of such stockholder notice (and if a record date for the meeting has been established prior to the delivery of such stockholder notice to TWC, as of the record date) to which each proposing person is a party and which reduces such proposing person’s economic interest in any voting securities of any type or class of TWC which it beneficially owns, as well as a description in reasonable detail of any voting securities of any type or class of TWC which each proposing person owns or has title to as of the date of such stockholder notice (and if a record date for the meeting has been established prior to the delivery of such stockholder notice to TWC, as of the record date) which are subject to a repurchase agreement or arrangement, (vi) a description in reasonable detail of any other proxy (including any revocable proxy), contract, arrangement or understanding pursuant to which such proposing

	TWC Stockholder Rights	Comcast Shareholder Rights

person has or may have a right to vote any shares of any security of TWC or pursuant to which such proposing person has or may have granted a right to vote any shares of any security of TWC, each as of the date of such stockholder notice (and if a record date for the meeting has been established prior to the delivery of such stockholder notice to TWC, as of the record date), including the number of shares of any security of TWC subject to such proxy, contract, arrangement or understanding (the information required to be disclosed pursuant to clauses (ii) through (vi) is referred to as the proposal information), (vii) any material interest of the proposing person in such business proposed to be brought before such annual meeting of stockholders, (viii) any other information relating to each proposing person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitation of proxies for election of directors, or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder and (ix) a representation by the stockholder as to whether or not such stockholder intends to solicit proxies in support of such stockholder’s proposal.

Stockholder Nominations of Persons for Election as Directors	The TWC by-laws generally permit stockholders to nominate persons for election as directors if the stockholder intending to make such nomination is a holder of record at the time of the giving of the notice, is entitled to vote at the meeting and gives timely notice thereof in writing in proper form.	Comcast’s by-laws generally permit shareholders to nominate persons for election as directors if the shareholder intending to make such nomination gives timely notice thereof in writing in proper form.

	To be timely, a stockholder’s notice must be delivered to TWC’s principal executive offices not less than 90 days nor more than 120	To be timely, a shareholder’s notice must be received by Comcast’s corporate secretary at the principal executive offices of Comcast,

TWC Stockholder Rights	Comcast Shareholder Rights

days prior to the first anniversary of the preceding year’s annual meeting of stockholders. However, if the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, then to be timely such notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made. With respect to an election to be held at a special meeting of the stockholders for the election of directors, not earlier than the 90th day prior to such special meeting and not later than the close of business on the later of the 60th day prior to such special meeting or the 10th day following the day on which public announcement is first made of the date of the special meeting and of the nominees to be elected at such meeting.	(i) with respect to an election to be held at an annual meeting that is called for a date that is within 30 days before or after the anniversary date of the immediately preceding annual meeting of shareholders, not less than 90 days nor more than 120 days prior to such anniversary date, and (ii) with respect either to an election to be held at an annual meeting that is called for a date that is not within 30 days before or after the anniversary date of the immediately preceding annual meeting, or to a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the 10th day following the day on which notice of the date of the meeting was mailed or public disclosure of the date of the meeting was made, whichever occurs first.

To be in proper form, the notice must set forth: (i) the stockholder’s intent to nominate one or more persons for election as a director of TWC, the name of each such nominee proposed by the stockholder giving the notice, and the reason for making such nomination at the meeting, (ii) the proposal information, (iii) any material interest of the proposing person in such nomination, (iv) a description of all arrangements or understandings between or among any of (A) the proposing person, (B) each nominee and (C) any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by a proposing person, (v) such other information regarding each proposing person and each nominee	To be in proper form, the notice must set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated, (ii) a representation that the shareholder is a holder of record of shares of Comcast entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be

	TWC Stockholder Rights	Comcast Shareholder Rights

	proposed by the proposing person as would be required to be disclosed in a proxy statement or other filings required to be made in connection with the solicitations of proxies for election of directors, or would be otherwise required, in each case pursuant to Section 14 of the Exchange Act and the rules and regulations promulgated thereunder, (vi) the signed consent of each nominee proposed by the stockholder giving the notice to serve as a director of TWC if so elected and (vii) a representation by the stockholder as to whether or not such stockholder intends to solicit proxies in support of such stockholder’s nominee(s).	included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the board of directors, and (v) the written consent of each nominee to serve as a director of Comcast if so elected. The presiding officer of the meeting may, in his or her sole discretion, declare invalid or refuse to acknowledge any nomination not made in compliance with the foregoing procedure.

Limitation of Liability of Directors and Officers	TWC’s charter provides that to the fullest extent permitted by Delaware law, as it may be amended from time to time, TWC’s directors will not be personally liable to TWC or its stockholders for monetary damages for breach of fiduciary duty as a director.	Comcast’s articles provide that no directors or officers of Comcast will have personal liability for monetary damages (other than under criminal statutes and under federal, state and local laws imposing liability on directors for the payment of taxes) unless the person’s conduct constitutes self-dealing, willful misconduct or recklessness.

If Pennsylvania law is amended to authorize corporate action further eliminating or limiting the personal liability of directors or officers, the liability of directors or officers of Comcast will be eliminated or limited to the fullest extent permitted by Pennsylvania law, as amended.

Indemnification of Directors, Officers, Employees and Agents	Under TWC’s by-laws, to the fullest extent permitted by Delaware or other applicable law, TWC will indemnify any person who is or was a director or officer of TWC and who is or was involved in any proceeding by reason of the fact that such person is or was a director, officer, employee or agent of TWC or is or was serving at the request of TWC as a director, officer, employee or agent of another corporation or other entity and will advance expenses to such persons	Under Comcast’s by-laws, Comcast will indemnify its directors and officers and advance expenses, to the fullest extent permitted by Pennsylvania law (except that Comcast is not obligated to indemnify or advance expenses (i) with respect to claims initiated by the director or officer without authorization by the board of directors (except where the claim is to enforce such person’s right to

	TWC Stockholder Rights	Comcast Shareholder Rights

(within 20 days after the receipt of statements requesting such advance). However, TWC will not indemnify a director or officer with respect to a proceeding that was commenced by such director or officer unless the proceeding was commenced either with the approval of the board of directors of after a change in control (as defined in Article VII of TWC’s by-laws). Additionally, under TWC’s by-laws, TWC will indemnify, under certain circumstances, any person who is or was an employee of TWC and who is or was involved in any proceeding by reason of the fact that such employee is or was serving as a director of another corporation and will also advance expenses incurred by any such person consistent with the advancement provisions for indemnified TWC directors and officers.

Under TWC’s by-laws, TWC may also indemnify any person who is or was an employee or agent of TWC and may also advance expenses incurred by any such person consistent with the advancement provisions for indemnified TWC directors and officers.

indemnification or advances of expenses under Comcast’s by-laws) and (ii) if the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness) and may permit, by action of the Comcast board of directors, indemnification and advancement of expenses to its employees and other persons as determined by the Comcast board of directors.

Appraisal Rights or Dissenters’ Rights	Under Delaware law, unless the charter or by-laws provide otherwise, stockholders of a Delaware corporation have the right to dissent from any plan of merger or consolidation to which the corporation is a party, and to demand payment for the fair value of their shares pursuant to, and in compliance with procedures set forth in, the “appraisal rights” provisions of the DGCL, except in connection with a merger or consolidation with respect to shares (i) listed on a national securities exchange or held of record by more than 2,000 holders and (ii) for which, pursuant to the plan of merger or consolidation,	Under Pennsylvania law, unless the articles or by-laws provide otherwise, shareholders of a Pennsylvania corporation generally are not entitled to dissenters’ rights if the shares that would otherwise give rise to such rights are (i) listed on a national securities exchange or (ii) held beneficially or of record by more than 2,000 persons.

	TWC Stockholder Rights	Comcast Shareholder Rights

stockholders will receive only (a) shares or depository receipts of another corporation which at the date the merger or consolidation is completed will be either listed on a national securities exchange or held of record by more than 2,000 holders, (b) shares of stock or depositary receipts of the surviving corporation in the merger or consolidation, (c) cash in lieu of fractional shares or (d) any combination of the foregoing. The DGCL also provides that stockholders of a surviving corporation do not have appraisal rights in connection with a plan of merger if the merger did not require for its approval the vote of the surviving corporation’s stockholders.
	Neither the TWC charter nor the TWC by-laws contain provisions in this regard.	Neither Comcast’s articles nor Comcast’s by-laws contain provisions in this regard.

Dividends and Stock Repurchases	TWC’s charter provides that the TWC board of directors may provide for dividends to be paid to holders of TWC common stock at such times and in such amounts as the board of directors in its discretion shall determine.	Under Comcast’s articles, the holders of shares of Comcast Class A common stock, Comcast Class A Special common stock and Comcast Class B common stock shall be entitled to receive, from time to time, when and as declared, in the discretion of the board of directors, cash dividends, stock dividends or other property as the board of directors may from time to time determine, out of funds legally available therefor.

Stockholder Vote on Fundamental or Extraordinary Corporate Transactions	Under Delaware law, a sale or other disposition of all or substantially all of a corporation’s assets, a merger or consolidation of a corporation with another corporation or a dissolution of a corporation generally requires the approval of the corporation’s board of directors and, with limited exceptions, the affirmative vote of a majority of the aggregate voting power of the outstanding stock entitled to vote on the transaction.	Under Pennsylvania law, unless a higher vote is required in a corporation’s articles of incorporation, a plan of merger or consolidation, a plan of asset transfer providing for the sale of all or substantially all of the assets of a corporation, a share exchange, division or voluntary dissolution will be adopted upon receiving at a properly convened meeting the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon and the

	TWC Stockholder Rights	Comcast Shareholder Rights

	TWC’s charter provides that in addition to any other vote required by law, the affirmative vote of the holders of a majority of the then outstanding shares of common stock shall be required to approve (i) any merger, consolidation or business combination of TWC with or into another corporation, whether or not TWC is the surviving corporation or (ii) any sale of all or substantially all of the assets of TWC, in each case only if such action is otherwise required to be approved by the stockholders of TWC under the DGCL or any other applicable law or stock exchange rule or regulation.	affirmative vote of a majority of the votes cast in any required class vote. Comcast’s articles provide that the approval of Comcast Class B shareholders, voting separately as a class, shall be necessary to approve (i) any merger or consolidation of Comcast with another entity or any other transaction, in each case that requires the approval of the shareholders of Comcast pursuant to the law of the Commonwealth of Pennsylvania or other applicable law, or any other transaction that would result in any person or group (as such term is defined in Section 13(d)(3) of the Exchange Act) owning shares representing in excess of 10 percent of the combined voting power of the resulting or surviving corporation, or any issuance of securities (other than pursuant to director or officer stock option or purchase plans) requiring shareholder approval under the applicable rules and regulations of any stock exchange or quotation system, (ii) any issuance of shares of Comcast Class B common stock or any securities exercisable or exchangeable for or convertible into shares of Comcast Class B common stock or (iii) any amendment to Comcast’s articles or Comcast’s by-laws or any other action that would, in any such case, limit the rights of Comcast Class B shareholders or any subsequent transferee of Comcast Class B common stock to transfer, vote or otherwise exercise rights with respect to capital stock of Comcast.

State Anti-Takeover Provisions	TWC has expressly elected to be governed by Section 203 of the DGCL, which provides that, if a person acquires 15% or more of the stock of a Delaware corporation without the approval of the board of directors of that corporation, thereby becoming an “interested	Comcast has opted out of Subchapters E, F, G, H, I and J and Section 2538 of Subchapter D of the PBCL. Subchapter E of Chapter 25 of the PBCL requires a person who acquires 20% or more of the shares of a publicly traded corporation to offer to purchase the shares of any

	TWC Stockholder Rights	Comcast Shareholder Rights

	stockholder,” that person may not engage in certain transactions, including mergers, with the corporation for a period of three years unless one of the following exceptions applies: (i) the board of directors approved the acquisition of stock or the transaction prior to the time that the person became an interested stockholder, (ii) the person became an interested stockholder and an 85% owner of the voting stock of the corporation in the transaction, excluding voting stock owned by directors who are also officers and certain employee stock plans, or (iii) the transaction is approved by the board of directors and by the affirmative vote of two-thirds of the outstanding voting stock which is not owned by the interested stockholder.	other shareholder at “fair value” (determined as provided in Section 2547 of the PBCL). Subchapter F of Chapter 25 of the PBCL prohibits a publicly traded corporation from engaging in a business combination with an interested shareholder absent approval in advance by the corporation’s board of directors or a certain majority of shareholders other than interested shareholders. Subchapter G of Chapter 25 of the PBCL blocks the voting rights of an acquiring person who makes or proposes to make a control-share acquisition, which is defined as increasing ownership in the corporation above a certain threshold. Subchapter H of Chapter 25 of the PBCL enables a company to recover certain profits from the sale of shares by shareholders who hold or will hold 20% of the voting power of the company or who have evidenced an intent to acquire control of the company. Subchapter I of Chapter 25 of the PBCL provides for a minimum severance payment to certain employees terminated within two years of the approval of a control-share acquisition. Subchapter J of Chapter 25 of the PBCL prohibits, in connection with certain “control-share acquisitions,” the abrogation of certain labor contracts, if any, prior to their stated date of expiration.

Stockholder Rights Plan	While Delaware law does not include a statutory provision expressly validating stockholder rights plans, such plans have generally been upheld by court decisions applying Delaware law.	Pennsylvania law expressly authorizes a corporation to adopt a shareholder rights plan.

	TWC currently has no stockholder rights plan. While TWC has no present intention to adopt a stockholder rights plan, the TWC board of directors retains the right to adopt a new plan at a future date.	Comcast currently has no shareholder rights plan. While Comcast has no present intention to adopt a shareholder rights plan, the Comcast board of directors retains the right to adopt a new plan at a future date.

	TWC Stockholder Rights	Comcast Shareholder Rights

Preemptive Rights

Under Delaware law, stockholders of a corporation do not have preemptive rights to subscribe to an additional issue of stock or to any security convertible into such stock, unless such right is expressly included in the charter.

TWC’s charter is silent with respect to preemptive rights.

Comcast’s articles do not provide preemptive rights for holders of any class or series of Comcast capital stock.

Duties of Directors	Under Delaware law, the standards of conduct for directors have developed through Delaware court case law. Generally, directors of Delaware corporations are subject to a duty of loyalty and a duty of care. The duty of loyalty requires directors to refrain from self-dealing, and the duty of care requires directors in managing the corporation’s affairs to use that level of care which ordinarily careful and prudent persons would use in similar circumstances. When directors act consistently with their duties of loyalty and care, their decisions generally are presumed to be valid under the business judgment rule.

Under Pennsylvania law, the standard of conduct for directors is governed by statute and case law. The PBCL requires that a director of a Pennsylvania corporation perform his or her duties: (i) in good faith, (ii) in a manner he or she reasonably believes to be in the best interests of the corporation, and (iii) with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

In discharging their duties, directors may, in considering the best interests of their corporation, consider, among other things, to the extent they deem appropriate: (i) the effects of any action upon any or all groups affected by the action, including shareholders, employees, suppliers, customers and creditors of the corporation, and upon communities in which offices or other establishments of the corporation are located, (ii) the short-term and long-term interests of the corporation, (iii) the resources, intent and conduct (past, stated and potential) of any person seeking to acquire control of the corporation, and (iv) all other pertinent factors. In considering the best interests of the corporation or the effects of any action, directors are not required to regard any corporate interest or the interests of any particular group, including shareholders, affected by the action, as a dominant or controlling factor.

LEGAL MATTERS

Arthur R. Block, Esquire, Senior Vice President, General Counsel and Secretary of Comcast, will pass upon the validity of the securities on Comcast’s behalf. It is a condition to the merger that Comcast and TWC receive opinions from Davis Polk & Wardwell LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP, respectively, to the effect that, for U.S. federal income tax purposes, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code and that each of Comcast and TWC will be a party to such reorganization within the meaning of Section 368(b) of the Code.

EXPERTS

The consolidated financial statements, and the related consolidated financial statement schedule, incorporated into this joint proxy statement/prospectus by reference from Comcast Corporation’s Annual Report on Form 10-K for the year ended December 31, 2013, and the effectiveness of Comcast Corporation’s internal control over financial reporting have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference. Such consolidated financial statements and consolidated financial statement schedule have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

The consolidated financial statements of Time Warner Cable Inc. incorporated herein by reference from Time Warner Cable Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013 and the effectiveness of Time Warner Cable Inc.’s internal control over financial reporting as of December 31, 2013 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon and incorporated herein by reference. Such financial statements have been incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

FUTURE SHAREHOLDER PROPOSALS

Comcast

Comcast will hold an annual meeting in 2014 regardless of whether the merger has been completed.

Any shareholder proposals intended to be presented at Comcast’s 2014 annual meeting of shareholders and considered for inclusion in Comcast’s proxy materials must have been received by December 6, 2013 and must have complied with the procedures of Rule 14a-8 under the Exchange Act. Shareholder proposals failing to comply with the procedures of Rule 14a-8 under the Exchange Act will be excluded. If the date of Comcast’s 2014 annual meeting is more than 30 days from May 15, 2014, Comcast will publicly announce a different submission deadline from that set forth above, in compliance with SEC rules.

Any shareholder proposals (other than those proposals seeking to nominate directors) that are intended to be presented at Comcast’s annual meeting of shareholders in 2014 but are not included in Comcast’s proxy materials must comply with the advance notice provision in Section 2.09 of Comcast’s by-laws. If Comcast calls the 2014 annual meeting of shareholders for a date between April 15, 2014 and June 14, 2014, Comcast must have received notice of the proposal on or after February 14, 2014 and on or before March 16, 2014. If Comcast calls the 2014 annual meeting of shareholders for any other date, Comcast must receive notice of the proposal by the close of business on the tenth day following the day Comcast mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by March 16, 2014 (or the tenth day following the day Comcast mailed notice of, or announced publicly, the date of Comcast’s 2014 annual meeting of shareholders, if such meeting is not called for a date between April 15, 2014 and June 14, 2014), the shareholder proposals will be deemed “untimely.”

Comcast’s by-laws require that a written notice (other than a notice to nominate directors) set forth: (i) the name and address of the shareholder who intends to bring business before the meeting, (ii) the general nature of the business which such shareholder seeks to bring before the meeting and the text of the resolution or resolutions which the proposing shareholder proposes the shareholders adopt, and (iii) a representation that the shareholder is a holder of record of the stock of Comcast entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to bring the business specified in the notice before the meeting.

Any shareholder proposals seeking to nominate directors that are intended to be presented at Comcast’s annual meeting of shareholders in 2014 but are not included in Comcast’s proxy materials must comply with the advance notice provisions in Section 3.10 of Comcast’s by-laws. If Comcast calls the 2014 annual meeting of shareholders for a date between April 15, 2014 and June 14, 2014, Comcast must have received notice of the proposal on or after January 15, 2014 and on or before February 14, 2014. If Comcast calls the 2014 annual meeting of shareholders for any other date, Comcast must receive notice of the proposal by the close of business on the tenth day following the day Comcast mailed notice of, or announced publicly, the date of the meeting, whichever occurs first. If notice is not received by February 14, 2014 (or the tenth day following the day Comcast mailed notice of, or announced publicly, the date of Comcast’s 2014 annual meeting of shareholders, if such meeting is not called for a date between April 15, 2014 and June 14, 2014), the shareholder proposals will be deemed “untimely.”

Comcast’s by-laws require that a written notice to nominate directors set forth: (i) the name and address of the shareholder intending to make the nomination and of the person or persons to be nominated, (ii) a representation that the shareholder is a holder of record of Comcast shares entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice, (iii) a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder, (iv) such other information regarding each nominee proposed by such shareholder as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the SEC had the nominee been nominated by the Comcast board of directors, and (v) the written consent of each nominee to serve as a director if so elected.

You can obtain a copy of the full text of the relevant by-laws provision by writing to Arthur R. Block, Secretary, Comcast Corporation, One Comcast Center, Philadelphia, Pennsylvania 19103-2838. A copy of Comcast’s by-laws also has been filed with the SEC as an exhibit to its Current Report on Form 8-K filed on November 23, 2011 and is posted on Comcast’s website under “Corporate Governance” in the Investors section of Comcast’s website at www. comcastcorporation.com.

All shareholder proposals should be directed to Arthur R. Block, Secretary, Comcast Corporation, One Comcast Center, Philadelphia, Pennsylvania 19103-2838.

TWC

It is expected that TWC will hold its 2015 annual meeting of stockholders unless the merger is completed prior to the expected date of TWC’s 2015 annual meeting of stockholders. Any stockholder nominations or proposals for other business intended to be presented at TWC’s 2015 annual meeting of stockholders must comply with the notice procedures set forth in TWC’s by-laws and be submitted to TWC as set forth below. The deadline for submitting stockholder proposals for TWC’s 2014 annual meeting of stockholders has passed. Those deadlines were as follows: with respect to proposals submitted for inclusion in the proxy materials for TWC’s 2014 annual meeting of stockholders pursuant to Rule 14a-8 of the Exchange Act, December 6, 2013, and with respect to nomination of persons for election as directors or introduction of an item of business at the annual meeting pursuant to TWC’s by-laws, between January 16, 2014 and February 15, 2014.

Eligible stockholders interested in submitting a proposal for inclusion in the proxy materials for TWC’s 2015 annual meeting of stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Exchange Act. In order to be considered timely for inclusion in TWC’s proxy materials for the 2015 annual meeting of stockholders, stockholder proposals must be received by TWC at Corporate Secretary, Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023 not later than [—], 201[—].

Under TWC’s by-laws certain procedures are provided that a stockholder must follow to nominate persons for election as directors or to introduce an item of business at an annual meeting of stockholders. These procedures provide that nominations for director nominees and/or an item of business to be introduced at an annual meeting of stockholders must be submitted in writing to TWC at the address stated above not less than 90 days nor more than 120 days prior to the first anniversary of the preceding year’s annual meeting of stockholders. Therefore, to be presented at TWC’s 2015 annual meeting of stockholders, such a proposal must be received by TWC on or after [—], 201[—] but no later than [—], 201[—]. If the date of the annual meeting is more than 30 days earlier or more than 60 days later than such anniversary date, notice must be received not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made.

The relevant provisions of the TWC by-laws regarding stockholder nominations or proposals for other business are available on the Investor Relations section of TWC’s website at www.twc.com/investors. You may also contact the Corporate Secretary at Corporate Secretary, Time Warner Cable Inc., 60 Columbus Circle, New York, New York 10023 to request a copy of the TWC by-laws.

WHERE YOU CAN FIND MORE INFORMATION

Comcast has filed a registration statement on Form S-4 to register with the SEC the shares of Comcast Class A common stock to be issued to TWC stockholders as consideration in the merger. This joint proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Comcast in addition to being proxy statements of TWC and Comcast for their respective special meetings. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Comcast and the Comcast Class A common stock. The rules and regulations of the SEC allow Comcast and TWC to omit certain information included in the registration statement from this joint proxy statement/prospectus.

Comcast and TWC file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an Internet site that has reports, proxy and information statements and other information about Comcast and TWC. The address of that site is http://www.sec.gov. The reports and other information filed by Comcast and TWC with the SEC are also available at their respective Internet websites, which are www.comcastcorporation.com and www.twc.com. Information on these Internet websites is not part of this joint proxy statement/prospectus.

The SEC allows Comcast and TWC to “incorporate by reference” information into this joint proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this joint proxy statement/prospectus, except for any information superseded by information in this joint proxy statement/prospectus or in later filed documents incorporated by reference into this joint proxy statement/prospectus. This joint proxy statement/prospectus incorporates by reference the documents set forth below that Comcast and TWC have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this joint proxy statement/prospectus and the respective dates of the TWC and Comcast special meetings (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Comcast and TWC and their respective financial performance.

This prospectus incorporates by reference the documents set forth below previously filed with the SEC:

•	Comcast’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 12, 2014 (excluding the consolidated financial statements and the related consolidated financial statement schedule of NBC Universal, Inc. and its subsidiaries and NBCUniversal Media, LLC and its subsidiaries included as pages 145–174, page 176 and the second half of page 177 of such Form 10-K, which are not incorporated by reference herein).

•	Comcast’s Current Reports on Form 8-K filed on February 13, 2014, February 14, 2014 and February 25, 2014 (other than the portions of those documents not deemed to be filed).

•	The description of capital stock incorporated in Comcast’s Current Report on Form 8-K12G3 and Registration Statement on Form 8-A12G, each filed on November 18, 2002, as amended by Comcast’s Registration Statement on Form 8-A12B/A filed on December 20, 2010, as the same may be further amended from time to time.

•	Comcast’s Proxy Statement for the 2013 annual meeting, filed on April 5, 2013, and Current Reports on Form 8-K filed on July 24, 2013, August 16, 2013 and February 14, 2014.

•	TWC’s Annual Report on Form 10-K for the year ended December 31, 2013, filed on February 18, 2014.

•	TWC’s Proxy Statement for the 2013 annual meeting, filed on April 4, 2013, and Current Reports on Form 8-K filed on April 30, 2013, July 29, 2013 and December 6, 2013.

Comcast has supplied all information contained in or incorporated by reference into this joint proxy statement/prospectus relating to Comcast, as well as all pro forma financial information, and TWC has supplied all such information relating to TWC.

Documents incorporated by reference are available from Comcast or TWC, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this joint proxy statement/prospectus. Stockholders may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

Comcast Corporation

One Comcast Center

Philadelphia, Pennsylvania 19103-2838

Attention: Investor Relations

Telephone: (866) 281-2100

Time Warner Cable Inc.

60 Columbus Circle

New York, New York 10023

Attention: Investor Relations

Telephone: (877) 446-3689

Email: ir@twcable.com

If you would like to request documents, please do so by no later than five business days before the date of the Comcast special meeting (which is [—], 2014) or five business days before the date of the TWC special meeting (which is [—], 2014), as applicable.

You should not rely on information that purports to be made by or on behalf of Comcast or TWC other than the information contained in or incorporated by reference into this joint proxy statement/prospectus to vote on the adoption of the merger agreement, the “golden parachute” compensation proposal, the stock issuance or the proposal to adjourn the Comcast special meeting if necessary. Neither Comcast nor TWC has authorized anyone to provide you with information on behalf of Comcast or TWC, respectively, that is different from what is contained in this joint proxy statement/prospectus.

If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this joint proxy statement/prospectus or solicitations of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this joint proxy statement/prospectus does not extend to you.

This joint proxy statement/prospectus is dated [—]. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to stockholders nor the issuance of Comcast Class A common stock in the merger will create any implication to the contrary.

Annex A

EXECUTION COPY

AGREEMENT AND PLAN OF MERGER

dated as of

February 12, 2014

among

TIME WARNER CABLE INC.,

COMCAST CORPORATION

and

TANGO ACQUISITION SUB, INC.

A-i

A-ii

A-iii

SCHEDULES

Company Disclosure Schedule

Parent Disclosure Schedule

A-iv

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of February 12, 2014, among Time Warner Cable Inc., a Delaware corporation (the “Company”), Comcast Corporation, a Pennsylvania corporation (“Parent”), and Tango Acquisition Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of Parent (“Merger Subsidiary”).

W I T N E S S E T H :

WHEREAS, the respective Boards of Directors of the Company and Merger Subsidiary have unanimously approved and deemed it advisable that the respective stockholders of the Company and Merger Subsidiary approve and adopt this Agreement pursuant to which, among other things, Parent would acquire the Company by means of a merger of Merger Subsidiary with and into the Company on the terms and subject to the conditions set forth in this Agreement and resolved to submit this Agreement to their respective stockholders for adoption;

WHEREAS, the Board of Directors of Parent has unanimously approved this Agreement, the merger of Merger Subsidiary with and into the Company and the other transactions contemplated hereby, determined that the terms of this Agreement are in the best interests of Parent, declared the advisability of this Agreement, recommended the approval by its stockholders of the issuance of shares of Parent Class A Common Stock contemplated by this Agreement and resolved to submit the issuance to its stockholders for approval;

WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition and inducement to the willingness of the Company to enter into this Agreement, certain stockholders of Parent (the “Principal Parent Stockholders”) are entering into a voting agreement (the “Voting Agreement”) with the Company pursuant to which the Principal Parent Stockholders have agreed, on the terms and subject to the conditions set forth in the Voting Agreement, to, among other things, vote all of their shares of Parent Class B Common Stock and Parent Class A Common Stock in favor of the issuance of shares of Parent Class A Common Stock contemplated by this Agreement on the terms and subject to the conditions set forth in the Voting Agreement;

WHEREAS, pursuant to the Voting Agreement, immediately following the execution and delivery of this Agreement, the Principal Parent Stockholders will take all action necessary to approve the Parent Stock Issuance for purposes of the separate approval right of the holders of Parent Class B Common Stock pursuant to Article 7 of the Amended and Restated Articles of Incorporation of Parent; and

WHEREAS, for U.S. federal income tax purposes, it is intended that the merger of Merger Subsidiary with and into the Company will qualify as a reorganization under the provisions of Section 368(a) of the Code and that this Agreement constitutes a plan of reorganization.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01.  Definitions.  (a) As used herein, the following terms have the following meanings:

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“Cable System” means a cable system, as such term is defined in 47 U.S.C. § 522(7).

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986.

“Collective Bargaining Agreements” mean any and all agreements, memorandums of understanding, contracts, letters, side letters and contractual obligations of any kind, nature and description, oral or written, that have been entered into between or that involve or apply to any employer and any labor organization, union, employee association, agency or employee committee or plan.

“Communications Act” means the Communications Act of 1934, together with the written orders, policies and decisions of the FCC.

“Company Adverse Recommendation Change” means either of the following, as the context may indicate: (i) any failure by the Board of Directors of the Company to make (as required hereby), or any withdrawal or modification in a manner adverse to Parent of, the Company Board Recommendation or (ii) any recommendation by the Company’s Board of Directors of a Company Acquisition Proposal.

“Company Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any offer or proposal relating to (i) any acquisition or purchase, direct or indirect, of 25% or more of the consolidated assets of the Company and its Subsidiaries or 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company, (ii) any tender offer (including a self-tender offer) or exchange offer that, if consummated, would result in such Third Party beneficially owning 25% or more of any class of equity or voting securities of the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company or (iii) a merger, consolidation, share exchange, business combination or other similar transaction involving the Company or any of its Subsidiaries whose assets, individually or in the aggregate, constitute 25% or more of the consolidated assets of the Company.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of December 31, 2013 and the footnotes thereto set forth in the Company 10-K.

“Company Balance Sheet Date” means December 31, 2013.

“Company Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by the Company to Parent and Merger Subsidiary.

“Company Intervening Event” means any material event, change, effect, development or occurrence occurring or arising after the date of this Agreement that (i) was not known or reasonably foreseeable to the Board of Directors or executive officers of the Company as of or prior to the date of this Agreement and (ii) does not relate to or involve a Company Acquisition Proposal; provided that (x) in no event shall any action taken by either party pursuant to the affirmative covenants set forth in Section 8.01, and the consequences of any such action, constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event and (y) in no event shall any event, change, effect, development or occurrence that would fall within any of the exceptions to the definition of “Parent Material Adverse Effect” constitute, be deemed to contribute to or otherwise be taken into account in determining whether there has been a Company Intervening Event.

“Company Licenses” means Governmental Authorizations issued by the FCC to the Company or any of its Subsidiaries or Affiliates

“Company Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of the Company and its Subsidiaries, taken as a whole, or (ii) the Company’s ability to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which the Company and its Subsidiaries operate except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent (and only to the extent) having a materially disproportionate effect on the Company and its Subsidiaries, taken as a whole, relative to other participants in the industry in which the Company and its Subsidiaries operate, (D) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise of the Company or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this clause (D) shall not apply to Sections 4.04, the first sentence of 4.17(c) and 4.18(d) and, to the extent related thereto, Section 9.02(a)(ii)(C) of this Agreement), (E) any failure by the Company and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (F) any change in the price of the Company Stock on the NYSE (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change (but in no event changes in the trading price of Parent Stock) and that are not otherwise excluded from the definition of Company Material Adverse Effect may be taken into account in determining whether there has been a Company Material Adverse Effect), (G) changes in GAAP (or authoritative interpretation of GAAP), (H) any Company Transaction Litigation, to the extent directly relating to the negotiations between the parties and the terms and conditions of this Agreement, and (I) compliance with the terms of, or the taking of any action required by, this Agreement.

“Company Operating Plan” means the Operating Plan of the Company and its Subsidiaries for fiscal years 2014 to 2016 previously disclosed to Parent.

“Company Stock” means the common stock, $0.01 par value, of the Company.

“Company 10-K” means the Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, in the form previously delivered to Parent.

“Competition Laws” means statutes, rules, regulations, orders, decrees, administrative and judicial doctrines, and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization, lessening of competition or restraint of trade.

“Delaware Law” means the General Corporation Law of the State of Delaware.

“Environmental Law” means any Applicable Law or any agreement with any Person relating to human health and safety, the environment or any pollutants, contaminants or hazardous or toxic substances, materials or wastes.

“Environmental Permits” means all Governmental Authorizations relating to or required by Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974.

“ERISA Affiliate” of any entity means any other entity that, together with such entity, would be treated as a single employer under Section 414 of the Code.

“FCC” means the Federal Communications Commission.

“FCC Order” means an order adopted, and the full text thereof released, by the FCC granting its consent to the transfer of control or assignment of the Company Licenses, pursuant to appropriate applications filed by the parties hereto with the FCC as contemplated by this Agreement.

“Franchise” means with respect to each Person, each franchise, as such term is defined in the Communications Act, granted by a Governmental Authority authorizing the construction, upgrade, maintenance or operation of any part of the Cable Systems that are part of such Person.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory or administrative authority, department, court, agency, commission or official, including any political subdivision thereof.

“Governmental Authorization” means any license (including any license or authorization issued by the FCC), permits (including construction permits), certificates, waivers, amendments, consents, Franchises (including similar authorizations or permits), exemptions, variances, expirations and terminations of any waiting period requirements (including pursuant to the HSR Act), other actions by, and notices, filings, registrations, qualifications, declarations and designations with, and other authorizations and approvals issued by or obtained from a Government Authority.

“Hazardous Substance” means any pollutant, contaminant or toxic, radioactive, ignitable, corrosive, reactive or otherwise hazardous substance, waste or material, or any substance, waste or material having any constituent elements displaying any of the foregoing characteristics, including any substance, waste or material regulated under any Environmental Law.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Intellectual Property Rights” means any and all intellectual property rights or similar proprietary rights throughout the world, including all (i) patents and patent applications of any type issued or applied for in any jurisdiction, including all provisionals, nonprovisionals, divisions, continuations, continuations-in-part, reissues, extensions, supplementary protection certificates, reexaminations and the equivalents of any of the foregoing in any jurisdiction, and all inventions disclosed in each such registration, patent or patent application, (ii) trademarks, service marks, trade dress, logos, brand names, certification marks, domain names, trade names, corporate names and other indications of origin, whether or not registered, in any jurisdiction, and all registrations and applications for registration of the foregoing in any jurisdiction, and all goodwill associated with the foregoing, (iii) copyrights (whether or not registered) and registrations and applications for registration thereof in any jurisdiction, including all derivative works, moral rights, renewals, extensions or reversions associated with such copyrights, regardless of the medium of fixation or means of expression, (iv) know-how, trade secrets and other proprietary or confidential information and any and all rights in any jurisdiction to limit the use or disclosure thereof by any Person and (v) database rights, industrial designs, industrial property rights, publicity rights and privacy rights.

“IT Assets” means any and all computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by the Company or its Subsidiaries or licensed or leased to the Company or its Subsidiaries (excluding any public networks).

“knowledge” means (i) with respect to the Company, the actual knowledge of the individuals listed in Section 1.01(a) of the Company Disclosure Schedule and (ii) with respect to Parent, the actual knowledge of the individuals listed in Section 1.01(a) of the Parent Disclosure Schedule.

“Licensed Intellectual Property Rights” means any and all Intellectual Property Rights owned by a Third Party and licensed or sublicensed to the Company or any of its Subsidiaries or for which the Company or any of its Subsidiaries has obtained a covenant not to be sued.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance or other adverse claim of any kind in respect of such property or asset. For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“NASDAQ” means the NASDAQ Global Select Market.

“NBCUniversal Agreement” means the Transaction Agreement, dated as of February 12, 2013, by and among General Electric Company, Parent, National Broadcasting Company Holding, Inc., Navy Holdings, Inc., NBCUniversal, LLC and NBCUniversal Media, LLC.

“Owned Intellectual Property Rights” means any and all Intellectual Property Rights owned or purported to be owned by the Company or any of its Subsidiaries.

“Parent Balance Sheet” means the consolidated balance sheet of Parent as of December 31, 2013, and the footnotes thereto set forth in the Parent 10-K.

“Parent Balance Sheet Date” means December 31, 2013.

“Parent Class A Common Stock” means the Class A Common Stock, par value $0.01 per share, of Parent.

“Parent Class A Special Common Stock” means the Class A Special Common Stock, par value $0.01 per share, of Parent.

“Parent Class B Common Stock” means the Class B Common Stock, par value $0.01 per share, of Parent.

“Parent Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Parent to the Company.

“Parent Material Adverse Effect” means a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of Parent and its Subsidiaries, taken as a whole, or (ii) Parent’s ability to consummate the transactions contemplated by this Agreement, in the case of each of clauses (i) and (ii), excluding any effect resulting from (A) changes in the financial or securities markets or general economic or political conditions in the United States or any foreign jurisdiction except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (B) changes (including changes of Applicable Law) or conditions generally affecting the industry in which Parent and its Subsidiaries operate except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (C) acts of war, sabotage or terrorism or natural disasters (including hurricanes, tornadoes, floods or earthquakes) except to the extent (and only to the extent) having a materially disproportionate effect on Parent and its Subsidiaries, taken as a whole, relative to other participants in the industry in which Parent and its Subsidiaries operate, (D) the announcement or consummation of the transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of Parent or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners (it being understood that this clause (D) shall not apply to Section 5.04 and, to the extent related thereto, Section 9.03(a)(ii)(B) of this Agreement), (E) any failure by Parent and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions in respect of financial performance for any period (it being understood that this clause (E) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure and that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (F) any change in the price of Parent Stock on NASDAQ (it being understood that this clause (F) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have given rise or contributed to such change (but in no event changes in the trading price of Company Stock) and that are not otherwise excluded from the definition of Parent Material Adverse Effect may be taken into account in determining whether there has been a Parent Material Adverse Effect), (G) changes in GAAP (or authoritative interpretation of GAAP), (H) any Parent Transaction Litigation, to the extent directly relating to the negotiations between the parties and the terms and conditions of this Agreement, and (I) compliance with the terms of, or the taking of any action required by, this Agreement.

“Parent Stock” means, collectively, Parent Class A Common Stock, Parent Class A Special Common Stock and Parent Class B Common Stock.

“Parent 10-K” means Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013.

“Pennsylvania Law” means the Pennsylvania Business Corporation law of 1988.

“Permitted Liens” means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens or other encumbrances arising by operation of Applicable Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, (iv) Liens reflected in the Company Balance Sheet or Parent Balance Sheet, as applicable, (v) Liens in favor of the lessors under real property leases, (vi) Liens imposed or promulgated by operation of Applicable Law with respect to real property and improvements, including zoning regulations, (vii) with respect to real property that is leased, any Lien to which the fee or any superior interest is subject, and (viii) Liens, exceptions, defects or irregularities in title, easements, imperfections of title, claims, charges, security interests, rights-of- way, covenants, restrictions and other similar matters that would not, individually or in the aggregate, reasonably be expected to materially impair the continued use and operation of the assets to which they relate in the business of such entity and its Subsidiaries as presently conducted.

“Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at any time directly or indirectly owned by such Person.

“Tax” means any (i) tax, governmental fee or other like assessment or charge of any kind whatsoever (including any payment required to be made to any state abandoned property administrator or other public official pursuant to an abandoned property, escheat or similar law and any withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign), and any liability for any of the foregoing as transferee, (ii) liability for the payment of any amount of the type described in clause (i) as a result of being or having been a member of an affiliated, consolidated, combined or unitary group, or a party to any agreement or arrangement, as a result of which liability to a Taxing Authority is determined or taken into account with reference to the activities of any other Person, and (iii) liability for the payment of any amount as a result of being party to any Tax Sharing Agreement or with respect to the payment of any amount imposed on any Person of the type described in (i) or (ii) as a result of any existing express or implied agreement or arrangement (including an indemnification agreement or arrangement).

“Tax Representation Letters” means the letters delivered to Davis Polk & Wardwell LLP, tax counsel to Parent, and Paul, Weiss, Rifkind, Wharton & Garrison LLP, tax counsel to the Company, pursuant to Section 8.07(b), which shall contain representations of Parent or the Company, respectively, dated as of the Closing Date and signed by an officer of Parent or the Company, respectively, in each case as shall be reasonably necessary or appropriate to enable Davis Polk & Wardwell LLP and Paul, Weiss, Rifkind, Wharton & Garrison LLP to render the opinions described in Sections 9.02(b) and 9.03(b) hereof, respectively.

“Tax Return” means any report, return, document, declaration or other information or filing required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information.

“Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding a party or any of its Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit (excluding any indemnification agreement or arrangement pertaining to the sale or lease of assets or subsidiaries and any non-material commercially reasonable indemnity, sharing or similar agreements or arrangements where the inclusion of a Tax indemnification or allocation provision is customary or incidental to an agreement the primary nature of which is not Tax sharing or indemnification).

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than Parent or any of its Affiliates.

“Treasury Regulations” means the regulations promulgated under the Code.

(b)      Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
368 Reorganization	4.22
Adjusted Option	2.04(a)
Adjusted RSU	2.04(b)
Agreement	Preamble
Burdensome Condition	8.01
Certificates	2.03
Closing	2.01(b)
Company	Preamble
Company Board Recommendation	4.02(b)
Company International Plan	4.17(i)
Company Investment	4.06(c)
Company Material Contract	10.01(b)(i)
Company Plans	4.17
Company RSU	2.04(b)
Company SEC Documents	4.07
Company Securities	4.05(b)
Company Stock Option	2.04
Company Stockholder Approval	4.02
Company Stockholder Meeting	6.02
Company Subsidiary Securities	4.06(b)
Company Superior Proposal	6.03(e)
Confidentiality Agreement	6.03(b)(i)
Continuing Employee	7.09
D&O Insurance	7.07(c)
Director	2.04(c)
Director RSU	2.04(c)
Effective Time	2.01(c)
End Date	10.01(b)(i)
Exchange Agent	2.03
Exchange Ratio	2.02(a)
Former Employee	2.04(d)
Former Employee Option	2.04(d)
Former Employee RSU	2.04(d)(ii)
Indemnified Person	7.07
internal controls	4.07(f)
Joint Proxy Statement/Prospectus	4.09
Lease	4.14(b)
Merger	2.01

Merger Communication	8.03(b)
Merger Consideration	2.02(a)
Merger Subsidiary	Preamble
Multiemployer Plan	4.17(c)
Notional Adjusted Option	2.04(d)
Notional Adjusted RSU	2.04(c)
NYSE	4.03
Parent	Preamble
Parent Board Recommendation	5.02(b)
Parent Plans	7.09(c)
Parent SEC Documents	5.07
Parent Securities	5.05(b)
Parent Shareholder Approval	5.02
Parent Shareholder Meeting	7.03
Parent Stock Issuance	7.03
Principal Parent Stockholders	Recitals
Registration Statement	4.09
Representatives	6.03
Significant Subsidiary	4.06
Specified Company SEC Documents	Article 4
Specified Parent SEC Documents	Article 5
Surviving Corporation	2.01
Taxing Authority	1.01
Title IV Plan	4.17(b)
TWX	4.16(b)
Uncertificated Shares	2.03
Union Employee	7.09
Voting Agreement	Recitals

Section 1.02.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law. The phrase “made available” shall be deemed to include any documents filed or furnished with the SEC.

ARTICLE 2

The Merger

Section 2.01.    The Merger.  (a) At the Effective Time, Merger Subsidiary shall be merged (the “Merger”) with and into the Company in accordance with Delaware Law, whereupon the separate existence of Merger Subsidiary shall cease, and the Company shall be the surviving corporation (the “Surviving Corporation”) and a wholly-owned subsidiary of Parent.

(b)      Subject to the provisions of Article 9, the closing of the Merger (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York, 10017 as soon as possible, but in any event no later than two Business Days after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, or at such other place, at such other time or on such other date as Parent and the Company may mutually agree.

(c)      At the Closing, the Company and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by Delaware Law in connection with the Merger. The Merger shall become effective at such time (the “Effective Time”) as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later time as may be agreed to by the parties and specified in the certificate of merger).

(d)      From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of the Company and Merger Subsidiary, all as provided under Delaware Law.

Section 2.02.  Conversion of Shares.  At the Effective Time by virtue of the Merger and without any action on the part of any holder of shares of Company Stock or any holder of shares of common stock of Merger Subsidiary:

(a)      Except as otherwise provided in Section 2.02(c), each share of Company Stock outstanding immediately prior to the Effective Time shall be converted into the right to receive 2.8750 (the “Exchange Ratio”) shares of Parent Class A Common Stock (together with the cash in lieu of fractional shares of Parent Class A Common Stock as specified below, the “Merger Consideration”). As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and shall thereafter represent only the right to receive the Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f), in each case to be issued or paid in accordance with Section 2.03, without interest.

(b)      Each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.

(c)      Each share of Company Stock held by the Company as treasury stock or owned by Parent immediately prior to the Effective Time shall be canceled, and no payment shall be made with respect thereto.

Section 2.03.  Surrender and Payment.  (a) Prior to the Effective Time, Parent shall appoint an agent reasonably acceptable to the Company (the “Exchange Agent”) for the purpose of exchanging for the Merger Consideration (i) certificates representing shares of Company Stock (the “Certificates”) and (ii) uncertificated shares of Company Stock (the “Uncertificated Shares”). At or prior to the Effective Time, Parent shall make available to the Exchange Agent the Merger Consideration to be paid in respect of the Certificates and the Uncertificated Shares. Parent agrees to make available to the Exchange Agent from time to time, as needed, any dividends or distributions to which any Person is entitled pursuant to Section 2.03(f) of this Agreement. Promptly after the Effective Time, and in any event no later than the 10th Business Day following the Effective Time, Parent shall send, or shall cause the Exchange Agent to send, to each holder of record of shares of Company Stock at the Effective Time a letter of transmittal and instructions reasonably acceptable to the Company (which shall specify that the delivery shall be effected, and risk of loss and title shall pass, only upon proper delivery of the Certificates or transfer of the Uncertificated Shares to the Exchange Agent and which shall otherwise be in customary form and shall include customary provisions with respect to delivery of an “agent’s message” regarding the book-entry transfer of Uncertificated Shares) for use in such exchange.

(b)      Each holder of shares of Company Stock that have been converted into the right to receive the Merger Consideration shall be entitled to receive, upon (i) surrender to the Exchange Agent of a Certificate, together with a properly completed letter of transmittal, or (ii) receipt of an “agent’s message” by the Exchange Agent (or such other evidence, if any, of transfer as the Exchange Agent may reasonably request) in the case of a book-entry transfer of Uncertificated Shares, the Merger Consideration in respect of the Company Stock represented by a Certificate or Uncertificated Share. The shares of Parent Class A Common Stock constituting part of such Merger Consideration, at Parent’s option, shall be in uncertificated book-entry form, unless a physical certificate is required under Applicable Law. Until so surrendered or transferred, as the case may be, each such Certificate or Uncertificated Share shall represent after the Effective Time for all purposes only the right to receive such Merger Consideration and the right to receive any dividends or other distributions pursuant to Section 2.03(f).

(c)      If any portion of the Merger Consideration is to be paid to a Person other than the Person in whose name the surrendered Certificate or the transferred Uncertificated Share is registered, it shall be a condition to such payment that (i) either such Certificate shall be properly endorsed or shall otherwise be in proper form for transfer or such Uncertificated Share shall be properly transferred and (ii) the Person requesting such payment shall pay to the Exchange Agent any transfer or other taxes required as a result of such payment to a Person other than the registered holder of such Certificate or Uncertificated Share or establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

(d)      After the Effective Time, there shall be no further registration of transfers of shares of Company Stock. If, after the Effective Time, Certificates or Uncertificated Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration provided for, and in accordance with the procedures set forth, in this Article 2.

(e)      Any portion of the Merger Consideration made available to the Exchange Agent pursuant to Section 2.03(a) that remains unclaimed by the holders of shares of Company Stock 12 months after the Effective Time shall be returned to Parent, upon demand, and any such holder who has not exchanged shares of Company Stock for the Merger Consideration in accordance with this Section 2.03 prior to that time shall thereafter look only to Parent for and Parent shall remain liable for, payment of the Merger Consideration, and any dividends and distributions with respect thereto pursuant to Section 2.03(f), in respect of such shares without any interest thereon. Notwithstanding the foregoing, Parent shall not be liable to any holder of shares of Company Stock for any amounts properly paid to a public official pursuant to applicable abandoned property, escheat or similar laws. Any amounts remaining unclaimed by holders of shares of Company Stock two years after the Effective Time (or such earlier date, immediately prior to such time when the amounts would otherwise escheat to or become property of any Governmental Authority) shall become, to the extent permitted by Applicable Law, the property of Parent free and clear of any claims or interest of any Person previously entitled thereto.

(f)      No dividends or other distributions with respect to securities of Parent constituting part of the Merger Consideration, and no cash payment in lieu of fractional shares as provided in Section 2.06, shall be paid to the holder of any Certificates not surrendered or of any Uncertificated Shares not transferred until such Certificates or Uncertificated Shares are surrendered or transferred, as the case may be, as provided in this Section. Following such surrender or transfer, there shall be paid, without interest, to the Person in whose name the securities of Parent have been registered, (i) at the time of such surrender or transfer, the amount of any cash payable in lieu of fractional shares to which such Person is entitled pursuant to Section 2.06 and the amount of all dividends or other distributions with a record date after the Effective Time previously paid or payable on the date of such surrender with respect to such securities, and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time and prior to surrender or transfer and with a payment date subsequent to surrender or transfer payable with respect to such securities.

(g)      The payment of any transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by a holder of Company Stock in connection with the Merger for which none of Parent, the Company, or a Subsidiary of the Company or Parent is liable, and the filing of any related Tax Returns and other documentation with respect to such Taxes and fees, shall be the sole responsibility of such holder.

Section 2.04.  Equity-Based Awards.  (a) Except as provided in Section 2.04(d), the terms of each outstanding compensatory option to purchase shares of Company Stock (a “Company Stock Option”), whether or not exercisable or vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (each, an “Adjusted Option”) to acquire, on the same terms and conditions as were applicable under such Company Stock Option immediately prior to the Effective Time, the number of shares of Parent Class A Common Stock equal to the product of (i)the number of shares of Company Stock subject to such Company Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares. The exercise price per share of Parent Class A Common Stock subject to any such Adjusted Option will be an amount (rounded up to the nearest whole cent) equal to the quotient of (A) the exercise price per share of Company Stock subject to such Company Stock Option immediately prior to the Effective Time divided by (B) the Exchange Ratio, with any fractional cents rounded up to the next higher number of whole cents. Notwithstanding the foregoing, if the conversion of a Company Stock Option in accordance with the preceding provisions of this Section 2.04(a) would cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A of the Code, such Company Stock Option shall not be converted in accordance with the preceding provisions but shall instead be converted in a manner reasonably acceptable to Parent and the Company that would not cause the related Adjusted Option to be treated as the grant of new stock right for purposes of Section 409A.

(b)      Except as provided in Section 2.04(c) and Section 2.04(d), the terms of each outstanding restricted stock unit or deferred stock unit that, in either case, is settleable in shares of Company Stock (a “Company RSU”), whether or not vested, shall be adjusted as necessary to provide that, at the Effective Time, each Company RSU outstanding immediately prior to the Effective Time shall be converted into a RSU (each, an “Adjusted RSU”) to acquire, on the same terms and conditions as were applicable under such Company RSU immediately prior to the Effective Time, the number of shares of Parent Class A Common Stock equal to the product of (i) the number of shares of Company Stock subject to such

Company RSU immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio, with any fractional shares rounded down to the next lower whole number of shares.

(c)      At or promptly after the Effective Time, each outstanding Company RSU (each, a “Director RSU”) held by a non-employee director or former non-employee director of the Company (each, a “Director”), whether or not vested, shall be canceled, and the Company shall pay each such Director at or promptly after the Effective Time for each such Director RSU an amount in cash computed by first determining the Adjusted RSU that such Director would receive if the Director RSU held by such Director was converted into an Adjusted RSU pursuant to the methodology described in Section 2.04(b) (each, a “Notional Adjusted RSU”) and then multiplying (i) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time by (ii) the number of shares of Parent Class A Common Stock with respect to the Notional Adjusted RSUs.

(d)      (i) At or promptly after the Effective Time, each outstanding Company Stock Option (each, a “Former Employee Option”) held by a former employee or individual contractor of the Company (each, a “Former Employee”), whether or not exercisable or vested, shall be cancelled, and the Company shall pay each such Former Employee at or promptly after the Effective Time for each such Former Employee Option an amount in cash computed by first determining the Adjusted Option that such Former Employee would receive if the Former Employee Option held by such Former Employee was converted into an Adjusted Option pursuant to the methodology described in Section 2.04(a) (each, a “Notional Adjusted Option”) and then multiplying (A) the excess of the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time over the per share exercise price of such Notional Adjusted Option, if any, by (B) the number of shares of Company Stock subject to such Notional Adjusted Option to the extent unexercised. For the avoidance of doubt, all Former Company Options outstanding as of the Effective Time that have a per share exercise price equal to or exceeding the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time shall be immediately cancelled and forfeited without any liability on the part of the Surviving Corporation or Parent.

(ii)      At or promptly after the Effective Time, each outstanding Company RSU (each, a “Former Employee RSU”) held by a Former Employee, whether or not vested, shall be canceled, and the Company shall pay each such Former Employee at or promptly after the Effective Time for each such Former Employee RSU an amount in cash computed by first determining the number of Notional Adjusted RSUs held by such Former Employee and then multiplying (A) the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time by (B) the number of shares of Parent Class A Common Stock with respect to the Notional Adjusted RSUs.

(e)       Parent shall take such actions as are necessary for the assumption of the Company Stock Options and Company RSUs pursuant to Sections 2.04(a) and (b), including the reservation, issuance and listing of Parent Class A Common Stock as is necessary to effectuate the transactions contemplated by this Section 2.04. Parent shall prepare and file with the SEC a registration statement on an appropriate form, or a post-effective amendment to a registration statement previously filed under the 1933 Act, with respect to the shares of Parent Class A Common Stock subject to the Company Stock Options and Company RSUs to be assumed by Parent and, where applicable, shall use its reasonable best efforts to have such registration statement declared effective as soon as practicable following the Effective Time and to maintain the effectiveness of such registration statement covering such Company Stock Options and Company RSUs (and to maintain the current status of the prospectus contained therein) for so long as any Company Stock Option or any Company RSU remains outstanding. With respect to those individuals, if any, who, subsequent to the Effective Time, will be subject to the reporting requirements under Section 16(a) of the 1934 Act, where applicable, Parent shall administer any Company Stock Option and any Company RSU assumed pursuant to this Section 2.04 in a manner that complies with Rule 16b-3 promulgated under the 1934 Act to the extent such Company Stock Option or such Company RSU complied with such rule prior to the Merger.

(f)       Prior to the Effective Time, the Company shall take any actions with respect to equity compensation plans or arrangements that are necessary to give effect to the transactions contemplated by this Section 2.04.

Section 2.05.  Adjustments.  If, during the period between the date of this Agreement and the Effective Time, the outstanding shares of capital stock of the Company or Parent shall have been changed into a different number of shares or a different class by reason of any reclassification, recapitalization, stock split or combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period, or any other similar event, but excluding any change that results from (a) the exercise of stock options or other equity awards to purchase shares of Parent Stock or Company Stock or the settlement of restricted stock units or deferred stock units or (b) the grant of equity-based compensation to directors or employees of Parent or, subject to and in accordance with the terms of this Agreement, the Company under Parent’s or the Company’s, as applicable, equity compensation plans or arrangements, the Merger Consideration, amounts payable under Section 2.04 and any other amounts payable pursuant to this Agreement, as applicable, shall be appropriately and proportionately adjusted.

Section 2.06.  Fractional Shares.  No fractional shares of Parent Class A Common Stock shall be issued in the Merger. All fractional shares of Parent Class A Common Stock that a holder of shares of Company Stock would otherwise be entitled to receive as a result of the Merger shall be aggregated and if a fractional share results from such aggregation, such holder shall be entitled to receive, in lieu thereof, an amount in cash without interest determined by multiplying the closing sale price of a share of Parent Class A Common Stock on NASDAQ on the trading day immediately preceding the Effective Time by the fraction of a share of Parent Class A Common Stock to which such holder would otherwise have been entitled.

Section 2.07.  Withholding.  Notwithstanding any provision contained herein to the contrary, each of the Exchange Agent, the Surviving Corporation and Parent shall be entitled to deduct or withhold from the consideration otherwise payable to any Person pursuant to this Article 2 such amounts as it is required to deduct or withhold with respect to the making of such payment under any provision of federal, state, local or foreign tax law. The Company shall, and shall cause its Affiliates to, assist Parent in making such deductions and withholding as reasonably requested by Parent. If the Exchange Agent, the Surviving Corporation or Parent, as the case may be, so withholds amounts, such amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock in respect of which the Exchange Agent, the Surviving Corporation or Parent, as the case may be, made such deduction and withholding.

Section 2.08.  Lost Certificates.  If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Surviving Corporation, the posting by such Person of a bond, in such reasonable amount as the Surviving Corporation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration to be paid in respect of the shares of Company Stock represented by such Certificate and any dividends or distributions with respect thereto pursuant to Section 2.03(f), as contemplated by this Article 2.

ARTICLE 3

The Surviving Corporation

Section 3.01.  Certificate of Incorporation.  The certificate of incorporation of the Company shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with Applicable Law.

Section 3.02.  Bylaws.  At the Effective Time, the bylaws of the Company shall be amended to be identical to the bylaws of Merger Subsidiary in effect immediately prior to the Effective Time and as so amended shall be the bylaws of the Surviving Corporation until thereafter amended in accordance with Delaware Law.

Section 3.03.  Directors and Officers.  From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with Applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of the Company at the Effective Time shall be the officers of the Surviving Corporation.

ARTICLE 4

Representations and Warranties of the Company

Subject to Section 11.05, except (a) as disclosed in (i) the Company SEC Documents (as defined below) filed or furnished by the Company with the SEC since January 1, 2013 and before the date of this Agreement or (ii) the Company 10-K (together, the “Specified Company SEC Documents”) or (b) as set forth in the Company Disclosure Schedule, the Company represents and warrants to Parent that:

Section 4.01.  Corporate Existence and Power.  The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Prior to the date hereof, the Company has delivered or made available to Parent true and complete copies of the certificate of incorporation and bylaws of the Company as in effect on the date of this Agreement.

Section 4.02.  Corporate Authorization.  (a) The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation by the Company of the transactions contemplated hereby and thereby are within the Company’s corporate powers and, except for the required approval of the Company’s stockholders in connection with the consummation of the Merger, have been duly authorized by all necessary corporate action on the part of the Company. The affirmative vote of the holders of a majority of the outstanding shares of Company Stock (the “Company Stockholder Approval”) is the only vote of the holders of any of the Company’s capital stock necessary in connection with the consummation of the Merger. This Agreement, assuming due authorization, execution and delivery by Parent and Merger Subsidiary, and the Voting Agreement, assuming due authorization, execution and delivery by the stockholders party thereto, constitute a valid and binding agreement of the Company enforceable against the Company in accordance with their terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)      At a meeting duly called and held, as of the date of this Agreement, the Company’s Board of Directors has (i) unanimously determined that this Agreement and the Voting Agreement and the transactions contemplated hereby and thereby are fair to and in the best interests of the Company’s stockholders, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved, subject to Section 6.03(b), to recommend adoption of this Agreement by its stockholders (such recommendation, the “Company Board Recommendation”).

Section 4.03.  Governmental Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which the Company is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the Communications Act and non-U.S. Applicable Law governing the regulation of cable television, telecommunications and broadcasting, (iv) authorizations from state public utility commissions and similar state authorities having jurisdiction over the assets of the Company and its Subsidiaries, (v) compliance with any state statutes or local franchise ordinances and agreements, (vi) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (vii) compliance with any applicable requirements of the New York Stock Exchange (the “NYSE”) and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with or delay the consummation of the Merger.

Section 4.04.  Non-contravention.  The execution, delivery and performance by the Company of this Agreement and the Voting Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the certificate of incorporation or bylaws of the Company, (ii) assuming compliance with the matters referred to in Section 4.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 4.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon the Company or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of the Company or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or materially interfere with or delay the consummation of the Merger.

Section 4.05.  Capitalization.  (a) The authorized capital stock of the Company consists of 8,333,333,333 shares of Company Stock and 1,000,000,000 shares of preferred stock, par value $0.01, of the Company. As of February 10, 2014, there were outstanding (A) 276,825,317 shares of Company Stock, (B) Company Stock Options to purchase an aggregate of 7,474,354 shares of Company Stock at a weighted-average exercise price of $71.39 per share of Company Stock (of which options to purchase an aggregate of 2,456,624 shares of Company Stock were exercisable), (C) Company RSUs to acquire an aggregate of 3,967,053 shares of Company Stock, (D) no shares of preferred stock of the Company outstanding and (E) no shares of restricted Company Stock outstanding. All outstanding shares of capital stock of the Company have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. No Subsidiary of the Company owns any shares of capital stock of the Company or any Company Securities.

(b)      There are no outstanding bonds, debentures, notes or other indebtedness of the Company having the right to vote on an as-converted basis (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of the Company may vote. As of February 10, 2014, except as set forth in this Section 4.05 and for changes since such date resulting from the exercise of Company Stock Options or the settlement of Company RSUs, in each case outstanding on such date, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in the Company, (ii) securities of the Company convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in the Company, (iii) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in the Company or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock or other voting securities of or other ownership interests in the Company (the items in clauses (i) through (iv) being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Securities, and neither the Company nor any of its Subsidiaries has sponsored an employee stock purchase plan. Neither the Company nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Company Securities.

Section 4.06.  Subsidiaries.   (a) Each Subsidiary of the Company is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each Subsidiary of the Company has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Section 4.06(a) of the Company Disclosure Schedule identifies all “significant subsidiaries” (as defined under Rule 1-02(w) of Regulation S-X promulgated pursuant to the 1934 Act) (each, a “Significant Subsidiary”) of the Company and their respective jurisdictions of organization

(b)      All of the outstanding capital stock or other voting securities of or other ownership interests in each Subsidiary of the Company, are owned by the Company, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of the Company or any of its Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company, (ii) warrants, calls, options or other rights to acquire from the Company or any of its Subsidiaries, or other obligations of the Company or any of its Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by the Company or any of its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Subsidiary of the Company (the items in clauses (i) through (iii) being referred to collectively as the “Company Subsidiary Securities”). There are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Company Subsidiary Securities.

(c)      Section 4.06(c) of the Company Disclosure Schedule lists, as of the date of this Agreement, each Person other than a Subsidiary of the Company in which the Company owns, directly or indirectly, any shares of capital stock or other voting securities or other ownership interests, other than (i) publicly traded securities held for investment which do not exceed 5% of the outstanding securities of any Person and (ii) securities held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any such employee benefit plan (each, a “Company Investment”). All of the capital stock or other voting securities of or other ownership interests in each Company Investment that are owned, directly or indirectly, by the Company, are owned by the Company or a Subsidiary of the Company free and clear of all Liens and any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such shares of capital stock or other voting securities or other ownership interests), except Liens under Applicable Law and restrictions on transfer set forth in the agreements governing any such Company Investment.

Section 4.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) The Company has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b 25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since January 1, 2011 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b)      As of its filing date (or as of the date of any amendment filed prior to the date hereof), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)      As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), each Company SEC Document filed or furnished pursuant to the 1934 Act did not, and each Company SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d)      Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e)       The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company, including its consolidated Subsidiaries, is made known to the Company’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f)      The Company and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) (“internal controls”). Such internal controls are sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of Company financial statements for external purposes in accordance with GAAP. The Company has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. The Company has made available to Parent prior to the date hereof a summary of any such disclosure made by management to the Company’s auditors and audit committee since January 1, 2011.

(g)      Neither the Company nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company in violation of Section 402 of the Sarbanes-Oxley Act.

(h)      The Company is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of the NYSE.

(i)      Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct.

(j)      The Company has delivered or made available to Parent, prior to the date hereof, copies of the documentation creating or governing all securitization transactions and other off-balance sheet arrangements (as defined in Item 303 of Regulation S-K of the SEC) that existed or were effected by the Company or its Subsidiaries since January 1, 2011.

(k)      Since the Company Balance Sheet Date, there has been no transaction, or series of similar transactions, agreements, arrangements or understandings, nor is there any proposed transaction as of the date of this Agreement, or series of similar transactions, agreements, arrangements or understandings to which the Company or any of its Subsidiaries was or is to be a party, that would be required to be disclosed under Item 404 of Regulation S-K promulgated under the 1933 Act that has not been disclosed in the Company’s definitive proxy statement on Schedule 14A filed with the SEC on April 4, 2013.

(l)      The Company’s annual report on Form 10-K for the fiscal year ended December 31, 2013, when filed with the SEC, will contain no material differences from the Company 10-K.

Section 4.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year-end audit adjustments in the case of any unaudited interim financial statements).

Section 4.09.  Disclosure Documents.  The information supplied by the Company in writing for inclusion or incorporation by reference in the registration statement on Form S-4 or any amendment or supplement thereto pursuant to which shares of Parent Class A Common

Stock issuable as part of the Merger Consideration will be registered with the SEC (the “Registration Statement”) shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by the Company in writing for inclusion in the joint proxy statement/prospectus, or any amendment or supplement thereto, to be sent to the Company stockholders and Parent shareholders in connection with the Merger and the other transactions contemplated by this Agreement (the “Joint Proxy Statement/Prospectus”) shall not, on the date the Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholder Approval or at the time of the Parent Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 4.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus based upon information furnished by Parent or Merger Subsidiary or any of their respective representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 4.10.  Absence of Certain Changes.  (a) From the Company Balance Sheet Date through the date of this Agreement, (i) the business of the Company and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)      From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company or any of its Subsidiaries that, if taken during the period from the date of this Agreement through the Effective Time without Parent’s consent, would constitute a breach of clause (b), (e), (f), (g), (h), (i), (l), (m), (o), (p) or (q) (as it relates to clauses (b), (e), (f), (g), (h), (i), (l), (m), (o) or (p)) of Section 6.01.

Section 4.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)      liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Company Balance Sheet or in the notes thereto;

(b)      liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Company Balance Sheet Date;

(c)      liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d)      liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.12.  Compliance with Laws and Court Orders; Governmental Authorizations.  (a) The Company and each of its Subsidiaries is and since January 1, 2012 has been in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or to materially interfere with or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or that, as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and each of its Subsidiaries (i) is and since January 1, 2011 has been in compliance with the terms of all Governmental Authorizations and (ii) has not received written notice from any Governmental Authority alleging any conflict with or breach of any Governmental Authorization.

Section 4.13.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against the Company, any of its Subsidiaries, any present or former officer, director or employee of the Company or any of its Subsidiaries or any other Person for whom the Company or any of its Subsidiaries may be liable or any of their respective properties may be affected before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator, that (i) would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect or (ii) as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

Section 4.14.  Properties.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries, have good title to, or valid leasehold interests in, all property and assets reflected on the Company Balance Sheet or acquired after the Company Balance Sheet Date, subject to Permitted Liens, except as have been disposed of since the Company Balance Sheet Date in the ordinary course of business consistent with past practice.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each lease, sublease or license (each, a “Lease”) under which the Company or any of its Subsidiaries leases, subleases or licenses any real property is valid and in full force and effect and (ii) neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Lease, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Lease, and neither the Company nor any of its Subsidiaries has received notice that it has breached, violated or defaulted under any Lease.

Section 4.15.  Intellectual Property.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries is the owner of the Owned Intellectual Property Rights and holds all right, title and interest in and to all Owned Intellectual Property Rights and the Company’s or its applicable Subsidiary’s rights under all Licensed Intellectual Property Rights, in each case free and clear of any Lien (other than any Permitted Lien) and (ii) the Company and its Subsidiaries own or have a valid and enforceable license to use all Intellectual Property Rights necessary to, or used or held for use in, the conduct of the business of the Company and its Subsidiaries as currently conducted.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) neither the Company nor any of its Subsidiaries has infringed, induced or contributed to the infringement of, misappropriated or otherwise violated any Intellectual Property Right of any Person and (ii) there is no claim, action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against, the Company or any of its Subsidiaries or any of their respective present or former officers, directors or employees (A) based upon, or challenging or seeking to deny or restrict, the rights of the Company or any of its Subsidiaries in any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights, (B) alleging that any Owned Intellectual Property Right or Licensed Intellectual Property Right is invalid or unenforceable, or (C) alleging that the use of any of the Owned Intellectual Property Rights or Licensed Intellectual Property Rights or any services provided, processes used or products manufactured, used, imported or sold by the Company or any of its Subsidiaries do or may conflict with, misappropriate, infringe or otherwise violate any Intellectual Property Right of any Person.

(c)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have taken all actions reasonably necessary to maintain and protect the Owned Intellectual Property Rights and the Company’s and its applicable Subsidiary’s interest in any Licensed Intellectual Property Rights, including all Intellectual Property Rights of the Company the value of which to the Company is contingent upon maintaining the confidentiality thereof, (ii) none of the material Owned Intellectual Property Rights have been adjudged invalid or unenforceable in whole or part, and to the knowledge of the Company, all issued or registered Owned Intellectual Property Rights are valid and enforceable in all material respects, and (iii) to the knowledge of the Company, no Person has infringed, misappropriated or otherwise violated any Owned Intellectual Property Right.

(d)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the IT Assets operate and perform in a manner that permits the Company and each of its Subsidiaries to conduct its business as currently conducted, and (ii) the Company and its Subsidiaries have taken commercially reasonable actions, consistent with current industry standards, to protect the confidentiality, integrity and security of the IT Assets (and all information and transactions stored or contained therein or transmitted thereby) against any unauthorized use, access, interruption, modification or corruption, and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets (or the information and transactions stored or contained therein or transmitted thereby).

(e)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Company and its Subsidiaries have at all times complied with all Applicable Laws relating to privacy, data protection and the collection and use of personal information and user information gathered or accessed in the course of its operations, and (ii) no claims have been asserted or threatened against the Company or any of its Subsidiaries (and to the knowledge of the Company, no such claims are likely to be asserted or threatened) by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Applicable Laws.

Section 4.16.  Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect:

(a) (i) Each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by the Company or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii)      the Company and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been so filed;

(iii)      the accruals and reserves with respect to Taxes as set forth on the Company Balance Sheet are adequate (as determined in accordance with GAAP);

(iv)      adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Company Balance Sheet Date;

(v)      there is no action, suit, investigation, proceeding or audit pending or, to the Company’s knowledge, threatened against or with respect to the Company or any of its Subsidiaries in respect of any material Tax; and

(vi)      there are no Liens for material Taxes on any of the assets of the Company or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in either case, which have been disclosed on Section 4.16(a)(vi) of the Company Disclosure Schedule) or for which adequate accruals or reserves have been established on the Company Balance Sheet.

(b)      Under the Tax Sharing Agreement with Time Warner Inc. (“TWX”), the Company is not responsible for income and franchise taxes for taxable periods prior to and including March 31, 2003. The Company was part of the TWX federal consolidated tax return through March 12, 2009.

(c)      During the two-year period ending on the date hereof, none of the Subsidiaries of the Company was a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code.

(d)      (i) Other than the Tax Sharing Agreement with TWX, neither the Company nor any of its Subsidiaries is, or has been, a party to any Tax Sharing Agreement (other than an agreement exclusively between or among the Company and its Subsidiaries) pursuant to which it will have any obligation to make any payments for Taxes after the Effective Time and (ii) neither the Company nor any of its Subsidiaries has been a member of an affiliated group filing a consolidated federal income Tax Return (other than a group the common parent of which was the Company or TWX).

(e)      Neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(f)      No jurisdiction in which the Company or any of its Subsidiaries does not file Tax Returns has asserted that the Company or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

(g)      None of the Subsidiaries of the Company owns any Company Stock.

Section 4.17.  Employees and Employee Benefit Plans.  (a) Section 4.17 of the Company Disclosure Schedule contains a correct and complete list identifying each material “employee benefit plan,” as defined in Section 3(3) of ERISA, each material employment contract, material severance contract or plan and each other material plan or agreement providing for compensation, bonuses, profit-sharing, equity compensation or other forms of incentive or deferred compensation, insurance (including any self-insured arrangements), health or medical benefits, post-employment or retirement benefits (including compensation, pension, health, medical or life insurance benefits) which is maintained, administered or contributed to by the Company or any ERISA Affiliate and covers any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries, or with respect to which the Company or any of its Subsidiaries has any liability, other than a Multiemployer Plan or a Company International Plan. As soon as reasonably practicable after the date hereof, but in no event more than 60 days after the date hereof, copies of such plans and any material Company International Plan and Multiemployer Plan (and, if applicable, related trust or funding agreements or insurance policies) and all amendments thereto and written interpretations thereof will be furnished to Parent together with the most recent annual report (Form 5500 including, if applicable, Schedule B thereto) and tax return (Form 990) prepared in connection with any such plan or trust and the most recent Internal Revenue Service determination letter for any such plan, to the extent applicable. Such plans (disregarding all materiality qualifiers in this Section 4.17(a)), including Company International Plans but not any Multiemployer Plan, are referred to collectively herein as the “Company Plans.”

(b)      No Company Plan (for the avoidance of doubt, other than any Multiemployer Plan) that is subject to Title IV of ERISA (each, a “Title IV Plan”) has any unfunded liabilities as of the date of this Agreement. The aggregate underfunded or unfunded, as applicable, liability for all Company Plans that are “excess benefit plans” (as defined in Section 3(36) of ERISA) or that provide deferred compensation (including, for this purpose, any analogous Company International Plans), computed using the actuarial assumptions used for the purposes of determining any liability under such Company Plan for purposes of the Company SEC Documents, is not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(c)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its ERISA Affiliates has incurred any liability on account of a “complete withdrawal” or a “partial withdrawal” (within the meaning of Sections 4203 and 4205 of ERISA, respectively) from any “multiemployer plan” as defined in Section 3(37) of ERISA (a “Multiemployer Plan”) and, to the Company’s knowledge, no circumstances exist that would reasonably be expected to give rise to any such withdrawal (including as a result of the transactions contemplated by this Agreement). Neither the Company nor any of its ERISA Affiliates has received notice of any Multiemployer Plan’s (i) failure to satisfy the minimum funding requirements of Section 412 of the Code or application for or receipt of a waiver of such minimum funding requirements, (ii) “endangered status” or “critical status” (within the meaning of Section 432 of the Code) or (iii) insolvency, “reorganization” (within the meaning of Section 4241 of ERISA) or proposed or, to the Company’s knowledge, threatened termination. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, all contributions, surcharges and premium payments owed by the Company and its ERISA Affiliates with respect to each Multiemployer Plan have been paid when due.

(d)      Each Company Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter. Each Company Plan (for the avoidance of doubt, other than a Multiemployer Plan) has been established and operated in compliance with its terms and with all Applicable Laws, including ERISA and the Code, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(e)      Except as disclosed in Section 4.17(e) of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not (either alone or together with any other event) entitle any employee, director or other independent contractor of the Company or any of its Subsidiaries to severance pay or accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of material compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any Company Plan. Neither the Company nor any of its Subsidiaries has any obligation to gross-up, indemnify or otherwise reimburse any current or former employee, director or other independent contractor of the Company or any of its Subsidiaries for any Tax incurred by such individual, including under Section 409A or 4999 of the Code.

(f)      Neither the Company nor any of its Subsidiaries has any liability in respect of post-retirement health, medical or life insurance benefits for retired, former or current employees, directors or other independent contractors of the Company or its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code.

(g)      There has been no amendment to, written interpretation or announcement (whether or not written) by the Company or any of its Affiliates relating to, or change in participation or coverage under, a Company Plan which would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(h)      There is no action, suit, investigation, audit or proceeding pending against or involving or, to the knowledge of the Company, threatened against or involving, any Company Plan before any Governmental Authority, except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

(i)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Plan that covers former or current employees, directors or other independent contractors of the Company or any of its Subsidiaries who are located primarily outside of the United States (a “Company International Plan”) (i) if intended to qualify for special tax treatment, meets all the requirements for such treatment, and (ii) if required, to any extent, to be funded, book-reserved or secured by an insurance policy, is fully funded, book-reserved or secured by an insurance policy, as applicable, based on reasonable actuarial assumptions in accordance with applicable accounting principles. From and after the Effective Time, Parent and its Subsidiaries will receive the full benefit of any funds, accruals and reserves under the Company International Plans.

(j)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no Person has been treated as an independent contractor of the Company or any of its Subsidiaries for tax purposes, or for purposes of exclusion from any Company Plan, who should have been treated as an employee for such purposes.

(k)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) none of the Company or any of its Subsidiaries has breached or otherwise failed to comply with the provisions of any Collective Bargaining Agreement and there are no grievances or arbitrations outstanding thereunder, and (ii) there are no formal organizational campaigns, corporate campaigns, petitions, demands for recognition via card-check or, to the knowledge of the Company, other unionization activities seeking recognition of a bargaining unit at the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no unfair labor practice charges, grievances, pending arbitrations or other complaints or union representation questions before the National Labor Relations Board or other labor board of Governmental Authority that would reasonably be expected to affect the employees of the Company and its Subsidiaries.

(l)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no current or, to the knowledge of the Company, threatened strikes, slowdowns or work stoppages, and no such strike, slowdown or work stoppage has occurred within the three years preceding the date hereof.

Section 4.18.  Environmental Matters.  (a) Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, no notice, notification, demand, request for information, citation, summons or order has been received, no complaint has been filed, no penalty has been assessed, and no investigation, action, claim, suit, proceeding or review is pending or, to the knowledge of the Company, is threatened in relation to the Company or any of its Subsidiaries that relates to or arises out of any Environmental Law, Environmental Permit or Hazardous Substance.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, the Company and its Subsidiaries are and at all times have been in compliance with all Environmental Laws and all Environmental Permits.

(c)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, there are no liabilities or obligations of the Company or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, arising under or relating to any Environmental Law, Environmental Permit or Hazardous Substance (including any such liability or obligation retained or assumed by contract or by operation of law).

(d)      The consummation of the transactions contemplated hereby requires no filings to be made or actions to be taken pursuant to the New Jersey Industrial Site Recovery Act or the “Connecticut Property Transfer Law” (Sections 22a-134 through 22-134e of the Connecticut General Statutes).

Section 4.19.  Material Contracts.  (a) As of the date of this Agreement, neither the Company nor any of its Subsidiaries is party to or bound by, whether in writing or not, any contract, arrangement, commitment or understanding that:

(i)      (A) contains any material exclusivity or similar provision (including with respect to any Intellectual Property Rights) that is binding on the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) or (B) otherwise limits or restricts in any material respect the Company or any of its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) from (1) engaging or competing in any material line of business in any location or with any Person, (2) selling any products or services of or to any other Person or in any geographic region or (3) obtaining products or services from any Person;

(ii)      includes (A) any “most favored nations” terms and conditions (including with respect to pricing) granted by the Company to a Third Party, (B) any arrangement whereby the Company grants any right of first refusal or right of first offer or similar right to a Third Party or (C) any arrangement between the Company and a Third Party that limits or purports to limit in any respect the ability of the Company or its Subsidiaries (or, after the Effective Time, the Surviving Corporation or any of its Subsidiaries or purportedly Parent or any of its Subsidiaries) to own, operate, sell, license, transfer, pledge or otherwise dispose of any material assets or business, in each case of clauses (A), (B) and (C), that is material to the Company and its Subsidiaries, taken as a whole;

(iii)      is a joint venture, alliance or partnership agreement that either (A) is material to the Company and its Subsidiaries, taken as a whole, or (B) would reasonably be expected to require the Company and its Subsidiaries to make expenditures in excess of $100,000,000 in the aggregate during the 12-month period following the date hereof, but excluding any joint venture, alliance or partnership agreement to which Parent or any of its Subsidiaries is a party;

(iv)      is a loan, guarantee of indebtedness or credit agreement, note, bond, mortgage, indenture or other binding commitment (other than those between the Company and its Subsidiaries) relating to indebtedness in an amount in excess of $100,000,000 individually;

(v)      is a material interest, rate, currency or other swap or derivative transaction (other than those entered into in the ordinary course of business solely for hedging purposes);

(vi)      is an acquisition agreement, asset purchase or sale agreement, stock purchase or sale agreement or other similar agreement pursuant to which (A) the Company reasonably expects that it is required to pay total consideration including assumption of debt after the date hereof to be in excess of $100,000,000 or (B) any other Person has the right to acquire any assets of the Company or any of its Subsidiaries (or any interests therein) after the date of this Agreement with a fair market value or purchase price of more than $100,000,000;

(vii)      is a material contract, arrangement, commitment or understanding with the FCC or any other Governmental Authority relating to the operation or construction of Cable Systems that are not fully reflected in the Franchises;

(viii)      is an agreement pursuant to which the Company or any of its Subsidiaries manages, operates or provides material services to any Cable Systems that are not, directly or indirectly, wholly owned by the Company (including any agreement pursuant to which the Company or any of its Subsidiaries is required to cause any such Cable Systems to be included in programming service distribution agreements and other similar agreements to which the Company or any of its Subsidiaries are party); or

(ix)      is a settlement or similar agreement with any Governmental Authority or order or consent of a Governmental Authority to which the Company or any of its Subsidiaries is subject involving future performance by the Company or any of its Subsidiaries which is material to the Company and its Subsidiaries, taken as a whole;

(each such contract listed in Section 4.19 of the Company Disclosure Schedule and any contract of the Company or any of its Subsidiaries that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) (other than any Company Plan), a “Company Material Contract”).

(b)      Except for this Agreement or as listed in Schedule 4.19 of the Company Disclosure Schedule, as of the date hereof, none of the Company or any of the Company Subsidiaries is a party to or bound by any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that is to be performed after the date of this Agreement that has not been filed as an exhibit to or incorporated by reference in a Company SEC Document.

(c)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, each Company Material Contract is valid and binding and in full force and effect and, to the Company’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries, nor to the Company’s knowledge any other party to a Company Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Company Material Contract, and neither the Company nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Company Material Contract.

Section 4.20.  Cable System and Subscriber Information.  (a) Section 4.20(a) of the Company Disclosure Schedule sets forth a complete list of cable franchise areas in which the Company operates as of January 18, 2014. The Company does not manage or operate any Cable Systems which it does not, directly or indirectly, wholly own, and the Company does not own any Cable Systems that it does not, directly or indirectly, manage and operate.

(b)      Section 4.20(b) of the Company Disclosure Schedule sets forth the aggregate number of subscribers by franchise area as of January 18, 2014, as calculated in accordance with the Company’s policy with respect to calculating subscribers as of the Company Balance Sheet Date, including as to disconnects.

Section 4.21.  Franchises. (a) The Company has provided to Parent a true and complete list of each Franchise operated by the Company or any of its Subsidiaries. Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) the Cable Systems owned or operated by the Company and its Subsidiaries are in compliance with the applicable Franchises in all material respects and (ii) there are no material ongoing or, to the Company’s knowledge, threatened audits or similar proceedings undertaken by Governmental Authorities with respect to any of the Franchises of the Company or its Subsidiaries.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect, (i) each of the Company’s and its Subsidiaries’ Franchises is in full force and effect and a valid request for renewal has been duly and timely filed under Section 626 of the Communications Act, or applicable state franchise renewal provisions, regulations and obligations, with the proper Governmental Authority with respect to each of the Company’s and its Subsidiaries’ Franchises that has expired or will expire within 36 months after the date of this Agreement, (ii) notices of renewal have been filed pursuant to the formal renewal procedures established by Section 626(a) of the Communications Act, or applicable state franchise renewal provisions, regulations and obligations, (iii) there are no applications (other than renewal applications) relating to any of the Company’s or its Subsidiaries’ Franchises pending before any Governmental Authority, (iv) neither the Company nor any of its Subsidiaries has received written notice from any Person that any of its Franchises will not be renewed or that the applicable Governmental Authority has challenged or raised any material objection to or, as of the date hereof, otherwise questioned in any material respect, a request for any such renewal,

(v) none of the Company, any of its Subsidiaries or any Governmental Authority has commenced or requested the commencement of an administrative proceeding concerning the renewal of a material Franchise of the Company or its Subsidiaries as provided in Section 626(c)(1) of the Communications Act, or in applicable state franchise renewal provisions, regulations and obligations, and (vi) to the Company’s knowledge, there exist no facts or circumstances that make it reasonably likely that any of the Company’s or its Subsidiaries’ Franchises will not be renewed or extended on commercially reasonable terms.

(c)      Neither the Company nor any of its Subsidiaries has made any material commitment, with respect to its Franchises, to any Governmental Authority except (i) as set forth on Section 4.21(c)(i) of the Company Disclosure Schedule and (ii) such other Franchise commitments that (A) are commercially reasonable given the relevant Franchise and locality and (B) would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 4.22.  Tax Treatment.  Neither the Company nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code (a “368 Reorganization”).

Section 4.23.  Finders’ Fees.  Except for Allen & Company LLC, Centerview Partners LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, copies of whose engagement agreements have been delivered to Parent prior to the date hereof, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 4.24.  Opinion of Financial Advisor.  The Board of Directors of the Company has received the separate opinions of Allen & Company LLC, Centerview Partners LLC, Citigroup Global Markets Inc. and Morgan Stanley & Co. LLC, each a financial advisor to the Company (or, in the case of Centerview Partners LLC, to the independent members of the Board of Directors of the Company), to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair from a financial point of view to the holders of Company Stock.

Section 4.25.  Antitakeover Statutes.  The Company has taken all action necessary to exempt the Merger, this Agreement, and the transactions contemplated hereby from Section 203 of Delaware Law, and, accordingly, neither such Section nor any other antitakeover or similar statute or regulation applies or purports to apply to any such transactions. No other “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws enacted under U.S. state or federal laws apply to this Agreement or any of the transactions contemplated hereby.

Section 4.26.  No Additional Representations.   Except for the representations and warranties made by the Company in this Article 4, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to Parent, Merger Subsidiary, or any of their Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to the Company, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by the Company in this Article 4, written information presented to Parent, Merger Subsidiary or any of their Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 4.26 shall not limit Parent’s or Merger Subsidiary’s remedies in the case of fraud.

ARTICLE 5

Representations and Warranties of Parent

Subject to Section 11.05, except (a) as disclosed in the Parent SEC Documents (as defined below) filed or furnished by Parent with the SEC since January 1, 2013 and before the date of this Agreement (the “Specified Parent SEC Documents”) or (b) as set forth in the Parent Disclosure Schedule, Parent represents and warrants to the Company that:

Section 5.01.  Corporate Existence and Power.  Each of Parent and Merger Subsidiary is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all corporate powers and all Governmental Authorizations required to carry on its business as now conducted, except for those Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Parent is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Prior to the date hereof, Parent has delivered or made available to the Company true and complete copies of the certificates of incorporation and bylaws of Parent and Merger Subsidiary as in effect on the date of this Agreement. Since the date of its incorporation, Merger Subsidiary has not engaged in any activities other than in connection with or as contemplated by this Agreement.

Section 5.02.  Corporate Authorization.  (a) The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby are within the corporate powers of Parent and Merger Subsidiary and, except for (i) the required approval of Parent’s shareholders in connection with the Parent Stock Issuance and (ii) the approval of Parent as the sole stockholder of Merger Subsidiary, have been duly authorized by all necessary corporate action on the part of Parent and Merger Subsidiary. The affirmative vote of the holders of a majority of votes cast by holders of Parent Class A Common Stock and Parent Class B Common Stock (with each share of Parent Class A Common Stock being entitled to a number of votes per share determined in accordance with Parent’s Amended and Restated Articles of Incorporation and each share of Parent Class B Common Stock being entitled to a number of votes per share determined in accordance with Parent’s Amended and Restated Articles of Incorporation (which Parent Class B Common Stock is entitled to 33 1/3% of the combined voting power of Parent’s Class A Common Stock and Class B Common Stock)) and the affirmative vote of the holders of a majority of the outstanding shares of Parent Class B Common Stock (the “Parent Shareholder Approval”) are the only votes of the holders of any of Parent’s capital stock necessary in connection with the consummation of the transactions contemplated hereby, including the Parent Stock Issuance. This Agreement, assuming due authorization, execution and delivery by the Company, constitutes a valid and binding agreement of each of Parent and Merger Subsidiary, enforceable against Parent and Merger Subsidiary in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

(b)      At a meeting duly called and held, as of the date of this Agreement, Parent’s Board of Directors has (i) unanimously determined that this Agreement and the transactions contemplated hereby are fair to and in the best interests of Parent, (ii) unanimously approved and declared advisable this Agreement and the transactions contemplated hereby and (iii) unanimously resolved to recommend that Parent’s shareholders grant the Parent Shareholder Approval (such recommendation, the “Parent Board Recommendation”).

Section 5.03.  Governmental Authorization.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State and appropriate documents with the relevant authorities of other states in which Parent is qualified to do business, (ii) compliance with any applicable requirements of the HSR Act and any non-U.S. Competition Laws, (iii) compliance with any applicable requirements of the Communications Act and non-U.S. Applicable Law governing the regulation of cable television, telecommunications and broadcasting, (iv) authorizations from state public utility commissions and similar state authorities having jurisdiction over the assets of the Company and its Subsidiaries, (vi) compliance with any state statutes or local franchise ordinances and agreements, (vi) compliance with any applicable requirements of the 1933 Act, the 1934 Act and any other applicable state or federal securities laws, (vii) compliance with any applicable requirements of the NASDAQ and (viii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or materially interfere with or delay the consummation of the Merger.

Section 5.04.  Non-contravention.  The execution, delivery and performance by Parent and Merger Subsidiary of this Agreement and the consummation by Parent and Merger Subsidiary of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the articles or certificate of incorporation, respectively, or bylaws of Parent or Merger Subsidiary, (ii) assuming compliance with the matters referred to in Section 5.03, contravene, conflict with or result in a violation or breach of any provision of any Applicable Law, (iii) assuming compliance with the matters referred to in Section 5.03, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which Parent or any of its Subsidiaries is entitled under any provision of any agreement or other instrument binding upon Parent or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of Parent and its Subsidiaries or (iv) result in the creation or imposition of any Lien, other than any Permitted Lien, on any asset of Parent or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (ii) through (iv), for such as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.05.  Capitalization.  (a) As of the date hereof, the authorized capital stock of Parent consists of (i) 7,500,000,000 shares of Parent Class A Common Stock, (ii) 7,500,000,000 shares of Parent Class A Special Common Stock, (iii) 75,000,000 shares of Parent Class B Common Stock and (iv) 20,000,000 shares of preferred stock, without par value. As of February 10, 2014, (A) 2,504,774,708 and 2,139,313,958 shares of Parent Class A Common Stock were issued and outstanding, respectively, (B) 525,915,541 and 454,980,777 shares of Parent Class A Special Common Stock were issued and outstanding, respectively, (C) 9,444,375 shares of Parent Class B Common Stock were issued and outstanding, (D) 102,036,956 shares of Parent Class A Common Stock were subject to compensatory options to purchase shares of Parent Class A Common Stock (of which options to purchase an aggregate of 32,032,051 shares of Parent Class A Common Stock were exercisable), (E) 1,068,177 shares of Parent Class A Special Common Stock were subject to compensatory options to purchase shares of Parent Class A Special Common Stock (all of which options were exercisable), (F) restricted stock units or deferred stock units that, in either case, is settleable in shares of Parent Stock to acquire an aggregate of 26,335,032.95370 shares of Parent Class A Common Stock were issued and outstanding, (G) restricted stock units or deferred stock units that, in either case, is settleable in shares of Parent Stock to acquire an aggregate of 1,473 shares of Parent Class A Special Common Stock were issued and outstanding and (H) no shares of preferred stock were issued or outstanding. All outstanding shares of capital stock of Parent have been, and all shares that may be issued pursuant to any equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of the date hereof, no Subsidiary or Affiliate of Parent owns any shares of capital stock of Parent or any Parent Securities.

(b)      As of the date hereof, there are no outstanding bonds, debentures, notes or other indebtedness of Parent having the right to vote on an as-converted basis (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which shareholders of Parent may vote. As of February 10, 2014, except as set forth in this Section 5.05, there are no issued, reserved for issuance or outstanding (i) shares of capital stock or other voting securities of or other ownership interests in Parent, (ii) securities of Parent convertible into or exchangeable for shares of capital stock or other voting securities of or other ownership interests in Parent, (iii) warrants, calls, options or other rights to acquire from Parent or other obligation of Parent to issue, any shares of capital stock, voting securities or securities convertible into or exchangeable for capital stock or other voting securities of or other ownership interests in Parent or (iv) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of capital stock of or other voting securities of or other ownership interests in Parent (the items in clauses (i) through (iv)being referred to collectively as the “Parent Securities”). As of the date hereof, there are no outstanding obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Securities. As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any voting trust, proxy, voting agreement or other similar agreement with respect to the voting of any Parent Securities.

(c)      The shares of Parent Class A Common Stock to be issued as part of the Merger Consideration have been duly authorized and, when issued and delivered in accordance with the terms of this Agreement, will have been validly issued and will be fully paid and nonassessable and the issuance thereof is not subject to any preemptive or other similar right.

Section 5.06.  Subsidiaries.  (a) Each Subsidiary of Parent is an entity duly incorporated or otherwise duly organized, validly existing and (where applicable) in good standing under the laws of its jurisdiction of incorporation or organization, except where the failure to be so incorporated, organized, existing or in good standing would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each Subsidiary of Parent has all corporate, limited liability company or comparable powers and all Governmental Authorizations required to carry on its business as now conducted, except for those powers or Governmental Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. Each such Subsidiary is duly qualified to do business as a foreign entity and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect. The Parent 10-K identifies, as of its filing date, all Significant Subsidiaries of Parent and their respective jurisdictions of organization.

(b)      All of the outstanding capital stock or other voting securities of or other ownership interests in each Significant Subsidiary of Parent, are owned by Parent, directly or indirectly, free and clear of any Lien and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other voting securities or other ownership interests). There are no issued, reserved for issuance or outstanding (i) securities of Parent or any of its Significant Subsidiaries convertible into, or exchangeable for, shares of capital stock or other voting securities of or other ownership interests in any Significant Subsidiary of Parent, (ii) warrants, calls, options or other rights to acquire from Parent or any of its Significant Subsidiaries, or other obligations of Parent or any of its Significant Subsidiaries to issue, any shares of capital stock or other voting securities of or other ownership interests in or any securities convertible into, or exchangeable for, any shares of capital stock or other voting securities of or other ownership interests in any Significant Subsidiary of Parent or (iii) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights issued or granted by Parent or its Subsidiaries that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any capital stock or other voting securities of or other ownership interests in any Significant Subsidiary of Parent (the items in clauses (i) through (iii) being referred to collectively as the “Parent Subsidiary Securities”). There are no outstanding obligations of Parent or any of its Significant Subsidiaries to repurchase, redeem or otherwise acquire any of the Parent Subsidiary Securities.

Section 5.07.  SEC Filings and the Sarbanes-Oxley Act.  (a) Parent has filed with or furnished to the SEC (including following any extensions of time for filing provided by Rule 12b 25 promulgated under the 1934 Act) all reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by Parent since January 1, 2011 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Parent SEC Documents”).

(b)      As of its filing date (or as of the date of any amendment filed prior to the date hereof), each Parent SEC Document complied, and each Parent SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act and the 1934 Act and the Sarbanes-Oxley Act, as the case may be.

(c)      As of its filing date (or, if amended or superseded by a subsequent filing prior to the date hereof, on the date of such filing), each Parent SEC Document filed or furnished pursuant to the 1934 Act did not, and each Parent SEC Document filed or furnished subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading in any material respect.

(d)      Each Parent SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading in any material respect.

(e)      Parent has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to Parent, including its consolidated Subsidiaries, is made known to Parent’s principal executive officer and its principal financial officer by others within those entities, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are reasonably effective in timely alerting Parent’s principal executive officer and principal financial officer to material information required to be included in Parent’s periodic and current reports required under the 1934 Act.

(f)      Parent and its Subsidiaries have established and maintained a system of internal controls over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of Parent’s financial reporting and the preparation of Parent financial statements for external purposes in accordance with GAAP. Parent has disclosed, based on its most recent evaluation of internal controls prior to the date hereof, to Parent’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal controls which are reasonably likely to adversely affect Parent’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal controls. Parent has made available to the Company prior to the date hereof a summary of any such disclosure made by management to Parent’s auditors and audit committee since January 1, 2011.

(g)      Neither Parent nor any of its Subsidiaries has extended or maintained credit, arranged for the extension of credit, or renewed an extension of credit, in the form of a personal loan to or for any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of Parent in violation of Section 402 of the Sarbanes-Oxley Act.

(h)      Parent is in compliance, and has complied, in each case in all material respects with (i) the applicable provisions of the Sarbanes-Oxley Act and (ii) the applicable listing and corporate governance rules and regulations of NASDAQ.

(i)      Each of the principal executive officer and principal financial officer of Parent (or each former principal executive officer and principal financial officer of Parent, as applicable) have made all certifications required by Rule 13a-14 and 15d-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NASDAQ, and the statements contained in any such certifications are complete and correct.

(j)      The Parent 10-K contains no material differences from Parent’s annual report on Form 10-K for the fiscal year ended December 31, 2013, in the form previously delivered to the Company.

Section 5.08.  Financial Statements.  The audited consolidated financial statements and unaudited consolidated interim financial statements of Parent included or incorporated by reference in the Parent SEC Documents (including all related notes and schedules thereto) fairly present in all material respects, in conformity with GAAP (except, in the case of unaudited consolidated interim financial statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis (except as may be indicated therein or in the notes thereto), the consolidated financial position of Parent and its consolidated Subsidiaries as of the dates thereof and their consolidated results of operations and cash flows for the periods then ended (subject to normal year end audit adjustments in the case of any unaudited interim financial statements).

Section 5.09.  Disclosure Documents.  The information supplied by Parent in writing for inclusion or incorporation by reference in the Registration Statement shall not at the time the Registration Statement is declared effective by the SEC (or, with respect to any post-effective amendment or supplement, at the time such post-effective amendment or supplement becomes effective) contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The information supplied by Parent in writing for inclusion in the Joint Proxy Statement/Prospectus shall not, on the date the Joint Proxy Statement/Prospectus, and any amendments or supplements thereto, is first mailed to the stockholders of the Company or the shareholders of Parent, at the time of the Company Stockholder Approval or at the time of the Parent Shareholder Approval contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. The representations and warranties contained in this Section 5.09 will not apply to statements or omissions included or incorporated by reference in the Registration Statement or Joint Proxy Statement/Prospectus based upon information furnished by the Company or any of its representatives or advisors in writing specifically for use or incorporation by reference therein.

Section 5.10.  Absence of Certain Changes.  From the Parent Balance Sheet Date through the date of this Agreement: (a) the business of Parent and its Subsidiaries has been conducted in the ordinary course of business consistent with past practice in all material respects; and (b) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.11.  No Undisclosed Material Liabilities.  There are no liabilities or obligations of Parent or any of its Subsidiaries of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than:

(a)      liabilities or obligations disclosed, reflected, reserved against or otherwise provided for in the Parent Balance Sheet or in the notes thereto;

(b)      liabilities or obligations incurred in the ordinary course of business consistent with past practices since the Parent Balance Sheet Date;

(c)      liabilities or obligations arising out of this Agreement or the transactions contemplated hereby; and

(d)      liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 5.12.  Compliance with Laws and Court Orders; Governmental Authorizations.  (a) Parent and each of its Subsidiaries is and since January 1, 2012 has been in compliance with, and to the knowledge of Parent is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or to materially interfere with or delay the consummation of the Merger. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against Parent or any of its Subsidiaries that has had or would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or that, as of the date hereof, seeks materially interefere with or delay the consummation of the Merger.

(b)      Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries has all Governmental Authorizations necessary for the ownership and operation of its businesses and each such Governmental Authorization is in full force and effect. Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, Parent and each of its Subsidiaries (i) is and since January 1, 2011 has been in compliance with the terms of all Governmental Authorizations and (ii) has not received written notice from any Governmental Authority alleging any conflict with or breach of any Governmental Authorization.

Section 5.13.  Litigation.  There is no action, suit, investigation or proceeding pending against, or, to the knowledge of Parent, threatened against Parent, any of its Subsidiaries, any present or former officer, director or employee of Parent or any of its Subsidiaries or any other Person for whom Parent or any of its Subsidiaries may be liable or any of their respective properties may be affected before (or, in the case of threatened actions, suits, investigations or proceedings, that would be before) or by any Governmental Authority or arbitrator that (i) would reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect or (ii) as of the date hereof, seeks to materially interfere with or delay the consummation of the Merger.

Section 5.14.  Taxes.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect:

(a)      (i)      Each income or franchise Tax Return and each other material Tax Return required to be filed with any Taxing Authority by Parent or any of its Subsidiaries has been filed when due and is true and complete in all material respects;

(ii)      Parent and each of its Subsidiaries has timely paid to the appropriate Taxing Authority all Taxes shown as due and payable on all Tax Returns that have been so filed;

(iii)      the accruals and reserves with respect to Taxes as set forth on the Parent Balance Sheet are adequate (as determined in accordance with GAAP);

(iv)      adequate accruals and reserves (as determined in accordance with GAAP) have been established for Taxes attributable to taxable periods (or portions thereof) from the Parent Balance Sheet Date;

(v)      there is no action, suit, investigation, proceeding or audit pending or, to Parent’s knowledge, threatened against or with respect to Parent or any of its Subsidiaries in respect of any material Tax; and

(vi)      there are no Liens for material Taxes on any of the assets of Parent or any of its Subsidiaries other than Liens for Taxes not yet due or being contested in good faith (and, in either case, which have been disclosed on Section 5.14(a)(vi) of the Parent Disclosure Schedule) or for which adequate accruals or reserves have been established on the Parent Balance Sheet.

(b)      The income and franchise Tax Returns of Parent and its Subsidiaries through the Tax year ended December 31, 1993 have been examined and the examinations have been closed or are Tax Returns with respect to which the applicable period for assessment, after giving effect to extensions or waivers, has expired. The federal Tax Returns have been examined and the applicable federal statute of limitations (including extensions) have expired for Tax years through December 31, 2000 as well as for Tax years December 31, 2007 and December 31, 2008.

(c)      No jurisdiction in which Parent or any of its Subsidiaries does not file Tax Returns has asserted that Parent or any of its Subsidiaries is or may be liable for Tax in that jurisdiction.

Section 5.15.  Franchises.  Except as would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, (a) the Cable Systems owned or operated by Parent and its Subsidiaries are in compliance with the applicable Franchises in all material respects and (b) there are no material ongoing or, to Parent’s knowledge, threatened audits or similar proceedings undertaken by Governmental Authorities with respect to any of the Franchises of Parent or its Subsidiaries.

Section 5.16.  Tax Treatment.  Neither Parent nor any of its Affiliates has taken or agreed to take any action or is aware of any fact or circumstance that would prevent the Merger from qualifying as a 368 Reorganization.

Section 5.17.  Certain Agreements.  (a) Prior to the date hereof, Parent has provided to the Company true, correct and complete copies of the NBCUniversal Agreement and any amendments, modifications or waivers thereof. The transactions contemplated by the NBCUniversal Agreement were consummated in accordance with the terms thereof and without any waivers of the conditions thereto set forth therein, and, to Parent’s knowledge, since the date of the consummation of the transactions contemplated by the NBCUniversal Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect on the business acquired by Parent thereunder.

(b) As of the date hereof, neither Parent nor any of its Subsidiaries is a party to any agreement (whether written or oral) with any Person (other than Parent’s Representatives in such capacity) with respect to any possible transaction involving the acquisition of the Company, or any of the Company’s material assets.

Section 5.18.  Finders’ Fees.  Except for J.P. Morgan Securities LLC, Paul J. Taubman and Barclays Capital Inc., there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Parent or any of its Subsidiaries who might be entitled to any fee or commission from Parent or any of its Affiliates in connection with the transactions contemplated by this Agreement.

Section 5.19.  Opinion of Financial Advisor.  Parent’s Board of Directors has received the opinion of J.P. Morgan Securities LLC, financial advisor to Parent, to the effect that, as of the date of such opinion, and based upon and subject to the factors and assumptions set forth therein, the Exchange Ratio is fair to Parent from a financial point of view.

Section 5.20.  No Additional Representations.  Except for the representations and warranties made by Parent in this Article 5, none of Parent, Merger Subsidiary or any other Person makes any express or implied representation or warranty with respect to Parent or its Subsidiaries or their respective businesses, operations, assets, liabilities, conditions (financial or otherwise) or prospects in connection with this Agreement or the transactions contemplated hereby, and each of Parent and Merger Subsidiary hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, none of Parent, Merger Subsidiary or any other Person makes or has made any representation or warranty to the Company or any of its Affiliates or Representatives with respect to (a) any financial projection, forecast, estimate, budget or prospect information relating to Parent, any of its Subsidiaries or their respective businesses, or (b) any oral or, except for the representations and warranties made by Parent in this Article 5, written information presented to the Company or any of its Affiliates or Representatives in the course of their due diligence investigation of Parent, the negotiation of this Agreement or in the course of the transactions contemplated hereby. Notwithstanding the foregoing, this Section 5.20 shall not limit the Company’s remedies in the case of fraud.

ARTICLE 6

Covenants of the Company

The Company agrees that:

Section 6.01.  Conduct of the Company.  From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the

Company Disclosure Schedule, as consented to in writing by Parent, as contemplated by or reasonably necessary to implement the Company Operating Plan (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to the Company in any material respect) or as required by Applicable Law, the Company shall, and shall cause each of its Subsidiaries to, conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to (i) preserve intact its business organization, (ii) maintain in effect all of its material foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, and (iii) maintain its existing relationships with its material customers, lenders, suppliers and others having material business relationships with it and with Governmental Authorities with jurisdiction over the Company’s operations. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 6.01 of the Company Disclosure Schedule, as consented to in writing by Parent (solely in the case of the following clauses (d), (e), (f), (g), (h), (i), (j) and (p), such consent not to be unreasonably withheld, conditioned or delayed), as contemplated by or reasonably necessary to implement the Company Operating Plan (or, with respect to any initiative therein, reallocations among line items within such initiative that are not in the aggregate more burdensome to the Company in any material respect) or as required by Applicable Law, the Company shall not, nor shall it permit any of its Subsidiaries to:

(a)      amend its certificate of incorporation, bylaws or other similar organizational documents (whether by merger, consolidation or otherwise);

(b)      split, combine or reclassify any shares of capital stock of the Company or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities or any Company Subsidiary Securities, except for (i) dividends by any of its wholly owned Subsidiaries, (ii) regular quarterly cash dividends with customary record and payment dates on the shares of the Company Stock not in excess of $0.75 per share per quarter, as such amount may be increased for 2015 in the ordinary course of business consistent with past practice, (iii) repurchases of shares of Company Stock in the ordinary course of business consistent with past practices (including as to volume) at then prevailing market prices pursuant to the Company’s share repurchase program as in effect from time to time and (iv) acquisitions, or deemed acquisitions, of Company Stock in connection with (A) the payment of the exercise price of Company Stock Options with Company Stock (including in connection with “net exercises”) and (B) required Tax withholding in connection with the exercise of Company Stock Options and the vesting or settlement of Company RSUs, in each case, to the extent such Company Stock Options and Company RSUs are outstanding on the date of this Agreement (and in such case, in accordance with their terms on the date of this Agreement) or are issued or granted after the date of this Agreement as permitted by Section 6.01(c)(i)(B);

(c)      (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any shares of any Company Securities or Company Subsidiary Securities, other than (A) the issuance of any shares of the Company Stock upon the exercise of Company Stock Options that are outstanding on the date of this Agreement in accordance with the terms of those options on the date of this Agreement or that are issued after the date of this Agreement as permitted by the following clause (B) and (B) the grant of Company RSUs as long as the aggregate value of all such Company RSUs does not exceed the amount set forth on Section 6.01(c) of the Company Disclosure Schedule, and provided that such grants shall be made on terms and conditions used by the Company with respect to Company RSUs in the ordinary course of business consistent with past practice and such other terms and conditions as set forth on Section 6.01(c) of the Company Disclosure Schedule or (ii) amend any term of any the Company Security or any Company Subsidiary Security (in each case, whether by merger, consolidation or otherwise);

(d)      incur any capital expenditures or any obligations or liabilities in respect thereof, except for (i) those as may be contemplated by the plan described in Section 6.01(d) of the Company Disclosure Schedule and (ii) any other capital expenditures not to exceed $150,000,000 in the aggregate in any twelve-month period;

(e)      acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than (i) supplies and materials in the ordinary course of business of the Company and its Subsidiaries in a manner that is consistent with past practice, (ii) pursuant to contracts or arrangements in effect on the date hereof, (iii) leases or subleases under which the Company or one of its Subsidiaries is the tenant entered into in the ordinary course of business and (iv) acquisitions with a purchase price (including assumed indebtedness) that does not exceed $100,000,000 in the aggregate;

(f)      sell, license, lease or otherwise transfer, or create or incur any Lien on, any of the Company’s or its Subsidiaries’ assets, securities, properties, interests or businesses, other than (i) sales of inventory or obsolete equipment in the ordinary course of business consistent with past practice, (ii) sales of assets, securities, properties, interests or business with a sale price (including any related assumed indebtedness) that does not exceed $100,000,000 in the aggregate, (iii) pursuant to contracts or arrangements in effect on the date hereof, (iv) leases or subleases under which the Company or one of its Subsidiaries is the lessor entered into in the ordinary course of business, or (v) Permitted Liens;

(g)      other than in connection with actions permitted by Section 6.01(d) or (e) or as required by existing agreements set forth on Section 4.06(c) of the Company Disclosure Schedule, make any loans, advances or capital contributions to, or investments in, any other Person, other than (i) in the ordinary course of business consistent with past practice, (ii) investments or capital contributions that are made alongside Parent or any of its Affiliates or (iii) loans, advances or capital contributions to, or investments in, wholly owned Subsidiaries of the Company;

(h)      create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof or issue or sell any debt securities, except for (i) indebtedness under the Company Credit Facilities, (ii) up to $2,000,000,000 of indebtedness to refinance on market terms any indebtedness existing on the date hereof that is maturing within twelve months of such refinancing (which amount shall be reduced by any such refinanced indebtedness incurred under the immediately preceding clause (i)), (iii) guarantees by the Company of indebtedness of any wholly owned Company Subsidiary or (iv) any commercial paper issued in the ordinary course of business;

(i)      (i) other than in the ordinary course of business, enter into any agreement or arrangement that limits or otherwise restricts in any material respect the Company or any of its Subsidiaries from engaging or competing in any line of business, in any location or with any Person or (ii) enter into any agreement or arrangement that limits or otherwise restricts in any material respect any upstream Affiliates of the Company following consummation of the Merger from engaging or competing in any line of business, in any location or with any Person;

(j)      other than in the ordinary course of business, (i) amend or modify in any material respect or terminate (excluding terminations upon expiration of the term thereof in accordance with the terms thereof) any Company Material Contract or waive, release or assign any material rights, claims or benefits under any Company Material Contract, (ii) enter into any contract or agreement that would have been a Company Material Contract had it been entered into prior to the date of this Agreement or (iii) enter into any programming service distribution agreement;

(k)      without prior consultation with Parent, (i) recognize any material new union, works council or other similar employee representative, except as required by Applicable Law, or (ii) enter into any material Collective Bargaining Agreement, or renew or enter into any material mid-term modification (excluding resolutions of grievances relating to or interpretations of a Collective Bargaining Agreement) of any existing Collective Bargaining Agreement;

(l)      grant to any director or officer (as such terms are used for purposes of Section 16 of the Exchange Act) of the Company any increase in change in control, severance, retention or termination pay (including any obligation to gross-up, indemnify or otherwise reimburse any such individual for any Tax incurred by any such individual, including under Section 409A or 4999 of the Code), other than any increase in a severance benefit arising directly from an increase in annual salary or annual cash bonus opportunity (for the avoidance of doubt, not including any supplemental cash bonus opportunity set forth in Section 6.01(m) of the Company Disclosure Schedule) to the extent such increase is permitted by the Agreement;

(m)      Except as set forth on Section 6.01(m) of the Company Disclosure Schedule, (i) increase the annual salary of any employee of the Company or any of its Subsidiaries who holds the title of Executive Vice President or greater by more than 5% in the aggregate in any fiscal year, except as required by the terms of any existing agreement or (ii) increase the cash bonus opportunity of any employee of the Company or any of its Subsidiaries who holds the title of Executive Vice President or greater;

(n)      (i) other than as required by an existing agreement, adopt or amend any cash bonus plan or other variable compensation plan with a performance measurement period of greater than 12 months (excluding any period principally relating to an employee’s obligation to be employed on the payment date), (ii) establish or adopt any Title IV Plan, “excess benefit plan”, deferred compensation plan, severance or change in control plan or employee benefit plan that provides post-retirement health, medical, life insurance or death benefits to retired, current or former employees, directors or consultants of the Company or any of its Subsidiaries except as required to avoid excise tax under Section 4980B of the Code, unless such establishment or adoption occurs as part of an acquisition of any other company or business that is permitted or consented to under this Agreement, (iii) fail to continue to make all contributions required to be made to any Company Plan that is a Title IV Plan (for the avoidance of doubt, other than a Multiemployer Plan) under ERISA, the Code and Applicable Law or (iv) amend the benefit formula under any Company Plan that is a Title IV Plan (for the avoidance of doubt, other than any Multiemployer Plan) to increase the benefit accrual applicable to any participant or beneficiary thereof under such Company Plan;

(o)      change the Company’s methods of financial accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(p)      without limiting Section 8.11, settle, or offer or propose to settle, (A) any litigation, investigation, arbitration, proceeding or other claim involving or against the Company or any of its Subsidiaries or (B) any stockholder litigation or dispute against the Company or any of its officers or directors, except, in each case, where the sum of (x) any amount paid in settlement or compromise plus (y) the financial impact to the Company and its Subsidiaries of any other terms of the settlement or compromise does not exceed $100,000,000 (after giving effect to any reasonably expected indemnification proceeds);

(q)      adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, in each case, of the Company or any Significant Subsidiary of the Company;

(r)      knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of the Company hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time;

(s)      take the action set forth on Section 6.01 of the Company Disclosure Schedule (it being understood and agreed that the exceptions contained in the lead-in to this Section 6.01 shall not apply with respect to this Section 6.01(s)); or

(t)      agree, resolve or commit to do any of the foregoing.

Section 6.02.  Company Stockholder Meeting.  The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the Registration Statement is declared effective under the 1933 Act) for the purpose of voting on the approval and adoption of this Agreement and the Merger. In connection with the Company Stockholder Meeting, the Company shall (i) subject to Section 6.03, (1) recommend approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby by the Company’s stockholders and (2) use its reasonable best efforts to obtain the Company Stockholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to the Company’s stockholders at the Company Stockholder Meeting whether or not (x) the Company’s Board of Directors shall have effected a Company Adverse Recommendation Change or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to the Company or any of its advisors. The Company shall not, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting; provided that the Company may, without the prior written consent of Parent, adjourn or postpone the Company Stockholder Meeting (A) if, as of the time for which the Company Stockholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Company Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholder Meeting, (B) after consultation with Parent, if the failure to adjourn or postpone the Company Stockholder Meeting would reasonably be expected to be a violation of Applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus, (C) after consultation with Parent, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Company Stockholder Approval, or (D) if the Company has delivered to Parent a bona fide notice contemplated by Section 6.03(c), for a maximum of ten Business Days. Parent may require the Company to adjourn, delay or postpone the Company Stockholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Company Stockholder Approval. Once the Company has established a record date for the Company Stockholder Meeting, the Company shall not change such record date or establish a different record date for the Company Stockholders Meeting without the prior written consent of Parent (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or the Company’s organizational documents. Without the prior written consent of Parent, the adoption of this Agreement and the transactions contemplated hereby (including the Merger) shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by the Company’s stockholders in connection with the approval of this Agreement and the transactions contemplated hereby) that the Company shall propose to be acted on by the stockholders of the Company at the Company Stockholder Meeting.

Section 6.03.    No Solicitation; Other Offers.  (a) General Prohibitions. Neither the Company nor any of its Subsidiaries shall, nor shall the Company or any of its Subsidiaries authorize or permit any of its or their officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to knowingly facilitate or encourage the submission of any Company Acquisition Proposal, (ii) enter into or participate in any discussions (other than to state that the Company is not permitted to have discussions) or negotiations with any Third Party that is seeking to make, or has made, a Company Acquisition Proposal, (iii) furnish any non-public information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company or any of its Subsidiaries to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, a Company Acquisition Proposal, (iv) make a Company Adverse Recommendation Change, (v) fail to enforce or grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of the Company or any of its Subsidiaries unless the Board of Directors of the Company determines after consulting with its outside legal counsel that the failure to waive such provision would be inconsistent with its fiduciary duties under Applicable Law; provided, that the Company shall not enforce and hereby waives any provision of any such agreement that would prohibit a third party from communicating confidentially a Company Acquisition Proposal to the Company’s Board of Directors, (vi) approve any transaction under, or any Person becoming an “interested stockholder” under, Section 203 of Delaware Law or (vii) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to a Company Acquisition Proposal (other than a confidentiality agreement to the extent contemplated by Section 6.03(b)); provided that (so long as the Company and its Representatives have otherwise complied with this Section 6.03) none of the foregoing shall prohibit the Company and its Representatives from, at any time prior to the Company Stockholder Approval, participating in discussions with any Persons or group of Persons who has made a Company Acquisition Proposal after the date of this Agreement solely to request the clarification of the terms and conditions thereof so as to determine whether the Acquisition Proposal is, or could reasonably be expected to lead to, a Superior Proposal, and any such actions shall not be a breach of this Section 6.03(a). It is agreed that any violation of the restrictions on the Company set forth in this Section by any Representative of the Company or any of its Subsidiaries shall be a breach of this Section by the Company.

(b)      Recommendation Exceptions. Notwithstanding Section 6.03(a), but subject to Section 6.03(c) and Section 6.03(d), at any time prior to the Company Stockholder Approval:

(i)      the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party that, subject to the Company’s compliance with Section 6.03(a), has made after the date of this Agreement a Company Superior Proposal or a Company Acquisition Proposal that the Board of Directors of the Company determines in good faith, after consultation with its outside legal advisors, could reasonably be expected to lead to a Company Superior Proposal by the Third Party making such Company Acquisition Proposal, (B) furnish to such

Third Party and its advisors, agents or other intermediaries (including financing sources) non-public information relating to the Company or any of its Subsidiaries pursuant to a customary confidentiality agreement (a copy of which shall be provided for informational purposes only to Parent) with such Third Party with terms no less favorable to the Company than those contained in the confidentiality agreement, dated February 8, 2014, between the Company and Parent (the “Confidentiality Agreement”) (it being understood and hereby agreed that such confidentiality agreement need not contain a “standstill” or similar provision that prohibits such Third Party from making any Company Acquisition Proposal, acquiring the Company or taking any other action); provided that all such information (to the extent that such information has not been previously provided or made available to Parent) is provided or made available to Parent, as the case may be, prior to or as promptly as practicable (but no later than 24 hours) after the time it is provided or made available to such Third Party) and (C) take any action required by Applicable Law or that any court of competent jurisdiction orders the Company to take;

(ii)      following receipt of a Company Superior Proposal, the Board of Directors of the Company may, subject to compliance with Section 6.03(c), make a Company Adverse Recommendation Change; and

(iii)      following a Company Intervening Event, the Board of Directors of the Company may, subject to compliance with Section 6.03(d), make a Company Adverse Recommendation Change involving or relating to such Company Intervening Event;

in each case referred to in the foregoing clauses (i), (ii) and (iii) only if the Board of Directors of the Company determines in good faith, after considering advice from outside legal counsel, that the failure to take such action would be inconsistent with its fiduciary duties under Applicable Law. For purposes of clarification, the taking of any of the actions permitted by Section 6.03(a) and Section 6.03(b)(i) shall not be deemed to be a Company Adverse Recommendation Change.

In addition, nothing contained herein shall prevent the Company or its Board of Directors from (i) complying with Rule 14a-9, Rule 14d-9 or Rule 14e-2(a) and Item 1012(a) of Regulation M-A under the 1934 Act (or making any similar communication to stockholders in connection with any amendment to the terms of a tender offer or exchange offer) so long as any action taken or statement made to so comply is consistent with this Section 6.03 or (ii) disclosing factual information regarding the business, financial condition or results of operations of Parent or the Company or the fact that a Company Acquisition Proposal has been made, the identity of the party making such proposal or the material terms of such proposal in the Joint Proxy Statement/Prospectus or otherwise, to the extent the Company in good faith determines that such information, facts, identity or terms is required to be disclosed under Applicable Law or that failure to make such disclosure would be inconsistent with its fiduciary duties under Applicable Law; provided that any such action taken or statement or disclosure made that relates to a Company Acquisition Proposal shall be deemed to be a Company Adverse Recommendation Change unless the Board of Directors of the Company reaffirms the Company Board Recommendation in such statement or disclosure or in connection with such action (except that a mere “stop, look and listen” disclosure in compliance with Rule 14d-9(f) of the 1934 Act or failure to take a position with respect to a Company Acquisition Proposal governed by the tender offer or exchange offer rules under the 1934 Act until the tenth Business Day after commencement of such Company Acquisition Proposal shall not constitute a Company Adverse Recommendation Change).

(c)      Required Notices.  The Board of Directors of the Company shall not take any of the actions referred to in Section 6.03(b) unless the Company shall have delivered to Parent a prior written notice advising Parent that it intends to take such action, and, after taking such action, the Company shall, if such action is in connection with a Company Acquisition Proposal, continue to advise Parent on a current basis of the status and terms of any discussions and negotiations with the Third Party. In addition, the Company shall notify Parent promptly (but in no event later than 24 hours) after receipt by the Company (or any of its Representatives) of any Company Acquisition Proposal, any written indication from a Third Party that such Third Party is considering making a Company Acquisition Proposal or any written request for information relating to the Company or any of its Subsidiaries or for access to the business, properties, assets, books or records of the Company or any of its Subsidiaries by any Third Party that has indicated that it is considering making, or has made, a Company Acquisition Proposal. The Company shall within 24 hours of receipt thereof provide such notice orally and in writing and shall identify the Third Party making, and the material terms and conditions of, any such Company Acquisition Proposal, indication or request, and shall promptly (but in no event later than 24 hours after receipt) provide to Parent copies of all material correspondence and written materials sent or provided to the Company or any of its Subsidiaries that describes any terms or conditions of any Company Acquisition Proposal. The Company shall keep Parent reasonably informed, on a reasonably current basis, of the status and details of any such Company Acquisition Proposal, indication or request. Any material amendment to any Company Acquisition Proposal will be deemed to be a new Company Acquisition Proposal for purposes of the Company’s compliance with this Section 6.03(c).

(d)      “Last Look”.  The Board of Directors of the Company shall not make a Company Adverse Recommendation Change in response to a Company Acquisition Proposal unless (i) such Company Acquisition Proposal constitutes a Company Superior Proposal, (ii) the Company promptly notifies Parent, in writing at least five Business Days before taking that action, of its intention to do so, attaching the most current version of the proposed agreement under which such Company Superior Proposal is proposed to be consummated and the identity of the Third Party making the Company Acquisition Proposal, and (iii) Parent does not make, within such five-Business-Day period after its receipt of that written notification, an offer that is at least as favorable to the stockholders of the Company as such Company Superior Proposal (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new written notification from the Company and a new period under clause (ii) of this Section 6.03(d), except that such period shall be three Business Days instead of five Business

Days). The Board of Directors of the Company shall not make a Company Adverse Recommendation Change in response to a Company Intervening Event, unless (A) the Company has provided Parent with written information describing such Company Intervening Event in reasonable detail promptly after becoming aware of it and keeps Parent fully informed, on a reasonably current basis, of material developments with respect to such Company Intervening Event, (B) the Company has provided Parent at least five Business Days prior notice of its intention to make a Company Adverse Recommendation Change with respect to such Company Intervening Event, attaching a reasonably detailed explanation of the facts underlying the determination by the Board of Directors of the Company that a Company Intervening Event has occurred and its need to make a Company Adverse Recommendation Change in light of the Company Intervening Event and (C) Parent does not make, within such five-Business-Day period, an offer that the Company’s Board of Directors determines would obviate the need for a Company Adverse Recommendation Change in light of the Company Intervening Event. During any five-Business-Day period prior to effecting a Company Adverse Recommendation Change pursuant to this Section 6.03(d), the Company and its Representatives shall negotiate in good faith with Parent and its Representatives regarding any revisions to the terms of the transactions contemplated by this Agreement proposed by Parent.

(e)      Definition of Company Superior Proposal. For purposes of this Agreement, “Company Superior Proposal” means a bona fide, unsolicited written Company Acquisition Proposal for at least a majority of the outstanding shares of Company Stock or all or substantially all of the consolidated assets of the Company and its Subsidiaries that the Board of Directors of the Company determines in good faith, after consultation with a financial advisor of nationally recognized reputation and outside legal counsel and taking into account all material financial, legal, regulatory and other aspects of such proposal, including the terms and conditions of the Company Acquisition Proposal, (x) is on terms and conditions more favorable to the Company’s stockholders than the transactions contemplated hereby (taking into account any proposal by Parent to amend the terms of this Agreement pursuant to Section 6.03(d)) and (y) is reasonably likely to be consummated and, if a cash transaction (whether in whole or in part), has financing, if any, that is then fully committed or reasonably determined to be available by the Board of Directors of the Company.

(f)      Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiaries and its and their Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Company Acquisition Proposal. The Company shall promptly request that each Third Party, if any, that has executed a confidentiality agreement within the 24-month period prior to the date hereof in connection with its consideration of any Company Acquisition Proposal return or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company or any of its Subsidiaries (and all analyses and other materials prepared by or on behalf of such Person that contains, reflects or analyzes that information), and the Company shall provide to Parent all certifications of such return or destruction from such other Persons as promptly as practicable after receipt thereof. The Company shall use its commercially reasonable efforts to secure all such certifications as promptly as practicable. If any such Person fails to provide any required certification within the time period allotted in the relevant confidentiality agreement (or if no such period is specified, then within a reasonable time period after the date hereof), then the Company shall take all actions that may be reasonably necessary to secure its rights and ensure the performance of such other party’s obligations thereunder as promptly as practicable.

Section 6.04.  Tax Matters.  (a) From the date hereof until the Effective Time, except as consented to in writing by Parent (such consent not to be unreasonably withheld, conditioned or delayed), neither the Company nor any of its Subsidiaries shall make or change any material Tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action with respect to Taxes, in each case, if any such action or omission would have the effect of materially increasing the Tax liability or accrual of Tax liability under FASB Interpretation No. 48 or materially reducing any Tax asset or accrual of Tax asset under FASB Interpretation No. 48 of the Company or any of its Subsidiaries.

(b)      The Company and each of its Subsidiaries shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.

(c)      All transfer, documentary, sales, use, stamp, registration, value added and other such Taxes and fees (including any penalties and interest) incurred by the Company or any of its Subsidiaries in connection with the Merger (including any real property transfer tax and any similar Tax) shall be paid by the Company (or the applicable Subsidiary) when due, and the Company (or the applicable Subsidiary) shall, at its own expense, file all necessary Tax returns and other documentation with respect to all such Taxes and fees, and, if required by Applicable Law, the Company (or the applicable Subsidiary) shall, and shall cause its Affiliates to, join in the execution of any such Tax returns and other documentation.

Section 6.05.    Voting of Shares.  The Company shall vote all shares of Parent Class A Common Stock beneficially owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of the Company or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of the Parent Stock Issuance at the Parent Shareholder Meeting.

ARTICLE 7
Covenants of Parent

Parent agrees that:

Section 7.01.  Conduct of Parent .  From the date hereof until the Effective Time except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent

Disclosure Schedule, as consented to in writing by the Company (such consent not to be unreasonably withheld, conditioned or delayed) or as required by Applicable Law, Parent shall, and shall cause each of its Subsidiaries to conduct its business in all material respects in the ordinary course consistent with past practice and use its commercially reasonable efforts to preserve intact its business organizations and relationships with Third Parties. Without limiting the generality of the foregoing, from the date hereof until the Effective Time, except as expressly contemplated by this Agreement, as set forth in Section 7.01 of the Parent Disclosure Schedule, as consented to in writing by the Company or as required by Applicable Law, from the date hereof until the Effective Time Parent shall not, nor shall it permit any of its Subsidiaries to:

(a)      amend the articles of incorporation or bylaws of Parent in a manner that would have a material and adverse impact on the value of Parent Class A Common Stock;

(b)      without limiting the Company’s obligations under Section 8.01 (including the last sentence of Section 8.01(a)), split, combine or reclassify any shares of capital stock of Parent or any of its Subsidiaries or declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of the capital stock of Parent or its Subsidiaries, or redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Parent Securities, except for (i) dividends by any of its wholly-owned Subsidiaries, (ii) regular quarterly cash dividends by Parent with customary record and payment dates on shares of Parent Stock not in excess of $0.225 per share per quarter, as such amount may be increased for 2015 in the ordinary course of business consistent with past practice; and (iii) repurchases of shares of Parent Stock at then prevailing market prices pursuant to Parent’s share repurchase program as in effect from time to time;

(c)      adopt or publicly propose a plan of complete or partial liquidation or resolutions providing for or authorizing such a liquidation or a dissolution, restructuring, recapitalization or reorganization;

(d)      knowingly and intentionally take any action that would reasonably be expected to make any representation or warranty of Parent hereunder inaccurate in any material respect at, or immediately prior to, the Effective Time; or

(e)      agree, resolve or commit to do any of the foregoing.

Section 7.02.  Obligations of Merger Subsidiary.   Parent shall take all action necessary to cause Merger Subsidiary to perform its obligations under this Agreement and to consummate the Merger on the terms and conditions set forth in this Agreement.

Section 7.03.  Parent Shareholder Meeting.  Parent shall cause a meeting of its shareholders (the “Parent Shareholder Meeting”) to be duly called and held as soon as reasonably practicable after the date of this Agreement (but in no event later than 40 days after the Registration Statement is declared effective under the 1993 Act) for the purpose of voting on the approval of the issuance of shares of Parent Class A Common Stock as part of the Merger Consideration (the “Parent Stock Issuance”). In connection with the Parent Shareholder Meeting, the Board of Directors of Parent shall (i) (1) recommend approval of the Parent Stock Issuance to Parent’s shareholders and (2) use its reasonable best efforts to obtain the Parent Shareholder Approval and (ii) otherwise comply with all legal requirements applicable to such meeting. Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, the Parent Stock Issuance shall be submitted to the Parent’s shareholders at the Parent Shareholder Meeting. Parent shall not, without the prior written consent of the Company, adjourn or postpone the Parent Shareholder Meeting; provided that Parent may, without the prior written consent of the Company adjourn or postpone the Parent Shareholder Meeting (A) if, as of the time for which the Parent Shareholder Meeting is originally scheduled (as set forth in the Joint Proxy Statement/Prospectus), there are insufficient shares of Parent Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Parent Shareholder Meeting, (B) after consultation with the Company, if the failure to adjourn or postpone the Parent Shareholder Meeting would reasonably be expected to be a violation of Applicable Law for the distribution of any required supplement or amendment to the Joint Proxy Statement/Prospectus or (C) after consultation with the Company, for a single period not to exceed ten Business Days, to solicit additional proxies if necessary to obtain the Parent Shareholder Approval. The Company may require Parent to adjourn, delay or postpone the Parent Shareholder Meeting once for a period not to exceed 30 calendar days (but prior to the date that is two Business Days prior to the End Date) to solicit additional proxies necessary to obtain the Parent Shareholder Approval. Once Parent has established a record date for the Company Shareholder Meeting, Parent shall not change such record date or establish a different record date for the Parent Shareholder Meeting without the prior written consent of the Company (not to be unreasonably withheld, delayed or conditioned), unless required to do so by Applicable Law or Parent’s organizational documents. Without the prior written consent of the Company, the approval of the Parent Stock Issuance shall be the only matter (other than matters of procedure and matters required by Applicable Law to be voted on by Parent’s stockholders in connection with the approval of the Parent Stock Issuance) that Parent shall propose to be acted on by the shareholders of Parent at the Parent Shareholder Meeting.

Section 7.04.  Certain Prohibitions.  From the date hereof until May 23, 2014, neither Parent nor any of its Subsidiaries shall enter into any agreements (written or oral) providing for the divestiture of in excess of 25,000 subscribers in the aggregate.

Section 7.05.  Approval by Sole Stockholder of Merger Subsidiary.  Immediately following the execution and delivery of this Agreement by the parties hereto, Parent, as sole stockholder of Merger Subsidiary, shall adopt this Agreement and approve the Merger, in accordance with Delaware Law, by written consent.

Section 7.06.    Voting of Shares.  Parent shall vote all shares of Company Stock beneficially owned by it or any of its Subsidiaries (other than, for the avoidance of doubt, any such shares held by any employee benefit plan of Parent or any of its Subsidiaries or any trustee or other fiduciary in such capacity under any employee benefit plan) in favor of adoption of this Agreement at the Company Stockholder Meeting.

Section 7.07.    Director and Officer Indemnification.  (a) From and after the Effective Time, the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, indemnify and hold harmless and provide advancement of expenses to, the present (as of the date hereof or any time prior to the Effective Time) and former officers and directors of the Company and its Subsidiaries and any individual who is as of the date of this Agreement or commences, prior to the Effective Time, serving at the request of the Company or any Subsidiary of the Company as a director or officer of another Person (each, an “Indemnified Person”) in respect of (i) acts or omissions occurring at or prior to the Effective Time, (ii) the fact that such Indemnified Person is or was a director or officer, or is or was serving at the request of the Company or any of its Subsidiaries as a director or officer of another Person prior to the Effective Time and (iii) this Agreement and the transactions contemplated hereby, in each case, to the fullest extent permitted by Delaware Law or any other Applicable Law or provided under the Company’s or its Subsidiaries’ certificate of incorporation and bylaws or comparable organizational documents in effect on the date hereof; provided that such indemnification and advancement of expenses shall be subject to any limitation imposed from time to time under Applicable Law; provided, further, that any Person to whom expenses are advanced shall provide an undertaking to repay such advances to the extent required by Applicable Law. From and after the Effective Time, Parent hereby irrevocably and unconditionally guarantees the payment and performance obligations of the Surviving Corporation under this Section 7.07(a).

(b)      From and after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Corporation’s and each Subsidiary of the Company’s certificates of incorporation and bylaws and comparable organizational documents (or in such documents of any successor to the business of the Surviving Corporation) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses with respect to matters existing or occurring at or prior to the Effective Time that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement in the Company’s and the or such Subsidiary of the Company’s certificate of incorporation and bylaws and comparable organization documents, as applicable.

(c)      Parent shall cause the Surviving Corporation, and the Surviving Corporation hereby agrees, to either (i) continue to maintain in effect for six years after the Effective Time the Company’s directors’ and officers’ insurance policies and fiduciary liability insurance policies (collectively, “D&O Insurance”) in place as of the date hereof or (ii) purchase comparable D&O Insurance for such six-year period, in each case with respect to any claim related to any period of time at or prior to the Effective Time with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof; provided that in no event shall Parent or the Surviving Corporation be required to expend for such policies pursuant to this sentence an aggregate premium amount in excess of 300% of the amount per annum the Company paid in its last full fiscal year, which amount is set forth in Section 7.07(c) of the Company Disclosure Schedule; and provided, further, that if the aggregate premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to obtain a policy with the greatest coverage available, with respect to matters occurring prior to the Effective Time, for a cost not exceeding such amount. At the Company’s option, the Company may purchase, prior to the Effective Time, a six-year prepaid “tail policy” with coverage not less than the existing coverage and other terms, conditions, retentions and limits of liability that are at least as favorable as those contained in the D&O Insurance in effect as of the date hereof, in which event Parent shall cease to have any obligations under the first sentence of this Section 7.07(c); provided that the aggregate premium for such policies shall not exceed 300% of the amount per annum the Company paid in its last full fiscal year. In the event the Company elects to purchase such a “tail policy,” the Surviving Corporation shall (and Parent shall cause the Surviving Corporation to) maintain such “tail policy” in full force and effect and continue to honor their respective obligations thereunder.

(d)      If Parent, the Surviving Corporation or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, Parent shall cause proper provision to be made so that the successors and assigns of Parent or the Surviving Corporation, as the case may be, shall assume the applicable obligations of such party set forth in this Section 7.07.

(e)      The rights of each Indemnified Person under this Section 7.07 shall be in addition to any rights such Person may have under the certificate of incorporation or bylaws of the Company or any of its Subsidiaries, or under Delaware Law or any other Applicable Law or under any agreement of any Indemnified Person with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 7.08.  Stock Exchange Listing.  Parent shall use its reasonable best efforts to cause the shares of Parent Class A Common Stock to be issued as part of the Merger Consideration to be listed on NASDAQ, subject to official notice of issuance.

Section 7.09.  Employee Matters.  (a) During the period beginning at the Effective Time and ending on the first anniversary of the Effective Time (the “Continuation Period”), Parent shall provide, or shall cause to be provided, to each employee of the Company and its Subsidiaries who continues to be employed by Parent or its Subsidiaries (including, for the avoidance of doubt the Surviving Corporation and its Subsidiaries) immediately following the Effective Time (each, a “Continuing Employee”), other than any Continuing Employee included in a collective bargaining unit covered by the Collective Bargaining Agreements as in effect on the Closing Date (each, a “Union Employee”), with, to the extent employed by Parent or its Subsidiaries, (i) base pay, commission opportunities and cash bonus opportunities, as applicable, that are no less favorable in the aggregate than provided to each such Continuing Employee immediately prior to the Closing Date and (ii) employee benefits that are no less favorable in the aggregate than provided to each such Continuing Employee immediately prior to the Closing Date; provided, that, for purposes of determining whether such pay, opportunities and benefits are no less favorable in the aggregate, equity compensation, defined benefit pension plan benefits, severance, retention (including, for the avoidance of doubt, any supplemental cash bonus opportunity set forth on Section 6.01(m) of the Company Disclosure Schedule), sale, stay, or change in control payments or awards or any similar compensation or benefit, shall not be taken into account. With respect to Union Employee, Parent shall retain, or shall cause to be retained, any and all of the rights and obligations it may have pursuant to Applicable Law.

(b)      Notwithstanding Section 7.09(a), beginning on the Closing Date, Parent shall, or shall cause one of its Subsidiaries to, for the benefit of each Continuing Employee, other than any Union Employee, (i) honor all contracts providing for severance to the extent and in accordance with their terms and (ii) honor, without amendment, all plans providing for severance for the Continuation Period or for any longer period during which such amendments are prohibited under the terms of the applicable plan, in all cases, as long as such contract or plan is set forth on Section 7.09(b) of the Company Disclosure Schedule. It is intended that Section 7.09(a) and this Section 7.09(b) shall not result in any duplication of benefits to any Continuing Employee.

(c)      To the extent that Continuing Employees, other than Union Employees, become eligible to participate in any “employee benefit plan,” as defined in Section 3(3) of ERISA, maintained by Parent or any of its Subsidiaries (collectively, the “Parent Plans”), then, for purposes of determining (i) eligibility to participate and vesting and, (ii) solely with respect to any Parent Plan that provides for severance, vacation or paid-time off benefits, for purposes of benefit accrual, service with the Company or any of its Subsidiaries prior to the Effective Time shall be treated as service with Parent or any of its Subsidiaries to the extent recognized by the Company and its Subsidiaries prior to the Effective Time; provided, however, that such service shall not be recognized to the extent that such recognition would result in any duplication of benefits and the Parent shall not be required to provide credit for such service for eligibility, vesting or benefit accrual purposes under any Parent Plan that is an equity compensation plan, defined benefit pension plan or postretirement medical plan. In addition, subject to the terms of the applicable Parent Plan and Legal Requirements, Parent shall use reasonable best efforts to (x) waive all limitations as to preexisting conditions, exclusions and waiting periods with respect to participation and coverage requirements applicable to Continuing Employees under any Parent Plan that is a welfare benefit plan in which such Continuing Employees may be eligible to participate after the Effective Time and (y) provide each Continuing Employee with credit for any co-payments and deductibles paid during the plan year in which the Effective Time occurs in satisfying any applicable deductible or out-of-pocket requirements under any Parent Plans that are welfare plans in which such Continuing Employee is eligible to participate after the Effective Time.

(d)      For the avoidance of doubt and to the extent required by any Company Plan or Applicable Law, Parent shall, or shall cause one of its Subsidiaries to, expressly assume such Company Plan and all obligations thereunder.

(e)      Upon the request of Parent prior to the Effective Time but after the date the conditions set forth in Article 9 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefits of such conditions, effective as of immediately prior to the Effective Time, the Company shall terminate or shall cause the termination of any or all U.S. tax-qualified defined contribution plans provided to current and former employees of the Company and its Subsidiaries, as directed by the Parent and in compliance with Applicable Law.

(f)      Without limiting the generality of Section 11.06, nothing contained in this Section 7.09, expressed or implied, shall (i) be treated as the establishment, amendment or modification of any Company Plan or Parent Plan or, subject to compliance with the requirements of Section 7.09(a) and 7.09(b), constitute a limitation on rights to amend, modify, merge or terminate after the Effective Time any Company Plan or Parent Plan, (ii) give any current or former employee, director or other independent contractor of the Company and its Subsidiaries (including any beneficiary or dependent thereof), any third-party beneficiary or other rights or (iii) obligate Parent or any of its Affiliates to (A) maintain any particular Company Plan or Parent Plan or (B) retain the employment or services of any current or former employee, director or other independent contractor.

ARTICLE 8
Covenants of Parent and the Company

The parties hereto agree that:

Section 8.01.    Reasonable Best Efforts.  (a) Subject to the terms and conditions of this Agreement, each of the Company and Parent shall use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, and assist and cooperate with the other in doing, all things necessary, proper or advisable under Applicable Law to consummate and make effective the Merger and the other transactions contemplated by this Agreement, including (i) preparing and filing as promptly as practicable with any Governmental Authority or other Third Party all documentation to effect all necessary, proper or advisable filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other Third Party that are necessary, proper or advisable to consummate and make effective the Merger and the other transactions contemplated by this Agreement (whether or not such approvals, consents, registrations, permits, authorizations and other confirmations are conditions to the consummation of the Merger pursuant to Article 9).

(b)      In furtherance and not in limitation of the foregoing, each of Parent and the Company shall make, and not withdraw, as promptly as practicable and in any event within 30 Business Days (or, in the case of the succeeding clauses (iii) and (iv), 60 days) of the date hereof, (i) an appropriate filing of a Notification and Report Form pursuant to the

HSR Act with respect to the transactions contemplated hereby, (ii) all necessary filings to obtain consents from the FCC (including FCC Forms 394 or other appropriate forms) that are required in connection with the Merger, (iii) all necessary filings to obtain consents from the state regulators and the Franchise authorities that are required in connection with the Merger and (iv) all other registrations, declarations, notices and filings with Governmental Authorities that are required in connection with the Merger. Each of the Company and Parent shall use its reasonable best efforts to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the foregoing, and use its reasonable best efforts to take all other actions necessary to cause the expiration or termination of the applicable waiting periods regarding the foregoing as soon as practicable.

(c)      Parent shall take the lead in (i) the scheduling of, and strategic planning for, any meeting with any Governmental Authority under the HSR Act or any other applicable Competition Law, (ii) the making of any filings, including the initial filings under the HSR Act, (iii) the process for the receipt of any necessary approvals and (iv) the resolution of any investigation or other inquiry of any such Governmental Authority. Without limiting the foregoing sentence, except as prohibited by Applicable Law, each of Parent and the Company shall, (A) to the extent reasonably practicable, consult with each other prior to taking any material substantive position with respect to the filings under the HSR Act or any other Competition Law in discussions with or filings to be submitted to any Governmental Authority, (B) to the extent reasonably practicable, permit the other to review and discuss in advance, and consider in good faith the views of the other in connection with, any analyses, presentations, memoranda, briefs, arguments, opinions and proposals to be submitted to any Governmental Authority with respect to filings under the HSR Act or any other Competition Law, and (C) to the extent reasonably practicable, coordinate with the other in preparing and exchanging such information and promptly provide the other (and its counsel) with copies of all filings, presentations or submissions (and a summary of any oral presentations) made by such party with any Governmental Authority relating to this Agreement or the transactions contemplated hereby under the HSR Act or any other Competition Law.

(d)      Unless prohibited by Applicable Law or by the applicable Governmental Authority, each of the Company and Parent shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive conversation with any Governmental Authority in respect of the Merger (including with respect to any of the actions referred to in Section 8.01(a)) without the other (provided that, subject to Section 8.01(c), either party may participate in or attend any such non-substantive meeting), (ii) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or conversation and (iii) in the event one party is prohibited by Applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such party reasonably apprised with respect thereto; provided that, Parent or its representatives may conduct such a meeting or conversation without the Company or its representatives present upon the prior written consent of the Company (such consent not to be unreasonably withheld, conditioned or delayed).

(e)      Notwithstanding anything in this Agreement to the contrary, the parties hereto understand and agree that “reasonable best efforts” shall not require Parent to (i) divest or otherwise hold separate (including by establishing a trust or otherwise) any businesses, assets or properties of Parent or any of its Subsidiaries or any businesses, assets or properties of the Company or any of its Subsidiaries, (ii) accept any conditions or take any other actions that would apply to, or affect, any businesses, assets or properties of Parent or any of its Subsidiaries or any businesses, assets or properties of the Company or any of its Subsidiaries or (iii) litigate or participate in the litigation of any proceeding involving the FCC, the Federal Trade Commission or Department of Justice, whether judicial or administrative, in order to (A) oppose or defend against any action by any such Governmental Authority to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement or (B) overturn any regulatory action by any such Governmental Authority to prevent consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other legal proceeding brought by any such Governmental Authority in order to avoid the entry of, or to have vacated, overturned or terminated or appealing any order, except, in the case of this clause (iii), to the extent Parent determines in its reasonable good faith judgment that there is a reasonable prospect of success in relation to such litigation and that the participation by Parent in such litigation would not pose a material risk of the imposition of a Burdensome Condition; provided, however, that, (x) notwithstanding the preceding clause (i), Parent is prepared to divest up to approximately 3 million subscribers of the combined company and (y) Parent and its Subsidiaries shall be required, notwithstanding the preceding clause (ii), (A) to take the actions and accept the conditions described in the immediately preceding clause (ii) to the extent such actions are consistent in scope and magnitude with the conditions and actions (other than any condition that was subsequently suspended by the agency that imposed the condition) required or imposed by Governmental Authorities in connection with prior acquisitions of United States domestic Cable Systems consummated within the past twelve years with an aggregate purchase price of at least $500 million and (B) to implement the undertakings set forth on Section 8.01 of the Parent Disclosure Schedule (other than any undertaking to divest subscribers, the “Undertakings”), with such modifications to the Undertakings that, taken in the aggregate, are no more adverse to the businesses, assets and properties of Parent and its Subsidiaries, taken as a whole, or the businesses, assets and properties of the Company and its Subsidiaries, taken as a whole (each condition and action described in clause (i) or (ii) that Parent is not required to accept or take after giving effect to the proviso to this Section 8.01(e), a “Burdensome Condition”). In that regard, the Company agrees to work in good faith in connection with Parent’s efforts to structure any divestitures (whether by sale, spin off or otherwise) in a manner that Parent believes in good faith is in the best interests of the combined company and its shareholders. In addition, the Company shall not accept any of the conditions or take any of the foregoing actions (whether or not consistent in scope and magnitude with such prior conditions and actions) without Parent’s prior written consent. Notwithstanding the foregoing, no party shall be required to commit to or effect any action contemplated by this Section 8.01(e) that is not conditioned upon the consummation of the Merger.

(f)      Notwithstanding anything to the contrary herein, the Company shall not accept, agree to or accede to any modifications or amendments to, or in connection with, or any conditions to the transfer of, any Franchises that are not approved by Parent in writing; provided, however, that if the Company affords Parent reasonable notice of, and opportunity to attend and participate in, meetings or other discussions relating to Franchise approvals where modifications, amendments or conditions are expected to be discussed or negotiated, Parent shall approve any such modifications, amendments or conditions that are approved by the Company so long as such modifications, amendments or conditions are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent in connection with material acquisitions of cable assets effected since 2001. In addition, if Parent seeks any Franchise approval pursuant to the transactions contemplated by this Agreement, Parent shall agree to any modifications, amendments or conditions that are commercially reasonable and are similar in nature, extent and impact (giving due consideration to such factors as the relative size of the Franchise involved, the proximity of other Franchises, the financial and operational impact of the change and the precedential impact thereof) to modifications, amendments or conditions agreed to by Parent in connection with material acquisitions of cable assets effected since 2001.

(g)      Each of Parent and the Company shall not, and shall cause their respective Subsidiaries and Affiliates not to, (i) take any action that would reasonably be expected to have the effect of materially delaying, impairing or impeding the receipt of any regulatory approvals required in connection with the transactions contemplated hereby or the Closing, or (ii) acquire (by merger consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities (other than securities issued by such party as permitted by Section 6.01 or Section 7.01, as the case may be), properties, interests or business in any transaction or series of related transactions, if such acquisition would (A) require approval of the FCC, or (B) (without the consent of the other, not to be unreasonably withheld, conditioned or delayed by the Company) have a value, or involve the payment of consideration, in excess of $1 billion; provided, however, that the foregoing sentence shall not prohibit Parent, the Company, or any of their respective Subsidiaries or Affiliates from taking any action set forth on Section 8.01(g) of the Parent Disclosure Schedule.

(h)      Each of the Company and Parent may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 8.01 as “Outside Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside counsel of the recipient and, subject to any additional confidentiality or joint defense agreement the parties may mutually propose and enter into, will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (the Company or Parent, as the case may be) or its legal counsel. Notwithstanding anything to the contrary in this Section 8.01, materials provided to the other party or its outside counsel may be redacted (i) to remove references concerning valuation, (ii) as necessary to comply with contractual arrangements and (iii) as necessary to address reasonable attorney-client or other privilege or confidentiality concerns.

Section 8.02.  Joint Proxy Statement/Prospectus; Registration Statement.  (a) As promptly as practicable, the Company and Parent shall prepare and file the Joint Proxy Statement/Prospectus and the Registration Statement (in which the Joint Proxy Statement/Prospectus will be included) with the SEC. The Company and Parent shall use their reasonable best efforts to cause the Registration Statement to become effective under the 1933 Act as soon after such filing as practicable and to keep the Registration Statement effective as long as is necessary to consummate the Merger. Subject to Section 6.03, the Joint Proxy Statement/Prospectus shall include the recommendation of the Board of Directors of the Company in favor of approval and adoption of this Agreement and the Merger and the recommendation of the Board of Directors of Parent in favor of approval of the Parent Stock Issuance. The Company and Parent shall cooperate with one another in (x) setting a mutually acceptable date for the Company Stockholder Meeting and the Parent Shareholder Meeting, so as to enable them to occur, to the extent practicable, on the same date and (y) setting the dates for their respective annual meetings of stockholders. The Company and Parent shall use its reasonable best efforts to cause the Joint Proxy Statement/Prospectus to be mailed to its respective stockholders or shareholders, as the case may be, as promptly as practicable after the Registration Statement becomes effective. Each of the Company and Parent shall use its reasonable best efforts to ensure that the Registration Statement and the Joint Proxy Statement/Prospectus comply as to form in all material respects with the rules and regulations promulgated by the SEC under the 1933 Act and the 1934 Act, respectively.

(b)      The Company and Parent shall make all necessary filings with respect to the Merger and the transactions contemplated hereby under the 1933 Act and the 1934 Act and applicable state “blue sky” laws and the rules and regulations thereunder.

(c)      Each of the Company and Parent shall promptly provide the other parties and their respective counsel with (i) any comments or other communications, whether written or oral, that such party or its counsel may receive from time to time from the SEC or its staff with respect to the Joint Proxy Statement/Prospectus or the Registration Statement, as applicable, promptly after receipt of those comments or other communications and (ii) a reasonable opportunity to participate in the response to those comments.

(d)      No amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement will be made by Parent or the Company without the approval of the other parties hereto, which approval shall not be unreasonably withheld or delayed; provided that the Company, in connection with a Company Adverse Recommendation Change made in compliance with the terms hereof may amend or supplement the Joint Proxy Statement/Prospectus (including by incorporation by reference) pursuant to an amendment or supplement (including by incorporation by reference) to the extent it contains (i) a Company Adverse Recommendation Change, (ii) a statement of the reason of the Company’s Board of Directors for making such Company Adverse Recommendation Change, and (iii) additional information reasonably related to the foregoing. Each party will advise the other parties, promptly after it receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of Parent Class A Common Stock issuable in connection with the Merger for offering or sale in any jurisdiction, or any request by the SEC for amendment of the Joint Proxy Statement/Prospectus or the Registration Statement. If, at any time prior to the Effective Time, Parent or the Company discovers any information relating to any party, or any of their respective Affiliates, officers or directors, that should be set forth in an amendment or supplement to the Joint Proxy Statement/Prospectus or the Registration Statement, so that none of those documents would include any misstatement of a material fact or omit to state any material fact necessary to make the statements in any such document, in light of the circumstances under which they were made, not misleading, the party that discovers that information shall promptly notify the other party and an appropriate amendment or supplement describing that information shall be promptly filed with the SEC and, to the extent required by law or regulation, disseminated to the shareholders and stockholders, respectively, of Parent and the Company.

Section 8.03.  Public Announcements.  (a) Except with respect to any Company Adverse Recommendation Change made in accordance with this Agreement, or Parent’s response thereto, or any communication made in accordance with Section 6.03, the Company and Parent shall consult with each other before issuing any press release, making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated by this Agreement and, except for any public statement or press release as may be required by Applicable Law, order of a court of competent jurisdiction or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release, make any such other public statement or schedule any such press conference or conference call before that consultation and providing each other the opportunity to review and comment upon any such press release or public statement; provided, however, that the foregoing shall not apply to any press release or other public statement to the extent it contains substantially the same information as previously communicated by one or more of the parties. The initial press release of the parties announcing the execution of this Agreement shall be a joint press release of Parent and the Company in a form that is mutually agreed.

(b)      Except with respect to any Company Adverse Recommendation Change made in accordance with this Agreement, or Parent’s response thereto, or any communication made in accordance with Section 6.03, before any Merger Communication of the Company, Parent or any of their respective “participants” (as defined in Rule 165 of the 1933 Act or Item 4 of Schedule 14A of the 1934 Act) is (i) disseminated to any investor, analyst, member of the media, employee, client, customer or other third-party or otherwise made accessible on the website of the Company, Parent or any such participant, as applicable (whether in written, video or oral form via webcast, hyperlink or otherwise), or (ii) utilized by any officer, senior manager, key employee or advisor of the Company, Parent or any such participant, as applicable, as a script in discussions or meetings with any such third parties, then, in each case, the Company or Parent, as the case may be, shall (or shall cause any such participant to)

cooperate in good faith with respect to any such Merger Communication for purposes of, among other things, determining whether that communication (x) is required to be filed under Rules 165 and 425 of the 1934 Act or (y) constitutes “soliciting material” that is required to be filed by Rule 14a-6(b) or Rule 14a-12(b) of the 1934 Act, as applicable, by the Company, Merger Subsidiary or Parent, as applicable, and shall (or shall cause any such participant to) give reasonable and good faith consideration to any comments made by the other such party or parties and their counsel on any such Merger Communication; provided, however, that the foregoing shall not apply to any Merger Communication that contains substantially the same information as has previously been communicated by such Person. For purposes of the foregoing, the term “Merger Communication” shall mean, with respect to any Person, any document or other written communication prepared by or on behalf of that Person, or any document or other material or information posted or made accessible on the website of that Person (whether in written, video or oral form via webcast, hyperlink or otherwise), that is related to any of the transactions contemplated by this Agreement and, if reviewed by a relevant stockholder, could reasonably be deemed to constitute either (x) an offer to sell or a solicitation of an offer to buy Parent Class A Common Stock or (y) a “solicitation” of “proxies” (in each case, as defined in Rule 14a-1 of the 1934 Act) in favor of the Merger or the Parent Stock Issuance.

Section 8.04.  Further Assurances.  At and after the Effective Time, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of the Company or Merger Subsidiary, any deeds, bills of sale, assignments or assurances and to take and do, in the name and on behalf of the Company or Merger Subsidiary, any other actions and things to vest, perfect or confirm of record or otherwise in the Surviving Corporation any and all right, title and interest in, to and under any of the rights, properties or assets of the Company acquired or to be acquired by the Surviving Corporation as a result of, or in connection with, the Merger.

Section 8.05.  Notices of Certain Events.  Each of the Company and Parent shall promptly notify and provide copies to the other of:

(a)      any written notice from any Person alleging that the approval or consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)      any written notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement; and

(c)      any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company or any of its Subsidiaries or Parent and any of its Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any of such party’s representations or warranties, as the case may be, or that are material and relate to the consummation of the transactions contemplated by this Agreement;

provided that the delivery of any notice pursuant to this Section 8.05 shall not affect or be deemed to modify any representation or warranty made by any party hereunder or limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 8.06.  Access to Information.  From the date hereof until the Effective Time and subject to Applicable Law and the Confidentiality Agreement, the Company and Parent shall (i) upon reasonable advance notice, give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access during regular business hours to the offices, properties, books and records of such party (except that neither party shall conduct any environmental sampling or analysis without the advance written consent of the other party, which may be withheld in such other party’s sole discretion, and without executing a customary access and indemnity agreement in respect thereto), (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation; provided, however, that the each party may restrict the foregoing access and the disclosure of information pursuant to this Section 8.06 to the extent that (A) in the reasonable good faith judgment of such party, any Applicable Law requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, (B) in the reasonable good faith judgment of such party, the information is subject to confidentiality obligations to a Third Party or (C) disclosure of any such information or document would result in the loss of attorney-client privilege; provided, further, that with respect to clauses (A) through (C) of this Section 8.06, Parent or the Company, as applicable, shall use its commercially reasonable efforts to (1) obtain the required consent of any such Third Party to provide such access or disclosure, (2) develop an alternative to providing such information so as to address such matters that is reasonably acceptable to Parent and the Company and (3) in the case of clauses (A) and (C), enter into a joint defense agreement or implement such other techniques if the parties determine that doing so would reasonably permit the disclosure of such information without violating Applicable Law or jeopardizing such privilege. Any investigation pursuant to this Section shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section shall affect or be deemed to modify any representation or warranty made by any party hereunder.

Section 8.07.  Tax-free Reorganization.  (a) Prior to the Effective Time, each of Parent and the Company shall use its reasonable best efforts to cause the Merger to qualify as a reorganization as defined in Section 368(a) of the Code, and shall not take any action reasonably likely to cause the Merger not so to qualify. Provided the opinion conditions contained in Sections 9.02(b) and 9.03(b) of this Agreement have been satisfied, each of Parent and the Company shall report the Merger for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code.

(b)      Officers of Parent, Merger Subsidiary and the Company shall execute and deliver to Davis Polk & Wardwell LLP, tax counsel for Parent, and Paul, Weiss, Rifkind,

Wharton & Garrison LLP, tax counsel for the Company, Tax Representation Letters. Each of Parent, Merger Subsidiary and the Company shall use its reasonable best efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause to take any action which would cause to be untrue) any of the Tax Representation Letters.

Section 8.08.  Section 16 Matters.  Prior to the Effective Time, each party shall take all such steps as may be required to cause any dispositions of Company Stock (including derivative securities with respect to Company Stock) or acquisitions of Parent Class A Common Stock (including derivative securities with respect to Parent Class A Common Stock) resulting from the transactions contemplated by Article 2 of this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the 1934 Act with respect to the Company or will become subject to such reporting requirements with respect to Parent to be exempt under Rule 16b-3 promulgated under the 1934 Act.

Section 8.09.  Stock Exchange De-listing; 1934 Act Deregistration.  Prior to the Effective Time, the Company shall cooperate with Parent and use its reasonable best efforts to take, or cause to be taken, all actions, and do or cause to be done all things, reasonably necessary, proper or advisable on its part under Applicable Laws and rules and policies of the NYSE to enable the de-listing by the Surviving Corporation of the Company Stock from the NYSE and the deregistration of the Company Stock and other securities of the Company under the 1934 Act as promptly as practicable after the Effective Time, and in any event no more than ten days after the Closing Date.

Section 8.10.  Dividends.  After the date of this Agreement, each of Parent and the Company shall coordinate with the other the declaration of any dividends in respect of Parent Class A Common Stock and the Company Stock in order that holders of Parent Class A Common Stock and the Company Stock shall not receive two dividends or fail to receive one dividend, for any quarter with respect to shares of Company Stock, on the one hand, and the Parent Class A Common Stock issuable in respect of those shares pursuant to the Merger, on the other.

Section 8.11.  Stockholder Litigation.  Each party hereto shall promptly notify the other parties hereto in writing of any litigation related to this Agreement, the Merger or the other transactions contemplated by this Agreement that is brought, or, to the knowledge of the Company or Parent (as applicable), threatened in writing, against the Company or Parent and/or the members of the Board of Directors of the Company or the Board of Directors of Parent, as applicable (any such litigation relating to the Company and/or the executive officers or members of the Board of Directors of the Company, a “Company Transaction Litigation”, and any such litigation relating to Parent and/or the executive officers or members of the Board of Directors of Parent, a “Parent Transaction Litigation”) prior to the Effective Time and shall keep such other party reasonably informed with respect to the status thereof. The Company shall give Parent the opportunity to participate in the defense or settlement of any Company Transaction Litigation, and, except to the extent required by applicable Law, the Company shall not settle, agree to any undertakings or approve or otherwise agree to any waiver that may be sought in connection with such Company Transaction Litigation, without the prior written consent of Parent (which shall not be unreasonably withheld, conditioned or delayed). Without limiting in any way the parties’ obligations under Section 8.01, each of the Company and Parent shall cooperate, shall cause their respective Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its Representatives to cooperate, in the defense against any litigation contemplated by this Section 8.11.

ARTICLE 9

Conditions to the Merger

Section 9.01.  Conditions to the Obligations of Each Party.  The obligations of the Company, Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following conditions:

(a)      (i) the Company Stockholder Approval shall have been obtained in accordance with Delaware Law and (ii) the Parent Shareholder Approval shall have been obtained in accordance with Pennsylvania Law;

(b)      (i) any applicable waiting period (or extensions thereof) under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated and (ii) any applicable waiting period (or extensions thereof) or approvals under each other applicable Competition Law relating to the transactions contemplated by this Agreement and set forth on Section 9.01(b) of the Company Disclosure Schedule shall have expired, been terminated or been obtained (solely with respect to the obligations of Parent and Merger Subsidiary, in each case without the imposition of any Burdensome Condition);

(c)      the FCC Order and all other filings consents and approvals of (or filings or registrations with) any Governmental Authority required in connection with the execution, delivery and performance of this Agreement and set forth on Section 9.01(c) of the Company Disclosure Schedule shall have been obtained or made and shall be in full force and effect, and any applicable waiting periods in respect thereof shall have expired or been terminated (solely with respect to the obligations of Parent and Merger Subsidiary, in each case without the imposition of any Burdensome Condition);

(d)      except for the matters that are the subject of Section 9.01(b) or Section 9.01(c), there shall not be any (i) Applicable Law of any Governmental Authority of competent jurisdiction in a jurisdiction in which any of the Company, Parent or their respective Subsidiaries has substantial operations or (ii) order or injunction (whether temporary, preliminary or permanent) by any Governmental Authority of competent jurisdiction that, in each case, (A) prohibits the consummation of the Merger or (B) solely with respect to the obligations of Parent and Merger Subsidiary, imposes any Burdensome Condition.

(e)      the Registration Statement shall have been declared effective and no stop order suspending the effectiveness of the Registration Statement shall be in effect and no proceedings for such purpose shall be pending before the SEC; and

(f)      the shares of Parent Class A Common Stock to be issued in the Merger shall have been approved for listing on the NASDAQ, subject to official notice of issuance.

Section 9.02.  Conditions to the Obligations of Parent and Merger Subsidiary.  The obligations of Parent and Merger Subsidiary to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a)      (i) the Company shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of the Company contained in Sections 4.01, 4.02, 4.04(i), the first sentence and the last two sentences of Section 4.05(a) and the last sentence of 4.05(b), 4.07(l), 4.10(a)(ii), 4.23, 4.24 and 4.25 that are not qualified by materiality or Company Material Adverse Effect shall be true and correct in all material respects and any such representations and warranties that are qualified by materiality or Company Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects or true and correct, as the case may be, only at and as of such time), (B) the representations and warranties of the Company contained in Section 4.05 (other than the first sentence and the last two sentences of Section 4.05(a) and the last sentence of Section 4.05(b)) shall be true and correct, subject only to de minimis exceptions, at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct, subject only to de minimis exceptions, only at and as of such time), and (C) all other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Company Material Adverse Effect qualifications contained therein) only at and as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect; and (iii) Parent shall have received a certificate signed by an executive officer of the Company to the foregoing effect and certifying that the condition set forth in Section 9.02(c) has been satisfied;

(b)      Parent shall have received the opinion of Davis Polk & Wardwell LLP, counsel to Parent, in form and substance reasonably satisfactory to Parent, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 9.02(b), Davis Polk and Wardwell LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.07(b) hereof; and

(c)      since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Company Material Adverse Effect.

Section 9.03.  Conditions to the Obligations of the Company.  The obligations of the Company to consummate the Merger are subject to the satisfaction or waiver of the following further conditions:

(a)      (i) each of Parent and Merger Subsidiary shall have performed in all material respects all of its material obligations hereunder required to be performed by it at or prior to the Effective Time, (ii) (A) the representations and warranties of Parent contained in Sections 5.01, 5.02, 5.04(i), 5.05, the last sentence of Section 5.05(b), 5.07(j), 5.10(b), 5.18 and 5.19, and that are not qualified by materiality or Parent Material Adverse Effect shall be true and correct in all material respects and any such representations and warranties that are qualified by materiality or Parent Material Adverse Effect shall be true and correct at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only at and as of another specified time, which shall be true and correct in all material respects or true and correct, as the case may be, only at and as of such time), and (B) all other representations and warranties of Parent and Merger Subsidiary contained in this Agreement or in any certificate or other writing delivered by Parent or Merger Subsidiary pursuant hereto shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) at and as of the date of this Agreement and at and as of the Effective Time as if made at and as of such time (other than any such representations and warranties that by their terms address matters only as of another specified time, which shall be true and correct (disregarding all materiality and Parent Material Adverse Effect qualifications contained therein) only at and as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Parent to the foregoing effect and certifying that the condition set forth in Section 9.03(c) has been satisfied;

(b)      the Company shall have received the opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP, counsel to the Company, in form and substance reasonably satisfactory to the Company, dated the Closing Date, rendered on the basis of facts, representations and assumptions set forth in such opinion and the certificates obtained from officers of Parent, Merger Subsidiary and the Company, all of which are consistent with the state of facts existing as of the Effective Time, to the effect that (i) the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code and (ii) the Company and

Parent will each be a “party to the reorganization” within the meaning of Section 368(b) of the Code, which opinion shall not have been withdrawn or modified in any material respect. In rendering the opinion described in this Section 9.03(b), Paul, Weiss, Rifkind, Wharton & Garrison LLP shall have received and may rely upon the Tax Representation Letters referred to in Section 8.07(b) hereof; and

(c)      since the date hereof, there shall not have occurred and be continuing any event, occurrence, development or state of circumstances or facts which, individually or in the aggregate, has had or would reasonably be expected to have a Parent Material Adverse Effect.

ARTICLE 10

Termination

Section 10.01.  Termination.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time (notwithstanding any approval of this Agreement by the stockholders of the Company):

(a)      by mutual written agreement of the Company and Parent;

(b)      by either the Company or Parent, if:

(i)      if the Merger is not consummated on or before February 12, 2015 (the “End Date”); provided, however, that, if on such date any of the conditions set forth in Section 9.01(b), Section 9.01(c) and Section 9.01(d) (solely on account of a temporary or preliminary order or injunction) are not satisfied, but all other conditions set forth in Article 9 shall have been satisfied (other than those conditions that have been waived by the Company and Parent, if and to the extent that such waiver is permitted by Applicable Law, and other than those conditions that by their nature can only be satisfied at or immediately prior to the Closing), then either the Company or Parent shall have the right, in its sole discretion, to extend the End Date by a period of six months, in which case the End Date shall be August 12, 2015; provided, further, that the right to terminate this Agreement pursuant to this Section 10.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Merger to be consummated on or before the End Date (as extended, if applicable);

(ii)      there shall be any Applicable Law in effect that (A) makes consummation of the Merger illegal or otherwise prohibited or (B) permanently enjoins the Company or Parent from consummating the Merger and, in the case of clauses (A) and (B) any such Applicable Law, including an injunction, shall have become final and nonappealable; provided that the right to terminate this Agreement pursuant to this Section 10.01(b)(ii) shall not be available to any party whose breach of any provision of this Agreement results in such Applicable Law being in effect; or

(iii)      (A) at the Parent Shareholder Meeting (including any adjournment or postponement thereof), the Parent Shareholder Approval shall not have been obtained, or (B) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approval shall not have been obtained.

(c)      by Parent, if:

(i)      (A) the Company’s Board of Directors shall have made a Company Adverse Recommendation Change or (B) the Company’s Board of Directors shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within ten Business Days) after receipt of any written request to do so from Parent following the public announcement of any Company Acquisition Proposal (provided that Parent shall only make such request once with respect to any Company Acquisition Proposal or any material amendment thereto); provided that Parent shall no longer be entitled to terminate this Agreement pursuance to this Section 10.01(c)(i) at any time after the Company Stockholder Approval shall have been obtained;

(ii)      there shall be any Applicable Law in effect, including an injunction, which shall have become final and nonappealable, of any Governmental Authority of competent jurisdiction in a jurisdiction in which any of the Company, Parent or their respective Subsidiaries has substantial operations that imposes any Burdensome Condition;

(iii)      a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.02(a) not to be satisfied, and such breach is not cured within 30 days’ notice thereof or is incapable of being cured within such time period, but only so long as neither Parent nor Merger Subsidiary are then in breach of their respective representations, warranties, covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 9.03(a) not to be satisfied; or

(iv)      prior to the Company Stockholder Approval having been obtained, an intentional and material breach of (A) Section 6.03 that is authorized or permitted by the Company that results in a Third Party making a Company Acquisition Proposal that is reasonably likely to materially interfere with or delay consummation of the Merger or (B) the first sentence of Section 6.02 (taking into account the right of the Company to postpone the Company Stockholder Meeting in accordance with Section 6.02) shall have occurred.

(d)      by the Company, if:

(i)      an intentional and material breach of the first sentence of Section 7.03 shall have occurred (taking into account the right of Parent to postpone the Parent Shareholder Meeting in accordance with Section 7.03);

(ii)      a material breach of the Voting Agreement shall have occurred that is noncurable or, if curable, is not cured within 30 days’ notice thereof; or

(iii)      a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Parent or Merger Subsidiary set forth in this Agreement shall have occurred that would cause the condition set forth in Section 9.03(a) not to be satisfied, and such breach is not cured within 30 days’ notice thereof of is incapable of being cured within such time period, but only so long as the Company is not then in breach of its representations, warranties, covenants or agreements contained in this Agreement, which breach would cause the condition set forth in Section 9.02(a) not to be satisfied.

The party desiring to terminate this Agreement pursuant to this Section 10.01 (other than pursuant to Section 10.01(a)) shall give written notice of such termination to the other party specifying the provision of this Agreement pursuant to which such termination is effected.

Section 10.02.  Effect of Termination.  If this Agreement is terminated pursuant to Section 10.01, this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the (i) intentional and willful failure of any party to fulfill a condition to the performance of the obligations of any other party hereunder, (ii) failure of any party to perform a covenant hereof or (iii) willful and material breach by any Party of any representation or warranty herein, such party shall be fully liable for any and all liabilities and damages incurred or suffered by any other party as a result of such failure, which the parties acknowledge and agree shall not be limited to reimbursement of expenses or out-of-pocket costs, and may include to the extent proven the benefit of the bargain lost by a party’s stockholders (taking into consideration relevant matters, including other combination opportunities and the time value of money), which shall be deemed in such event to be damages of such party. The provisions of this Section 10.02 and Article 11 shall survive any termination hereof pursuant to Section 10.01.

ARTICLE 11

Miscellaneous

Section 11.01.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

if to Parent or Merger Subsidiary, to:

Comcast Corporation

One Comcast Center

1701 John F. Kennedy Boulevard

Philadelphia, PA 19103

Attention: Arthur R. Block

Facsimile No.: (215) 981-7794

with a copy (which shall not constitute notice) to:

Davis Polk & Wardwell LLP

450 Lexington Avenue

New York, New York 10017

Attention:            David L. Caplan

William J. Chudd

Facsimile No.: (212) 450-3800

if to the Company, to:

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Attention: General Counsel

Facsimile No.: (212) 364-8459

with a copy (which shall not constitute notice) to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention:            Robert B. Schumer

Ariel J. Deckelbaum

Ross A. Fieldston

Facsimile No.: (212) 757-3990

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 11.02.  Survival of Representations and Warranties.  The representations and warranties contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Effective Time. This Section 11.02 shall not limit Section 10.02 or any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

Section 11.03.  Amendments and Waivers.  (a) Any  provision of this Agreement (including any Schedule hereto) may be amended or waived prior to the Effective Time if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that (i) after the Company Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Applicable Law without such approval having first been obtained and (ii) after the Parent Stockholder Approval has been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of Parent under Applicable Law without such approval having first been obtained.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 11.04. Expenses.  (a) General.   Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, Parent and the Company each shall pay 50% of (i) any and all filing fees due in connection with the filings required by or under the HSR Act or any other Competition Laws and (ii) any and all filing fees and printing and mailing costs for the Joint Proxy Statement/Prospectus.

Section 11.05.  Disclosure Schedule and SEC Document References.  (a)  The parties hereto agree that any reference in a particular Section of either the Company Disclosure Schedule or the Parent Disclosure Schedule shall be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement (regardless of the absence of an express reference or cross reference thereto), but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent.

(b)      The parties hereto agree that any information contained in any part of any Specified Company SEC Document or Specified Parent SEC Document shall only be deemed to be an exception to (or a disclosure for purposes of) the applicable party’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent; provided that, except for any specific factual information contained therein, in no event shall any information contained in any part of any Specified Company SEC Document or Specified Parent SEC Document entitled “Risk Factors” (or words of similar import) or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of any party contained in this Agreement.

Section 11.06.  Binding Effect; Benefit; Assignment.  (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 7.07, shall inure to the benefit of the parties hereto and their respective successors and assigns. This Agreement is not intended to confer upon any Person other than the parties any rights or remedies, other than (a) as specifically provided in Section 7.07 and Section 10.02 and (b) the right of the Company, on behalf of its stockholders, to pursue damages and other relief, including equitable relief, in the event of Parent’s or Merger Subsidiary’s (i) intentional and willful failure to fulfill a condition to the performance of the obligations of any other party hereunder, (ii) failure to perform a covenant hereof or (iii) willful and material breach of any representation or warranty herein, which right is hereby acknowledged and agreed by Parent and Merger Subsidiary; provided, however, that the rights granted pursuant to clause (b) above shall be enforceable on behalf of holders of Company Stock only by the Company in its sole and absolute discretion.

(b)      No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Parent or Merger Subsidiary may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Effective Time, to any Person; provided that such transfer or assignment shall not relieve Parent or Merger Subsidiary of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Parent or Merger Subsidiary.

Section 11.07.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 11.08.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 11.01 shall be deemed effective service of process on such party.

Section 11.09.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 11.10.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). Electronic or facsimile signatures shall be deemed to be original signatures.

Section 11.11.  Entire Agreement.  This Agreement, the Confidentiality Agreement, the Voting Agreement and the exhibits, schedules and annexes hereto constitute the entire agreement between the parties with respect to their subject matter and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to that subject matter.

Section 11.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 11.13.  Specific Performance.  The parties hereto acknowledge and agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, without proof of actual damages (and each party hereby waives any requirement for the security or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Applicable Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach.

[The remainder of this page has been intentionally left blank; the next page is the signature page.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date set forth on the cover page of this Agreement.

TIME WARNER CABLE INC.

By:	/s/ Arthur T. Minson, Jr.
	Name: Title:	Arthur T. Minson, Jr. Executive Vice President and Chief Financial Officer

COMCAST CORPORATION

By:	/s/ Robert S. Pick
	Name: Title:	Robert S. Pick Senior Vice President

TANGO ACQUISITION SUB, INC.

By:	/s/ Robert S. Pick
	Name: Title:	Robert S. Pick Senior Vice President

Annex B

EXECUTION COPY

VOTING AGREEMENT

AGREEMENT (this “Agreement”), dated as of February 12, 2014, among Time Warner Cable Inc., a Delaware corporation (the “Company”), and each of the individuals or entities listed on Schedule 1.01 hereto (each, a “Stockholder”).

WHEREAS, concurrently with the execution and delivery of this Agreement, the Company, Comcast Corporation, a Pennsylvania corporation (“Parent”), and Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Subsidiary”), are entering into an Agreement and Plan of Merger (as amended or modified from time to time, the “Merger Agreement”) pursuant to which Merger Subsidiary will be merged with and into the Company, with the Company continuing as the surviving corporation and a wholly owned subsidiary of Parent;

WHEREAS, as of the date hereof, each Stockholder is the record and beneficial owner of the shares of “Parent Class A Common Stock,” and “Parent Class B Common Stock,” respectively, on Schedule 1.01; and

WHEREAS, in order to induce the Company to enter into the Merger Agreement, each Stockholder has agreed to enter into this Agreement.

NOW, THEREFORE, the parties hereto agree as follows:

ARTICLE 1

DEFINED TERMS

Section 1.01.  Definitions Generally.  For purposes of this Agreement, terms used in this Agreement that are defined in the Merger Agreement but not in this Agreement shall have the respective meanings ascribed to them in the Merger Agreement.

Section 1.02.  Certain Definitions.  In addition, the following terms, as used herein, have the following meanings:

(i)      “Articles of Incorporation” means the Amended and Restated Articles of Incorporation of Parent.

(ii)      “beneficial ownership” of any security by any person means “beneficial ownership” of such security as determined pursuant to Rule 13d-3 under the 1934 Act, including all securities as to which such person has the right to acquire, without regard to the 60-day period set forth in such rule. The terms “beneficially owned” and “beneficial owner” shall have correlative meanings.

(iii)      “Covered Shares” means, with respect to any Stockholder at any time, such Stockholder’s Existing Shares and New Shares as of such time.

(iv)      “Existing Shares” means, with respect to any Stockholder, all shares of Parent Stock (other than shares of Parent Class A Special Common Stock) owned of record and beneficially by such Stockholder as of the date of this Agreement (excluding, for the avoidance of doubt, any Option Shares issuable upon exercise of options outstanding on the date hereof).

(v)      “New Shares” means, with respect to any Stockholder, all shares of Parent Stock (other than Existing Shares and shares of Parent Class A Special Common Stock) of which such Stockholder acquires record and beneficial ownership during the term of this Agreement (including Option Shares once issued upon exercise of the relevant options).

(vi)      “Option Shares” means, with respect to any Stockholder, all shares of Parent Stock (other than shares of Parent Class A Special Common Stock) issuable upon exercise of options held by such Stockholder.

(vii)      “Parent Stock Issuance” means the issuance of shares of Parent Class A Common Stock as part of the Merger Consideration.

(viii)      “Roberts” means Brian L. Roberts.

(ix)      “Roberts Family Group” means (i) Roberts, (ii) any lineal descendant or ancestor or sibling (by birth or adoption) of Roberts, (iii) any spouse or former spouse of any of the foregoing, (iv) any legal representative or estate of any of the foregoing, (v) any trust (including a revocable trust, declaration trust or a voting trust), guardianship or custodianship for the benefit of any of the foregoing, and (vi) any corporation, private charitable foundation or other organization controlled by any of the foregoing (other than Parent or any of its controlled Affiliates).

Section 1.03.  Other Definitional and Interpretative Provisions.  Notwithstanding anything to the contrary in this Agreement, the obligations, representations, warranties and covenants of any party hereto are several (with respect to itself) and not joint and several, and in no event shall any party hereto have any liability for the obligations, representations, warranties or covenants of any other party hereto. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2

VOTING AGREEMENT AND IRREVOCABLE PROXY

Section 2.01.  Agreement to Vote.

(a)      Written Consent.  Each Stockholder that is the record and beneficial owner of shares of Parent Class B Common Stock agrees that, immediately after the execution and delivery of the Merger Agreement by the parties thereto, such Stockholder shall, with respect to all shares of Parent Class B Common Stock owned of record and beneficially by such Stockholder, consent to the Parent Stock Issuance for purposes of the separate approval right of the holders of Parent Class B Common Stock pursuant to Article 7 of the Articles of Incorporation (but not, for the avoidance of doubt, for purposes of the vote of the shares of Parent Class A Common Stock and the shares of Parent Class B Common Stock as a single class (which single class vote, for the avoidance of doubt, is the subject of Section 2.01(b)) by delivering to the Company an irrevocable written consent thereto. The consent granted by each Stockholder pursuant to this Section 2.01(a) shall automatically be revoked, without further action by the parties, only upon termination of this Agreement in accordance with Article 6.

(b)      Agreement to Vote.  Until the termination of this Agreement in accordance with Article 6, each Stockholder hereby agrees that at any meeting (whether annual or special and whether or not adjourned or postponed) of the holders of Parent Stock, however called, or in connection with any written consent of the holders of Parent Stock, such Stockholder shall vote (or cause to be voted) or deliver a consent (or cause a consent to be delivered) with respect to such Stockholder’s Covered Shares to the fullest extent that such Covered Shares are entitled to be voted at the time of any vote or action by written consent:

(i)      in favor of the approval of the Parent Stock Issuance (other than in respect of the separate approval right of the holders of Parent Class B Common Stock that is the subject of Section 2.01(a));

(ii)      without limitation of the preceding clause (i), in favor of any proposal to adjourn or postpone any meeting of the holders of Parent Stock at which the matter described in the preceding clause (i) is submitted for the consideration and vote of the holders of Parent Stock to a later date if there are not sufficient votes for approval of such matter on the date on which the meeting is held; and

(iii)      against any corporate action the consummation of which would frustrate the purposes of, or prevent or impede the consummation of, the transactions contemplated by the Merger Agreement.

(c)      Certain Procedural Matters.  With respect to any vote required to be cast or consent required to be executed pursuant to Section 2.01(b), each Stockholder agrees to take all steps reasonably necessary to ensure that all of such Stockholder’s Covered Shares are counted as present for quorum purposes (if applicable) and for purposes of recording the results of the vote or consent.

(d)      No Obligation to Exercise Options or Other Rights.  Nothing contained in this Section 2.01 shall require any Stockholder (i) to convert, exercise or exchange any Parent Securities to acquire shares of Parent Stock or (ii) to vote or execute any consent with respect to any shares of Parent Stock not issued upon the conversion, exercise or exchange of any Parent Securities prior to the applicable record date for that vote or consent.

Section 2.02.  Irrevocable Proxy.  Each Stockholder hereby revokes (or causes to be revoked) any and all previous proxies granted with respect to the Covered Shares that is inconsistent with Section 2.01. By entering into this Agreement, each Stockholder hereby grants a proxy appointing the Company and any designee of the Company, and each of them individually, as such Stockholder’s attorney-in-fact and proxy, with full power of substitution, for and in the such Stockholder’s name, to vote, express consent or dissent (including by acting by written consent), or otherwise to utilize such voting power in the manner expressly provided in Section 2.01. The proxy granted by each Stockholder pursuant to this Section 2.02 is irrevocable during the term of this Agreement and coupled with an interest sufficient at law to support an irrevocable proxy and granted in consideration of and as an inducement to the Company entering into this Agreement and the Merger Agreement and incurring certain related fees and expenses. The proxy granted by each Stockholder shall terminate only upon the termination of this Agreement in accordance with Article 6, at which time such proxy shall automatically be revoked without further action by the parties. Without limiting Section 7.09, all authority herein conferred or agreed to be conferred will survive the death or incapacity of each Stockholder and any obligation of such Stockholder under this Agreement will be binding upon the heirs, personal representatives, successors and assigns of such Stockholder. Each Stockholder agrees to take such further action or execute such other instruments as may be necessary to effectuate the intent of the proxy and power of attorney granted hereunder.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF EACH STOCKHOLDER

Each Stockholder represents and warrants to the Company that:

Section 3.01.  Organization.  Such Stockholder, if it is a corporation, partnership, limited liability company, trust or other entity, is duly organized and validly existing and in good standing under the laws of the jurisdiction of its organization.

Section 3.02.  Authorization.  If such Stockholder is not an individual, the execution, delivery and performance by such Stockholder of this Agreement and the consummation by such Stockholder of the transactions contemplated hereby are within the powers of such Stockholder and have been duly authorized by all necessary action. If such Stockholder is an individual, he or she has full legal capacity, right and authority to execute and deliver this Agreement and to perform his or her obligations hereunder. This Agreement constitutes a valid and binding obligation of such Stockholder, enforceable against such Stockholder in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 3.03.  No Conflict; Required Filings and Consents.  The execution, delivery and performance by such Stockholder of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) if such Stockholder is not an individual, violate the certificate of formation, agreement of limited partnership, certificate of incorporation or similar organizational documents of such Stockholder, (ii) violate any applicable law to which such Stockholder is subject, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which such Stockholder is entitled under, any provision of any agreement or other instrument binding upon such Stockholder, (iv) result in the imposition of any Lien on any Covered Shares, (v) result in the conversion of any shares of Parent Class B Common Stock owned of record and beneficially by such Stockholder into Parent Class A Common Stock or Parent Class A Special Common Stock pursuant to Article 5, Section B.4 of the Articles of Incorporation or (vi) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby, except, in the case of the foregoing clauses (ii), (iii), (iv) and (vi), as would not impact such Stockholder’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

Section 3.04.  Ownership of Shares.  As of the date of this Agreement and, except with respect to any Existing Shares transferred in accordance with Section 5.01, at all times during the period from the date of this Agreement through the termination of this Agreement in accordance with Article 6, such Stockholder is and will be the record and beneficial owner of the shares of Parent Stock set forth opposite such Stockholder’s name under the headings “Parent Class A Common Stock,” and “Parent Class B Common Stock,” respectively, on Schedule 1.01, which shares of Parent Stock collectively constitute such Stockholder’s Existing Shares, in each case, free and clear of any Lien and any other limitation or restriction (including any restriction on the right to vote or otherwise dispose of any such Existing Shares) other than those created by this Agreement or the Articles of Incorporation. None of such Stockholder’s Existing Shares is, and at no time during the term of this Agreement will such Stockholder’s Covered Shares be, subject to any voting trust or other agreement or arrangement with respect to the voting of such shares of Parent Stock.

Section 3.05.  Total Shares.  Except for (i) such Stockholder’s Option Shares, if any, (ii) any shares of Parent Stock owned of record and beneficially by another Stockholder and (iii) in the case of Roberts, 2,034 shares of Parent Class A Common Stock owned of record by Aileen Roberts, such Stockholder’s Existing Shares constitute all of the shares of Parent Stock (other than shares of Parent Class A Special Common Stock) beneficially owned by such Stockholder as of the date hereof.

Section 3.06.  Opportunity to Review; Reliance.  Such Stockholder has had the opportunity to review this Agreement and the Merger Agreement with counsel of his, her or its own choosing. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution, delivery and performance of this Agreement. Such Stockholder understands and acknowledges that the Merger Agreement governs the terms of the Merger and the other transactions contemplated thereby.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company represents and warrants to each Stockholder that:

Section 4.01.  Authorization.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the corporate powers of the Company and have been duly authorized by all necessary corporate action. This Agreement constitutes a valid and binding obligation of the Company, enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 4.02.  No Conflict; Required Filings and Consents.  The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) violate the certificate of incorporation or similar organizational documents of the Company, (ii) violate any applicable law to which the Company is subject, (iii) require any consent or other action by any person under, constitute a default under, or give rise to any right of termination, cancellation or acceleration or to a loss of any benefit or right to which the Company is entitled under, any provision of any agreement or other instrument binding upon the Company, (iv) require any consent, approval, order, authorization or permit of, or registration or filing with or notification to, any Governmental Authority or other person, except for the filing with the SEC of any Schedule 13D or 13G (or amendments thereto) and filings under Section 16 of the 1934 Act as may be required in connection with this Agreement and the transactions contemplated hereby, or (v) result in the imposition of any Lien on any material assets of the Company except, in the case of the foregoing clauses (ii), (iii), (iv) and (v), as would not impact the Company’s ability to perform or comply with its obligations under this Agreement or to consummate the transactions contemplated herein on a timely basis.

ARTICLE 5

COVENANTS OF EACH STOCKHOLDER

Section 5.01.  Restrictions on Transfer.  (a) Each Stockholder agrees that, during the term of this Agreement, such Stockholder shall not, directly or indirectly, sell, transfer, pledge, encumber, assign, distribute, gift or otherwise dispose of (each, a “Transfer”) any shares of Parent Class B Common Stock owned of record or beneficially by such Stockholder or any interest therein, or any voting rights with respect thereto, or enter into any contract, option or other arrangement or understanding with respect thereto (including any voting trust or agreement), other than with the prior written consent of the Company. For the avoidance of doubt, nothing in this Section 5.01(a) shall prevent a Transfer by any Stockholder of any shares of Parent Class A Common Stock or Parent Class A Special Common Stock or any voting rights with respect thereto or the entry into any contract, option or other arrangement or understanding with respect thereto.

(b)      Notwithstanding Section 5.01(a) (but subject to the immediately succeeding sentence), each Stockholder may Transfer any or all of such Stockholder’s Parent Class B Common Stock (the “Permitted Transfer Securities”) (i) upon the death of such Stockholder pursuant to the terms of any trust or will of such Stockholder or by the laws of intestate succession, or (ii) to any member of the Roberts Family Group; provided that, in the case of the foregoing clauses (i) and (ii), each transferee or other recipient of Permitted Transfer Securities expressly agrees in a writing satisfactory to the Company to be bound by the terms of this Agreement such that the provisions of this Agreement will continue to apply to the Permitted Transfer Securities in the hands of such transferee or other recipient. Any Transfer in violation of this Section 5.01 shall be null and void. Any transferee or other recipient of Permitted Transfer Securities pursuant to clauses (i) and (ii) that is not already a “Stockholder” hereunder shall be deemed to be a “Stockholder” for purposes of this Agreement.

Section 5.02.  No Conversion.  Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall not take any action to convert any shares of Parent Class B Common Stock owned of record and beneficially by such Stockholder into shares of Parent Class A Common Stock or Parent Class A Special Common Stock pursuant to Article 5, Section B.4 of the Articles of Incorporation or otherwise.

Section 5.03.  No Proxies.  Each Stockholder agrees that, from the date hereof until termination of this Agreement, such Stockholder shall not directly or indirectly grant any person any proxy (revocable or irrevocable), power of attorney or other authorization with respect to any of such Stockholder’s Covered Shares that is inconsistent with Section 2.01 or Section 2.02.

ARTICLE 6

TERMINATION

Section 6.01.  Termination.  This Agreement and all obligations of the parties hereunder shall automatically terminate upon the earliest to occur of (a) the Effective Time, (b) the termination of the Merger Agreement in accordance with its terms and (c) the date on which the Merger Agreement is modified, amended or supplemented, or any waiver of any term, condition or provision of the Merger Agreement is granted, which modification, amendment, supplement or waiver (i) has not been approved by (A) Roberts (either in his individual capacity or in his capacity as a director) or (B) stockholders who are the record and beneficial owners of at least a majority of the Parent Class B Common Stock and (ii) increases the Exchange Ratio or changes the form of the Merger Consideration or amends the provisions of the Merger Agreement relating to regulatory matters in a manner that is materially adverse to investors. Upon the termination of this Agreement, neither the Company nor the Stockholders shall have any rights or obligations hereunder and this Agreement shall become null and void and have no effect; provided that this Section 6.01 and Sections 7.02 through 7.16 shall survive such termination. Notwithstanding the foregoing, termination of this Agreement shall not prevent any party from seeking any remedies (at law or in equity) against any other party for that party’s breach of any of the terms of this Agreement prior to the date of termination.

ARTICLE 7

MISCELLANEOUS

Section 7.01.  Further Assurances.  The Company and each Stockholder will each execute and deliver, or cause to be executed and delivered, all further documents and instruments and use its reasonable best efforts to take, or cause to be taken, all actions necessary to comply with its obligations under this Agreement.

Section 7.02.  Notices.  All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given, if to the Company, to:

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Attention: General Counsel

Facsimile: (212) 364-8459

with a copy to:

Paul, Weiss, Rifkind, Wharton & Garrison LLP

1285 Avenue of the Americas

New York, New York 10019-6064

Attention: Robert B. Schumer

Ariel J. Deckelbaum

Ross A. Fieldston

Facsimile: (212) 757-3990

if to a Stockholder, to such Stockholder and its counsel at their respective addresses or facsimile numbers set forth on the applicable signature page hereof,

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a business day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 7.03.  Covered Shares Held in Trust.  In this Agreement, the Stockholder of any Covered Shares held in trust shall be deemed to be the relevant trust and/or the trustees thereof acting in their capacities as such trustees, in each case as the context may require to be most protective of the Company, including for purposes of such trustees’ representations and warranties as to the proper organization of the trust, their power and authority as trustees and the non-contravention of the trust’s governing instruments.

Section 7.04.  Amendments and Waivers.  (a) Any provision of this Agreement (including any Schedule hereto) may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

(b)      No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 7.05.  Documentation and Information.  Each Stockholder consents to and authorizes the publication and disclosure by the Company of such Stockholder’s identity and holding of Covered Shares, the nature of such Stockholder’s commitments, arrangements and understandings under this Agreement (including, for the avoidance of doubt, the disclosure of this Agreement) and any other information, in each case, that the Company reasonably determines is required to be disclosed by applicable law in any Current Report on Form 8-K, any Statement on Schedule 13D, any other disclosure document in connection with the Merger Agreement and any filings with or notices to Governmental Authorities in connection with the Merger Agreement, provided that the Company shall give such Stockholders and its legal counsel a reasonable opportunity to review and comment on such publications or disclosure prior to their being made public, and the Company shall consider in good faith all comments of such Stockholder in connection therewith.

Section 7.06.  Expenses.  All costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

Section 7.07.  Other Capacities.  Nothing in this Agreement shall be deemed to apply to, or to limit in any manner, the discretion of Roberts with respect to any action to be taken (or omitted) by Roberts in his or her fiduciary capacity as an officer or director of Parent.

Section 7.08.  Entire Agreement.  This Agreement (including the Schedule hereto) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

Section 7.09.  Successors and Assigns.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided that, subject to Section 5.01(b), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of the other parties hereto.

Section 7.10.  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the conflicts of law rules of such state.

Section 7.11.  Counterparts; Effectiveness.  This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by each other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 7.12.  Severability.  If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 7.13.  Jurisdiction.  The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 7.02 shall be deemed effective service of process on such party.

Section 7.14.  WAIVER OF JURY TRIAL.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 7.15.  Specific Performance.  The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

Section 7.16.  No Ownership Interest.  All rights, ownership and economic benefits of and relating to a Stockholder’s Covered Shares shall remain vested in and belong to such Stockholder, and the Company shall have no authority to exercise any power or authority to direct such Stockholder in the voting of any of such Stockholder’s Covered Shares, except as otherwise specifically provided herein, or in the performance of Stockholder’s duties or responsibilities as a stockholder of Parent.

[The remainder of this page has been intentionally left blank; the next page is the signature page]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

TIME WARNER CABLE INC.

By:	/s/ Arthur T. Minson, Jr.
	Name:	Arthur T. Minson, Jr.
	Title:	Executive Vice President and Chief Financial Officer

[Signature Page to Voting Agreement]

/s/ Brian L. Roberts
Name: Brian L. Roberts

Address for notices:
c/o Comcast Corporation
One Comcast Center
Philadelphia, PA 19103

[Signature Page to Voting Agreement]

BRCC Holdings LLC

By:	/s/ Brian L. Roberts
Name: Brian L. Roberts
Title: Manager

Address for notices:
1105 North Market Street
Suite 1300
P.O. Box 8985
Wilmington, DE 19807

[Signature Page to Voting Agreement]

Irrevocable Deed of Trust of Brian L. Roberts for Children and Other Issue dated June 10, 1998

By:	/s/ Sheldon M. Bonovitz
Name: Sheldon M. Bonovitz
Title: General Trustee

Address for notices:
c/o Christiana Trust, Trustee
Greenville Center
3801 Kennett Pike
Suite C200
Greenville, DE 19807

[Signature Page to Voting Agreement]

Irrevocable Deed of Trust of Ralph J. Roberts for Brian L. Roberts and Other Beneficiaries dated May 11, 1993

By:	/s/ Brian L. Roberts
Name: Brian L. Roberts
Title: Trustee

By:	/s/ Sheldon M. Bonovitz
Name: Sheldon M. Bonovitz
Title: Trustee

Address for notices:
c/o Sheldon M. Bonovitz, Trustee
Duane Morris LLP
30 South 17th Street
Philadelphia, PA 19103-4196

[Signature Page to Voting Agreement]

Annex C

[LETTERHEAD OF ALLEN & COMPANY LLC]

February 12, 2014

The Board of Directors

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

The Board of Directors:

We understand that Time Warner Cable Inc., a Delaware corporation (“TWC”), Comcast Corporation, a Pennsylvania corporation (“Comcast”), and Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Comcast (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which (i) Merger Sub will be merged with and into TWC (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of TWC (“TWC Common Stock”) will be converted into the right to receive 2.8750 (the “Exchange Ratio”) shares of Class A common stock, par value $0.01 per share, of Comcast (“Comcast Class A Common Stock”).

As you know, Allen & Company LLC (“Allen”) has acted as financial advisor to TWC in connection with the proposed Merger and has been asked to render an opinion to the Board of Directors of TWC (the “Board”) as to the fairness, from a financial point of view, to holders of TWC Common Stock of the Exchange Ratio. For such services, TWC has agreed to pay to Allen a separate cash fee contingent upon consummation of the Merger (the “Transaction Fee”) and TWC also has agreed to pay Allen a cash fee upon delivery of this opinion (the “Opinion Fee”). No portion of the Opinion Fee is contingent upon either the conclusion expressed in this opinion or successful consummation of the Merger. TWC also has agreed to reimburse Allen’s reasonable expenses and to indemnify Allen against certain liabilities arising out of our engagement.

Allen, as part of our investment banking business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, private placements and related financings, bankruptcy reorganizations and similar recapitalizations, negotiated underwritings, secondary distributions of listed and unlisted securities, and valuations for corporate and other purposes. Allen in the past has provided, currently is providing and in the future may provide investment banking services to TWC and Comcast, for which services Allen has received and/or may receive compensation, during the two-year period prior to the date hereof, having acted or acting (i) as financial advisor to TWC in connection with certain merger and acquisition transactions or matters, including the unsolicited acquisition proposal from Charter Communications, Inc., and (ii) as co-manager in connection with certain debt offerings of Comcast. In the ordinary course, Allen as a broker-dealer and market maker and certain of Allen’s affiliates may have long or short positions, either on a discretionary or non-discretionary basis, for Allen’s own account or for those of Allen’s clients, in the debt and equity securities (or related derivative securities) of TWC, Comcast or their respective affiliates. The issuance of this opinion has been approved by Allen’s fairness opinion committee.

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

Our opinion as expressed herein reflects and gives effect to our general familiarity with TWC and Comcast as well as information which we received during the course of this assignment, including information provided by the managements of TWC and Comcast in the course of discussions relating to the Merger as more fully described below. In arriving at our opinion, we neither conducted a physical inspection of the properties or facilities of TWC, Comcast or any of their respective affiliates nor made or obtained any evaluations or appraisals of the assets or liabilities (contingent or otherwise) of TWC, Comcast or any of their respective affiliates, or conducted any analysis concerning the solvency of TWC, Comcast or any of their respective affiliates.

In arriving at our opinion, we have, among other things:

(i)	reviewed the financial terms and conditions of the Merger Agreement as reflected in a draft, dated February 12, 2014, of the Merger Agreement;

(ii)	reviewed certain publicly available historical business and financial information relating to TWC and Comcast, including public filings of TWC and Comcast and historical market prices and trading volumes for TWC Common Stock and Comcast Class A Common Stock;

(iii)	reviewed certain internal financial forecasts and other financial and operating data of TWC, and reviewed certain publicly available forecasts and other financial and operating data relating to Comcast, provided to or discussed with us by the respective managements of TWC and Comcast;

(iv)	held discussions with the managements of TWC and Comcast relating to the past and current operations and financial condition and prospects of TWC and Comcast;

(v)	reviewed the strategic rationale for the Merger and certain information relating to potential cost savings anticipated by the managements of TWC and Comcast to result from the Merger;

(vi)	reviewed and analyzed the relative financial contributions of TWC and Comcast to the financial performance of the combined company on a pro forma basis based upon the financial forecasts and other financial and operating data referred to above;

(vii)	reviewed and analyzed certain publicly available information, including certain stock market data and financial information, relating to selected companies with businesses that we deemed generally relevant in evaluating TWC and Comcast;

(viii)	reviewed certain publicly available financial information relating to selected transactions that we deemed generally relevant in evaluating the Merger; and

(ix)	conducted such other financial analyses and investigations as we deemed necessary or appropriate for purposes of the opinion expressed herein.

In rendering our opinion, we have relied upon and assumed, with your consent and without independent verification, the accuracy and completeness of all of the financial, legal, regulatory, tax,

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

accounting and other information available to us from public sources, provided to or discussed with us by TWC, Comcast or their respective representatives or otherwise reviewed by us. With respect to financial forecasts and other information and data relating to TWC provided to or discussed with us by the management of TWC, we have been advised by such management and we have assumed, with your consent, that such forecasts and other financial and operating data have been reasonably prepared in good faith reflecting the best currently available estimates and judgments of such management as to the future operating and financial performance of TWC. With respect to publicly available forecasts and other financial and operating data relating to Comcast provided to or discussed with us by the management of Comcast, we have assumed, with your consent, that such publicly available forecasts and other financial and operating data are a reasonable basis upon which to evaluate the future operating and financial performance of Comcast. We also have been advised by the managements of TWC and Comcast and we have assumed, with your consent, that the estimates as to potential cost savings anticipated by such management to result from the Merger have been reasonably prepared and reflect such managements’ best currently available estimates and judgments. We further have assumed, with your consent, that the financial results (including the potential cost savings) reflected in the financial forecasts and other financial and operating data utilized in our analyses will be realized at the times and in the amounts projected. We assume no responsibility for and express no view or opinion as to any such financial forecasts and other financial and operating data or the assumptions on which they are based. We have relied, at your direction, upon the assessments of the managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect the conclusion expressed in this opinion and that we assume no responsibility for advising any person of any change in any matter affecting this opinion or for updating or revising our opinion based on circumstances or events occurring after the date hereof.

It is understood that this opinion is intended for the benefit and use of the Board (in its capacity as such) in connection with its evaluation of the Merger. This opinion does not constitute a recommendation as to the course of action that the Board or TWC should pursue in connection with the Merger, or otherwise address the merits of the underlying decision by TWC to engage in the Merger, including in comparison to other strategies or transactions that might be available to TWC or in which TWC might engage. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on TWC’s behalf with respect to the acquisition of all or a part of TWC. This opinion does not constitute advice or a recommendation to any stockholder as to how such stockholder should vote or act on any matter relating to the Merger or otherwise. We do not express any opinion as to the fairness, financial or otherwise, of the amount, nature or any other aspect of any

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

compensation or consideration payable to any officers, directors or employees of any party to the Merger, or any class of such persons or any other party, relative to the Exchange Ratio or otherwise. Our opinion, as expressed herein, relates to the relative values of TWC and Comcast. We are not expressing any opinion as to the actual value of Comcast Class A Common Stock when issued in connection with the Merger or the prices at which Comcast Class A Common Stock (or any other securities of Comcast) or TWC Common Stock may trade or otherwise be transferable at any time.

In addition, we do not express any opinion as to any tax or other consequences that might result from the Merger, nor does our opinion address any legal, regulatory, tax or accounting matters, as to which we understand that TWC obtained such advice as it deemed necessary from qualified professionals. We have assumed, with your consent, that (i) the Merger will be consummated in accordance with its terms, without waiver, modification or amendment of any material term, condition or agreement, and (ii) all governmental, regulatory or other consents or approvals necessary for consummation of the Merger will be obtained without delay, limitation, restriction or condition, including any divestiture requirements, that would have an adverse effect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. We also have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We further have assumed, with your consent, that the final executed Merger Agreement will not differ in any material respect from the draft reviewed by us.

Our opinion is limited to the fairness, from a financial point of view and as of the date hereof, to holders of TWC Common Stock of the Exchange Ratio (to the extent expressly specified herein). Our opinion does not address any other term, aspect or implication of the Merger, including, without limitation, the form or structure of the Merger or any voting or other agreement, arrangement or understanding entered into in connection with the Merger or otherwise.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to holders of TWC Common Stock.

Very truly yours,

ALLEN & COMPANY LLC

Annex D

[LETTERHEAD OF CITIGROUP GLOBAL MARKETS INC.]

February 12, 2014

The Board of Directors

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to holders of the common stock of Time Warner Cable Inc. (“TWC”) of the Exchange Ratio (defined below) provided for pursuant to the terms and subject to the conditions set forth in an Agreement and Plan of Merger (the “Agreement”) proposed to be entered into among TWC, Comcast Corporation (“Comcast”) and Tango Acquisition Sub, Inc., a wholly owned subsidiary of Comcast (“Merger Sub”). As more fully described in the Agreement, (i) Merger Sub will be merged with and into TWC (the “Merger”) and (ii) each outstanding share of the common stock, par value $0.01 per share, of TWC (“TWC Common Stock”) will be converted into the right to receive 2.8750 (the “Exchange Ratio”) shares of Class A common stock, par value $0.01 per share, of Comcast (“Comcast Class A Common Stock”).

In arriving at our opinion, we reviewed a draft, dated February 12, 2014, of the Agreement and held discussions with certain senior officers, directors and other representatives and advisors of TWC and certain senior officers and other representatives and advisors of Comcast concerning the businesses, operations and prospects of TWC and Comcast. We reviewed certain publicly available and other business and financial information relating to TWC and Comcast provided to or otherwise discussed with us by the respective managements of TWC and Comcast, including certain internal financial forecasts and other information and data relating to TWC, certain publicly available financial forecasts and other information and data relating to Comcast and certain information relating to potential strategic and operational benefits (including the amount, timing and achievability of potential cost savings) anticipated by the managements of TWC and Comcast to result from the Merger. We reviewed the financial terms of the Merger as set forth in the Agreement in relation to, among other things, current and historical market prices and trading volumes of TWC Common Stock and Comcast Class A Common Stock; the historical and projected earnings and other operating data of TWC and Comcast; and the capitalization and financial condition of TWC and Comcast. We considered, to the extent publicly available, the financial terms of certain other transactions which we considered relevant in evaluating the Merger and analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of TWC and Comcast. We also evaluated certain potential pro forma financial effects of the Merger on Comcast. In addition to the foregoing, we conducted such other analyses and examinations and considered such other information and financial, economic and market criteria as we deemed appropriate in arriving at our opinion. The issuance of our opinion has been authorized by our fairness opinion committee.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

provided to or otherwise reviewed by or discussed with us and upon the assurances of the managements of TWC and Comcast that they are not aware of any relevant information that has been omitted or that remains undisclosed to us. With respect to the financial forecasts and other information and data relating to TWC provided to or otherwise reviewed by or discussed with us, we have been advised by the management of TWC and we have assumed, with your consent, that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TWC as to the future financial performance of TWC. With respect to the publicly available financial forecasts and other information and data relating to Comcast provided to or otherwise reviewed or discussed with us by the management of Comcast, we have assumed, with your consent, that such publicly available forecasts and other information and data are a reasonable basis upon which to evaluate the future financial performance of Comcast. We also have been advised and we have assumed, with your consent, that the estimates of the managements of TWC and Comcast as to the potential cost savings anticipated by such managements to result from the Merger, including the amount, timing and achievability thereof, have been reasonably prepared and reflect such managements’ best currently available estimates and judgments. We further have assumed, with your consent, that the financial results (including, without limitation, potential cost savings) reflected in the financial forecasts and other information and data utilized in our analyses will be realized at the times and in the amounts projected. We have relied, at your direction, upon the assessments of the managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion.

We have not made or been provided with an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of TWC or Comcast nor have we made any physical inspection of the properties or assets of TWC or Comcast. We have assumed, with your consent, that the Merger will be consummated in accordance with the terms of the Agreement and all applicable laws and other relevant documents or requirements without waiver, modification or amendment of any material term, condition or agreement and that, in the course of obtaining the necessary regulatory or third party approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction or condition, including any divestiture requirements, will be imposed that would have an adverse effect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analyses or opinion. Our opinion, as expressed herein, relates to the relative values of TWC and Comcast. We are not expressing any view or opinion as to the actual value of Comcast Class A Common Stock when issued in the Merger or the prices at which Comcast Class A Common Stock (or any other securities of Comcast) or TWC Common Stock will trade or otherwise be transferable at any time. We have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Representatives of TWC have advised us, and we further have

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

D-3

assumed, that the final terms of the Agreement will not vary materially from those set forth in the draft reviewed by us. We are not expressing any opinion with respect to accounting, tax, regulatory, legal or similar matters and we have relied, with your consent, upon the assessments of representatives of TWC and Comcast as to such matters.

Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein) and does not address any other terms, aspects or implications of the Merger, including, without limitation, the form or structure of the Merger, any voting agreement or any other agreement, arrangement or understanding to be entered into in connection with or contemplated by the Merger or otherwise. In connection with our engagement, we were not requested to, and we did not, undertake a third-party solicitation process on TWC’s behalf with respect to the acquisition of all or a part of TWC. We express no view as to, and our opinion does not address, the underlying business decision of TWC to effect the Merger, the relative merits of the Merger as compared to any alternative business strategies that might exist for TWC or the effect of any other transaction in which TWC might engage. We also express no view as to, and our opinion does not address, the fairness (financial or otherwise) of the amount or nature or any other aspect of any compensation to any officers, directors or employees of any parties to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Citigroup Global Markets Inc. has acted as financial advisor to TWC in connection with the proposed Merger and will receive a fee for such services, the principal portion of which is contingent upon consummation of the Merger. We also will receive a fee in connection with the delivery of this opinion. We and our affiliates in the past have provided, currently are providing and in the future may provide investment banking and other financial services to TWC, Comcast and/or their respective affiliates unrelated to the Merger, for which services we and our affiliates have received and expect to receive compensation including, during the two-year period prior to the date hereof, having acted or acting (i) as financial advisor to TWC in connection with certain merger and acquisition transactions and matters, including the unsolicited acquisition proposal from Charter Communications, Inc., (ii) as joint bookrunner, co-manager and/or arranger in connection with certain securities offerings of TWC, Comcast and/or their respective affiliates, and (iii) as lender, dealer, administrative agent, joint-lead arranger, joint bookrunner, co-documentation agent, co-lead arranger and/or syndication agent, as applicable, in connection with certain credit facilities of TWC, Comcast and/or their respective affiliates. In the ordinary course of business, we and our affiliates may actively trade or hold the securities of TWC, Comcast and their respective affiliates for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities. In addition, we and our affiliates (including Citigroup Inc. and its affiliates) may maintain relationships with TWC, Comcast and their respective affiliates.

Our advisory services and the opinion expressed herein are provided for the information of the Board of Directors of TWC (in its capacity as such) in its evaluation of the proposed Merger. Our opinion is not intended to be and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act on any matters relating to the proposed Merger or otherwise.

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

Based upon and subject to the foregoing, our experience as investment bankers, our work as described above and other factors we deemed relevant, we are of the opinion that, as of the date hereof, the Exchange Ratio provided for in the Merger is fair, from a financial point of view, to holders of TWC Common Stock.

Very truly yours,

CITIGROUP GLOBAL MARKETS INC.

Annex E

[LETTERHEAD OF MORGAN STANLEY & CO. LLC]

February 12, 2014

Board of Directors

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

Members of the Board:

We understand that Time Warner Cable Inc. (“TWC”), Comcast Corporation (“Comcast”) and Tango Acquisition Sub, Inc., a wholly owned subsidiary of Comcast (“Merger Sub”), propose to enter into an Agreement and Plan of Merger, substantially in the form of the draft dated February 12, 2014 (the “Merger Agreement”), which provides, among other things, for the merger (the “Merger”) of Merger Sub with and into TWC. Pursuant to the Merger, TWC will become a wholly owned subsidiary of Comcast, and each outstanding share of the common stock, par value $0.01 per share, of TWC (“TWC Common Stock”), other than shares held in treasury by TWC or held by Comcast immediately prior to the effective time of the Merger, will be converted into the right to receive 2.8750 shares (the “Exchange Ratio”) of Class A common stock, par value $0.01 per share, of Comcast (“Comcast Class A Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

You have asked for our opinion as to whether the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of TWC Common Stock.

For purposes of the opinion set forth herein, we have:

1)	Reviewed certain publicly available financial statements and other business and financial information of TWC and Comcast, respectively;

2)	Reviewed certain internal financial statements and other financial and operating data concerning TWC;

3)	Reviewed certain financial projections relating to TWC provided to or discussed with us by the management of TWC;

4)	Reviewed and discussed with Comcast certain publicly available financial projections relating to Comcast (the “Comcast Public Projections”);

5)	Reviewed information relating to certain strategic, financial and operational benefits (including potential cost savings) anticipated from the Merger prepared by the managements of TWC and Comcast;

6)	Discussed the past and current operations and financial condition and the prospects of TWC, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of TWC;

7)	Discussed the past and current operations and financial condition and the prospects of Comcast, including information relating to certain strategic, financial and operational benefits anticipated from the Merger, with senior executives of Comcast;

8)	Reviewed the potential pro forma financial impact of the Merger on Comcast’s levered free cash flow per share;

9)	Reviewed the reported prices and trading activity for TWC Common Stock and Comcast Class A Common Stock;

10)	Compared the financial performance of TWC and Comcast and the prices and trading activity of TWC Common Stock and Comcast Class A Common Stock with that of certain other publicly-traded companies comparable with TWC and Comcast, respectively, and their securities;

11)	Reviewed the financial terms, to the extent publicly available, of certain comparable acquisition transactions;

12)	Participated in certain discussions and negotiations among representatives of TWC and Comcast and their respective financial and legal advisors;

13)	Reviewed the Merger Agreement and certain related documents; and

14)	Performed such other analyses, reviewed such other information and considered such other factors as we have deemed appropriate.

We have assumed and relied upon, without independent verification, the accuracy and completeness of the information that was publicly available or supplied or otherwise made available to or discussed with us by TWC and Comcast, and formed a substantial basis for this opinion. With respect to the financial projections and other information and data relating to TWC supplied or otherwise made available to or discussed with us, we have been advised by the management of TWC and we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TWC of the future financial performance of TWC. With respect to the Comcast Public Projections and other publicly available information and data relating to Comcast supplied or otherwise made available to or discussed with us by the management of Comcast, we have assumed, with your consent, that the Comcast Public Projections and such other information and data are a reasonable basis upon which to evaluate the future financial performance of Comcast. We also have been advised and we have assumed that the information relating to certain strategic, financial and operational benefits (including potential cost savings) anticipated from the Merger prepared by the managements of TWC and Comcast have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of TWC and Comcast. We further have assumed that the financial results (including potential cost savings and other strategic, financial and operational benefits anticipated from the Merger) reflected in the financial projections and other information and data utilized in our analyses will be realized in the amounts and at the times forecasted. We have relied, at your direction, upon the assessments of the managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. We have assumed, with your consent, that there will be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analysis or this opinion.

In addition, we have assumed that the final executed Merger Agreement will not differ in any respect material to our analysis or this opinion from the draft Merger Agreement reviewed by us and that the Merger will be consummated in accordance with the terms set forth in the Merger Agreement and in accordance with all applicable laws and other relevant documents or requirements without any waiver, amendment or delay of any terms or conditions, including, among other things, that the Merger will be treated as a reorganization pursuant to Section 368(a) of the Internal Revenue Code of 1986, as amended. We also have assumed that in connection with the receipt of all necessary governmental, regulatory or other approvals and consents required for the proposed Merger, no delays, limitations, conditions or restrictions, including any divestiture requirements, will be imposed that would have an adverse effect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analysis or this opinion. We are not legal, tax or regulatory advisors. We are financial advisors only and have relied upon, without independent verification, the assessment of TWC and Comcast and their respective legal, tax or regulatory advisors with respect to legal, tax, or regulatory matters.

Our opinion does not address TWC’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any other alternative business transaction, or other alternatives, or whether or not such alternatives could be achieved or are available. This opinion is limited to and addresses only the fairness, from a financial point of view and as of the date hereof, of the Exchange Ratio (to the extent expressly specified herein). We have not been asked to, nor does this opinion address, any other term or aspect of the Merger Agreement or the Merger, including the structure or form of the Merger, any voting agreement or any other agreement arrangement or understanding to be entered into in connection with or contemplated by the Merger Agreement or otherwise. In addition, we express no opinion with respect to the fairness of the amount or nature of the compensation to any of TWC’s officers, directors or employees, or any class of such persons, relative to the consideration to be received by the holders of shares of TWC Common Stock in the transaction. We have not made any independent valuation or appraisal of the assets or liabilities of TWC or Comcast, nor have we been furnished with any such valuations or appraisals. Our opinion is necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. Events occurring after the date hereof may affect this opinion and the assumptions used in preparing it, and we do not assume any obligation to update, revise or reaffirm this opinion.

In arriving at our opinion, we were not authorized to, and we did not, undertake a third-party solicitation process on TWC’s behalf with respect to the acquisition, business combination or other extraordinary transaction involving TWC, nor did we negotiate with any party other than Comcast.

We have acted as financial advisor to TWC in connection with the Merger and will receive a fee for our services, a substantial portion of which is contingent upon the closing of the Merger. In the two years prior to the date hereof, we have acted or are acting (i) as financial advisor to TWC and Comcast in connection with certain merger and acquisition transactions or matters, including in respect of TWC’s receipt of an unsolicited acquisition proposal from Charter Communications, Inc., (ii) as underwriter, joint book-running manager and/or co-manager in connection with certain debt offerings of TWC and Comcast and (iii) as lender, co-syndication agent, co-documentation agent, joint-lead arranger and/or joint bookrunner in connection with certain credit facilities of TWC, Comcast and/or their respective affiliates, and have received fees in connection with such services. Morgan Stanley may also seek to provide such services to TWC and Comcast in the future and expects to receive fees for the rendering of these services.

Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of TWC, Comcast, or any other company, or any currency or commodity, that may be involved in the Merger, or any related derivative instrument.

This opinion has been approved by a committee of Morgan Stanley investment banking and other professionals in accordance with our customary practice. This opinion is for the information of the Board of Directors of TWC and may not be used for any other purpose without our prior written consent, except that a copy of this opinion may be included in its entirety in any filing TWC is required to make with the Securities and Exchange Commission in connection with the Merger if such inclusion is required by applicable law. Our opinion, as expressed herein, relates to the relative values of TWC and Comcast. This opinion does not in any manner address the actual value of Comcast Class A Common Stock when issued in the Merger or the prices at which TWC Common Stock or Comcast Class A Common Stock (or any other securities of Comcast) will trade or otherwise be transferable following consummation of the Merger or at any time. Morgan Stanley expresses no opinion or recommendation as to how the shareholders of TWC or Comcast should vote at the shareholders’ meetings to be held in connection with the Merger.

Based on and subject to the foregoing, we are of the opinion on the date hereof that the Exchange Ratio pursuant to the Merger Agreement is fair from a financial point of view to the holders of shares of TWC Common Stock.

Very truly yours,

MORGAN STANLEY & CO. LLC

Annex F

[LETTERHEAD OF CENTERVIEW PARTNERS LLC]

Centerview Partners LLC

31 West 52nd Street

New York, NY 10019

February 12, 2014

The Board of Directors

Time Warner Cable Inc.

60 Columbus Circle

New York, NY 10023

The Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock, par value $0.01 per share (the “Shares”) (other than Excluded Shares, as defined below), of Time Warner Cable Inc., a Delaware corporation (“TWC”), of the Exchange Ratio (as defined below) provided for pursuant to the Agreement and Plan of Merger proposed to be entered into (the “Agreement”) by and among Comcast Corporation, a Pennsylvania corporation (“Comcast”), Tango Acquisition Sub, Inc., a Delaware corporation and wholly owned subsidiary of Comcast (“Merger Subsidiary”), and TWC. The Agreement provides, among other things, that Merger Subsidiary will be merged with and into TWC (the “Merger”), whereupon the separate existence of Merger Subsidiary will cease, and TWC will be the surviving corporation and a wholly owned subsidiary of Comcast and each issued and outstanding Share immediately prior to the effective time of the Merger (other than each Share held by TWC as treasury stock or owned by Comcast prior to the effective time of the Merger (“Excluded Shares”)) will be converted into the right to receive 2.8750 (the “Exchange Ratio”) shares of Class A common stock, par value $0.01 per share, of Comcast (“Comcast Class A Common Stock”). The terms and conditions of the Merger are more fully set forth in the Agreement.

We have acted as financial advisor to the independent members of the Board of Directors of TWC in connection with the Merger, including for purposes of undertaking a fairness evaluation with respect to the Merger. We will receive fees for our services, a portion of which is payable upon the rendering of this opinion, a portion of which is payable in connection with our engagement and a portion of which is contingent upon consummation of the Merger. In addition, TWC has agreed to reimburse certain of our expenses arising, and indemnify us against certain liabilities that may arise, out of our engagement.

We are a securities firm engaged directly and through affiliates and related persons in a number of investment banking, financial advisory and merchant banking activities. In the past two years, we have not provided and are not currently providing investment banking or similar services to TWC or Comcast for which we have received compensation. We may provide investment banking and other services to or with respect to TWC or Comcast or their respective affiliates in the future, for which we may receive compensation. Certain (i) of our and our affiliates’ directors, officers, members

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

and employees, or family members of such persons, (ii) of our affiliates or related investment funds and (iii) investment funds or other persons in which any of the foregoing may have financial interests or with which they may co-invest, may at any time acquire, hold, sell or trade, in debt, equity and other securities or financial instruments (including derivatives, bank loans or other obligations) of, or investments in, TWC, Comcast, or any of their respective affiliates, or any other party that may be involved in the Merger.

In connection with this opinion, we have reviewed, among other things: (i) a draft of the Agreement dated February 12, 2014 (the “Draft Agreement”); (ii) Annual Reports on Form 10-K of TWC for the years ended December 31, 2012, December 31, 2011 and December 31, 2010 and Annual Reports on Form 10-K of Comcast for the years ended December 31, 2012, December 31, 2011 and December 31, 2010; (iii) certain interim reports to stockholders and Quarterly Reports on Form 10-Q of TWC and Comcast; (iv) certain publicly available research analyst reports for TWC and Comcast; (v) certain other communications from TWC and Comcast to their respective stockholders; (vi) certain internal information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of TWC, including certain financial forecasts, analyses and projections relating to TWC prepared by management of TWC and furnished to us by TWC for purposes of our analysis (the “TWC Forecasts”) (collectively, the “TWC Internal Data”), (vii) certain publicly available information relating to the business, operations, earnings, cash flow, assets, liabilities and prospects of Comcast, including certain publicly available financial forecasts, analyses and projections relating to Comcast discussed with us by Comcast for purposes of our analysis (the “Comcast Public Forecasts”) (collectively, the “Comcast Public Data”) and (viii) the potential pro forma financial impact of the Merger on the future financial performance of Comcast. We have conducted discussions with members of the senior management and representatives of TWC and Comcast regarding their assessments of the TWC Internal Data and Comcast Public Data and the strategic rationale for the Merger, including their estimates as to potential cost savings anticipated by them to be realized from the Merger (such estimates, the “Synergies”). In addition, we reviewed publicly available financial and stock market data, including valuation multiples, for TWC and Comcast and compared that data with similar data for certain other companies, the securities of which are publicly traded, in lines of business that we deemed relevant. We also compared certain of the proposed financial terms of the Merger with the financial terms, to the extent publicly available, of certain other transactions that we deemed relevant and conducted such other financial studies and analyses and took into account such other information as we deemed appropriate.

We have assumed, without independent verification or any responsibility therefor, the accuracy and completeness of the financial, legal, regulatory, tax, accounting and other information supplied to, discussed with, or reviewed by us for purposes of this opinion and have, with your consent, relied upon such information as being complete and accurate. In that regard, we have assumed, at your direction, that the TWC Internal Data (including the TWC Forecasts) have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of TWC as to the matters covered thereby, that the Comcast Public Data (including the Comcast Public Forecasts) are a reasonable basis upon which to evaluate the future financial performance of Comcast and that the Synergies have been reasonably prepared on bases reflecting the

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

best currently available estimates and judgments of the respective managements of TWC and Comcast, and we have relied, at your direction, on the TWC Internal Data (including the TWC Forecasts), the Comcast Public Data (including the Comcast Public Forecasts) and the Synergies for purposes of our analysis and this opinion. We have also assumed, at your direction, that the financial results (including the Synergies) reflected in the TWC Forecasts, the Comcast Public Forecasts and the other information and data utilized in our analysis will be realized in the amounts and at the times projected. We express no view or opinion as to any such forecasts or other information or data, including the TWC Internal Data, the TWC Forecasts, the Comcast Public Data, the Comcast Public Forecasts and the Synergies, or the assumptions on which they are based. We have relied, at your direction, upon the assessments of the respective managements of TWC and Comcast as to (i) the potential impact on TWC and Comcast of governmental and regulatory policies and matters affecting the cable industry, (ii) existing and future relationships, agreements and arrangements with, and the ability to attract and retain, content providers and customers, and (iii) the ability to integrate the businesses of TWC and Comcast. We have assumed, at your direction, that there will be no developments with respect to any such matters that would have an adverse effect in any material respect on TWC, Comcast or the Merger (including the contemplated benefits thereof) or that otherwise would be meaningful in any respect to our analysis or this opinion.

In addition, at your direction, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent, derivative, off-balance sheet or otherwise) of TWC or Comcast, nor have we been furnished with any such evaluation or appraisal, and we have not been asked to conduct, and did not conduct, a physical inspection of the properties or assets of TWC or Comcast. We have assumed, at your direction, that the final executed Agreement will not differ in any respect material to our analysis or this opinion from the Draft Agreement reviewed by us. We have also assumed, at your direction, that the Merger will be consummated on the terms set forth in the Agreement and in accordance with all applicable laws and other relevant documents or requirements without delay or the waiver, modification or amendment of any term, condition or agreement, the effect of which would be material to our analysis or this opinion and that, in the course of obtaining the necessary governmental, regulatory and other approvals, consents, releases and waivers for the Merger, no delay, limitation, restriction, condition or other change, including any divestiture requirements or amendments or modifications, will be imposed, the effect of which would be material to our analysis or this opinion. We have further assumed, at your direction, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. We have not evaluated and do not express any opinion as to the solvency or fair value of TWC or Comcast, or the ability of TWC or Comcast to pay their respective obligations when they come due, or as to the impact of the Merger on such matters, under any state, federal or other laws relating to bankruptcy, insolvency or similar matters. We are not legal, regulatory, tax or accounting advisors, and we express no opinion as to any legal, regulatory, tax or accounting matters.

We express no view as to, and our opinion does not address, TWC’s underlying business decision to proceed with or effect the Merger, or the relative merits of the Merger as compared to any alternative business strategies or transactions that might be available to TWC or in which TWC might engage. We were not authorized to, and we did not, undertake a third-party solicitation process on

The Board of Directors

Time Warner Cable Inc.

February 12, 2014

TWC’s behalf regarding a potential transaction with TWC. This opinion is limited to and addresses only the fairness, from a financial point of view, as of the date hereof, to the holders of the Shares (other than Excluded Shares) of the Exchange Ratio provided for pursuant to the Agreement. We have not been asked to, nor do we express any view on, and our opinion does not address, any other term or aspect of the Agreement or the Merger, including, without limitation, the structure or form of the Merger, or any voting or other agreements or arrangements contemplated by the Agreement or entered into in connection with or otherwise contemplated by the Merger, including, without limitation, the fairness of the Merger or any other term or aspect of the Merger to, or any consideration to be received in connection therewith by, or the impact of the Merger on, the holders of any other class of securities, creditors or other constituencies of TWC or any other party. In addition, we express no view or opinion as to the fairness (financial or otherwise) of the amount, nature or any other aspect of any compensation to be paid or payable to any of the officers, directors or employees of TWC or any other party, or class of such persons in connection with the Merger, whether relative to the Exchange Ratio provided for pursuant to the Agreement or otherwise.

Our opinion is necessarily based on financial, economic, monetary, currency, market and other conditions and circumstances as in effect on, and the information made available to us as of, the date hereof, and we do not have any obligation or responsibility to update, revise or reaffirm this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion, as expressed herein, relates to the relative values of TWC and Comcast. We express no view or opinion as to what the value of Comcast Class A Common Stock actually will be when issued pursuant to the Merger or the prices at which the Shares or Comcast Class A Common Stock (or any other securities of Comcast) will trade or otherwise be transferable at any time, including following announcement or consummation of the Merger. Our opinion does not constitute a recommendation to any stockholder of TWC or any other person as to how such stockholder or other person should vote with respect to the Merger or otherwise act with respect to the Merger or any other matter.

Our financial advisory services and the opinion expressed herein are provided for the information and assistance of the Board of Directors of TWC (in their capacity as directors and not in any other capacity) in connection with and for purposes of their consideration of the Merger. TWC may reproduce this written opinion in full in any proxy statement or other filing required to be made by TWC with the Securities and Exchange Commission in connection with the Merger, and in materials required to be delivered to stockholders of TWC which are part of such filings. The issuance of this opinion was approved by the Centerview Partners LLC Fairness Opinion Committee.

Based upon and subject to the foregoing, including the various assumptions and limitations set forth herein, we are of the opinion, as of the date hereof, that the Exchange Ratio provided for pursuant to the Agreement is fair, from a financial point of view, to holders of Shares (other than Excluded Shares).

Very truly yours,

CENTERVIEW PARTNERS LLC

Annex G

February 12, 2014

The Board of Directors

Comcast Corporation

One Comcast Center

Philadelphia, PA 19103-2838

Members of the Board of Directors:

You have requested our opinion as to the fairness, from a financial point of view, to Comcast Corporation (the “Company”) of the Exchange Ratio (as defined below) in the proposed merger (the “Transaction”) of Tango Acquisition Sub, Inc., a wholly-owned subsidiary of the Company (the “Merger Subsidiary”) with Time Warner Cable Inc. (the “Merger Partner”). Pursuant to the Agreement and Plan of Merger (the “Agreement”), among the Company, Merger Subsidiary and the Merger Partner, the Merger Partner will become a wholly-owned subsidiary of the Company, and each outstanding share of common stock, par value $0.01 per share, of the Merger Partner (the “Merger Partner Common Stock”), other than shares of Merger Partner Common Stock held in treasury or owned by the Company, will be converted into the right to receive 2.875 shares (the “Exchange Ratio”) of the Company’s Class A common stock, par value $0.01 per share (the “Company Common Stock”).

In connection with preparing our opinion, we have (i) reviewed a draft dated February 12, 2014 of the Agreement; (ii) reviewed certain publicly available business and financial information concerning the Merger Partner and the Company and the industries in which they operate and drafts of each of the Company’s and Merger Partner’s respective annual report on Form 10-K for the fiscal year ended December 31, 2013; (iii) compared the proposed financial terms of the Transaction with the publicly available financial terms of certain transactions involving companies we deemed relevant and the consideration received for such companies; (iv) compared the financial and operating performance of the Merger Partner and the Company with publicly available information concerning certain other companies we deemed relevant and reviewed the current and historical market prices of the Merger Partner Common Stock and the Company Common Stock and certain publicly traded securities of such other companies; (v) at the Company’s direction, reviewed and relied upon for its opinion and analysis certain publicly available financial forecasts relating to the business and financial prospects of the Company, derived from a consensus of selected research analysts that were identified by the Company’s management and, with the guidance and assistance of the Company’s management, extrapolated such forecasts for certain fiscal years (such extrapolations being reviewed and endorsed by the Company’s management as reasonable for our use in our opinion and analysis) (such extrapolated selected Company analysts’ forecasts being sometimes referred to herein as the “Company Opinion Forecasts”), and reviewed the estimated amount and timing of the cost savings and related expenses and synergies expected to result from the Transaction provided to us by management of the Company (the “Synergies”); (vi) reviewed certain internal financial analyses and forecasts prepared by or at the direction of the management of the Merger Partner relating to its business and, at the Company’s direction, reviewed and relied upon for its opinion and analysis a limited number of adjustments thereto made by the management of the Company in light of, among other things, publicly available research analyst reports, and, with the guidance and assistance of the Company’s management, extrapolated such adjusted forecasts for certain fiscal years (such extrapolations being reviewed and endorsed by the Company’s management as reasonable for our use in our opinion and analysis) (such extrapolated, adjusted Merger Partner forecasts being sometimes referred to herein as the “Merger Partner Opinion Forecasts”); and (vii) performed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In addition, we have held discussions with certain members of the management of the Merger Partner and the Company with respect to certain aspects of the Transaction, and the past and current business operations of the Merger Partner and the Company, the financial condition and future prospects and operations of the Merger Partner and the Company, the effects of the Transaction on the financial condition and future prospects of the Company, and certain other matters we believed necessary or appropriate to our inquiry.

In giving our opinion, we have relied upon and assumed the accuracy and completeness of all information that was publicly available or was furnished to or discussed with us by the Merger Partner and the Company or otherwise reviewed by or for us, and we have not independently verified (nor have we assumed responsibility or liability for independently verifying) any such information or its accuracy or completeness. We have not conducted or been provided with any valuation or appraisal of any assets or liabilities, nor have we evaluated the solvency of the Merger Partner or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters; provided, however, that, at the direction of the Company, we utilized $400 million as the value of the unconsolidated assets of the Merger Partner for purposes of this opinion and our analysis. In relying on financial analyses and forecasts provided to us or reviewed by or for us at the direction of the Company or derived therefrom, including the Company Opinion Forecasts and the Merger Partner Opinion Forecasts and the Synergies, we have assumed that they have been reasonably prepared based on assumptions that are consistent with the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Merger Partner and the Company to which such analyses or forecasts relate. We express no view as to such analyses or forecasts (including the Synergies) or the assumptions on which they were based. Without limiting the foregoing, at your direction, our analysis relating to the future prospects of the Company and the Merger Partner for purposes of this opinion has been made on the basis of the Company Opinion Forecasts and the Merger Partner Opinion Forecasts, respectively. We have been advised by the Company, and have assumed with the Company’s consent, that each such forecast is a reasonable basis upon which to evaluate the business and prospects of the Company and the Merger Partner, respectively. We have also assumed that the Transaction and the other transactions contemplated by the Agreement will qualify as a tax-free reorganization for United States federal income tax purposes, and will be consummated as described in the Agreement in all respects material to our analysis, and that the definitive Agreement will not differ in any material respects from the draft thereof furnished to us. We have also assumed that the representations and warranties made by the Company and the Merger Partner in the Agreement and the related agreements are and will be true and correct in all respects material to our analysis. We are not legal, regulatory or tax experts and have relied on the assessments made by advisors to the Company with respect to such issues. We have further assumed that all governmental, regulatory or other consents and approvals necessary for or in connection with the consummation of the Transaction will be obtained without any adverse effect on the Merger Partner or the Company or on the contemplated benefits of the Transaction, in any respect material to our analysis.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. Our opinion is limited to the fairness, from a financial point of view, to the Company of the Exchange Ratio in the proposed Transaction and we express no opinion as to the fairness of the Exchange Ratio to the holders of any class of securities, creditors or other constituencies of the Company or as to the underlying decision by the Company to engage in the Transaction. Furthermore, we express no opinion with respect to the amount or nature of any compensation to any officers, directors, or employees of any party to the Transaction, or any class of such persons relative to the Exchange Ratio in the Transaction or with respect to the fairness of any such compensation. We are expressing no opinion herein as to the price at which the Merger Partner Common Stock or the Company Common Stock will trade at any future time.

We have acted as financial advisor to the Company with respect to the proposed Transaction and will receive a fee from the Company for our services, a substantial portion of which will become payable only if the proposed Transaction is consummated. In addition, the Company has agreed to indemnify us for certain liabilities arising out of our engagement. During the two years preceding the date of this letter, we and our affiliates have had commercial or investment banking relationships with the Company and the Merger Partner for which we and such affiliates have received customary compensation. Such services during such period have included acting as lead left bookrunner on the Company’s credit facility in June 2012, acting as lead left bookrunner on the credit facility of the Company’s subsidiary, NBCUniversal Enterprise Inc. (“NBCU”), in March 2013, acting as an active bookrunner on the bond offering of the Company’s subsidiary, NBCUniversal Media LLC. in September 2012, acting as an active bookrunner on NBCU’s bond offering in March 2013, providing treasury and securities services to the Company, and providing treasury and securities services as well as asset management services to the Merger Partner. In addition, our commercial banking affiliate is an agent bank and a lender under outstanding credit facilities of the Company, for which it receives customary compensation or other financial benefits. In the ordinary course of our businesses, we and our affiliates may actively trade the debt and equity securities of the Company or the Merger Partner for our own account or for the accounts of customers and, accordingly, we may at any time hold long or short positions in such securities.

On the basis of and subject to the foregoing, it is our opinion as of the date hereof that the Exchange Ratio in the proposed Transaction is fair, from a financial point of view, to the Company.

The issuance of this opinion has been approved by a fairness opinion committee of J.P. Morgan Securities LLC. This letter is provided to the Board of Directors of the Company (in its capacity as such) in connection with and for the purposes of its evaluation of the Transaction. This opinion does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote with respect to the Transaction or any other matter. This opinion may not be disclosed, referred to, or communicated (in whole or in part) to any third party for any purpose whatsoever except with our prior written approval. This opinion may be reproduced in full in any proxy or information statement mailed to shareholders of the Company but may not otherwise be disclosed publicly in any manner without our prior written approval.

Very truly yours,

J.P. MORGAN SECURITIES LLC

/s/ J.P. Morgan Securities LLC

J.P. Morgan Securities LLC

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Indemnification of Directors and Officers

Indemnification under Pennsylvania Law and Comcast’s Articles of Incorporation and By-laws.

Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law (“PBCL”) contain provisions for mandatory and discretionary indemnification of a corporation’s directors, officers and other personnel, and related matters.

Under Section 1741 of the PBCL, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative (other than derivative or corporate actions), to which any such officer or director is a party or is threatened to be made a party by reason of such officer or director being a representative of the corporation or serving at the request of the corporation as a representative of another domestic or foreign corporation for profit or not-for-profit, partnership, joint venture, trust or other enterprise, so long as the director or officer acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, such officer or director had no reasonable cause to believe his conduct was unlawful.

Section 1742 of the PBCL permits indemnification in derivative and corporate actions if the director or officer acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, except in respect of any claim, issue or matter as to which the officer or director has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, the officer or director is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

Under Section 1743 of the PBCL, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding referred to in Section 1741 or 1742 of the PBCL.

Section 1744 of the PBCL provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 of the PBCL shall be made by the corporation only as authorized in the specific case upon a determination that the officer or director met the applicable standard of conduct, and such determination must be made by (i) the board of directors by a majority vote of a quorum of directors not parties to the action or proceeding, (ii) if a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iii) by the shareholders.

Section 1745 of the PBCL provides that expenses (including attorneys’ fees) incurred by a director or officer in defending any action or proceeding referred to in Subchapter D of Chapter 17 of the PBCL may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he is not entitled to be indemnified by the corporation. Except as otherwise provided in the corporation’s by-laws, advancement of expenses must be authorized by the board of directors.

Section 1746 of the PBCL provides generally that the indemnification and advancement of expenses provided by Subchapter D of Chapter 17 of the PBCL shall not be deemed exclusive of any other rights to which an officer or director seeking indemnification or advancement of expenses may be entitled under any by-law, agreement, vote of shareholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding that office. In no event may indemnification be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Section 1747 of the PBCL grants a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him in his capacity as officer or director, whether or not the corporation would have the power to indemnify him against that liability under Subchapter D of Chapter 17 of the PBCL.

Sections 1748 and 1749 of the PBCL extend the indemnification and advancement of expenses provisions contained in Subchapter D of Chapter 17 of the PBCL to successor corporations in fundamental changes and to officers and directors serving as fiduciaries of employee benefit plans.

Section 1750 of the PBCL provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter D of Chapter 17 of the PBCL shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs and personal representatives of such person.

Article Twelfth of Comcast’s articles of incorporation provides that no director of Comcast will be personally liable, as such, for monetary damages (other than under criminal statutes and under laws imposing such liability on directors for the payment of taxes) unless such person’s conduct constitutes self-dealing, willful misconduct or recklessness. Article Twelfth of Comcast’s articles extends such protection to officers.

Article 7 of the Comcast by-laws provides that each officer and director of Comcast will be indemnified and held harmless by Comcast to the fullest extent permitted by Pennsylvania law against all expense, liability and loss (including, without limitation, attorneys’ fees, judgments, fines, taxes, penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered by such officer or director in connection with any threatened, pending or completed action, suit or proceeding (including, without limitation, an action, suit or proceeding by or in the right of Comcast), whether civil, criminal, administrative or investigative (we refer to any such action, suit or proceeding as a proceeding). No indemnification will be made, however, in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, or in connection with a proceeding (or part of a Proceeding) initiated by an officer or director (except in connection with a proceeding to enforce a right to indemnification or advancement of expenses), unless the proceeding (or part of the proceeding) was authorized by the Board of Directors. The right to indemnification includes the right to have the expenses incurred by such director or officer in participating in any proceeding paid by Comcast in advance of the final disposition of the proceeding automatically and without any action or approval required by the Board of Directors, provided that, if Pennsylvania law requires, the payment of expenses incurred by such director or officer in advance of the final disposition of a proceeding shall only be made upon delivery to Comcast of an undertaking, by or on behalf of the director or officer, to repay all advanced amounts without interest if it is ultimately determined that the director or officer is not entitled to be so indemnified.

Article 7 of the Comcast by-laws also provides that Comcast may purchase and maintain insurance, at its expense, for the benefit of any person on behalf of whom insurance is permitted to be purchased by Pennsylvania law against any expense, liability or loss, whether or not Comcast would have the power to indemnify such person under Pennsylvania or any other law. Comcast may also purchase and maintain insurance to insure its indemnification obligations.

The foregoing statements are subject to the detailed provisions of the PBCL and to the applicable provisions of Comcast’s articles and by-laws.

Exhibits and Financial Statement Schedules

(a) The following exhibits are filed herewith or incorporated herein by reference:

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 12, 2014, among Time Warner Cable Inc., Comcast Corporation and Tango Acquisition Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request).

2.2	Voting Agreement, dated as of February 12, 2014, among Time Warner Cable Inc., Brian L. Roberts, BRCC Holdings LLC, Irrevocable Deed of Trust of Brian L. Roberts for Children and Other Issue dated June 10, 1998 and Irrevocable Deed of Trust of Ralph J. Roberts for Brian L. Roberts and Other Beneficiaries dated May 11, 1993 (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request).

3.1	Amended and Restated Articles of Incorporation of Comcast Corporation (incorporated by reference to Exhibit 3.1 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

3.2	Amended and Restated By-Laws of Comcast Corporation (incorporated by reference to Exhibit 3.1 to Comcast’s Current Report on Form 8-K filed on November 23, 2011).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2002 (SEC File No.: 000-50093)).

4.2	Indenture, dated January 7, 2003, between Comcast Corporation, the subsidiary guarantor party thereto, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (incorporated by reference to Exhibit 4.4 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2008 (SEC File No.: 001-32871)).

4.3	Supplemental Indenture, dated March 25, 2003, to the Indenture between Comcast Corporation, the subsidiary guarantors party thereto, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, dated January 7, 2003 (incorporated by reference to Exhibit 4.5 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2008 (SEC File No.: 001-32871)).

4.4	Second Supplemental Indenture, dated August 31, 2009, to the Indenture between Comcast Corporation, the subsidiary guarantors party thereto, and The Bank of New York Mellon, as trustee, dated January 7, 2003, as supplemented by a First Supplemental Indenture dated March 25, 2003 (incorporated by reference to Exhibit 4.1 to Comcast’s Current Report on Form 8-K filed on September 2, 2009).

4.5	Third Supplemental Indenture, dated March 27, 2013, to the Indenture between Comcast Corporation, the subsidiary guarantors party thereto, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, dated January 7, 2003, as supplemented by a First Supplemental Indenture dated March 25, 2003 and a second Supplemental Indenture dated August 31, 2009 (incorporated by reference to Exhibit 4.4 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

4.6	Indenture, dated as of April 30, 2010, between NBC Universal, Inc. (n/k/a NBCUniversal Media, LLC) and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of NBCUniversal Media, LLC (SEC File No. 333-174175) filed on May 13, 2011).

4.7	First Supplemental Indenture, dated March 27, 2013, to the Indenture between NBCUniversal Media, LLC (f/k/a NBC Universal, Inc.) and The Bank of New York Mellon, as trustee, dated April 30, 2010 (incorporated by reference to Exhibit 4.3 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

Exhibit Number	Description

4.8	Indenture, dated March 19, 2013, among NBCUniversal Enterprise, Inc. (f/k/a Navy Holdings, Inc.), Comcast Corporation, the Cable Guarantors party thereto, and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

4.9	Certain instruments defining the rights of holders of long-term obligations of Comcast Corporation and certain of its subsidiaries (the total amount of securities authorized under each of which does not exceed ten percent of the total assets of Comcast Corporation and its subsidiaries on a consolidated basis), are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. We agree to furnish copies of any such instruments to the SEC upon request.

5.1	Opinion of Arthur R. Block regarding validity of the shares of Comcast Class A common stock being registered hereunder.*

8.1	Tax Opinion of Davis Polk & Wardwell LLP.*

8.2	Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

21.1	Subsidiaries of Comcast Corporation (incorporated by reference to Exhibit 21 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2013).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Comcast Corporation.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Time Warner Cable Inc.

23.3	Consent of Arthur R. Block (included in the opinion filed as Exhibit 5.1 to this registration statement).*

23.4	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).*

23.5	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).*

24.1	Power of Attorney (included in the signature page to the filing of this Registration Statement).

99.1	Form of Proxy Card of Comcast Corporation.

99.2	Form of Proxy Card of Time Warner Cable Inc.

99.3	Consent of J.P. Morgan Securities LLC.

99.4	Consent of Allen & Company LLC.

99.5	Consent of Citigroup Global Markets Inc.

99.6	Consent of Morgan Stanley & Co. LLC.

99.7	Consent of Centerview Partners LLC.

*	To be filed by amendment.

Undertakings

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness; provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	(1) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(2)	The registrant undertakes that every prospectus: (i) that is filed pursuant to paragraph (1) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(d)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(e)	The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the joint proxy statement/prospectus pursuant to Item 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(f)	The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

SIGNATURES AND POWER OF ATTORNEY FOR COMCAST CORPORATION

Pursuant to the requirements of the Securities Act of 1933, Comcast Corporation has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on March 20, 2014.

COMCAST CORPORATION

By:	/S/ BRIAN L. ROBERTS
	Name:	Brian L. Roberts
	Title:	Chairman and Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Brian L. Roberts, Michael J. Angelakis, David L. Cohen, Lawrence J. Salva and Arthur R. Block and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this Registration Statement (including post-effective amendments), and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) promulgated under the Securities Act of 1933, and all post-effective amendments thereto and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/S/ BRIAN L. ROBERTS Brian L. Roberts	Chairman and CEO; Director (Principal Executive Officer)	March 20, 2014

/S/ RALPH J. ROBERTS Ralph J. Roberts	Founder; Chairman Emeritus of the Board	March 20, 2014

/S/ MICHAEL J. ANGELAKIS Michael J. Angelakis	Vice Chairman and CFO (Principal Financial Officer)	March 20, 2014

/S/ LAWRENCE J. SALVA Lawrence J. Salva	Senior Vice President; Chief Accounting Officer and Controller (Principal Accounting Officer)	March 20, 2014

/S/ KENNETH J. BACON Kenneth J. Bacon	Director	March 20, 2014

/S/ SHELDON M. BONOVITZ Sheldon M. Bonovitz	Director	March 20, 2014

Signature	Title	Date

/S/ EDWARD D. BREEN Edward D. Breen	Director	March 20, 2014

/S/ JOSEPH J. COLLINS Joseph J. Collins	Director	March 20, 2014

/S/ J. MICHAEL COOK J. Michael Cook	Director	March 20, 2014

/S/ GERALD L. HASSELL Gerald L. Hassell	Director	March 20, 2014

/S/ JEFFREY A. HONICKMAN Jeffrey A. Honickman	Director	March 20, 2014

/S/ EDUARDO G. MESTRE Eduardo G. Mestre	Director	March 20, 2014

/S/ JOHNATHAN A. RODGERS Johnathan A. Rodgers	Director	March 20, 2014

/S/ DR. JUDITH RODIN Dr. Judith Rodin	Director	March 20, 2014

EXHIBIT INDEX

Exhibit Number	Description

2.1	Agreement and Plan of Merger, dated as of February 12, 2014, among Time Warner Cable Inc., Comcast Corporation and Tango Acquisition Sub, Inc. (included as Annex A to the joint proxy statement/prospectus forming part of this registration statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request).

2.2	Voting Agreement, dated as of February 12, 2014, among Time Warner Cable Inc., Brian L. Roberts, BRCC Holdings LLC, Irrevocable Deed of Trust of Brian L. Roberts for Children and Other Issue dated June 10, 1998 and Irrevocable Deed of Trust of Ralph J. Roberts for Brian L. Roberts and Other Beneficiaries dated May 11, 1993 (included as Annex B to the joint proxy statement/prospectus forming part of this registration statement) (schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K, but will be furnished supplementally to the SEC upon request).

3.1	Amended and Restated Articles of Incorporation of Comcast Corporation (incorporated by reference to Exhibit 3.1 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2009).

3.2	Amended and Restated By-Laws of Comcast Corporation (incorporated by reference to Exhibit 3.1 to Comcast’s Current Report on Form 8-K filed on November 23, 2011).

4.1	Specimen Class A Common Stock Certificate (incorporated by reference to Exhibit 4.1 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2002 (SEC File No.: 000-50093)).

4.2	Indenture, dated January 7, 2003, between Comcast Corporation, the subsidiary guarantor party thereto, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee (incorporated by reference to Exhibit 4.4 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2008 (SEC File No.: 001-32871)).

4.3	Supplemental Indenture, dated March 25, 2003, to the Indenture between Comcast Corporation, the subsidiary guarantors party thereto, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, dated January 7, 2003 (incorporated by reference to Exhibit 4.5 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2008 (SEC File No.: 001-32871)).

4.4	Second Supplemental Indenture, dated August 31, 2009, to the Indenture between Comcast Corporation, the subsidiary guarantors party thereto, and The Bank of New York Mellon, as trustee, dated January 7, 2003, as supplemented by a First Supplemental Indenture dated March 25, 2003 (incorporated by reference to Exhibit 4.1 to Comcast’s Current Report on Form 8-K filed on September 2, 2009).

4.5	Third Supplemental Indenture, dated March 27, 2013, to the Indenture between Comcast Corporation, the subsidiary guarantors party thereto, and The Bank of New York Mellon (f/k/a The Bank of New York), as trustee, dated January 7, 2003, as supplemented by a First Supplemental Indenture dated March 25, 2003 and a second Supplemental Indenture dated August 31, 2009 (incorporated by reference to Exhibit 4.4 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

4.6	Indenture, dated as of April 30, 2010, between NBC Universal, Inc. (n/k/a NBCUniversal Media, LLC) and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to the Registration Statement on Form S-4 of NBCUniversal Media, LLC (SEC File No. 333-174175) filed on May 13, 2011).

4.7	First Supplemental Indenture, dated March 27, 2013, to the Indenture between NBCUniversal Media, LLC (f/k/a NBC Universal, Inc.) and The Bank of New York Mellon, as trustee, dated April 30, 2010 (incorporated by reference to Exhibit 4.3 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

Exhibit Number	Description

4.8	Indenture, dated March 19, 2013, among NBCUniversal Enterprise, Inc. (f/k/a Navy Holdings, Inc.), Comcast Corporation, the Cable Guarantors party thereto, and The Bank of New York Mellon, as trustee (incorporated by reference to Exhibit 4.1 to Comcast’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2013).

4.9	Certain instruments defining the rights of holders of long-term obligations of Comcast Corporation and certain of its subsidiaries (the total amount of securities authorized under each of which does not exceed ten percent of the total assets of Comcast Corporation and its subsidiaries on a consolidated basis), are omitted pursuant to Item 601(b)(4)(iii)(A) of Regulation S-K. We agree to furnish copies of any such instruments to the SEC upon request.

5.1	Opinion of Arthur R. Block regarding validity of the shares of Comcast Class A common stock being registered hereunder.*

8.1	Tax Opinion of Davis Polk & Wardwell LLP.*

8.2	Tax Opinion of Paul, Weiss, Rifkind, Wharton & Garrison LLP.*

21.1	Subsidiaries of Comcast Corporation (incorporated by reference to Exhibit 21 to Comcast’s Annual Report on Form 10-K for the year ended December 31, 2013).

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm of Comcast Corporation.

23.2	Consent of Ernst & Young LLP, Independent Registered Public Accounting Firm of Time Warner Cable Inc.

23.3	Consent of Arthur R. Block (included in the opinion filed as Exhibit 5.1 to this registration statement).*

23.4	Consent of Davis Polk & Wardwell LLP (included in the opinion filed as Exhibit 8.1 to this registration statement).*

23.5	Consent of Paul, Weiss, Rifkind, Wharton & Garrison LLP (included in the opinion filed as Exhibit 8.2 to this registration statement).*

24.1	Power of Attorney (included in the signature page to the filing of this Registration Statement).

99.1	Form of Proxy Card of Comcast Corporation.

99.2	Form of Proxy Card of Time Warner Cable Inc.

99.3	Consent of J.P. Morgan Securities LLC.

99.4	Consent of Allen & Company LLC.

99.5	Consent of Citigroup Global Markets Inc.

99.6	Consent of Morgan Stanley & Co. LLC.

99.7	Consent of Centerview Partners LLC.

*	To be filed by amendment.